Exhibit 10.1

Execution Version

SEVENTH AMENDMENT TO
CREDIT AGREEMENT

SEVENTH AMENDMENT TO CREDIT AGREEMENT, dated as of July 22, 2022 (this “Amendment”), among SiteOne Landscape Supply Holding, LLC (formerly known as JDA Holding LLC), a Delaware limited liability company (the “Parent Borrower”), SiteOne Landscape Supply, LLC (formerly known as John Deere Landscapes LLC), a Delaware limited liability company (the “OpCo Borrower”, and together with the Parent Borrower, collectively, the “Borrowers” and each individually, a “Borrower”), UBS AG, Stamford Branch, as existing administrative agent and collateral agent for the several banks and other financial institutions from time to time party to the Credit Agreement defined below (in such capacities, the “Existing Administrative Agent” or the “Existing Collateral Agent”, as applicable), as existing swingline lender (in such capacity, the “Existing Swingline Lender”) and as existing issuing lender (in such capacity, the “Existing Issuing Lender”), JPMorgan Chase Bank, N.A., as successor administrative agent and successor collateral agent (in such capacities, the “Successor Administrative Agent” or “Successor Collateral Agent”, as applicable; references herein to “Administrative Agent” or the “Collateral Agent” shall mean, (x) prior to the Seventh Amendment Effective Time (as defined below), the Existing Administrative Agent or the Existing Collateral Agent, respectively and (y) from and after the Seventh Amendment Effective Time, the Successor Administrative Agent or the Successor Collateral Agent, respectively), as swingline lender under the Credit Agreement (in such capacity, the “Swingline Lender”) and as issuing lender under the Credit Agreement (in such capacity, the “Issuing Lender”), the parties hereto identified as “Exiting Lenders” on the signature pages hereto (the “Exiting Lenders”), the parties hereto identified as “Existing Lenders” on the signature pages hereto (the “Existing Lenders”) and the parties hereto identified as “New Lenders” on the signature pages hereto (the “New Lenders”).

W I T N E S S E T H:

WHEREAS, the Borrowers, the Existing Administrative Agent, the Existing Collateral Agent, the Existing Swingline Lender, the Existing Issuing Lender, the Exiting Lenders and the Existing Lenders are parties to that certain Credit Agreement, dated as of December 23, 2013 (as amended by the First Amendment to Credit Agreement, dated as of June 13, 2014, the Second Amendment to Credit Agreement, dated as of January 26, 2015, the Third Amendment to Credit Agreement, dated as of February 13, 2015, the Fourth Amendment to Credit Agreement, dated as of October 20, 2015, the Omnibus Amendment, dated as of May 24, 2017, and the Sixth Amendment to Credit Agreement, dated as of February 1, 2019, the “Existing Credit Agreement”, pursuant to which the Exiting Lenders, the Existing Lenders, the Existing Swingline Lender and the Existing Issuing Lender have agreed to make certain loans and extend certain other financial accommodations to the Borrowers as provided therein. Capitalized terms used herein but not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement (as defined below);

WHEREAS, the Exiting Lenders and the Existing Lenders collectively constitute 100% of the Lenders (as defined in the Existing Credit Agreement) party to the Existing Credit Agreement on the Seventh Amendment Effective Date immediately prior to the Seventh Amendment Effective Time;

WHEREAS, the Existing Administrative Agent and the Existing Collateral Agent have notified the Exiting Lenders, the Existing Lenders, the Existing Issuing Lender and the Borrower Representative that it is resigning as Administrative Agent and Collateral Agent;

WHEREAS, UBS AG, Stamford Branch has notified the Lenders, the Administrative Agent and the Borrower Representative of its intent to resign as Existing Issuing Lender in accordance with Subsection 3.11 of the Existing Credit Agreement;

WHEREAS, the Exiting Lenders, the Existing Lenders and the New Lenders (collectively, the “Lenders”) desire to appoint, and the Borrower Representative desires to approve, JPMorgan Chase Bank, N.A. as the successor Administrative Agent and successor Collateral Agent in accordance with Subsection 10.9 of the Existing Credit Agreement (and subject to Article I herein);

WHEREAS, pursuant to and in accordance with Subsection 11.1 of the Existing Credit Agreement, the Borrowers, the Administrative Agent, the Collateral Agent, the Lenders, the Existing Swingline Lender, the Swingline Lender, the Existing Issuing Lender and the Issuing Lender have agreed to amend and restate the Credit Agreement as more particularly set forth in Exhibit A hereto; and

WHEREAS, JPMorgan Chase Bank, N.A. has acted as Lead Arranger in connection with this Amendment.

NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any loans or financial accommodations heretofore, now, or hereafter made to or for the benefit of the Borrowers by the Lenders, the Existing Swingline Lender, the Swingline Lender, the Existing Issuing Lender and the Issuing Lender, it hereby is agreed as follows:

Article I

SUCCESSOR AGENT

(a)             Resignation of Existing Administrative Agent and Existing Collateral Agent and Appointment of Successor Administrative Agent and Successor Collateral Agent. Pursuant to Subsection 10.9 of the Existing Credit Agreement, effective as of the Seventh Amendment Effective Time, (i) UBS AG, Stamford Branch hereby resigns as the Existing Administrative Agent, Existing Collateral Agent, Existing Swingline Lender and Existing Issuing Lender, (ii) the Lenders hereby accept such resignation and appoint JPMorgan Chase Bank, N.A. as the Successor Administrative Agent and Successor Collateral Agent and (iii) JPMorgan Chase Bank, N.A. hereby accepts, and the Borrower Representative hereby accepts and approves the appointment of JPMorgan Chase Bank, N.A. as the Successor Administrative Agent and Successor Collateral Agent. Effective as of the Seventh Amendment Effective Time, JPMorgan Chase Bank, N.A., in its respective capacities as Successor Administrative Agent and Successor Collateral Agent hereby succeeds to and becomes vested with all the rights, powers and duties of the Existing Administrative Agent and Existing Collateral Agent, respectively, and UBS AG, Stamford Branch, in its respective capacities as Existing Administrative Agent and Existing Collateral Agent is hereby discharged from its duties and obligations, and hereby relinquishes its rights, powers, discretion and privileges, as Existing Administrative Agent and Existing Collateral Agent, respectively, under the Loan Documents; provided, however, that the provisions of Section 10 of the Credit Agreement shall inure to the Existing Administrative Agent’s benefit as to any actions taken or omitted to be taken by it while it was, and in its capacity as, the Administrative Agent under the Existing Credit Agreement (and the Loan Parties and Lenders hereby acknowledge and agree that any actions taken by the Existing Administrative Agent pursuant to the provisions hereof in order to effect the transactions contemplated hereby shall be deemed to have been taken by it while it was, and in its capacity as, the Administrative Agent under the Existing Credit Agreement). Notwithstanding anything in Section 10 of the Existing Credit Agreement to the contrary, the resignation of UBS AG, Stamford Branch as Existing Administrative Agent and Existing Collateral Agent and the appointment of JPMorgan Chase Bank, N.A. as Successor Administrative Agent and Successor Collateral Agent shall become effective immediately as of the Seventh Amendment Effective Time. All parties hereto waive any notice requirements under Subsection 10.9 of the Existing Credit Agreement relating to such resignation and appointment. The Loan Parties, and the Lenders and other Secured Parties agree to execute and deliver, at the sole cost and expense of the Loan Parties, all documents that JPMorgan Chase Bank, N.A. reasonably requests as necessary or desirable to evidence its appointment as the Successor Administrative Agent and Successor Collateral Agent.

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(b)             Amendment to Loan Documents. From and after the Seventh Amendment Effective Time, (i) unless the context shall otherwise require, each reference to the “Agent”, “Administrative Agent” or “Collateral Agent” (or any correlative term) in the Credit Agreement and each of the other Loan Documents and all other agreements, documents or instruments previously or hereafter executed and delivered pursuant to the terms hereof or thereof shall be a reference to JPMorgan Chase Bank, N.A., as the Successor Administrative Agent and Successor Collateral Agent, in such relevant capacities and (ii) UBS AG, Stamford Branch, shall no longer be an “Issuing Lender” or the “Swingline Lender” under the Credit Agreement.

(c)             Assignment of Rights; Liens; Limitation of Liability. The Existing Administrative Agent hereby assigns to the Successor Administrative Agent all rights and obligations of the Existing Administrative Agent in its capacities as administrative agent and as collateral agent under the Existing Credit Agreement and the other Loan Documents to the Successor Administrative Agent, in each of its respective capacities, and the Successor Administrative Agent agrees, in each of its respective capacities, to act as administrative agent and collateral agent for the Lenders and the other Secured Parties and hereby assumes such rights and obligations as Administrative Agent and Collateral Agent for the Lenders under the Credit Agreement and the other Loan Documents. Notwithstanding anything herein to the contrary, all Obligations of the Loan Parties under the Loan Documents and all Liens granted thereunder shall in all respects be continuing and in effect and are hereby ratified and reaffirmed by the Borrowers and the other Loan Parties. Without limiting the generality of the foregoing and notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, any reference to UBS AG, Stamford Branch (as agent or as administrative agent or collateral agent or any correlative term under the Credit Agreement or Loan Documents) in or on any publicly filed document, to the extent such filing relates to the Liens of the Collateral Agent for the benefit of the Secured Parties and the Administrative Agent under the Credit Agreement and Loan Documents, until such filing is modified to refer to JPMorgan Chase Bank, N.A., as the Successor Administrative Agent or Successor Collateral Agent, shall, with respect to such Liens, constitute a reference to the Existing Administrative Agent or the Existing Collateral Agent, as applicable, as agent for the Successor Administrative Agent or the Successor Collateral Agent. The Successor Administrative Agent hereby appoints the Existing Administrative Agent as its agent for such purpose and the Existing Administrative Agent hereby accepts such appointment. The Loan Parties agree that the Successor Collateral Agent is authorized, through one or more of its appointed agents or otherwise, to file financing statements and amendments and other documents with respect to the Collateral described in the Loan Documents and the proceeds thereof. The Successor Collateral Agent understands and agrees that the Existing Collateral Agent makes no representation or warranty of any kind regarding the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto or the sufficiency of any documentation transferring any such lien or security interest to the Successor Collateral Agent. Furthermore, the Successor Administrative Agent acknowledges that it has, independently and without reliance upon the Existing Administrative Agent, conducted its own review of each of the Loan Documents and made its own decision to succeed the Existing Administrative Agent as the Administrative Agent under the Loan Documents. The Successor Administrative Agent shall bear no responsibility for (x) any actions taken or omitted to be taken by the Existing Administrative Agent or the Existing Collateral Agent while it served as Administrative Agent or Collateral Agent, as applicable, or (y) any other event or action related to the Credit Agreement or any other Loan Document which occurred prior to the Seventh Amendment Effective Time. The Existing Administrative Agent shall bear no responsibility for any actions taken or omitted to be taken by the Successor Administrative Agent while the Successor Administrative Agent serves as Administrative Agent.

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(d)             Actions of the Existing Administrative Agent. The parties hereto agree that, notwithstanding the occurrence of the Seventh Amendment Effective Time, the Existing Administrative Agent shall receive and apply to the Obligations in accordance with the Existing Credit Agreement any payments of principal, interest and fees made by the Borrowers on the Seventh Amendment Effective Date in respect of the Loans and Commitments outstanding under the Existing Credit Agreement on the Seventh Amendment Effective Date immediately prior to the Seventh Amendment Effective Time (the “Existing Loans” and the “Existing Commitments”, respectively), and that such actions will be deemed to have been taken in its capacity as Administrative Agent.

(e)             Agreements of the Existing Administrative Agent. The Existing Administrative Agent covenants and agrees that it will, in each case at the Loan Parties’ sole expense (in accordance with and pursuant to Section 10 of the Existing Credit Agreement):

(i)              promptly execute, deliver and file such documents as may be reasonably requested by the Successor Administrative Agent, and which are in form and substance reasonably satisfactory to the Existing Administrative Agent, to transfer the rights and privileges of the Existing Administrative Agent under the Loan Documents to the Successor Administrative Agent and to more fully evidence the matters covered hereby, including, without limitation, the execution, delivery and filing of any assignments, conveyances or any other documents necessary to transfer such rights and privileges of the Existing Administrative Agent to the Successor Administrative Agent, in each case at the Loan Parties’ sole expense (including reasonable and documented legal expenses of the Existing Administrative Agent incurred in connection therewith and in accordance with and pursuant to Section 10 of the Existing Credit Agreement); and

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(ii)              prior to the Seventh Amendment Effective Date, provide a list of the Exiting Lenders and the Existing Lenders and the outstanding principal amount of and interest payable on the Loans owing to each Exiting Lender and Existing Lender as reflected in the Register as of the Seventh Amendment Effective Date immediately prior to the Seventh Amendment Effective Time.

(f)              Successor Agent Fees. From and after the Seventh Amendment Effective Time, the Successor Administrative Agent shall be entitled to receive the agency fees separately agreed upon by the Borrowers and the Successor Administrative Agent, and such fees shall constitute “Obligations” for all purposes of the Credit Agreement and the other Loan Documents.

(g)             Termination of Engagement Letter with the Existing Administrative Agent. The Existing Administrative Agent hereby agrees that the provisions related to those certain fees as set forth in the last paragraph under the heading “Facilities Fees” of the Fee Letter, dated October 26, 2013, among the OpCo Borrower, the Existing Administrative Agent and the other parties thereto, are (without derogation of its rights under Section 1(c) hereof) hereby terminated and of no further force and effect as of the Seventh Amendment Effective Time.

(h)             Backstop of Existing L/Cs. The Existing Administrative Agent shall have received evidence of one or more standby letters of credit (collectively, the “Backstop L/C”) in form and substance reasonably acceptable to the Existing Administrative Agent, in an amount equal to 105% of the total aggregate amount of the existing Letters of Credit listed on Exhibit B hereto (such Letters of Credit, the “Covered L/Cs”). The Backstop L/C shall be available to UBS AG, Stamford Branch, as Existing Issuing Lender under the Covered L/Cs, to obtain reimbursement with respect to amounts drawn under the Covered L/Cs and for other amounts payable under the Existing Credit Agreement relating to the Covered L/Cs. The Borrowers acknowledge and agree that all indemnification and reimbursement obligations with respect to the Covered L/Cs of the Borrowers provided for in the Existing Credit Agreement shall remain in full force and effect pursuant to the terms thereof.

Article II

AMENDMENTS

Section 2.1              Amendment and Restatement. Effective as of the Seventh Amendment Effective Date upon the occurrence of the Seventh Amendment Effective Time, the Existing Credit Agreement and the Schedules and Exhibits to the Existing Credit Agreement are in each case hereby amended and restated as set forth in the Amended and Restated Credit Agreement and Schedules and Exhibits attached as Exhibit A hereto (the “Credit Agreement”), which such Credit Agreement shall supersede the Existing Credit Agreement, and which such Credit Agreement shall be effected by the execution and effectiveness of this Amendment on the Seventh Amendment Effective Date.

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Section 2.2              Consents, Reallocation, Etc.

(a)              Each of the Lenders, the Existing Administrative Agent, the Existing Collateral Agent, the Successor Administrative Agent, the Successor Collateral Agent, the Existing Swingline Lender, the Swingline Lender, the Existing Issuing Lender and the Issuing Lender consents to and approves this Amendment and the amendments to the Existing Credit Agreement effected hereby.

(b)              Upon the occurrence of the Seventh Amendment Effective Time, (i) each of the Existing Lenders and the New Lenders shall make Revolving Credit Loans to the Parent Borrower in an aggregate principal amount equal to such Lender’s Commitment Percentage of the aggregate principal amount of Existing Loans outstanding immediately prior to the Seventh Amendment Effective Time, which Revolving Credit Loans are hereby directed by the Borrower Representative to be funded directly to the Existing Administrative Agent to prepay in full all of the Existing Loans, (ii) the Existing Administrative Agent shall apply the proceeds of the Revolving Credit Loans made pursuant to the preceding clause (i) to prepay in full all of the Existing Loans, (iii) immediately following the prepayment effected pursuant to the preceding clause (ii), each Lender whose Existing Commitments exceed its Commitments (each, a “Commitment Decrease Lender”) shall automatically and without further act be deemed to have assigned to each Lender whose Commitments exceed its Existing Commitments (each, a “Commitment Increase Lender”) a portion of, and each such Commitment Increase Lender shall assume a portion of, such Commitment Decrease Lender’s outstanding Existing Commitments under the Existing Credit Agreement together with all obligations of the Borrowers owing to the Commitment Decrease Lenders relating to the Commitments so assigned and (iv) each Exiting Lender shall automatically and without further act be deemed to have assigned ratably to each Lender other than an Exiting Lender, and each such Lender other than an Exiting Lender shall assume, such Exiting Lender’s outstanding Existing Commitments under the Existing Credit Agreement together with all obligations of the Borrowers owing to the Exiting Lenders relating to the Existing Commitments so assigned, such that upon the occurrence of the Seventh Amendment Effective Time, after giving effect to each such assignment and assumption, the percentage of the aggregate outstanding Existing Commitments under the Credit Agreement held by each Lender (including each such Commitment Increase Lender) will equal such Lender’s Commitment Percentage. Each of the assignments and assumptions contemplated hereunder shall be deemed to have been effected by way of, and subject to the terms and conditions of, an Assignment and Acceptance (as defined in the Existing Credit Agreement).

(c)              Upon the occurrence of the Seventh Amendment Effective Time, the applicable Lenders shall, in coordination with the Successor Administrative Agent, to the extent applicable, take such other actions as reasonably may be required by the Successor Administrative Agent in order that, after giving effect to all such assignments and assumptions and settlements, the Lenders other than the Exiting Lenders effectively participate in each of the outstanding Loans and Commitments pro rata on the basis of their Commitment Percentages (determined after giving effect to this Amendment).

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(d)              Each Exiting Lender and each Existing Lender hereby waives any right to receive any payments under Subsection 4.12 of the Existing Credit Agreement or the Credit Agreement as a result of the assignments and assumptions and settlements contemplated by the preceding clauses (b) and (c) and the transactions contemplated by this Amendment occurring on the Seventh Amendment Effective Date.

(e)              The Parent Borrower hereby agrees that it shall, together with any prepayment of the Existing Loans made in connection with this Amendment, pay to the applicable Exiting Lenders and Existing Lenders, on the Seventh Amendment Effective Date, accrued and unpaid interest and fees to the Seventh Amendment Effective Date on the amount of Existing Loans and Existing Commitments assigned and accepted.

Article III

CONDITIONS PRECEDENT TO EFFECTIVENESS

Section 3.1              Conditions Precedent to Effectiveness.

(a)              The resignation of the Existing Administrative Agent and Existing Collateral Agent, the appointment of the Successor Administrative Agent and Successor Collateral Agent and the other matters contemplated in Article I above and the effectiveness of the amendments set forth in Section 2.1 of this Amendment, are subject to the satisfaction or waiver of the following conditions (the date of such satisfaction or waiver of such conditions being referred to herein as the “Seventh Amendment Effective Date” and the time of such satisfaction or waiver of such conditions being referred to herein as the, the “Seventh Amendment Effective Time”):

(1)              the Parent Borrower, the OpCo Borrower, the Existing Administrative Agent, the Existing Collateral Agent, the Successor Administrative Agent, the Successor Collateral Agent, the Existing Swingline Lender, the Swingline Lender, the Existing Issuing Lender, the Issuing Lender, each Exiting Lender and the Lenders representing 100% of the Commitments under the Credit Agreement have each delivered a duly executed counterpart of this Amendment to the Administrative Agent;

(2)              the Parent Borrower, the OpCo Borrower, the Successor Administrative Agent, the Successor Collateral Agent, the Swingline Lender, the Issuing Lender and the Lenders representing 100% of the Commitments have each delivered a duly executed counterpart of the Credit Agreement to the Administrative Agent;

(3)              each Guarantor shall have delivered a duly executed counterpart of the acknowledgment and consent attached to this Amendment (the “Acknowledgment”) to the Successor Administrative Agent;

(4)              the Successor Administrative Agent shall have received (A) a certificate from each of the Borrowers and each other Loan Party, dated the Seventh Amendment Effective Date, substantially in the form of Exhibit G to the Credit Agreement, with appropriate insertions and attachments of resolutions or other actions, evidence of incumbency and the signature of authorized signatories and Organizational Documents, executed by a Responsible Officer and the Secretary or any Assistant Secretary or other authorized representative of such Loan Party and (B) a good standing certificate (or the equivalent thereof) for each of the Loan Parties from its jurisdiction of formation;

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(5)              the Successor Administrative Agent shall have received a certificate, in form and substance reasonably satisfactory to the Administrative Agent, of the Parent Borrower dated as of the Seventh Amendment Effective Date signed by a Responsible Officer of the Parent Borrower certifying as to the matters set forth in clauses (5) and (6) below;

(6)              each of the representations and warranties made by any Loan Party pursuant to the Credit Agreement and any other Loan Document to which it is a party shall, except to the extent that they relate to a particular date, be true and correct in all material respects on and as of the Seventh Amendment Effective Date as if made on and as of such date;

(7)              no Default or Event of Default shall have occurred and be continuing on the Seventh Amendment Effective Date after giving effect to the effectiveness hereof;

(8)              the Parent Borrower shall have delivered to the Successor Administrative Agent and the Lenders an opinion from each of Debevoise & Plimpton LLP and Richards, Layton & Finger, P.A., in form and substance reasonably satisfactory to the Successor Administrative Agent and dated as of the Seventh Amendment Effective Date;

(9)              (i) the Successor Administrative Agent shall have received at least three Business Days prior to the Seventh Amendment Effective Date all documentation and other information that has been requested in writing by the Successor Administrative Agent at least five Business Days prior to the Seventh Amendment Effective Date regarding the Loan Parties reasonably requested by the Successor Administrative Agent in order to allow the Successor Administrative Agent to comply with applicable “know your customer” and anti-money laundering rules and regulations, and (ii) with respect to each Loan Party or any Subsidiary thereof that qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), the Successor Administrative Agent shall have received at least three Business Days prior to the Seventh Amendment Effective Date a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation in relation to such Loan Party or such Subsidiary;

(10)            (A) the Borrowers shall have paid to the Existing Administrative Agent, (x) for the ratable account of each applicable Lender, the aggregate outstanding principal amount of all Existing Loans and all accrued and unpaid interest and fees in respect of the Existing Loans and Existing Commitments owing to each such Lender under the Existing Credit Agreement as of the Seventh Amendment Effective Date and (y) all reasonable and documented out-of-pocket expenses incurred by the Existing Administrative Agent, in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and (B) JPMorgan Chase Bank, N.A., as Lead Arranger and the Successor Administrative Agent, shall have received all fees and expenses separately agreed with the Parent Borrower related to the Commitments to the extent due (which may be offset against the proceeds of any Loans made under the Credit Agreement on the date hereof);

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(11)            the Successor Administrative Agent shall have received a notice of conversion of Eurodollar Loans (as defined in the Existing Credit Agreement) to Term SOFR Rate Loans;

(12)            the Successor Administrative Agent and the Term Loan Agent shall have executed and delivered the Notice of Successor Agent Under Intercreditor Agreement, dated as of the Seventh Amendment Effective Date;

(13)            The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of the Credit Agreement; and

(14)            the Existing Administrative Agent shall have received evidence of the Backstop L/C in full force and effect.

The making of Revolving Credit Loans by the Lenders on the Seventh Amendment Effective Date shall conclusively be deemed to constitute an acknowledgment by the Administrative Agent and each Lender that each of the conditions precedent set forth herein shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.

Article IV

REPRESENTATIONS AND WARRANTIES

As of the date hereof, each of the Borrowers, represents and warrants as follows:

Section 4.1              Corporate Existence; Compliance with Law. Each of the Loan Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, except (other than with respect to the Borrowers), to the extent that the failure to be in good standing would not reasonably be expected to have a Material Adverse Effect, (b) has the legal right to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right would not be reasonably expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation or limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not be reasonably expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

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Section 4.2              Corporate Power; Authorization; Enforceable Obligations. Each of the Loan Parties has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform, in the case of each Borrower, this Amendment and, in the case of each Guarantor, the Acknowledgment and each such Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance thereof. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Loan Party in connection with the execution, delivery, performance, validity or enforceability of this Amendment, except for consents, authorizations, notices and filings which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect. This Amendment has been duly executed and delivered by each Borrower and the Acknowledgment has been duly executed and delivered by each Guarantor. This Amendment constitutes a legal, valid and binding obligation of each Borrower hereto and the Acknowledgment and each other Loan Document to which any Loan Party is a party which has been executed and delivered constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, in each case except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 4.3              No Legal Bar. The execution, delivery and performance of this Amendment or the Acknowledgment by any of the applicable Loan Parties (a) will not violate any Requirement of Law or Contractual Obligation of such Loan Party in any respect that would reasonably be expected to have a Material Adverse Effect, (b) will not result in, or require the creation or imposition of any Lien (other than Liens permitted under the Credit Agreement) on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation and (c) will not violate any provision of the Organizational Documents of such Loan Party, except (other than with respect to the Borrowers) as would not reasonably be expected to have a Material Adverse Effect.

Section 4.4              Representations and Warranties; No Default. Each of the representations and warranties made by any Loan Party pursuant to the Credit Agreement and any other Loan Document to which it is a party are, except to the extent that they relate to a particular date, true and correct in all material respects on and as of the date hereof as if made on and as of such date. On the date hereof, after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

Article V

MISCELLANEOUS

Section 5.1              Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any Agent or any Lender under the Loan Documents, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Loan Documents, all of which (including with respect to the security interests and liens granted to the Agents and the other Secured Parties under the Loan Documents) are ratified and affirmed in all respects and shall continue in full force and effect except that, on and after the effectiveness of this Amendment, each reference to the Credit Agreement in the Loan Documents shall mean and be a reference to the Credit Agreement as amended by this Amendment. Nothing herein shall be deemed to entitle the Borrowers to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Loan Documents in similar or different circumstances. This Amendment is a Loan Document executed pursuant to the Credit Agreement and shall be construed, administered and applied in accordance with the terms and provisions thereof.

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Section 5.2              Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted under Subsection 11.6 of the Credit Agreement.

Section 5.3              Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 5.4              Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts (including by telecopy and other electronic transmission), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Amendment signed by all the parties shall be delivered to the Borrower Representative and the Administrative Agent. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment or any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other state laws based on the Uniform Electronic Transactions Act, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 5.5              Governing Law, etc. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. Each party hereto hereby irrevocably and unconditionally:

(1)              submits for itself and its property in any legal action or proceeding relating to this Amendment to which it is a party to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court,” and together with the New York Supreme Court, the “New York Courts”) and appellate courts from either of them; provided that nothing in this Amendment shall be deemed or operate to preclude (i) any Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations (in which case any party shall be entitled to assert any claim or defense, including any claim or defense that this Section 5.5 would otherwise require to be asserted in a legal action or proceeding in a New York Court), or to enforce a judgment or other court order in favor of the Administrative Agent or the Collateral Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment, (iii) if all such New York Courts decline jurisdiction over any Person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction and (iv) in the event a legal action or proceeding is brought against any party hereto or involving any of its assets or property in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party from asserting a claim or defense (including any claim or defense that this Section 5.5(a) would otherwise require to be asserted in a legal proceeding in a New York Court) in any such action or proceeding;

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(2)              consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(3)              agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower Representative, the applicable Lender or the Administrative Agent, as the case may be, at the address specified in Subsection 11.2 of the Credit Agreement or at such other address of which the Administrative Agent, any such Lender and the Borrower Representative shall have been notified pursuant thereto;

(4)              agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or (subject to clause (a) above) shall limit the right to sue in any other jurisdiction; and

(5)              waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.5 any consequential or punitive damages.

EACH OF THE BORROWERS, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AMENDMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 5.6              Lead Arrangers and Documentation Agents. Subsection 10.12 of the Credit Agreement is hereby incorporated by reference with respect to the Lead Arranger.

[Remainder of this page is intentionally left blank.]

12

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

SITEONE LANDSCAPE SUPPLY HOLDING, LLC
as Parent Borrower

By:	/s/ John Guthrie
Name: John Guthrie
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

SITEONE LANDSCAPE SUPPLY, LLC
as OpCo Borrower

By:	/s/ John Guthrie
Name: John Guthrie
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

[SiteOne – Signature Page to Seventh Amendment to Credit Agreement]

UBS AG, STAMFORD BRANCH,
as Existing Administrative Agent, Existing Collateral Agent, Existing Swingline Lender and Existing Issuing Lender

By:	/s/ Dionne Robinson
Name: Dionne Robinson
Title: Associate Director

By:	/s/ Danielle Calo
Name: Danielle Calo
Title: Associate Director

[SiteOne – Signature Page to Seventh Amendment to Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as Successor Administrative Agent, Successor Collateral Agent, Issuing Lender, Swingline Lender and an Existing Lender

By:	/s/ Andrew Rossman
Name: Andrew Rossman
Title: Vice President

[SiteOne – Signature Page to Seventh Amendment to Credit Agreement]

Bank of America, N.A.,
as an Existing Lender

By:	/s/ Douglas Cowan
Name: Douglas Cowan
Title: Senior Vice President

[SiteOne – Signature Page to Seventh Amendment to Credit Agreement]

ING CAPITAL LLC,
as an Existing Lender

By:	/s/ Michael Chen
Name: Michael Chen
Title: Director

By:	/s/ Jeffrey Chu
Name: Jeffrey Chu
Title: Director

[SiteOne – Signature Page to Seventh Amendment to Credit Agreement]

GOLDMAN SACHS BANK USA,
as an Existing Lender

By:	/s/ Andrew B. Vernon
Name: Andrew B. Vernon
Title: Authorized Signatory

[SiteOne – Signature Page to Seventh Amendment to Credit Agreement]

U.S. Bank National Association,
as a New Lender

By:	/s/ Daniel Yu
Name: Daniel Yu
Title: Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a New Lender

By:	/s/ Victor Panasci
Name: Victor Panasci
Title: Authorized Signatory

[SiteOne – Signature Page to Seventh Amendment to Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION,
as a New Lender

By:	/s/ Amy Tallia
Name: Amy Tallia
Title: VP

[SiteOne – Signature Page to Seventh Amendment to Credit Agreement]

TD BANK, NA,
as a New Lender

By:	/s/ Donald J. Cavanagh
Name: Donald J. Cavanagh
Title: Vice President

[SiteOne – Signature Page to Seventh Amendment to Credit Agreement]

UBS AG, STAMFORD BRANCH,
as an Exiting Lender

By:	/s/ Dionne Robinson
Name: Dionne Robinson
Title: Associate Director

By:	/s/ Danielle Calo
Name: Danielle Calo
Title: Associate Director

[SiteOne – Signature Page to Seventh Amendment to Credit Agreement]

Deutsche Bank AG New York Branch,
as an Exiting Lender

By:	/s/ Jessica Lutrario
Name: Jessica Lutrario
Title: Associate

By:	/s/ Philip Tancorra
Name: Philip Tancorra
Title: Vice President

[SiteOne – Signature Page to Seventh Amendment to Credit Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION,
as an Exiting Lender

By:	/s/ A. Marinaro
Name: A. Marinaro
Title: V. P.

[SiteOne – Signature Page to Seventh Amendment to Credit Agreement]

Each Guarantor acknowledges and consents to each of the foregoing provisions of this Amendment. Each Guarantor further acknowledges and agrees that all Obligations under the Credit Agreement as modified by this Amendment shall be fully guaranteed and secured pursuant to the Guarantee and Collateral Agreement in accordance with the terms and provisions thereof.

GUARANTORS:

SITEONE LANDSCAPE SUPPLY HOLDING, LLC

By:	/s/ John Guthrie
Name: John Guthrie
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

SITEONE LANDSCAPE SUPPLY, LLC

By:	/s/ John Guthrie
Name: John Guthrie
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

SITEONE LANDSCAPE SUPPLY BIDCO, INC.

By:	/s/ John Guthrie
Name: John Guthrie
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

LESCO, INC.

By:	/s/ John Guthrie
Name: John Guthrie
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

[SiteOne – Signature Page to Acknowledgment to Seventh Amendment to Credit Agreement]

GREEN RESOURCE, LLC

By:	/s/ John Guthrie
Name: John Guthrie
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

GR4, LLC
By: SiteOne Landscape Supply, LLC, its sole manager

By:	/s/ John Guthrie
Name: John Guthrie
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

HYDRO-SCAPE PRODUCTS, INC.

By:	/s/ John Guthrie
Name: John Guthrie
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

BISSETT EQUIPMENT CORP.

By:	/s/ John Guthrie
Name: John Guthrie
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

ABS LOGISTICS LLC

By:	/s/ John Guthrie
Name: John Guthrie
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

[SiteOne – Signature Page to Acknowledgment to Seventh Amendment to Credit Agreement]

AMERICAN BUILDERS SUPPLY, INC.

By:	/s/ John Guthrie
Name: John Guthrie
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

CANOGA MASONRY SUPPLY, INC.

By:	/s/ John Guthrie
Name: John Guthrie
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

MASONRYCLUB, INC.

By:	/s/ John Guthrie
Name: John Guthrie
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

ATLANTIC IRRIGATION SPECIALTIES, INC.

By:	/s/ John Guthrie
Name: John Guthrie
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

ATLANTIC IRRIGATION SOUTH, LLC

By:	/s/ John Guthrie
Name: John Guthrie
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

[SiteOne – Signature Page to Acknowledgment to Seventh Amendment to Credit Agreement]

AUTO-RAIN SUPPLY, INC.

By:	/s/ John Guthrie
Name: John Guthrie
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

KOPPCO, INC.

By:	/s/ John Guthrie
Name: John Guthrie
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

KIRKWOOD MATERIAL SUPPLY, INC.

By:	/s/ John Guthrie
Name: John Guthrie
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

LANDSCAPEXPRESS, INC., a Delaware corporation

By:	/s/ John Guthrie
Name: John Guthrie
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

LANDSCAPEXPRESS, INC., a Massachusetts corporation

By:	/s/ John Guthrie
Name: John Guthrie
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

[SiteOne – Signature Page to Acknowledgment to Seventh Amendment to Credit Agreement]

THE DIRT DOCTORS, LLC, a New Hampshire limited liability company

By:	/s/ John Guthrie
Name: John Guthrie
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

ZAREN LEASING, LLC, a New Hampshire limited liability company

By:	/s/ John Guthrie
Name: John Guthrie
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

MODERN BUILDERS SUPPLY, INC.

By:	/s/ John Guthrie
Name: John Guthrie
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

TIMBERWALL LANDSCAPE& MASONRY PRODUCTS, INC.

By:	/s/ John Guthrie
Name: John Guthrie
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

[SiteOne – Signature Page to Acknowledgment to Seventh Amendment to Credit Agreement]

RODVOLD ENTERPRISES, INC.

By:	/s/ John Guthrie
Name: John Guthrie
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

J K ENTERPRISE, INC.

By:	/s/ John Guthrie
Name: John Guthrie
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

CULPEPER RECYCLING HAULING LLC

By:	/s/ John Guthrie
Name: John Guthrie
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

CULPEPER RECYCLING TRANSPORT LLC

By:	/s/ John Guthrie
Name: John Guthrie
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

GATEWAY HOME & GARDEN CENTER, LLC

By:	/s/ John Guthrie
Name: John Guthrie
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

[SiteOne – Signature Page to Acknowledgment to Seventh Amendment to Credit Agreement]

JK ENTERPRISE LANDSCAPE SUPPLY, LIMITED LIABILITY COMPANY

By:	/s/ John Guthrie
Name: John Guthrie
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

MADERA FARM TRANSPORT, LLC

By:	/s/ John Guthrie
Name: John Guthrie
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

SAUNDERS LS, LLC

By:	/s/ John Guthrie
Name: John Guthrie
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

TILDEN FARM NURSERY, LLC

By:	/s/ John Guthrie
Name: John Guthrie
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

[SiteOne – Signature Page to Acknowledgment to Seventh Amendment to Credit Agreement]

Exhibit A

Form of Amended and Restated Credit Agreement

[attached separately]

EXECUTION VERSION

AMENDED AND RESTATED CREDIT AGREEMENT

among

SITEONE LANDSCAPE SUPPLY HOLDING, LLC
(formerly known as JDA Holding LLC),

SITEONE LANDSCAPE SUPPLY, LLC
(formerly known as John Deere Landscapes LLC),

and

THE SUBSIDIARY BORROWERS PARTY HERETO,
as Borrowers,

THE LENDERS
FROM TIME TO TIME PARTIES HERETO

and

JPMORGAN CHASE BANK, N.A.,
as an Issuing Lender, Swingline Lender, Administrative Agent and Collateral Agent

PNC BANK, NATIONAL ASSOCIATION,
as Syndication Agent

and

JPMORGAN CHASE BANK, N.A.,
ING CAPITAL LLC,
PNC BANK, NATIONAL ASSOCIATION
and
WELLS FARGO BANK, N.A.,
as Joint Lead Arrangers and Joint Bookrunners

dated as of July 22, 2022

(i)

(continued)

(ii)

(continued)

(iii)

(continued)

(iv)

(continued)

SCHEDULES

A	--	Commitments and Addresses
1.1(b)	--	Credit Card Issuers
1.1(c)	--	Credit Card Processors
1.1(d)	--	Disposition of Certain Assets
1.1(g)	--	Existing Investments
1.1(h)	--	Designated Cash Management Agreements
1.1(i)	--	Designated Hedging Agreements
2.9	--	Canadian Facility
4.16	--	DDAs and Concentration Accounts
5.4	--	Consents Required
5.6	--	Litigation
5.9	--	Intellectual Property Claims
5.15	--	Subsidiaries
5.17	--	Environmental Matters
5.20	--	Insurance
7.2	--	Website Address for Electronic Financial Reporting
8.11	--	Affiliate Transactions
8.13(d)	--	Existing Indebtedness
8.14(b)	--	Existing Liens

EXHIBITS

A-1	--	Form of Revolving Credit Note
A-2	--	Form of Swingline Note
B	--	[Reserved]
C	--	[Reserved]
D	--	Form of U.S. Tax Compliance Certificate
E	--	Form of Assignment and Acceptance
F	--	Form of Swingline Loan Participation Certificate
G	--	Form of Secretary’s Certificate
H	--	[Reserved]
I	--	Form of Solvency Certificate
J-1	--	Form of Borrowing Request
J-2	--	Form of L/C Request
K	--	Form of Borrowing Base Certificate
L	--	Form of Lender Joinder Agreement
M	--	Form of Collateral Access Agreement
N-1	--	Form of Borrower Joinder
N-2	--	Form of Borrower Termination
O	--	[Reserved]
P	--	Form of Junior Lien Intercreditor Agreement
Q	--	Form of Compliance Certificate

(v)

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of July 22, 2022, among SITEONE LANDSCAPE SUPPLY HOLDING, LLC, a Delaware limited liability company (formerly known as JDA Holding LLC) (as further defined in Subsection 1.1, the “Parent Borrower”), SITEONE LANDSCAPE SUPPLY, LLC, a Delaware limited liability company (formerly known as John Deere Landscapes LLC) (as further defined in Subsection 1.1, the “OpCo Borrower”), the other Subsidiary Borrowers from time to time party hereto (together with the Parent Borrower and the OpCo Borrower, collectively, the “Borrowers” and each individually, a “Borrower”), the several banks and other financial institutions from time to time party hereto (as further defined in Subsection 1.1, the “Lenders”) and JPMORGAN CHASE BANK, N.A., as swingline lender (in such capacity, the “Swingline Lender”), as an issuing lender (in such capacity, an “Issuing Lender”), as administrative agent (in such capacity and as further defined in Subsection 1.1, the “Administrative Agent”) for the Lenders hereunder and as collateral agent (in such capacity and as further defined in Subsection 1.1, the “Collateral Agent”) for the Secured Parties (as defined below) and the Issuing Lenders.

W I T N E S S E T H:

WHEREAS, the Borrowers, the lenders party thereto and UBS AG, Stamford Branch, as administrative agent and collateral agent (the “Predecessor Agent”), are party to that certain Credit Agreement, dated as of December 23, 2013 (as amended by that certain as First Amendment dated as of April 23, 2014, by that certain Second Amendment dated as of October 24, 2014, by that certain Third Amendment dated as of February 13, 2015, by that certain Fourth Amendment dated as of October 20, 2015, by that certain Omnibus Amendment dated as of May 24, 2017 and by that certain Sixth Amendment dated as of February 1, 2019, and as the same shall have been further amended, modified or supplemented prior to the date hereof, the “Original Credit Agreement”);

WHEREAS, pursuant to the terms of the Seventh Amendment to Credit Agreement, dated as of the date hereof (the “Seventh Amendment”), the Borrowers, the Predecessor Agent, the Administrative Agent and the Lenders and Issuing Lenders party thereto desire to amend and restate the Original Credit Agreement in its entirety pursuant to the terms of this Agreement; and

WHEREAS, pursuant to and in accordance with the Seventh Amendment, the Borrower Representative has requested that Commitments in an aggregate principal amount of $600,000,000 be made available to the Borrowers, and the Lenders and the Administrative Agent have agreed, upon the terms and subject to the conditions set forth in the Seventh Amendment, to consummate the Transactions (as defined herein).

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1

Definitions

1.1            Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“30-Day Specified Excess Availability”: as of the date of any Specified Transaction, the sum of (x) the quotient obtained by dividing (a) the sum of each day’s Excess Availability during the 30 consecutive day period immediately preceding such Specified Transaction plus the sum of each day’s Specified Suppressed Availability during such 30-day period plus, for purposes of determining clause (c) of the definition of “Availability Percentage” and clause (d) of the definition of “Fixed Charge Condition”, the sum of the amount available to be drawn by the Parent Borrower and the Subsidiary Guarantors under all other committed revolving credit facilities on each day during such 30-day period (in each case calculated on a Pro Forma Basis for each day during such 30-day period to take into account the borrowing or repayment of any Loans or issuance or cancellation of any Letters of Credit in connection with such Specified Transaction) by (b) 30 days plus (y) Specified Unrestricted Cash as at the date of such Specified Transaction (but excluding therefrom the cash proceeds of any Specified Equity Contribution).

“ABL Cash Capped Incremental Facility”: as defined in the definition of “Available Incremental Amount” in this Subsection 1.1.

“ABL Priority Collateral”: as defined in the ABL/Term Loan Intercreditor Agreement whether or not the same remains in full force and effect.

“ABL Ratio Incremental Facility”: as defined in the definition of “Available Incremental Amount” in this Subsection 1.1.

“ABL/Term Loan Intercreditor Agreement”: the Intercreditor Agreement, dated as of December 23, 2013, between the Collateral Agent (as successor to UBS AG, Stamford Branch) and the Term Loan Agent (in its capacity as collateral agent under the Term Loan Documents), and acknowledged by certain of the Loan Parties, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time in accordance with the terms hereof and thereof.

“ABR Loans”: Loans to which the rate of interest applicable is based upon the Alternate Base Rate.

“Accelerated”: as defined in Subsection 9.1(e).

“Acceleration”: as defined in Subsection 9.1(e).

“Account Debtor”: each Person who is obligated on an Account, Chattel Paper or General Intangible.

“Accounts”: “accounts” as defined in the UCC and, with respect to any Person, all such Accounts of such Person, whether now existing or existing in the future, including (a) all accounts receivable of such Person (whether or not specifically listed on schedules furnished to the Administrative Agent), including all accounts created by or arising from all of such Person’s sales of goods or rendition of services made under any of its trade names, or through any of its divisions, (b) all unpaid rights of such Person (including rescission, replevin, reclamation and stopping in transit) relating to the foregoing or arising therefrom, (c) all rights to any goods represented by any of the foregoing, including returned or repossessed goods, (d) all reserves and credit balances held by such Person with respect to any such accounts receivable of any Account Debtors, (e) all letters of credit, guarantees or collateral for any of the foregoing and (f) all insurance policies or rights relating to any of the foregoing.

“Acquisition Consideration”: the purchase consideration for any acquisition and all other payments by the Parent Borrower or any of its Restricted Subsidiaries in exchange for, or as part of, or in connection with, any acquisition, consisting of cash or by exchange of property (other than Capital Stock of any Parent Entity) or the assumption of Indebtedness payable at or prior to the consummation of such acquisition or deferred for payment at any future time (provided that any such future payment is not subject to the occurrence of any contingency). For purposes of the foregoing, any Acquisition Consideration consisting of property shall be valued at the fair market value thereof (as determined in good faith by the Borrower Representative, which determination shall be conclusive, with the fair market value of any such property being measured on the date a legally binding commitment for such acquisition (or, if later, for the payment of such item) was entered into and without giving effect to subsequent changes in value).

“Additional ABL Agent”: as defined in the ABL/Term Loan Intercreditor Agreement.

“Additional Agent”: as defined in the ABL/Cash Flow Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement, as applicable.

“Additional Assets”: (a) any property or assets that replace the property or assets that are the subject of an Asset Sale; (b) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Parent Borrower or a Restricted Subsidiary or otherwise useful in a Related Business and any capital expenditures in respect of any property or assets already so used; (c) the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Parent Borrower or another Restricted Subsidiary; or (d) the Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

“Additional Indebtedness”: as defined in the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement, as applicable.

“Additional Lender”: as defined in Subsection 2.6(a).

“Additional Obligations”: senior or subordinated Indebtedness (which Indebtedness may be (w) secured by a Lien ranking pari passu with the Lien securing the First Lien Term Obligations, (x) secured by a Lien ranking junior to the Lien securing the First Lien Term Obligations, (y) unsecured or (z) in the case of Indebtedness issued or incurred by an Escrow Subsidiary, secured by a Lien on the proceeds of such Additional Obligations which are subject to an escrow or similar arrangement and Liens on any related deposit of cash, Cash Equivalents or Temporary Cash Investments to cover interest and premium in respect of such Additional Obligations), including customary bridge financings, in each case issued or incurred by any Loan Party or, with respect to the preceding clause (z), any Escrow Subsidiary in compliance with Subsection 8.13.

“Additional Obligations Documents”: any document or instrument (including any guarantee, security agreement or mortgage and which may include any or all of the Term Loan Documents) issued or executed and delivered by any Loan Party or, with respect to Additional Obligations referred to in clause (z) of the definition thereof, any Escrow Subsidiary with respect to any Additional Obligations, Permitted Debt Exchange or Rollover Indebtedness.

“Additional Term Credit Facility”: as defined in the ABL/Term Loan Intercreditor Agreement.

“Adjusted Daily Simple SOFR”: an interest rate per annum equal to the Daily Simple SOFR plus 0.10%; provided that the Adjusted Daily Simple SOFR shall not be less than 0.00%.

“Adjusted Term SOFR Rate”: Term SOFR plus 0.10%; provided that the Adjusted Term SOFR Rate shall not be less than 0.00%.

“Administrative Agent”: as defined in the Preamble hereto and shall include any successor to the Administrative Agent appointed pursuant to Subsection 10.9.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Loans”: as defined in Subsection 4.9.

“Affiliate”: as to any specified Person, any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliated Lender”: any Lender that is a direct or indirect equity investor in the Parent Borrower or its Affiliates or any investment fund managed or controlled by any such equity investor and any special purpose vehicle established by any such equity investor or by one or more of such investment funds.

“Agent Advance”: as defined in Subsection 2.1(c).

“Agent Advance Period”: as defined in Subsection 2.1(c).

“Agents”: the collective reference to the Administrative Agent and the Collateral Agent, and “Agent” shall mean any of them.

“Aggregate Lender Exposure”: the sum of (a) the aggregate principal amount of all Revolving Credit Loans then outstanding, (b) the aggregate amount of all L/C Obligations at such time and (c) the aggregate amount of all Swingline Exposure at such time.

“Aggregate Outstanding Credit”: as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Revolving Credit Lender then outstanding, (b) the aggregate amount equal to such Revolving Credit Lender’s Commitment Percentage of the L/C Obligations then outstanding and (c) the aggregate amount equal to such Revolving Credit Lender’s Commitment Percentage, if any, of the Swingline Loans then outstanding.

“Agreement”: this Amended and Restated Credit Agreement, as amended, restated, supplemented, waived or otherwise modified from time to time.

“Alternate Base Rate”: for any day, a fluctuating rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1.00%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Adjusted Term SOFR Rate for an Interest Period of one month beginning on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 1.00%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted Term SOFR Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c) above, as the case may be, of the immediately preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Term SOFR Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Subsection 4.7 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Subsection 4.7(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Amendment”: as defined in Subsection 8.8(d).

“Ancillary Document”: as defined in Subsection 11.19.

“Applicable Commitment Fee Rate”: a rate per annum equal to the rate set forth below opposite the applicable Average Daily Used Percentage:

Level	Average Daily Used Percentage	Commitment Fee Rate
I	Greater than 50.0%	0.20%
II	Less than or equal to 50.0%	0.25%

Each change in the Applicable Commitment Fee Rate resulting from a change in Average Daily Used Percentage for the most recent Fiscal Quarter ended immediately preceding the first day of a Fiscal Quarter shall be effective with respect to all Unutilized Commitments in effect on and after such first day of such Fiscal Quarter. Notwithstanding the foregoing, Average Daily Used Percentage (i) shall be deemed to be in Level I from the Closing Date to the date of delivery to the Administrative Agent of the Borrowing Base Certificate required by Subsection 7.2(f) for the first Fiscal Quarter ended at least three months after the Closing Date and (ii) shall be deemed to be in Level II at any time (after the expiration of the applicable cure period) during which the Borrower Representative has failed to deliver the Borrowing Base Certificate required by Subsection 7.2(f).

In addition, at all times while an Event of Default known to the Borrower Representative shall have occurred and be continuing, the Applicable Commitment Fee Rate shall not decrease from that previously in effect as a result of the delivery of such Borrowing Base Certificate.

“Applicable Margin”: a rate per annum equal to the rate set forth below for the applicable type of Loan and opposite the applicable Average Daily Excess Availability Percentage:

		Applicable Margin
Level	Average Daily Excess Availability Percentage	Alternate Base Rate	Adjusted Term SOFR Rate
I	Less than or equal to 50.0%	0.50%	1.50%
II	Greater than 50.0%	0.25%	1.25%

; provided that, if the Consolidated Total Leverage Ratio is less than 1.50:1.00 and greater than or equal to zero, the applicable margins shall be subject to a step-down (the “Leverage-Based Step-Down”) of 0.125% at each level and for each loan type set forth in the foregoing table; provided, further, that, in the event that the financial statements required to be delivered pursuant to Subsection 7.1(a) or 7.1(b), as applicable, and the related Compliance Certificate required to be delivered pursuant to Subsection 7.2(b), are not delivered when due, then (1) if such financial statements and Compliance Certificate are delivered after the date such financial statements and Compliance Certificate were required to be delivered (without giving effect to any applicable cure period) and the Applicable Margin increases from that previously in effect as a result of the delivery of such financial statements, then the Applicable Margin during the period from the date upon which such financial statements were required to be delivered (without giving effect to any applicable cure period) until the date upon which they actually are delivered shall, except as otherwise provided in clause (3) below, be the Applicable Margin as so increased; (2) if such financial statements and Compliance Certificate are delivered after the date such financial statements and Compliance Certificate were required to be delivered and the Applicable Margin decreases from that previously in effect as a result of the delivery of such financial statements, then such decrease in the Applicable Margin shall not become applicable until the date upon which the financial statements and Compliance Certificate are delivered; and (3) if such financial statements and Compliance Certificate are not delivered prior to the expiration of the applicable cure period, then, effective upon such expiration, for the period from the date upon which such financial statements and Compliance Certificate were required to be delivered (after the expiration of the applicable cure period) until the date that is two Business Days following the date upon which they actually are delivered, the Applicable Margin shall not be subject to any Leverage-Based Step-Down (it being understood that the foregoing shall not limit the rights of the Administrative Agent and the Lenders set forth in Section 9).

Each change in the Applicable Margin resulting from a change in Average Daily Excess Availability Percentage for the most recent Fiscal Quarter ended immediately preceding the first day of a Fiscal Quarter shall be effective with respect to all Loans and Letters of Credit outstanding on and after such first day of such Fiscal Quarter. Notwithstanding the foregoing, Average Daily Excess Availability Percentage shall be deemed to be in Level I at any time (after the expiration of the applicable cure period) during which the Borrower Representative has failed to deliver the Borrowing Base Certificate required by Subsection 7.2(f).

In addition, at all times while an Event of Default known to the Borrower Representative shall have occurred and be continuing, the Applicable Margin shall not decrease from that previously in effect as a result of the delivery of such Borrowing Base Certificate.

“Approved Commercial Bank”: a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000.

“Asset Sale”: any sale, issuance, conveyance, transfer, Division, lease or other disposition (a “Disposition”), by the Parent Borrower or any other Loan Party in one or a series of related transactions, of any real or personal, tangible or intangible, property (including Capital Stock) of the Parent Borrower or any of its Restricted Subsidiaries, other than:

(a)            the sale or other Disposition of obsolete, worn-out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)            the sale or other Disposition of any property (including Inventory) in the ordinary course of business;

(c)            the sale or discount without recourse of accounts receivable or notes receivable (including ancillary rights pertaining thereto) which have arisen in the ordinary course of business, or the conversion or exchange of accounts receivable (including ancillary rights pertaining thereto) into or for notes receivable, in connection with the compromise or collection thereof; provided that, in the case of any Foreign Subsidiary of the Parent Borrower, any such sale or discount may be with recourse if such sale or discount is consistent with customary practice in such Foreign Subsidiary’s country of business;

(d)            as permitted by Subsection 8.2(b) or pursuant to any Sale and Leaseback Transaction;

(e)            subject to any applicable limitations set forth in Subsection 8.2, Dispositions of any assets or property by the Parent Borrower or any other Loan Party to the Parent Borrower, any Qualified Loan Party or any Wholly Owned Subsidiary of the Parent Borrower;

(f)             (i) the abandonment or other Disposition of patents, trademarks or other intellectual property that are, in the reasonable judgment of the Borrower Representative, which determination shall be conclusive, no longer economically practicable to maintain or useful in the conduct of the business of the Parent Borrower and its Subsidiaries taken as a whole, and (ii) any license, sublicense or other grant of rights in or to any trademark, copyright, patent or other intellectual property;

(g)            any Disposition by the Parent Borrower or any other Loan Party for aggregate consideration not to exceed the greater of (x) $25,000,000 and (y) 1.05% of Consolidated Total Assets;

(h)            any Disposition set forth on Schedule 1.1(d);

(i)             bulk sales or other dispositions of the Inventory of the Parent Borrower or any of its Restricted Subsidiaries not in the ordinary course of business in connection with Store closings, at arm’s length; provided that such Store closures and related Inventory dispositions shall not exceed (1) in any Fiscal Year, 10.0% of the number of the Parent Borrower’s and its Restricted Subsidiaries’ Stores as of the beginning of such Fiscal Year (net of new Store openings) and (2) in the aggregate from and after the Closing Date, 20.0% of the number of the Parent Borrower’s and its Restricted Subsidiaries’ Stores in existence as of the Closing Date (net of new Store openings); provided, further, that all sales of Inventory (to Persons other than a Loan Party) in connection with Store closings in excess of 10 in any three-month period, shall be in accordance with liquidation agreements and with professional liquidators reasonably acceptable to the Administrative Agent;

(j)             any Division if such divided LLC becomes a Restricted Subsidiary; and

(k)            the creation or granting of any Lien permitted under this Agreement.

“Assignee”: as defined in Subsection 11.6(b)(i).

“Assignment and Acceptance”: an Assignment and Acceptance, substantially in the form of Exhibit E hereto.

“Auto-Renewal L/C”: as defined in Subsection 3.1(c).

“Availability”: the lesser of (x) the aggregate Commitments as in effect at such time and (y) the Borrowing Base at such time (based on the Borrowing Base Certificate last delivered).

“Availability Percentage”: as defined in the definition of “Payment Condition” in this Subsection 1.1.

“Availability Reserves”: reserves, if any, (1) established by the Administrative Agent from time to time hereunder in its Permitted Discretion against the Borrowing Base, including such reserves, subject to Subsection 2.1(b), as the Administrative Agent, in its Permitted Discretion, determines as being appropriate to reflect any impairment to (A) (x) the value, or the collectability in the ordinary course of business, of Eligible Accounts or Eligible Credit Card Receivables, including on account of bad debts and dilution, or (y) the value (based on cost and quantity) of Eligible Inventory or (B) the enforceability or priority of the Lien on the Collateral consisting of Eligible Accounts, Eligible Credit Card Receivables or Eligible Inventory included in the Borrowing Base (including claims that the Administrative Agent determines will need to be satisfied in connection with the realization upon such Collateral) and (2) constituting Designated Cash Management Reserves and Designated Hedging Reserves established in accordance with Subsection 11.22.

“Available Excluded Contribution Amount Basket”: as of any date, the excess, if any, of (a) the Net Proceeds from Excluded Contributions received by the Parent Borrower as of such date over (b) the Net Proceeds from Excluded Contributions as of such date designated or applied prior to such date, or on such date in a separate designation or application, to an Investment made pursuant to Subsection 8.12, cash consideration for acquisitions made pursuant to clause (c)(ii)(y) of the definition of “Permitted Acquisition” a Restricted Payment made pursuant to Subsection 8.3(f) or 8.3(g) or any payments, prepayments, repurchases or redemptions of Restricted Indebtedness made pursuant to Subsection 8.6(a).

“Available Incremental Amount”: at any date of determination, without duplication, an amount equal to the sum produced by calculating the positive difference between (a) the sum of (x) the sum of $600,000,000 plus the greater of (1) $450,000,000 and (2) 100.0% of EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Parent Borrower are available (amounts incurred pursuant to this clause (a)(x), the “ABL Cash Capped Incremental Facility”) plus (y) an unlimited amount if, after giving effect to the incurrence of such amount (or, at the Borrower Representative’s option, on the date of the initial commitment to lend such additional amount after giving pro forma effect to the incurrence of the entire committed amount of such additional amount), the Consolidated First Lien Leverage Ratio shall not exceed 5.00:1.00 and shall not be less than zero (the “Leverage Requirement”) (as set forth in a certificate of a Responsible Officer of the Borrower Representative delivered to the Administrative Agent at the time of such incurrence, together with calculations demonstrating compliance with such ratio (amounts incurred pursuant to this clause (a)(y), the “ABL Ratio Incremental Facility”) (it being understood that (i) if pro forma effect is given to the entire committed amount of any such additional amount on the date of initial borrowing of such Indebtedness or entry into the definitive agreement providing the commitment to fund such Indebtedness, such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with the Leverage Requirement and (ii) at the Borrower Representative’s option, capacity under the ABL Ratio Incremental Facility shall be deemed to be used before capacity under the ABL Cash Capped Incremental Facility) and (b) the sum of (x) the Commitments (other than Incremental Revolving Commitments and Commitments being terminated on such date) plus (y) all then existing Incremental Revolving Commitments established in each case prior to such date pursuant to Subsection 2.6.

“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Subsection 4.7(f).

“Average Daily Excess Availability Percentage”: for any Fiscal Quarter, the percentage derived by dividing (x) the average daily Excess Availability for such Fiscal Quarter by (y) the average daily amount of the aggregate Commitments during such Fiscal Quarter.

“Average Daily Used Percentage”: for any Fiscal Quarter, the percentage derived by dividing (a) the sum of (x) the average daily principal balance of all Revolving Credit Loans outstanding during such Fiscal Quarter plus (y) the average daily undrawn amount of all outstanding L/C Obligations by (b) the average daily amount of the aggregate Commitments during such Fiscal Quarter.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation administration or other insolvency proceedings).

“Bank Products Affiliate”: as defined in the Guarantee and Collateral Agreement.

“Bank Products Agreement”: any agreement pursuant to which a bank or other financial institution agrees to provide (a) treasury services, (b) credit card, merchant card, purchasing card or stored value card services (including the processing of payments and other administrative services with respect thereto), (c) cash management services (including controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking products or services as may be requested by the Parent Borrower or any Restricted Subsidiary (other than letters of credit and other than loans and advances except indebtedness arising from services described in clauses (a) through (c) of this definition).

“Benchmark”: initially, Term SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Subsection 4.7.

“Benchmark Replacement”: for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent in consultation with the Borrowers for the applicable Benchmark Replacement Date:

(1) the Adjusted Daily Simple SOFR; or

(2) the sum of (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower Representative as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Borrower Representative for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement or any Term SOFR Rate Loans, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides (in consultation with the Borrower) that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date”: the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period”: the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Subsection 4.7 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Subsection 4.7.

“Benefited Lender”: as defined in Subsection 11.7(a).

“Blocked Account”: as defined in Subsection 4.16(b)(iii).

“Blocked Account Agreement”: as defined in Subsection 4.16(b)(iii).

“Board”: the Board of Governors of the Federal Reserve System.

“Board of Directors”: for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board of directors or other governing body. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Borrower Representative.

“Borrower Joinder”: a joinder in substantially the form of Exhibit N-1 hereto, to be executed by each Subsidiary Borrower designated as such after the Closing Date.

“Borrower Materials”: as defined in Subsection 11.2(e).

“Borrower Representative”: the Parent Borrower or such other Borrower as may be designated as the “Borrower Representative” by the Borrowers from time to time, in each case in its capacity as Borrower Representative pursuant to the provisions of Subsection 10.13.

“Borrowers”: as defined in the Preamble hereto.

“Borrower Termination”: a Borrower Termination delivered to the Administrative Agent in accordance with Subsection 11.1(h), substantially in the form of Exhibit N-2 hereto.

“Borrowing”: the borrowing of one Type of Loan of a single Tranche from all the Lenders having Commitments of the respective Tranche on a given date (or resulting from a conversion or conversions on such date) having, in the case of Term SOFR Rate Loans, the same Interest Period.

“Borrowing Base”: as of any date of determination, shall equal the sum of:

(a)            90.0% of Eligible Credit Card Receivables, plus

(b)            90.0% of Eligible Accounts, plus

(c)            from November 1 of any year to the later of February 28 or February 29 of the following year, 90.0% of the Net Orderly Liquidation Value of Eligible Inventory and, during all other periods, 85.0% of the Net Orderly Liquidation Value of Eligible Inventory, minus

(d)            the amount of all Availability Reserves.

“Borrowing Base Certificate”: as defined in Subsection 7.2(f).

“Borrowing Date”: any Business Day specified in a notice delivered pursuant to Subsection 2.2, 2.4, or 3.2 as a date on which the Borrower Representative requests the Lenders to make Loans hereunder or an Issuing Lender to issue Letters of Credit hereunder.

“Borrowing Request”: as defined in Subsection 2.2.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York (or with respect only to Letters of Credit issued by an Issuing Lender not located in the City of New York, the location of such Issuing Lender) are authorized or required by law to close.

“Canadian Agent”: as defined in Schedule 2.9 hereto.

“Canadian Borrowers”: as defined in Schedule 2.9 hereto.

“Canadian Dollars” and “Cdn$”: the lawful currency of Canada.

“Canadian Facility”: as defined in Schedule 2.9 hereto.

“Canadian Facility Amendment”: as defined in Schedule 2.9 hereto.

“Canadian Facility Effective Date”: as defined in Schedule 2.9 hereto.

“Capital Expenditures”: with respect to any Person for any period, the aggregate of all expenditures by such Person and its consolidated Restricted Subsidiaries during such period (exclusive of (i) expenditures made for Permitted Investments, (ii) expenditures made for acquisitions permitted by Subsection 8.4), (iii) interest capitalized during such period to the extent relating to Capital Expenditures or (iv) expenditures made with the proceeds of any equity securities issued or capital contributions received, or Indebtedness incurred, by the Parent Borrower or any of its consolidated Restricted Subsidiaries) that, in accordance with GAAP, are required to be included as capital expenditures on a consolidated statement of cash flows of such Person.

“Capital Stock”: as to any Person, any and all shares or units of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Captive Insurance Subsidiary”: any Subsidiary of the Parent Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Equivalents”: any of the following: (1) money and (2) (a) securities issued or fully guaranteed or insured by the United States of America, Canada, the United Kingdom, Switzerland or a member state of the European Union or any agency or instrumentality of any thereof, (b) time deposits, certificates of deposit or bankers’ acceptances of (i) any bank or other institutional lender under this Agreement or the Term Loan Facility or any affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500,000,000 (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or, if at such time neither is issuing ratings, a comparable rating of another nationally recognized rating agency), (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2)(a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (2)(b) above, (d) money market instruments, commercial paper or other short-term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or, if at such time neither is issuing ratings, a comparable rating of another nationally recognized rating agency), (e) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended, (f) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors, and (g) solely with respect to any Captive Insurance Subsidiary, any investment that person is permitted to make in accordance with applicable law.

“Cash Management Arrangements”: any agreement or arrangement relating to any service provided pursuant to a Bank Products Agreement.

“Cash Management Party”: any Bank Products Affiliate party to a Bank Products Agreement.

“Change in Law”: as defined in Subsection 4.11(a).

“Change of Control”: (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date) other than one or more Permitted Holders, shall be the “beneficial owner” of (A) so long as Holdings is a Subsidiary of any Parent Entity, shares or units of Voting Stock having more than 50.0% of the total voting power of all outstanding shares of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) and (B) if Holdings is not a Subsidiary of any Parent Entity, shares or units of Voting Stock having more than 50.0% of the total voting power of all outstanding shares of Holdings; (ii) Holdings shall cease to own, directly or indirectly, 100.0% of the Capital Stock of the Parent Borrower (or any Successor Borrower), unless Holdings and the Parent Borrower shall have been merged, consolidated or amalgamated with one another; or (iii) a “Change of Control” (or comparable term) as defined in the Term Loan Credit Agreement relating to Indebtedness and unused commitments thereunder in an aggregate principal amount equal to or greater than the greater of (x) $40,000,000 and (y) 1.70% of Consolidated Total Assets1.

“Chattel Paper”: chattel paper (as such term is defined in Article 9 of the UCC).

“Closing Date”: the date on which all the conditions precedent set forth in Section 3.1 of the Seventh Amendment shall be satisfied or waived.

“CME Term SOFR Administrator”: CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Access Agreement”: as defined in the definition of “Eligible Inventory” in this Subsection 1.1.

“Collateral Agent”: as defined in the Preamble hereto, and shall include any successor to the Collateral Agent appointed pursuant to Subsection 10.9.

“Collateral Representative”: (i) if the ABL/Term Loan Intercreditor Agreement is then in effect, the ABL Collateral Representative (as defined therein, with respect to ABL Priority Collateral) and the Term Loan Collateral Representative (as defined therein with respect to Term Loan Priority Collateral), (ii) if any Junior Lien Intercreditor Agreement is then in effect, the Senior Priority Representative (as defined therein) and (iii) if any Other Intercreditor Agreement is then in effect, the Person acting as representative for the Collateral Agent and the Secured Parties thereunder for the applicable purpose contemplated by this Agreement and the Guarantee and Collateral Agreement.

“Commitment”: as to any Lender, its obligation to make Revolving Credit Loans to the Borrowers in the amount set forth opposite such Lender’s name in Schedule A hereto or as may subsequently be set forth in the Register from time to time. The amount of the aggregate Commitments of the Lenders as of the Closing Date is $600,000,000.

1        NTD: CTA %s based on total assets of $2,407.4M as at April 3, 2022.

“Commitment Percentage”: of any Lender at any time shall be that percentage which is equal to a fraction (expressed as a percentage) the numerator of which is the Commitment of such Lender at such time and the denominator of which is the aggregate Commitments at such time; provided that for purposes of Subsections 4.15(d) and 4.15(e), the denominator shall be calculated disregarding the Commitment of any Defaulting Lender to the extent its Swingline Exposure or L/C Obligations is reallocated to the Non-Defaulting Lenders; provided, further, that if any such determination is to be made after the Commitments (and the related Commitments of the Lenders) has (or have) terminated, the determination of such percentages shall be made immediately before giving effect to such termination.

“Commitment Period”: the period from and including the Closing Date to but not including the Termination Date, or such earlier date as the Commitments shall terminate as provided herein.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Parent Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Parent Borrower and which is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Sections 414(m) and (o) of the Code.

“Compliance Certificate”: as defined in Subsection 7.2(b).

“Compliance Period”: any period commencing upon any determination by the Administrative Agent that Specified Availability on any day is less than 10.0% of Availability at such time; provided that the Administrative Agent has notified the Borrower Representative thereof. The Compliance Period shall be deemed continuing notwithstanding that Specified Availability may thereafter exceed the amount set forth in the preceding sentence unless and until for 20 consecutive days Specified Availability exceeds 10.0% of Availability at such time, in which event a Compliance Period shall no longer be deemed to be continuing.

“Concentration Account”: any concentration account maintained by any Qualified Loan Party (other than any such concentration account if (i) such concentration account is an Excluded Account or (ii) all of the funds and other assets owned by a Qualified Loan Party held in such concentration account are excluded from the Collateral pursuant to any Security Document, including Excluded Assets) into which the funds in any DDA are transferred on a periodic basis as provided for in Subsection 4.16(b). All funds in any Concentration Account shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agents and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in such Concentration Account, subject to the Security Documents, the ABL/Term Loan Intercreditor Agreement or any other applicable intercreditor agreement.

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument delivered to the Administrative Agent (a copy of which shall be provided by the Administrative Agent to the Borrower Representative on request); provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations under this Agreement, including its obligation to fund a Loan if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to any provision of this Agreement, including Subsection 4.10, 4.11, 4.12 or 11.5, than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender if such designating Lender had not designated such Conduit Lender hereunder, (b) be deemed to have any Commitment or (c) be designated if such designation would otherwise increase the costs of the Facility or Tranche to any Borrower.

“Consolidated First Lien Indebtedness”: as of any date of determination, (i) an amount equal to the Consolidated Total Indebtedness (without regard to clause (ii) of the definition thereof) as of such date that, in each case, is then secured by Liens on Collateral (other than (x) Indebtedness secured by a Lien ranking junior to or subordinated to the Liens securing the Term Loan Facility Obligations (but, for the avoidance of doubt, not excluding the Loans or other Consolidated Total Indebtedness secured by Liens pari passu therewith), (y) property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby and (z) solely with respect to the determination of the amount available to be Incurred pursuant to the Term Loan Ratio Incremental Facility (and solely to the extent not incurred concurrently with amounts incurred under the Term Loan Ratio Incremental Facility), Indebtedness incurred pursuant to the Term Loan Cash Capped Incremental Facility), minus (ii) the sum of (A) the amount of such Indebtedness consisting of Indebtedness of a type referred to in, or incurred pursuant to, Subsection 8.1(b)(ix) of the Term Loan Credit Agreement (as in effect on the date hereof) and (B) Unrestricted Cash of the Parent Borrower and its Restricted Subsidiaries.

“Consolidated First Lien Leverage Ratio”: as of any date of determination, the ratio of (i) Consolidated First Lien Indebtedness as at such date (after giving effect to any incurrence or Discharge of Indebtedness on such date) to (ii) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Parent Borrower are available; provided that:

(1)            if, since the beginning of such period, the Parent Borrower or any Restricted Subsidiary shall have made any Sale (including any Sale occurring in connection with a transaction causing a calculation to be made hereunder), EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to EBITDA (if negative) attributable thereto for such period;

(2)            if, since the beginning of such period, the Parent Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made any Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3)            if, since the beginning of such period, any Person became a Restricted Subsidiary or was merged or consolidated with or into the Parent Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Parent Borrower or a Restricted Subsidiary since the beginning of such period, EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period;

provided that in the event that the Borrower Representative shall classify Indebtedness incurred on the date of determination as secured in part pursuant to Subsection 8.14(a) in respect of Indebtedness incurred pursuant to the Term Loan Ratio Incremental Facility and in part pursuant to Subsection 8.14(a) in respect of Indebtedness described thereunder (other than the Term Loan Ratio Incremental Facility) or one or more other clauses of Subsection 8.14), any calculation of the Consolidated First Lien Leverage Ratio on such date of determination, including in the definition of “Maximum Incremental Facilities Amount”, shall not include any such Indebtedness (and shall not give effect to any Discharge of Indebtedness from the proceeds thereof) not Incurred pursuant to the Term Loan Ratio Incremental Facility.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or another Responsible Officer of the Borrower Representative; provided that with respect to cost savings or synergies relating to any Sale, Purchase or other transaction, the related actions are expected by the Parent Borrower to be taken no later than 24 months after the date of determination.

“Consolidated Fixed Charge Coverage Ratio”: as of the last day of the Most Recent Four Quarter Period, the ratio of (a) (i) EBITDA for such period minus (ii) the unfinanced portion of all Capital Expenditures (excluding any Capital Expenditure made in an amount equal to all or part of the proceeds, applied within 12 months of receipt thereof, of (x) any casualty insurance, condemnation or eminent domain or (y) any sale of assets (other than Inventory)) of the Parent Borrower and its consolidated Restricted Subsidiaries during such period, to (b) the sum, without duplication, of (i) Debt Service Charges payable in cash by the Parent Borrower and its consolidated Restricted Subsidiaries during such period plus (ii) federal, state and foreign income taxes paid in cash by the Parent Borrower and its consolidated Restricted Subsidiaries (net of refunds received) for the period of four full Fiscal Quarters ending on such date plus (iii) cash paid by the Parent Borrower during the relevant period pursuant to clauses (c) and (h) of Subsection 8.3.

“Consolidated Interest Expense”: for any period, an amount equal to (a) interest expense (accrued and paid or payable in cash for such period, and in any event excluding any amortization or write-off of discount, premium or other financing costs) on Indebtedness of the Parent Borrower and its consolidated Restricted Subsidiaries for such period minus (b) interest income (accrued and received or receivable in cash for such period) of the Parent Borrower and its consolidated Restricted Subsidiaries for such period, in each case determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income”: for any period, the net income (loss) of the Parent Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided that, without duplication, there shall not be included in such Consolidated Net Income:

(i)             any net income (loss) of any Person if such Person is not the Parent Borrower or a Restricted Subsidiary, except that (A) the Parent Borrower’s or any Restricted Subsidiary’s net income for such period shall be increased by the aggregate amount actually distributed by such Person during such period to the Parent Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below), to the extent not already included therein, and (B) the Parent Borrower’s or any Restricted Subsidiary’s equity in the net loss of such Person shall be included to the extent of the aggregate Investment of the Parent Borrower or any of its Restricted Subsidiaries in such Person,

(ii)            (x) any gain or loss realized upon the sale, abandonment or other disposition of any asset of the Parent Borrower or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined by the Borrower Representative in good faith, which determination shall be conclusive) and (y) any gain or loss realized upon the disposal, abandonment or discontinuation of operations of the Parent Borrower or any Restricted Subsidiary, and any income (loss) from disposed, abandoned or discontinued operations (but if such operations are classified as discontinued because they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of), including in each case any closure of any branch,

(iii)           any extraordinary, unusual, nonrecurring, exceptional, special or infrequent gain, loss or charge and any other gain, loss or charge not in the ordinary course of business (as determined by the Parent Borrower in good faith, which determination shall be conclusive) (including fees, expenses and charges (or any amortization thereof) associated with the Transactions or any acquisition, merger, consolidation or amalgamation after the date hereof or any accounting change, whether or not completed), any severance, relocation, consolidation, closing, integration, facilities opening, business optimization and/or similar initiatives or programs, transition or restructuring costs, charges or expenses (whether or not classified as restructuring costs, charges or expenses on the consolidated financial statements of the Parent Borrower), any signing, stretch, retention or completion bonuses, and any costs associated with curtailments or modifications to pension and post-retirement employee benefit plans,

(iv)           the cumulative effect of a change in accounting principles,

(v)            all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments,

(vi)           any unrealized gains or losses in respect of Hedging Agreements,

(vii)          any unrealized foreign currency translation or transaction gains or losses, including in respect of Indebtedness of any Person,

(viii)         any non-cash compensation charge arising from any grant of limited liability company interests, stock, stock options or other equity based awards,

(ix)            [reserved],

(x)             any non-cash charge, expense or other impact attributable to application of the purchase or recapitalization method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase or recapitalization accounting adjustments), non-cash charges for deferred tax valuation allowances and non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP,

(xi)            expenses related to the conversion of various employee benefit programs in connection with the Transactions, and non-cash compensation related expenses,

(xii)           to the extent covered by insurance and actually reimbursed (or the Borrower Representative has determined that there exists reasonable evidence that such amount will be reimbursed by the insurer and such amount is not denied by the applicable insurer in writing within 180 days and is reimbursed within 365 days of the date of such evidence (with a deduction in any future calculation of Consolidated Net Income for any amount so added back to the extent not so reimbursed within such 365 day period)), any expenses with respect to liability or casualty events or business interruption,

(xiii)          any expenses, charges and losses in the form of earn-out obligations and contingent consideration obligations (including to the extent accounted for as performance and retention bonuses, compensation or otherwise) and adjustments thereof and purchase price adjustments, in each case paid in connection with any acquisition, merger or consolidation or Investment, and

(xiv)         costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and public company costs;

provided, further, that (1) the exclusion of any item pursuant to the foregoing clauses (i) through (xiv) shall also exclude the tax impact of any such item, if applicable, and (2) for purposes of determining Consolidated Net Income, taxes shall be determined as if the Parent Borrower were treated as a corporation for U.S. federal, state and local income tax purposes.

In the case of any item not included in Consolidated Net Income pursuant to clause (iii) above in any determination thereof, the Borrower Representative will deliver a certificate of a Responsible Officer to the Administrative Agent promptly after the date on which Consolidated Net Income is so determined, setting forth the nature and amount of such item.

“Consolidated Total Assets”: as of any date of determination, the total assets, in each case reflected on the consolidated balance sheet of the Parent Borrower as at the end of the Most Recent Four Quarter Period, determined on a consolidated basis in accordance with GAAP (and, in the case of any determination relating to any incurrence of Indebtedness or Liens or any Investment or any acquisition pursuant to Subsection 8.4, on a Pro Forma Basis, including any property or assets being acquired in connection therewith).

“Consolidated Total Indebtedness”: as of any date of determination, an amount equal to (i) the aggregate principal amount of outstanding Indebtedness of the Parent Borrower and its Restricted Subsidiaries as of such date consisting of (without duplication) Indebtedness for borrowed money (including unreimbursed outstanding drawn amounts under funded letters of credit); debt obligations evidenced by bonds, debentures, notes or similar instruments; Disqualified Capital Stock; and (in the case of any Restricted Subsidiary that is not a Loan Party) Preferred Stock, determined on a Consolidated basis in accordance with GAAP (excluding items eliminated in Consolidation, and for the avoidance of doubt, excluding Hedging Obligations) minus (ii) the sum of (A) the amount of such Indebtedness consisting of Indebtedness of a type referred to in, or incurred pursuant to, Subsection 8.1(b)(ix) of the Term Loan Credit Agreement (as in effect on the date hereof) and (B) Unrestricted Cash of the Parent Borrower and its Restricted Subsidiaries. For purposes hereof, any earn-out or similar obligations shall not constitute Consolidated Total Indebtedness until such obligation becomes a liability on the consolidated balance sheet of the Parent Borrower in accordance with GAAP and is not paid within 30 days after becoming due and payable.

“Consolidated Total Leverage Ratio”: as of any date of determination, the ratio of (i) Consolidated Total Indebtedness as at such date (after giving effect to any incurrence or Discharge of Indebtedness on such date) to (ii) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Parent Borrower are available; provided that:

(1)            if, since the beginning of such period, the Parent Borrower or any Restricted Subsidiary shall have made a Sale (including any Sale occurring in connection with a transaction causing a calculation to be made hereunder), EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to EBITDA (if negative) attributable thereto for such period;

(2)            if, since the beginning of such period, the Parent Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3)            if, since the beginning of such period, any Person became a Restricted Subsidiary or was merged or consolidated with or into the Parent Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Parent Borrower or a Restricted Subsidiary since the beginning of such period, EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period;

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or another Responsible Officer of the Borrower Representative; provided that with respect to cost savings or synergies relating to any Sale, Purchase or other transaction, the related actions are expected by the Borrower Representative to be taken no later than 24 months after the date of determination.

“Consolidation”: the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Parent Borrower in accordance with GAAP; provided that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Parent Borrower or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Contingent Obligation”: with respect to any Person, any obligation of such Person guaranteeing any obligation that does not constitute Indebtedness (a “primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (1) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (2) to advance or supply funds (a) for the purchase or payment of any such primary obligation, or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation”: as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Core Concentration Account”: as defined in Subsection 4.16(c).

“Corresponding Tenor”: with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity”: any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Credit Agreement Refinancing Indebtedness”: any secured Indebtedness incurred or otherwise obtained by the Borrowers under and in accordance with the terms of this Agreement in the form of revolving commitments in exchange for, or to extend, renew, replace or refinance, in whole or part, outstanding Revolving Credit Loans or Commitments hereunder (including any successive Credit Agreement Refinancing Indebtedness obtained pursuant to a prior Refinancing Amendment) (“Refinanced Debt”); provided that:

(a)            such Refinanced Debt shall be repaid and the commitments with respect thereto terminated and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained; provided that to the extent that such Refinanced Debt consists, in whole or in part, of Commitments or Other Revolving Credit Commitments (or Revolving Credit Loans, Other Revolving Credit Loans or Swingline Loans incurred pursuant to any Commitments or Other Revolving Credit Commitments), such Commitments or Other Revolving Credit Commitments, as applicable, shall be terminated, the proceeds of such Credit Agreement Refinancing Indebtedness shall be applied to the prepayment of outstanding Revolving Credit Loans, or reduction of Commitments in respect of the Revolving Credit Facility being so refinanced on a pro rata basis within each Tranche being refinanced and all accrued fees in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained; and

(b)            such Indebtedness (including, if such Indebtedness includes any Other Revolving Credit Commitments, the unused portion of such Other Revolving Credit Commitments) shall:

(i)              be governed by the terms of this Agreement (as amended by any Refinancing Amendment) and the other Loan Documents and no other loan agreement, note purchase agreement or other similar agreement and the Lenders with respect to such Indebtedness shall execute an assumption agreement, reasonably satisfactory to the Administrative Agent, pursuant to which such Lenders agree to be bound by the terms of this Agreement as Lenders; provided that the terms and conditions of such Indebtedness (as amended by such Refinancing Amendment but excluding pricing and optional prepayment or redemption terms) shall be substantially similar to, or (taken as a whole) not more favorable to the investors providing such Indebtedness than, the terms and conditions of the applicable Refinanced Debt as reasonably determined by the Borrower Representative in good faith (which determination shall be conclusive) (except with respect to any terms (including covenants) and conditions contained in such Indebtedness that are applicable only after the then Termination Date); provided, further, that the terms and conditions applicable to such Indebtedness may provide for any additional or different financial or other covenants or other provisions that are agreed between the Borrower Representative and the applicable Lenders and applicable only during periods after the Termination Date that is in effect on the date such Credit Agreement Refinancing Indebtedness is incurred or obtained,

(ii)            be in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt except by any amount equal to unpaid accrued interest and premium (including applicable prepayment penalties) thereon plus underwriting discounts, original issue discount, commissions, fees and other costs and expenses incurred in connection therewith (and, in the case of Refinanced Debt consisting, in whole or in part, of unused Commitments or Other Revolving Credit Commitments, the amount thereof),

(iii)           not mature or have scheduled amortization or commitment reductions, as applicable, sooner or greater than the same under such Refinanced Debt and not be subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary prepayments with respect to lender exposure or outstandings exceeding commitments or the borrowing base and customary asset sale or change of control provisions), in each case prior to the Termination Date,

(iv)           only be secured by assets consisting of Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and not be secured by any property or assets of Holdings, the Borrowers or any Restricted Subsidiary other than the Collateral; provided that such Obligations (including the Credit Agreement Refinancing Indebtedness) shall be secured by the Security Documents and the Lenders with respect to such Credit Agreement Refinancing Indebtedness shall have authorized the Collateral Agent to act as their Agent to take any action with respect to any applicable Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents,

(v)            rank pari passu in right of payment and of security with the Refinanced Debt (including being entitled to the benefits of the same place in the waterfall as the Refinanced Debt) and at any time that a Default or an Event of Default exists, all prepayments of Other Revolving Credit Loans shall be made on a pro rata basis, and

(vi)           be part of, and count against, the Borrowing Base on the same basis as the Refinanced Debt.

“Credit Card Agreements”: all agreements now or hereafter entered into by any Qualified Loan Party for the benefit of a Qualified Loan Party, in each case with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Credit Card Issuer”: any of the credit card issuers or electronic payment services providers listed on Schedule 1.1(b), and any other credit card issuer or electronic payment services provider reasonably acceptable to the Administrative Agent.

“Credit Card Notification”: collectively, the notices to Credit Card Issuers or Credit Card Processors who are parties to Credit Card Agreements, which Credit Card Notifications shall require the ACH or wire transfer no less frequently than each Business Day (and whether or not there are then any outstanding Obligations) of all payments due from Credit Card Processors to (i) a DDA, (ii) a Concentration Account, or (iii) any other deposit account in the United States with respect to which a control agreement is in place between the applicable Qualified Loan Party, the applicable depositary institution and the Administrative Agent or the Collateral Agent (or over which any such Agent has “control” whether or not pursuant to a control agreement).

“Credit Card Processor”: any of the credit card or electronic payment processors or clearinghouses listed on Schedule 1.1(c), and any other credit card or electronic payment processor or clearinghouse reasonably acceptable to the Administrative Agent.

“Credit Card Receivables”: collectively, (a) all present and future rights of the Qualified Loan Parties to payment from any Credit Card Issuer or Credit Card Processor arising from sales of goods or rendition of services to customers who have purchased such goods or services using a credit or debit card or an electronic payment service and (b) all present and future rights of the Qualified Loan Parties to payment from any Credit Card Issuer or Credit Card Processor in connection with the sale or transfer of Accounts arising pursuant to the sale of goods or rendition of services to customers who have purchased such goods or services using a credit or debit card or an electronic payment service, including, but not limited to, all amounts at any time due or to become due from any Credit Card Issuer or Credit Card Processor under the Credit Card Agreements or otherwise, in each case above calculated net of prevailing interchange charges and net of billing for interest, fees or late charges.

“Cure Amount”: as defined in Subsection 9.3(a).

“Customary Permitted Liens”: (a) Liens for taxes, assessments and similar charges or claims that are not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a Material Adverse Effect, or which are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Parent Borrower or its Restricted Subsidiaries, as the case may be, in conformity with GAAP;

(b)            Liens with respect to outstanding motor vehicle fines, liens of landlords or of mortgagees of landlords arising by statute and liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other liens imposed by law created in the ordinary course of business for amounts not known to be overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(c)            deposits made in connection with workers’ compensation, unemployment insurance or other types of social security benefits or other insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d)            encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(e)            encumbrances arising under leases or subleases, licenses or sublicenses, or occupancy agreements with respect to real property that do not, in the aggregate over all such encumbrances, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(f)             financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business;

(g)            Liens, pledges or deposits securing the performance of (x) bids, contracts (other than for borrowed money), obligations for utilities, leases and statutory or regulatory obligations, or (y) performance, bid, surety, appeal, judgment, replevin and similar bonds, other surety arrangements, and other similar obligations, all in, or relating to liabilities or obligations incurred in, the ordinary course of business;

(h)            Liens arising by reason of any judgment, decree or order of any court or other Governmental Authority, unless the judgment, decree or order it secures has not, within 30 days after entry of such judgment, been discharged or execution stayed pending appeal, or has not been discharged within 30 days after the expiration of any such stay;

(i)             Liens existing on assets or properties at the time of the acquisition thereof by the Parent Borrower or any of its Restricted Subsidiaries which do not materially interfere with the use, occupancy, operation and maintenance of structures existing on the property subject thereto or extend to or cover any assets or properties of the Parent Borrower or such Restricted Subsidiary other than the assets or property being acquired; and

(j)             Liens on goods in favor of customs and revenue authorities arising as a matter of law to secure customs duties in connection with the importation of such goods.

“Daily Simple SOFR”: for any day (a “SOFR Rate Day”), a rate per annum equal SOFR for the day (such day “SOFR Determination Date”) that is five U.S. Government Securities Business Day prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower Representative.

“DDA”: any checking or other demand deposit bank account maintained by any Qualified Loan Party (other than any such checking or other demand deposit account if (i) such checking or other demand deposit account is an Excluded Account or (ii) all of the funds and other assets owned by a Qualified Loan Party held in such checking or other demand deposit account are excluded from the Collateral pursuant to any Security Document, including Excluded Assets) into which the proceeds of ABL Priority Collateral are deposited or are expected to be deposited. All funds in any DDA shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agents and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in such DDA, subject to the Security Documents, the ABL/Term Loan Intercreditor Agreement or any applicable Other Intercreditor Agreement.

“Debt Obligations”: means, with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Debt Service Charges”: for any period, the sum of (a) Consolidated Interest Expense plus (b) scheduled principal payments required to be made (after giving effect to any prepayments paid in cash that reduce the amount of such required payments) on account of Indebtedness of the Parent Borrower and its consolidated Restricted Subsidiaries of the type permitted by Subsections 8.13(a), 8.13(c) and (to the extent relating to any renewal, extension, refinancing or refunding of the foregoing) 8.13(i)(ii) hereof, including the full amount of any non-recourse Indebtedness (excluding the obligations hereunder, payments to reimburse any drawings under any commercial letters of credit, and any payments on Indebtedness required to be made on the final maturity date thereof, but including any obligations in respect of Financing Leases) for such period, plus (c) scheduled mandatory payments on account of Disqualified Capital Stock of the Parent Borrower and its consolidated Restricted Subsidiaries (whether in the nature of dividends, redemption, repurchase or otherwise) required to be made during such period, in each case determined on a consolidated basis in accordance with GAAP.

“Default”: any of the events specified in Subsection 9.1, whether or not any requirement for the giving of notice (other than, in the case of Subsection 9.1(e), a Default Notice), the lapse of time, or both, or any other condition specified in Subsection 9.1, has been satisfied.

“Default Notice”: as defined in Subsection 9.1(e).

“Default Right”: has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender”: any Lender or Agent whose circumstances, acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of Lender Default.

“Deposit Account”: any deposit account (as such term is defined in Article 9 of the UCC).

“Designated Cash Management Agreements”: Bank Products Agreements with any Cash Management Party that are (i) secured by Liens on ABL Priority Collateral pursuant to the applicable Security Documents, and (ii) have been designated as a “Designated Cash Management Agreement” by the Borrower Representative to the Administrative Agent in accordance with Subsection 11.22; provided that each Bank Products Agreement listed on Schedule 1.1(h) shall be deemed a “Designated Cash Management Agreement” on the Closing Date.

“Designated Cash Management Reserves”: such reserves as may be established or modified by the Administrative Agent in accordance with Subsection 11.22 with respect to anticipated monetary obligations under Designated Cash Management Agreements owing to any Cash Management Party in the amount specified by the Borrower Representative in writing to the Administrative Agent in a notice delivered pursuant to Subsection 11.22, which amount shall, subject to the restrictions set forth in Subsection 11.22, be increased or decreased with respect to any existing Designated Cash Management Agreement at any time upon further written notice from the Borrower Representative to the Administrative Agent in accordance with the last sentence of Subsection 11.22.

“Designated Hedging Agreements”: Hedging Agreements or other Permitted Hedging Arrangements with any Hedging Party that (i) are secured by Liens on ABL Priority Collateral pursuant to the applicable Security Documents and (ii) have been designated as a “Designated Hedging Agreement” by the Borrower Representative to the Administrative Agent in accordance with Subsection 11.22; provided that each Hedging Agreement or other Permitted Hedging Arrangement listed on Schedule 1.1(i) shall be deemed a “Designated Hedging Agreement” on the Closing Date.

“Designated Hedging Reserves”: such reserves as may be established or modified by the Administrative Agent in accordance with Subsection 11.22 with respect to anticipated monetary obligations under Designated Hedging Agreements owing to any Hedging Party in the amount specified by the Borrower Representative in writing to the Administrative Agent in a notice delivered pursuant to Subsection 11.22, which amount shall, subject to the restrictions set forth in Subsection 11.22, be increased or decreased with respect to any existing Designated Hedging Agreement at any time upon further written notice from the Borrower Representative to the Administrative Agent in accordance with the last sentence of Subsection 11.22.

“Designated Noncash Consideration”: the Fair Market Value of noncash consideration received by the Parent Borrower or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to a certificate of a Responsible Officer of the Borrower Representative, setting forth the basis of such valuation.

“Designation Date”: as defined in Subsection 2.8(e).

“Discharge”: as defined in the definition of “Pro Forma Basis” in this Subsection 1.1.

“Disinterested Director”: as defined in Subsection 8.11.

“Disposition”: as defined in the definition of “Asset Sale” in this Subsection 1.1.

“Disqualified Capital Stock”: with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control” or an Asset Sale or other disposition), (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is convertible or exchangeable for Indebtedness or Disqualified Capital Stock or (c) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control” or an Asset Sale or other disposition), in whole or in part, in each case on or prior to the Termination Date; provided that Capital Stock issued to any employee benefit plan, or by any such plan to any employees of the Parent Borrower or any Subsidiary, shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased or otherwise acquired or retired in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Lender”: (i) two Business Days’ after being identified in writing to the Administrative Agent, any (x) competitor of the Parent Borrower and its Restricted Subsidiaries and (y) affiliate of such competitor (other than any bona fide fixed income investor or debt fund affiliates); provided that any affiliate of such competitor that is an entity clearly identifiable as an affiliate of such competitor on the basis of such affiliate’s name shall be a Disqualified Lender and (ii) any Persons designated in writing by the Borrower Representative to the Administrative Agent on or prior to the Closing Date or thereafter with the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), it being understood that, in each case, any identification or designation of a Disqualified Lender shall not retroactively apply to disqualify any prior assignments or participations to such Lender.

“Division”: as defined in Subsection 1.2(l).

“Dollar Equivalent”: at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in Canadian Dollars, the equivalent amount thereof in Dollars as determined by the Issuing Lender on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with Canadian Dollars.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Domestic Subsidiary”: any Restricted Subsidiary of the Parent Borrower other than a Foreign Subsidiary.

“Dominion Event”: a period (a) commencing on the date on which either (x) a Specified Default has occurred and has been continuing or (y) the Specified Availability has been less than 10.0% of Availability at such time, in the case of each of (x) and (y) above for a period of five consecutive Business Days; provided that the Administrative Agent has notified the Borrower Representative thereof and (b) ending on the first date thereafter on which both (x) no Specified Default has existed or been continuing at any time and (y) the Specified Availability shall have been not less than 10.0% of Availability at any time, in each case for a period of 20 consecutive calendar days.

“EBITDA”: for any period, the Consolidated Net Income for such period, plus, in each case without duplication, (x) the following to the extent deducted in calculating such Consolidated Net Income: (i) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital (including penalties and interest, if any), (ii) Consolidated Interest Expense, all items excluded from the definition of Consolidated Interest Expense pursuant to clause (iii) thereof (other than Special Purpose Financing Expense (as defined in the Term Loan Credit Agreement as in effect on the date hereof)), any Special Purpose Financing Fees (as defined in the Term Loan Credit Agreement as in effect on the date hereof), and to the extent not reflected in Consolidated Interest Expense, costs of surety bonds in connection with financing activities, (iii) depreciation, (iv) amortization (including but not limited to amortization of goodwill and intangibles and amortization and write-off of financing costs), (v) any non-cash charges or non-cash losses, (vi) any expenses or charges related to any equity offering, Investment or Indebtedness permitted by this Agreement (whether or not consummated or incurred, and including any offering or sale of Capital Stock to the extent the proceeds thereof were intended to be contributed to the equity capital of the Parent Borrower or its Restricted Subsidiaries), (vii) the amount of any loss attributable to non-controlling interests, (viii) all deferred financing costs written off and premiums paid in connection with any early extinguishment of Hedging Obligations or other derivative instruments, (ix) [reserved], (x) interest and investment income, (xi) the amount of loss on any Financing Disposition (as defined in the Term Loan Credit Agreement), and (xii) any costs or expenses pursuant to any management or employee stock option or other equity-related plan, program or arrangement, or other benefit plan, program or arrangement, or any equity subscription or equityholder agreement, to the extent funded with cash proceeds contributed to the capital of the Parent Borrower or an issuance of Capital Stock of the Parent Borrower (other than Disqualified Capital Stock) and excluded from the calculation set forth in Subsection 8.2(a)(3), plus (y) the amount of net cost savings, operating expense reductions and synergies projected by the Borrower Representative in good faith to be realized as the result of actions taken or to be taken on or prior to the Closing Date or within 24 months of the Closing Date, or 24 months of the initiation or consummation of any operational change (or other initiative, or within 24 months of the consummation of any applicable acquisition or cessation of operations (in each case, calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions (which adjustments may be incremental to pro forma adjustments made pursuant to the proviso to the definition of “Consolidated Fixed Charge Coverage Ratio”, “Consolidated First Lien Leverage Ratio” or “Consolidated Total Leverage Ratio”), plus (z) without duplication of any item in the preceding clause (x) or (y), additions of the type reflected in any quality of earnings analysis prepared by independent certified public accountants of nationally recognized standing or any other accounting firm reasonably acceptable to the Administrative Agent (it being understood that any “Big Four” accounting firms are acceptable) and delivered to the Administrative Agent in connection with any acquisition of assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Parent Borrower or any Restricted Subsidiary, or any other Investment, in each case that is permitted under this Agreement.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition and is subject to the supervision of an EEA Resolution Authority, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision of an EEA Resolution Authority with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature”: an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Accounts”: those Accounts created by each of the Qualified Loan Parties in the ordinary course of its business, that arise out of its sale, lease or rental of goods or rendition of services, that comply in all material respects with each of the representations and warranties (or, if qualified by materiality, in all respects) respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, unapplied cash, sales tax, finance charges, service charges, credits and rebates. Eligible Accounts shall not include the following:

(a)           Accounts (including Extended Accounts) which are 60 days or more past due; provided that no Accounts that remain unpaid more than 210 days after the original invoice date therefor shall be included;

(b)          Accounts (other than Extended Accounts) which are unpaid more than 120 days after the original invoice date therefor;

(c)           Extended Accounts which exceed, in the aggregate, the greater of (x) $15,000,000 and (y) 5.00% of the amount of all Eligible Accounts included under the Borrowing Base as of the applicable date of determination (after giving effect to the inclusion of such Excluded Accounts);

(d)           Accounts owed by an Account Debtor (or its Affiliates) where 50.0% or more of the total amount of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) or (b) above or (k) below;

(e)           Accounts with respect to which the Account Debtor is (i) an Affiliate of a Qualified Loan Party or (ii) an employee or agent of a Qualified Loan Party;

(f)            Accounts arising in a transaction wherein goods are placed on consignment are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold (to the extent it remains unpaid), or any other terms by reason of which the payment by an Account Debtor may be conditional (other than, for the avoidance of doubt, a rental or lease basis);

(g)           Accounts that are not payable in Dollars or Canadian Dollars;

(h)           Accounts with respect to which the Account Debtor is a Person other than a Governmental Authority unless: (i) the Account Debtor either (A) maintains its chief executive office in the United States or Canada, (B) is organized under the laws of the United States or any state or subdivision thereof, or Canada or any province, territory or other subdivision thereof, or (C) is a natural person with a billing address in the United States or Canada; or (ii) (A) the Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent, in its reasonable discretion (as to form, substance, and issuer or domestic confirming bank), that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to the Administrative Agent, in its reasonable discretion;

(i)            Accounts with respect to which the Account Debtor is the government of any foreign country or sovereign state other than the United States, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (i) the Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent, in its reasonable discretion (as to form, substance, and issuer or domestic confirming bank), that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent, or (ii) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to the Administrative Agent, in its Permitted Discretion;

(j)            Accounts with respect to which the Account Debtor is the federal government of the United States or any department, agency or instrumentality of the United States (exclusive, however, of Accounts with respect to which a Qualified Loan Party has complied, to the reasonable satisfaction of the Administrative Agent, with the Assignment of Claims Act, 31 USC § 3727);

(k)           Accounts with respect to which the Account Debtor is a creditor of any Qualified Loan Party, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent (including with respect to rebates) of such claim, right of setoff, or dispute; provided that (i) Accounts with respect to which the Account Debtor is a creditor of any Qualified Loan Party, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, shall not be excluded by virtue of this clause (k) if the Borrower Representative delivers to the Administrative Agent a “no off-set” letter with respect to such Accounts in form and substance reasonably satisfactory to the Administrative Agent and (ii) the requirement for obtaining a “no off-set” letter set forth in the immediately preceding clause (i) shall be waived for the first 90 days following the Closing Date (or such longer period as may be agreed by the Administrative Agent in its sole discretion) and Accounts with respect to Turf Merchants, Inc. and Proseed Marketing, Inc. shall not excluded from the definition of Eligible Accounts by virtue this clause (k) during such period;

(l)            Accounts with respect to an Account Debtor whose total obligations owing to the Parent Borrower or any Subsidiary of the Parent Borrower exceed 15.0% of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentages; provided, however, that the amount of Eligible Accounts that are excluded because they exceed the foregoing percentages shall be determined by the Administrative Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit;

(m)          Accounts with respect to which the Account Debtor is subject to an insolvency proceeding, has gone out of business, or as to which any Borrower has received notice of an imminent insolvency proceeding unless (x) such Account is supported by a letter of credit satisfactory to the Collateral Agent, in its reasonable discretion (as to form, substance, and issuer or domestic confirming bank), that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent or (y) such Account Debtor has received debtor-in-possession financing sufficient as determined by the Collateral Agent in its reasonable discretion to finance its ongoing business activities;

(n)           Accounts that are not subject to a valid and perfected first priority Lien in favor of the Collateral Agent pursuant to the relevant Security Document (as and to the extent provided therein);

(o)           Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor;

(p)           Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by a Borrower of the subject contract for goods or services (other than customary maintenance contracts);

(q)           Accounts owned by any Immaterial Subsidiary that is a Qualified Loan Party subject to any case, action or proceeding of the type that would constitute an Event of Default under Subsection 9.1(f) hereof if such Loan Party were a Material Subsidiary;

(r)            Any Account that has not been invoiced, has not been billed and has not been recognized as received by the applicable Account Debtor;

(s)           Any Account with respect to which a partial payment of such Account has been made by the respective Account Debtor; provided that to the extent such Account consists of multiple separate line-items, only the line items that have been partially paid shall be excluded;

(t)            Accounts to the extent representing service charges or late fees;

(u)           Accounts that are evidenced by Chattel Paper or a promissory note issued by an Account Debtor;

(v)           Credit Card Receivables; and

(w)          Accounts with respect to seed vendors, net of any amounts in respect thereof deducted pursuant to clause (k) of this definition, which exceed, in the aggregate, $15,000,000 as of the applicable date of determination.

Notwithstanding the foregoing, the Administrative Agent may, from time to time, in the exercise of its Permitted Discretion, on not less than 10 Business Days’ prior notice to the Borrower Representative, change the criteria for Eligible Accounts as reflected on the Borrowing Base Certificate based on either (i) an event, condition or other circumstance arising after the Closing Date, or (ii) an event, condition or other circumstance existing on the Closing Date to the extent the Administrative Agent had no knowledge thereof on or prior to the Closing Date, in either case under clause (i) or (ii), which adversely affects, or would reasonably be expected to adversely affect, Eligible Accounts in any material respect as determined by the Administrative Agent in the exercise of its Permitted Discretion. Any such change in criteria shall have a reasonable relationship to the event, condition or other circumstance that is the basis for such change. Upon delivery of the notice of such change pursuant to the foregoing sentence, the Administrative Agent shall be available to discuss the proposed change, and the applicable Borrower may take such action as may be required so that the event, condition or circumstance that is the basis for such change no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion. Any Accounts of the Qualified Loan Parties that are not Eligible Accounts shall nevertheless be part of the Collateral as and to the extent provided in the Security Documents.

“Eligible Credit Card Receivables”: all Credit Card Receivables of the Qualified Loan Parties which satisfy the criteria set forth below:

(a)           such Credit Card Receivables arise from the actual and bona fide sale and delivery of goods or rendition of services by such Qualified Loan Party in the ordinary course of the business of such Qualified Loan Party;

(b)           such Credit Card Receivables are not past due (beyond any stated applicable grace period, if any, therefor) pursuant to the terms set forth in the Credit Card Agreements with the Credit Card Issuer or Credit Card Processor of the credit card or debit card used in the purchase which give rise to such Credit Card Receivables;

(c)           such Credit Card Receivables are not unpaid more than five Business Days after the date of the sale of Inventory giving rise to such Credit Card Receivables;

(d)           the Credit Card Issuer or Credit Card Processor obligated in respect of such Credit Card Receivable has not failed to remit any monthly payment in respect of such Credit Card Receivable;

(e)           the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables has not asserted a counterclaim, defense or dispute against such Credit Card Receivables (other than customary set-offs to fees and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor with such Person from time to time), but the portion of the Credit Card Receivables owing by such Credit Card Issuer or Credit Card Processor in excess of the amount owing by such Person to such Credit Card Issuer or Credit Card Processor pursuant to such fees and chargebacks shall be deemed Eligible Credit Card Receivables;

(f)            the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables has not set off against amounts otherwise payable by such Credit Card Issuer or Credit Card Processor to such Person for the purpose of establishing a reserve or collateral for obligations of such Person to such Credit Card Issuer or Credit Card Processor (other than customary set-offs and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor from time to time) but the portion of the Credit Card Receivables owing by such Credit Card Issuer or Credit Card Processor in excess of the set-off amounts shall be deemed Eligible Credit Card Receivables;

(g)           such Credit Card Receivables (x) are owned by a Qualified Loan Party and such Qualified Loan Party has a good title to such Credit Card Receivables, (y) are subject to a valid and perfected first priority Lien in favor of the Collateral Agent pursuant to the relevant Security Document (as and to the extent provided therein), and (z) are not subject to any other Lien (other than Liens permitted hereunder pursuant to clauses (a), (c) (with respect to clauses (a), (b) and (h) of the definition of “Customary Permitted Liens”), (e) (with respect to clauses (a) and (q) of Subsection 8.14), (h) and (q) of Subsection 8.14) (the foregoing clauses (y) and (z) (other than in respect of clause (a) of Subsection 8.14) not being intended to limit the ability of the Administrative Agent to change, establish or eliminate any Availability Reserves in its Permitted Discretion on account of any such permitted Liens);

(h)           the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables is not subject to an event of the type described in Subsection 9.1(f);

(i)            no event of default has occurred under the Credit Card Agreement of such Qualified Loan Party with the Credit Card Issuer or Credit Card Processor who has issued the credit card or debit card or handles payments under the credit card or debit card used in the sale which gave rise to such Credit Card Receivables which event of default gives such Credit Card Issuer or Credit Card Processor the right to cease or suspend payments to such Qualified Loan Party;

(j)            the customer using the credit card or debit card giving rise to such Credit Card Receivable shall not have returned the merchandise purchased giving rise to such Credit Card Receivable;

(k)           to the extent required by Subsection 4.16(b), the Credit Card Receivables are subject to Credit Card Notifications;

(l)            the Credit Card Processor is organized and has its principal offices or assets within the United States or Canada or is otherwise acceptable to the Administrative Agent in its Permitted Discretion; and

(m)          such Credit Card Receivables are not evidenced by chattel paper or an instrument of any kind, and have not been reduced to judgment.

Any Credit Card Receivables which are not Eligible Credit Card Receivables shall nevertheless be part of the Collateral as and to the extent provided in the Security Documents.

“Eligible Inventory”: all Inventory of the Qualified Loan Parties, except for any Inventory:

(a)            that is damaged or unfit for sale;

(b)            that is not of a type held for sale by any of the Qualified Loan Parties in the ordinary course of business as is being conducted by each such party;

(c)            that is not subject to a valid and perfected first priority Lien in favor of the Collateral Agent, as applicable, pursuant to a Security Document (as and to the extent provided therein (it being agreed that in no event shall any Excluded Assets be deemed to be Eligible Inventory hereunder));

(d)            that is not owned by any of the Qualified Loan Parties;

(e)            that is not located on, or in transit between, premises owned or leased by any of the Qualified Loan Parties, or that is stored with a bailee, warehouseman, processor or similar Person, unless (i) the Administrative Agent has given its prior consent thereto, (ii) a Collateral Access Agreement, substantially in the form attached hereto as Exhibit M or in form or substance otherwise reasonably satisfactory to the Administrative Agent has been delivered to the Administrative Agent; or (iii) Availability Reserves with respect to such premises or storage reasonably satisfactory to the Administrative Agent in its Permitted Discretion, but in no event to exceed the aggregate of two months’ rent, licensing fee or similar amount with respect to each such location, have been established with respect thereto; provided that Inventory that is not located on, or in transit between, premises owned or leased by any of the Qualified Loan Parties, or that is stored with a bailee, warehouseman, processor or similar Person, shall not be excluded by virtue of this clause (e) to the extent such Inventory has an aggregate book value of not greater than $5,000,000 at any single location and not greater than $15,000,000 in the aggregate amount at all such locations; provided, further, that the requirement for Availability Reserves set forth in this clause (e)(iii) shall be waived for the first 90 days following the Closing Date (or such longer period as may be agreed by the Administrative Agent in its sole discretion) and Inventory that is not located on, or in transit between, premises owned or leased by any of the Qualified Loan Parties, or that is stored with a bailee, warehouseman, processor or similar Person shall not be excluded from the definition of Eligible Inventory by virtue of this clause (e) during such period;

(f)             that is placed on consignment; provided that Inventory placed on consignment by a Qualified Loan Party shall not be excluded by virtue of this clause (f) to the extent that (i) such Qualified Loan Party has a perfected purchase money security interest in such consigned Inventory and such security interest is assigned to the Collateral Agent and (ii) such consigned Inventory is segregated at the consignee’s location; provided further that (x) the condition set forth in clause (i) of the preceding proviso shall not be required to be satisfied with respect to inventory not in excess of $1,000,000 in the aggregate and (y) the conditions set forth in both clauses (i) and (ii) of the preceding proviso shall be waived for the first 90 days following the Closing Date (or such longer period as may be agreed by the Administrative Agent in its sole discretion) and any Inventory placed on consignment by a Qualified Loan Party shall not be excluded from the definition of Eligible Inventory by virtue of this clause (f) during such period;

(g)            that consists of display items, samples or packing or shipping materials, packaging, manufacturing supplies or replacement or spare parts not considered for sale in the ordinary course of business;

(h)            that consists of goods which have been returned by the buyer, other than goods that are undamaged or that are resalable in the normal course of business, and other than any other returned goods which are deemed saleable following an inventory appraisal conducted in accordance with the terms of this Agreement;

(i)             that does not comply in all material respects (or, if qualified by materiality, in all respects) with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents;

(j)             that consists of Materials of Environmental Concern that can be transported or sold only with licenses that are not readily available;

(k)            that is covered by negotiable document of title, unless such document has been delivered to the Administrative Agent;

(l)             that is bill and hold Inventory;

(m)           that is located outside the United States of America or Canada (it being understood that, for purposes of this clause (m), “United States of America” includes Puerto Rico and all other territories and possessions of the United States);

(n)            that is owned by any Immaterial Subsidiary that is a Qualified Loan Party subject to any case, action or proceeding of the type that would constitute an Event of Default under Subsection 9.1(f) hereof if such Qualified Loan Party were a Material Subsidiary;

(o)            that is excess, obsolete, unsalable, seconds, damaged or unfit for sale; and

(p)            that is in transit; provided that Inventory that is in transit between premises owned or leased by any of the Qualified Loan Parties or Specified Facilities, in an aggregate amount not exceeding $7,500,000 at one time (or such greater amount as the Administrative Agent may permit in its Permitted Discretion) shall not be excluded from the definition of Eligible Inventory by virtue of this clause (p) during such period.

Notwithstanding the foregoing, the Administrative Agent may, from time to time, in the exercise of its Permitted Discretion, on not less than 10 Business Days’ prior notice to the Borrower Representative, change the criteria for Eligible Inventory as reflected on the Borrowing Base Certificate based on either (i) an event, condition or other circumstance arising after the Closing Date, or (ii) an event, condition or other circumstance existing on the Closing Date to the extent the Administrative Agent had no knowledge thereof on or prior to the Closing Date, in either case under clause (i) or (ii), which adversely affects, or would reasonably be expected to adversely affect, Eligible Inventory in any material respect as determined by the Administrative Agent in the exercise of its Permitted Discretion. Any such change in criteria shall have a reasonable relationship to the event, condition or other circumstance that is the basis for such change. Upon delivery of the notice of such change pursuant to the foregoing sentence, the Administrative Agent shall be available to discuss the proposed change, and the applicable Qualified Loan Party may take such action as may be required so that the event, condition or circumstance that is the basis for such change no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion. Any Inventory of the Qualified Loan Parties that is not Eligible Inventory shall nevertheless be part of the Collateral as and to the extent provided in the Security Documents.

“Environmental Costs”: any and all costs or expenses (including attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, fines, penalties, damages, settlement payments, judgments and awards), of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to, any actual or alleged violation of, noncompliance with or liability under any Environmental Laws. Environmental Costs include any and all of the foregoing, without regard to whether they arise out of or are related to any past, pending or threatened proceeding of any kind.

“Environmental Laws”: any and all U.S. or foreign, federal, state, provincial, territorial, local or municipal laws, rules, orders, enforceable guidelines and orders-in-council, regulations, statutes, ordinances, codes, decrees, and such requirements of any Governmental Authority properly promulgated and having the force and effect of law or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning the management, discharge, release, registration or emissions of Materials of Environmental Concern or protection of human health (as it relates to exposure to Materials of Environmental Concern) or the environment, as have been, or now or at any relevant time hereafter are, in effect.

“Environmental Permits”: any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Erroneous Payment”: as defined in Subsection 11.25(a).

“Erroneous Payment Notice”: as defined in Subsection 11.25(b).

“Escrow Subsidiary”: a Domestic Subsidiary that is a Wholly Owned Subsidiary formed, established or designated solely for the purpose of incurring Indebtedness the proceeds of which will be subject to an escrow or other similar arrangement; provided that upon the termination of all such escrow or similar arrangements of such Subsidiary, such Subsidiary shall cease to constitute an “Escrow Subsidiary” hereunder and shall merge with and into the Parent Borrower or one of its Restricted Subsidiaries that is a Loan Party in accordance with Subsection 8.2. Prior to its merger with and into such Person, each Escrow Subsidiary shall not own, hold or otherwise have any interest in any material assets other than the proceeds of the applicable Indebtedness incurred by such Escrow Subsidiary and any cash, Cash Equivalents or Temporary Cash Investments invested in such Escrow Subsidiary to cover interest and premium in respect of such Indebtedness.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default”: any of the events specified in Subsection 9.1, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excess Availability”: as of any date of determination, the amount by which (a) Availability exceeds (b) the Aggregate Lender Exposure at such time. For purposes of the definition of “Payment Condition”, the Excess Availability shall be calculated on a Pro Forma Basis to take into account the borrowing or repayment of any Loans or issuance or cancellation of any Letters of Credit in connection with the proposed transaction.

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Accounts”: (a) bank accounts the balance of which consists exclusively of and is used exclusively for (i) withheld income taxes and payroll and other employment taxes, (ii) employee wage and benefit payments and accrued and unpaid employee compensation payments (including salaries, wages, benefits and expense reimbursements, 401(k) and other retirement plans and employee benefits, including rabbi trusts for deferred compensation and health care benefits) or (iii) amounts to be paid over in respect of claims under workers’ compensation and other insurance arrangements, (b) bank accounts constituting (and the balance of which consists solely of funds set aside to be used in connection with) payroll bank accounts, (c) escrow accounts, fiduciary or trust accounts, and bank accounts otherwise held exclusively for the benefit of an unaffiliated third party (including bank accounts maintained solely in connection with credit support required to be provided in favor of credit card processors pursuant to credit card processing arrangements with respect to chargebacks and other customary amounts owing to such credit card processors pursuant to the relevant credit card processing arrangements) and (d) accounts acquired or established (or otherwise maintained) by the Parent Borrower and its Subsidiaries that do not have cash balances at any time exceeding $20,000,000 (which amount shall be reduced to $10,000,000 on any day when Specified Availability is less than $100,000,000) in the aggregate for all such petty cash accounts.

“Excluded Assets”: as defined in the Guarantee and Collateral Agreement.

“Excluded Contribution”: (a) Net Proceeds, or the Fair Market Value (as of the date of contribution, issuance or sale) of property or assets, received by the Parent Borrower as capital contributions to the Parent Borrower after the Closing Date or (b) Net Proceeds from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Capital Stock) by, or a capital contribution to, the Parent Borrower, in each case to the extent designated as an “Excluded Contribution” in a certificate of a Responsible Officer of the Borrower Representative delivered to the Administrative Agent and excluding any Specified Equity Contribution or any other equity contribution made or used for any purpose under this Agreement other than as permitted with respect to Excluded Contributions; provided, however, that Net Proceeds received by the Parent Borrower in connection with any contributions of non-cash property or assets shall only be included so long as such non-cash property or assets were acquired by the Parent Entity of the Parent Borrower in an arms’ length transaction within six months prior to such contribution; provided, further, that any such proceeds received from a Loan Party or a Subsidiary thereof shall in no event be considered an Excluded Contribution.

“Excluded Subsidiary”: at any date of determination, any Subsidiary of the Parent Borrower:

(a)            that is an Immaterial Subsidiary;

(b)            that is prohibited by Requirement of Law or Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from Guaranteeing, or granting Liens to secure, the Obligations or if Guaranteeing, or granting Liens to secure, the Obligations would require governmental (including regulatory) consent, approval, license or authorization unless such consent, approval, license or authorization has been received;

(c)            with respect to which the Borrower Representative and the Administrative Agent reasonably agree that the burden or cost or other consequences of providing a guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom;

(d)            with respect to which the provision of such guarantee of the Obligations would result in material adverse tax consequences to the Parent Borrower or any of its Subsidiaries (as reasonably determined by the Borrower Representative and notified in writing to the Administrative Agent);

(e)            that is a Subsidiary of a Foreign Subsidiary;

(f)            that is a joint venture or Non-Wholly Owned Subsidiary;

(g)            that is an Unrestricted Subsidiary;

(h)            that is a Captive Insurance Subsidiary;

(i)             that is a special purpose entity;

(j)             that is a Subsidiary formed solely for the purpose of (x) becoming a Parent Entity, or (y) merging with the Parent Borrower or any Parent Entity in connection with another Subsidiary becoming a Parent Entity, in each case to the extent such entity becomes a Parent Entity or is merged with the Parent Borrower or any Parent Entity within 60 days of the formation thereof, or otherwise creating or forming a Parent Entity;

(k)            that is an Escrow Subsidiary; or

(l)             that is a not for profit Subsidiary;

provided that, notwithstanding the foregoing, any Subsidiary that Guarantees the payment of the Term Loan Credit Agreement shall not be an Excluded Subsidiary.

Subject to the proviso in the preceding sentence, any Subsidiary that fails to meet the foregoing requirements as of the last day of the Most Recent Four Quarter Period shall continue to be deemed an Excluded Subsidiary hereunder until the date that is 60 days following the date on which such annual or quarterly financial statements were required to be delivered pursuant to Subsection 7.1 with respect to such Most Recent Four Quarter Period. If reasonably requested by the Administrative Agent, the Borrower Representative shall provide to the Administrative Agent a list of all Excluded Subsidiaries specifying the criteria for exclusion promptly following such request.

“Excluded Taxes”: (a) any Taxes measured by or imposed upon the net income of any Agent or Lender or its applicable lending office, or any branch or affiliate thereof, and all franchise Taxes, branch Taxes, Taxes on doing business or Taxes measured by or imposed upon the overall capital or net worth of any such Agent or Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed: (i) by the jurisdiction under the laws of which such Agent or Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any connection between the jurisdiction imposing such Tax and such Agent or Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Agent or Lender having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement or any Notes, and (b) any Tax imposed by FATCA. For purposes of this definition, the term “Lender” includes any Issuing Lender.

“Extended Accounts”: any Account created during the month of February, March, April or May of each calendar year for which the applicable invoice does not require payment until the date that is no less than 120 days and no more than 180 days after the original invoice date therefor.

“Extended Revolving Commitment”: as defined in Subsection 2.8(a).

“Extending Lenders”: as defined in Subsection 2.8(a).

“Extension”: as defined in Subsection 2.8(a).

“Extension of Credit”: as to any Lender, the making of a Loan (other than a Loan under any Incremental Facility), and with respect to an Issuing Lender, the issuance of a Letter of Credit.

“Extension Offer”: as defined in Subsection 2.8(a).

“Facility”: each of (a) the Commitments and the Extensions of Credit made thereunder and (b) any other committed facility hereunder and the Extensions of Credit made thereunder, and collectively, the “Facilities”.

“Fair Market Value”: with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the Borrower Representative or the Board of Directors, whose determination shall be conclusive.

“FATCA”: Sections 1471 through 1474 of the Code as in effect on the Closing Date (and any amended or successor provisions that are substantially comparable), any regulations or other administrative authority promulgated thereunder, and any agreements entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor provisions that are substantially comparable) and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Federal District Court”: as defined in Subsection 11.13(a).

“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter”: the Fee Letter, dated as of June 27, 2022, between JPMCB and the Parent Borrower.

“Financing Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee. The Stated Maturity of any Indebtedness under a Financing Lease shall be the scheduled date under the terms thereof of the last payment of rent or any other amount due under such Financing Lease.

“Financing Lease Obligations”: obligations under any Financing Lease.

“First Lien Term Obligations”: (i) the Term Loan Facility Obligations and (ii) the Additional Obligations, Permitted Debt Exchange Notes, Rollover Indebtedness and refinancing Indebtedness in respect of the Indebtedness described in this clause (ii) (other than any such Additional Obligations, Permitted Debt Exchange Notes, Rollover Indebtedness and refinancing Indebtedness that are unsecured or secured by a Lien ranking junior to the Lien securing the Term Loan Facility Obligations) secured by a first priority security interest in the Term Loan Priority Collateral and a second priority security interest in the ABL Priority Collateral, collectively.

“first priority”: with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is the most senior Lien to which such Collateral is subject (subject to Customary Permitted Liens and Liens permitted under Subsection 8.14(h)).

“Fiscal Period”: each monthly accounting period of the Parent Borrower calculated in accordance with the fiscal calendar of the Parent Borrower.

“Fiscal Quarter”: (i) the fiscal period commencing on January 1 of such Fiscal Year and ending on March 31 of such Fiscal Year, (ii) the fiscal period commencing on April 1 of such Fiscal Year and ending on June 30 of such Fiscal Year, (iii) the fiscal period commencing on July 1 of such Fiscal Year and ending on September 30 of such Fiscal Year and (iv) the fiscal period commencing on October 1 of such Fiscal Year and ending on December 31 of such Fiscal Year.

“Fiscal Year”: the annual accounting period for the Parent Borrower ending on or about December 31 of any calendar year or any other date of any calendar year designated by the Borrower Representative in accordance with Subsection 7.11, in each case calculated in accordance with the fiscal calendar of the Parent Borrower.

“Fixed Charge Condition”: as defined in the definition of “Payment Condition” in this Subsection 1.1.

“Fixed GAAP Date”: the Closing Date, provided that at any time after the Closing Date, the Borrower Representative may by written notice to the Administrative Agent elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms”: (a) the covenants contained in Subsections 8.1 and 8.13, and the defined terms “Capital Expenditures”, “Consolidated Fixed Charge Coverage Ratio”, “Consolidated Interest Expense”, “Consolidated Net Income”, “Consolidated Total Assets”, “Debt Service Charges”, “EBITDA”, “Financing Lease Obligation”, “Foreign Borrowing Base”, “Pro Forma Basis” or “Pro Forma Compliance”, (b) all defined terms in this Agreement to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Agreement or the other Loan Documents that, at the Borrower Representative’s election, may be specified by the Borrower Representative by written notice to the Administrative Agent from time to time.

“Floor”: the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate.

“Foreign Borrowing Base”: the sum of (1) 90.0% of the book value of Inventory of the Parent Borrower’s Foreign Subsidiaries, (2) 90.0% of the book value of Receivables of the Parent Borrower’s Foreign Subsidiaries and (3) cash, Cash Equivalents and Temporary Cash Investments of the Parent Borrower’s Foreign Subsidiaries (in each case, determined as of the end of the most recently ended Fiscal Period, and, in the case of any determination relating to any incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith).

“Foreign Pension Plan”: a registered pension plan which is subject to applicable pension legislation other than ERISA or the Code, which a Restricted Subsidiary sponsors or maintains, or to which it makes or is obligated to make contributions.

“Foreign Plan”: each Foreign Pension Plan, deferred compensation or other retirement or superannuation plan, fund, program, agreement, commitment or arrangement whether oral or written, funded or unfunded, sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne, outside the United States of America, by the Parent Borrower or any of its Restricted Subsidiaries, other than any such plan, fund, program, agreement or arrangement sponsored by a Governmental Authority.

“Foreign Subsidiary”: any Subsidiary of the Parent Borrower (a) that is organized under the laws of any jurisdiction outside of the United States of America and any Subsidiary of such Foreign Subsidiary or (b) that is a Foreign Subsidiary Holdco. Any subsidiary of the Parent Borrower which is organized and existing under the laws of Puerto Rico or any other territory of the United States of America shall be a Foreign Subsidiary.

“Foreign Subsidiary Holdco”: any Restricted Subsidiary of the Parent Borrower, so long as such Restricted Subsidiary has no material assets other than shares, equity interests, Capital Stock or other securities or indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof) and other assets (including cash, Cash Equivalents and Temporary Cash Investments) relating to an ownership interest in any such securities, indebtedness, intellectual property or Subsidiaries. Any Subsidiary which is a Foreign Subsidiary Holdco that fails to meet the foregoing requirements as of the last day of the period for which consolidated financial statements of the Parent Borrower are available shall continue to be deemed a “Foreign Subsidiary Holdco” hereunder until the date that is 60 days following the date on which such annual or quarterly financial statements were required to be delivered pursuant to Subsection 7.1 with respect to such period.

“GAAP”: generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and subject to the following sentence. If at any time the SEC permits or requires U.S. domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Borrower Representative may elect by written notice to the Administrative Agent to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement) and (b) for prior periods, GAAP as defined in the first sentence of this definition. All ratios and computations based on GAAP contained in this Agreement shall be computed in conformity with GAAP.

“General Intangibles”: general intangibles (as such term is defined in Article 9 of the UCC), including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trade secrets, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims, and any and all supporting obligations in respect thereof, and any other personal property other than Accounts, Deposit Accounts, goods, Investment Property, and Negotiable Collateral.

“Governmental Authority”: the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantee”: any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee and Collateral Agreement”: the ABL Guarantee and Collateral Agreement delivered to the Collateral Agent December 23, 2013, by and among Holdings, the Parent Borrower, the other Loan Parties and the Collateral Agent (as successor to UBS AG, Stamford Branch), as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any such obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower Representative in good faith, which determination shall be conclusive.

“Guarantors”: the collective reference to Holdings and each Subsidiary Guarantor; individually, a “Guarantor”.

“Hedging Affiliate”: as defined in the Guarantee and Collateral Agreement.

“Hedging Agreement”: as defined in the Guarantee and Collateral Agreement.

“Hedging Party”: any Hedging Affiliate party to a Hedging Agreement or other Permitted Hedging Arrangement.

“Holdings”: SiteOne Landscape Supply Bidco, Inc., a Delaware corporation (formerly known as CD&R Landscapes Bidco, Inc.) and any successor in interest thereto, including any Successor Holding Company (as defined in the Guarantee and Collateral Agreement) in accordance with Section 9.16(e) of the Guarantee and Collateral Agreement.

“IFRS”: International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such board, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary”: any Subsidiary of the Parent Borrower designated as such in writing by the Borrower Representative to the Administrative Agent that (i) (x) contributed 5.00% or less of EBITDA for the Most Recent Four Quarter Period, and (y) had consolidated assets representing 5.00% or less of Consolidated Total Assets as at the end of the Most Recent Four Quarter Period; and (ii) together with all other Immaterial Subsidiaries designated pursuant to the preceding clause (i) (x) contributed 5.00% or less of EBITDA for the Most Recent Four Quarter Period, and (y) had consolidated assets representing 5.00% or less of Consolidated Total Assets as at the end of the Most Recent Four Quarter Period; provided, however, that no Subsidiary of the Parent Borrower that Guarantees the payment of the Term Loan Facility shall be an “Immaterial Subsidiary” hereunder. Subject to the proviso in the immediately preceding sentence, any Subsidiary so designated as an Immaterial Subsidiary that fails to meet the foregoing requirements as of the last day of the Most Recent Four Quarter Period shall continue to be deemed an “Immaterial Subsidiary” hereunder until the date that is 60 days following the date on which such annual or quarterly financial statements were required to be delivered pursuant to Subsection 7.1(a) or 7.1(b) with respect to such Most Recent Four Quarter Period.

“Incremental Facility” and “Incremental Facilities”: as defined in Subsection 2.6(a).

“Incremental Facility Increase”: as defined in Subsection 2.6(a).

“Incremental Indebtedness”: Indebtedness incurred by any Borrower pursuant to and in accordance with Subsection 2.6.

“Incremental Revolving Commitment Effective Date”: as defined in Subsection 2.6(d).

“Incremental Revolving Commitments”: as defined in Subsection 2.6(a).

“Indebtedness”: of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto, (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments issued or created for the account of such Person (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers’ acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed), (e) for purposes of Subsection 9.1(e) only, all obligations of such Person in respect of interest rate protection agreements, interest rate futures, interest rate options, interest rate caps and any other interest rate hedge arrangements, (f) the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person (if such Person is a Subsidiary of the Parent Borrower other than a Subsidiary Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by senior management of the Borrower Representative, the Board of Directors of the Borrower Representative or the Board of Directors of the issuer of such Capital Stock), (g) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (e) to the extent secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof (provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by the Parent Borrower, which determination shall be conclusive) and (B) the amount of such Indebtedness of such other Persons) and (g) Guarantee Obligations of such Person in respect of any Indebtedness of the type described in the preceding clauses (a) through (g); provided that Indebtedness shall not include (r) asset retirement obligations and obligations in respect of workers’ compensation (including pensions and retiree medical care) that are not overdue by more than 60 days, (s) accrued expenses and royalties that are not overdue by more than 60 days, (t) prepaid or deferred revenue arising in the ordinary course of business, (u) any obligations attributable to the exercise of dissenters’ or appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (v) any liability for federal, state, local or other taxes owed or owing to any government or other taxing authority, (w) purchase price holdbacks that are not overdue by more than three Business Days in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (x) obligations, to the extent such obligations constitute Indebtedness, under any agreement that has been defeased or satisfied and discharged pursuant to the terms of such agreement, (y) Contingent Obligations incurred in the ordinary course of business or consistent with past practice or (z) in connection with the purchase by the Parent Borrower or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing (so long as (i) at the time of closing, the amount of any such payment is not determinable and (ii) to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner).

“Indemnified Liabilities”: as defined in Subsection 11.5.

“Indemnitee”: as defined in Subsection 11.5.

“Individual Lender Exposure”: of any Revolving Credit Lender, at any time, the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (b) the sum of such Lender’s Commitment Percentage in each then outstanding Letter of Credit multiplied by the sum of the Stated Amount of the respective Letters of Credit and any Unpaid Drawings relating thereto and (c) such Lender’s Commitment Percentage of the Swingline Loans then outstanding.

“Initial Agreement”: as defined in Subsection 8.8(d).

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property”: as defined in Subsection 5.9.

“Intercreditor Agreement Supplement”: as defined in Subsection 10.8(a).

“Interest Payment Date”: (a) as to any ABR Loan, the first Business Day of each March, June, September and December to occur while such Loan is outstanding, and the final maturity date of such Loan, (b) as to any Term SOFR Rate Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Term SOFR Rate Loan having an Interest Period longer than three months, (i) each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period while such Loan is outstanding, and (ii) and the final maturity date of such Loan and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the final maturity date of such Loan.

“Interest Period”: with respect to any Term SOFR Rate Loan:

(a)            initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Term SOFR Rate Loan and ending one, three or six months (or if agreed to by each affected Lender, 12 months or a shorter period) thereafter, as selected by the Borrower Representative in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(b)            thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Term SOFR Rate Loan and ending one, three or six months (or if agreed to by each affected Lender, 12 months or a shorter period) thereafter, as selected by the Borrower Representative by irrevocable notice to the Administrative Agent not less than three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)             if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)            any Interest Period that would otherwise extend beyond the Termination Date shall (for all purposes other than Subsection 4.12) end on the Termination Date; and

(iii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Interest Rate Agreement”: with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Inventory”: inventory (as such term is defined in Article 9 of the UCC).

“Investment”: in any Person by any other Person, any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, distributors, licensees, franchisees, suppliers, consultants, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of “Unrestricted Subsidiary” and Subsection 8.12 only, (i) “Investment” shall include the portion (proportionate to the Parent Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Parent Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Parent Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Parent Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Parent Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value (as determined in good faith by the Borrower Representative, which determination shall be conclusive) at the time of such transfer. Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Borrower Representative’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.

“Investment Company Act”: the Investment Company Act of 1940, as amended from time to time.

“Investment Grade Rating”: a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or any equivalent rating by any other nationally recognized rating agency.

“Investment Grade Securities”: (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents); (ii) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Parent Borrower and its Subsidiaries; (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii) above, which fund may also hold immaterial amounts of cash pending investment or distribution; and (iv) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investment Property”: investment property (as such term is defined in Article 9 of the UCC) and any and all supporting obligations in respect thereof.

“ISP”: the International Standby Practices (1998), International Chamber of Commerce Publication No. 590.

“Issuing Lender”: as the context requires, (a) JPMCB in its capacity as issuer of Letters of Credit issued by it; (b) any other Lender that may become an Issuing Lender pursuant to Subsections 3.10 and 3.11 in its capacity as issuer of Letters of Credit issued by such Lender; or (c) collectively, all of the foregoing.

“JPMCB”: JPMorgan Chase Bank, N.A.

“Judgment Conversion Date”: as defined in Subsection 11.8(a).

“Judgment Currency”: as defined in Subsection 11.8(a).

“Junior Lien Intercreditor Agreement”: an intercreditor agreement substantially in the form of Exhibit P to be entered into as required by the terms hereof, as amended, restated, supplemented, waived or otherwise modified from time to time.

“L/C Disbursement”: as defined in Subsection 3.5(a).

“L/C Exposure”: at any time the aggregate principal amount at such time of the L/C Obligations. The L/C Exposure of any Revolving Credit Lender at any time shall equal its Commitment Percentage of the aggregate L/C Exposure at such time.

“L/C Fee Payment Date”: with respect to any Letter of Credit, the fifteenth day following the last day of each calendar quarter to occur after the date of issuance thereof, to and including the first such day to occur on or after the date of expiry thereof; provided that if any L/C Fee Payment Date would otherwise occur on a day that is not a Business Day, such L/C Fee Payment Date shall be the immediately preceding Business Day.

“L/C Fees”: the fees and commissions specified in Subsection 3.3.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Subsection 3.5(a).

“L/C Request”: a letter of credit request in the form of Exhibit J attached hereto or, in such form as the applicable Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“LCT Election”: as defined in Subsection 1.2(k).

“LCT Test Date”: as defined in Subsection 1.2(k).

“Lead Arrangers”: JPMCB, ING Capital LLC, PNC Bank, National Association and Wells Fargo Bank, N.A..

“Lender Default”: (a) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender (including any Agent in its capacity as Lender) to make available its portion of any incurrence of Loans or reimbursement obligations required to be made hereunder, which refusal or failure is not cured within two Business Days after the date of such refusal or failure, (b) the failure of any Lender (including any Agent in its capacity as Lender) to pay over to the Administrative Agent, any Issuing Lender or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, (c) a Lender (including any Agent in its capacity as Lender) has notified the Borrower Representative or the Administrative Agent that it does not intend to comply with its funding obligations hereunder, (d) a Lender (including any Agent in its capacity as Lender) has failed, within 10 Business Days after request by the Administrative Agent, to confirm that it will comply with its funding obligations hereunder or (e) an Agent or a Lender has admitted in writing that it is insolvent or such Agent or Lender becomes subject to a Lender-Related Distress Event or Bail-In Action.

“Lender Joinder Agreement”: as defined in Subsection 2.6(c)(i).

“Lender-Related Distress Event”: with respect to any Agent or Lender (each, a “Distressed Person”), a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver, trustee, monitor or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Agent or Lender or any person that directly or indirectly controls such Agent or Lender by a Governmental Authority or an instrumentality thereof; provided, further, that the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, monitor, custodian or other similar official by a supervisory authority or regulator with respect to an Agent or Lender or any other person that directly or indirectly controls such Agent or Lender under the Dutch Financial Supervision Act 2007 (as amended from time to time and including any successor legislation) shall not be deemed to result in a Lender-Related Distress Event.

“Lenders”: the several lenders from time to time parties to this Agreement together with, in the case of any such lender that is a bank or financial institution, any affiliate of any such bank or financial institution through which such bank or financial institution elects, by notice to the Administrative Agent and the Borrower Representative, to make any Revolving Credit Loans, Swingline Loans or Letters of Credit available to any Borrower, provided that for all purposes of voting or consenting with respect to (a) any amendment, supplementation or modification of any Loan Document, (b) any waiver of any of the requirements of any Loan Document or any Default or Event of Default and its consequences or (c) any other matter as to which a Lender may vote or consent pursuant to Subsection 11.1, the bank or financial institution making such election shall be deemed the “Lender” rather than such affiliate, which shall not be entitled to so vote or consent.

“Letters of Credit” or “L/Cs”: as defined in Subsection 3.1(a).

“Lien”: any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Limited Condition Transaction”: (x) any acquisition, including by way of merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise, by one or more of the Parent Borrower and its Subsidiaries of any assets, business or Person or any other Investment permitted by this Agreement, in each case, whose consummation is not conditioned on the availability of, or on obtaining, third party financing or (y) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Capital Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Loan”: a Revolving Credit Loan or a Swingline Loan, as the context requires; collectively, the “Loans”.

“Loan Documents”: this Agreement, the Seventh Amendment, the Notes, the L/C Requests, the ABL/Term Loan Intercreditor Agreement, the Guarantee and Collateral Agreement, any Junior Lien Intercreditor Agreement (on and after the execution thereof), each other document designated a “Loan Document” by the Borrower Representative and the Administrative Agent, each Other Intercreditor Agreement (on and after the execution thereof), and any other Security Documents, each as amended, restated, supplemented, waived or otherwise modified from time to time.

“Loan Parties”: Holdings, the Borrowers and the Subsidiary Guarantors; individually, a “Loan Party”.

“Management Advances”: (1) loans or advances made to directors, management members, officers, employees or consultants of any Parent Entity, the Parent Borrower or any Restricted Subsidiary (x) in respect of travel, entertainment or moving related expenses incurred in the ordinary course of business, (y) in respect of moving related expenses incurred in connection with any closing or consolidation of any facility, or (z) in the ordinary course of business and (in the case of this clause (z)) not exceeding the greater of (I) $10,000,000 and (II) 0.50% of Consolidated Total Assets in the aggregate outstanding at any time, (2) promissory notes of Management Investors acquired in connection with the issuance of Management Stock to such Management Investors, (3) Management Guarantees, or (4) other Guarantees of borrowings by Management Investors in connection with the purchase of Management Stock, which Guarantees are permitted under Subsection 8.13.

“Management Guarantees”: guarantees (x) of up to an aggregate principal amount outstanding at any time of the greater of (I) $10,000,000 and (II) 0.50% of Consolidated Total Assets of borrowings by Management Investors in connection with their purchase of Management Stock or (y) made on behalf of, or in respect of loans or advances made to, directors, management members, officers, employees or consultants of any Parent Entity, the Parent Borrower or any Restricted Subsidiary (1) in respect of travel, entertainment and moving related expenses incurred in the ordinary course of business, or (2) in the ordinary course of business and (in the case of this clause (2)) not exceeding the greater of (I) $10,000,000 and (II) 0.50% of Consolidated Total Assets in the aggregate outstanding at any time.

“Management Investors”: the management members, officers, directors, employees and other members of the management of any Parent Entity, the Parent Borrower or any of their respective Subsidiaries, or family members or relatives of any of the foregoing (provided that, solely for purposes of the definition of “Permitted Holders”, such relatives shall include only those Persons who are or become Management Investors in connection with estate planning for or inheritance from other Management Investors, as determined in good faith by the Borrower Representative, which determination shall be conclusive), or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Parent Borrower, the OpCo Borrower, any Restricted Subsidiary or any Parent Entity.

“Management Stock”: Capital Stock of the Parent Borrower, any Restricted Subsidiary or any Parent Entity (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

“Management Subscription Agreements”: one or more stock subscription, stock option, grant or other agreements which have been or may be entered into between the Parent Borrower, any Restricted Subsidiary or any Parent Entity and one or more Management Investors (or any of their heirs, successors, assigns, legal representatives or estates), with respect to the issuance to and/or acquisition, ownership and/or disposition by any of such parties of common stock of the Parent Borrower, any Restricted Subsidiary or any Parent Entity, or options, warrants, units or other rights in respect of common stock of the Parent Borrower, any Restricted Subsidiary or any Parent Entity, any agreements entered into from time to time by transferees of any such stock, options, warrants or other rights in connection with the sale, transfer or reissuance thereof, and any assumptions of any of the foregoing by third parties, as amended, restated, supplemented, waived or otherwise modified from time to time.

“Mandatory Revolving Credit Loan Borrowing”: as defined in Subsection 2.4(c).

“Material Adverse Effect”: a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Parent Borrower and its Restricted Subsidiaries taken as a whole, (b) the validity or enforceability as to the Loan Parties (taken as a whole) party thereto of the Loan Documents taken as a whole or (c) the rights or remedies of the Agents and the Lenders under the Loan Documents, in each case taken as a whole.

“Material Subsidiaries”: Restricted Subsidiaries of the Parent Borrower constituting, individually or in the aggregate (as if such Restricted Subsidiaries constituted a single Subsidiary), a “significant subsidiary” in accordance with Rule 1-02 under Regulation S-X.

“Materials of Environmental Concern”: any pollutants, contaminants, hazardous or toxic substances or materials or wastes defined, listed, or regulated as such in or under, or which may give rise to liability under, any applicable Environmental Law, including gasoline, petroleum (including crude oil or any fraction thereof), petroleum products or by-products, asbestos, pesticides, herbicides, fungicides and polychlorinated biphenyls.

“Maximum Incremental Facilities Amount”: at any date of determination, the sum of (i) an amount equal to the greater of (a) $275,000,000 and (b) 100.0% of EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Parent Borrower are available (amounts incurred pursuant to this clause (i), the “Term Loan Cash Capped Incremental Facility”) plus (ii) an unlimited amount if, after giving effect to the incurrence of such amount (or, at the Borrower Representative’s option, on the date of the initial commitment to lend such additional amount after giving pro forma effect to the incurrence of the entire committed amount of such additional amount), the Consolidated First Lien Leverage Ratio shall not exceed 4.00:1.00 and shall not be less than zero (as set forth in a certificate of a Responsible Officer of the Borrower Representative delivered to the Administrative Agent at the time of such incurrence, together with calculations demonstrating compliance with such ratio (amounts incurred pursuant to this clause (ii), the “Term Loan Ratio Incremental Facility”) (it being understood that if pro forma effect is given to the entire committed amount of any such additional amount on the date of initial borrowing of such Indebtedness or entry into the definitive agreement providing the commitment to fund such Indebtedness, such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause (ii))); provided that, at the Borrower Representative’s option, capacity under the Term Loan Ratio Incremental Facility shall be deemed to be used before capacity under the Term Loan Cash Capped Incremental Facility.

“Midco”: SiteOne Landscape Supply Midco, Inc., a Delaware corporation (formerly known as CD&R Landscapes Midco, Inc.), and any successor in interest thereto.

“Minimum Extension Condition”: as defined in Subsection 2.8(b).

“Moody’s”: Moody’s Investors Service, Inc., and its successors.

“Most Recent Four Quarter Period”: the four Fiscal Quarter period of the Parent Borrower ending on the last day of the most recently completed Fiscal Year or Fiscal Quarter for which financial statements of the Parent Borrower have been (or have been required to be) delivered under Subsection 7.1(a) or 7.1(b).

“Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Negotiable Collateral”: letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper), and any and all supporting obligations in respect thereof.

“Net Available Cash”: from an Asset Sale or Recovery Event, an amount equal to the cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Sale or Recovery Event or received in any other non-cash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or to be accrued as a liability under GAAP, in each case, as a consequence of, or in respect of, such Asset Sale or Recovery Event (including as a consequence of any transfer of funds in connection with the application thereof in accordance with Subsection 8.5), (ii) all payments made, and all installment payments required to be made, on any Indebtedness (other than Indebtedness with a Lien on the Term Loan Priority Collateral ranking pari passu with the Liens securing the Term Loan Facility Obligations) (x) that is secured by any assets subject to such Asset Sale or involved in such Recovery Event, in accordance with the terms of any Lien upon such assets, or (y) that must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale or Recovery Event, including but not limited to any payments required to be made to increase borrowing availability under any revolving credit facility, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale or Recovery Event, or to any other Person (other than the Parent Borrower or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Sale or subject to such Recovery Event, (iv) any liabilities or obligations associated with the assets disposed of in such Asset Sale or involved in such Recovery Event and retained, indemnified or insured by the Parent Borrower or any Restricted Subsidiary after such Asset Sale or Recovery Event, including pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Sale or Recovery Event, (v) in the case of an Asset Sale, the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Parent Borrower or any Restricted Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved, or (y) paid or payable by the Parent Borrower or any Restricted Subsidiary, in either case in respect of such Asset Sale and (vi) in the case of any Recovery Event, any amount thereof that constitutes or represents reimbursement or compensation for any amount previously paid or to be paid by the Parent Borrower or any of its Subsidiaries.

“Net Orderly Liquidation Value”: the orderly liquidation value (net of costs and expenses estimated to be incurred in connection with such liquidation) of the Qualified Loan Parties’ Inventory, that is estimated to be recoverable in an orderly liquidation of such Inventory, which such value shall be equal to a percentage of the net book value thereof, such percentage to be as determined from time to time by reference to the most recent Inventory appraisal completed by a qualified third-party appraisal company (approved by the Administrative Agent in its reasonable discretion) delivered to the Administrative Agent.

“Net Proceeds”: with respect to any new public or private issuance or sale of any securities or any capital contribution (whether of property or assets, including cash), an amount equal to the gross proceeds in cash and Cash Equivalents (or with respect to capital contributions of non-cash property or assets, the Fair Market Value thereof) of such issuance, sale or contribution net of legal fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions, and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result, or in respect, thereof.

“New York Courts”: as defined in Subsection 11.13(a).

“New York Supreme Court”: as defined in Subsection 11.13(a).

“Non-Consenting Lender”: as defined in Subsection 11.1(g).

“Non-Defaulting Lender”: any Lender other than a Defaulting Lender.

“Non-Excluded Taxes”: all Taxes other than Excluded Taxes.

“Non-Extending Lender”: any Lender that does not accept an Extension Offer.

“Non-Loan Party”: each Subsidiary of the Parent Borrower that is not a Loan Party.

“Non-Wholly Owned Subsidiary”: each Subsidiary of the Parent Borrower that is not a Wholly Owned Subsidiary.

“Notes”: the collective reference to the Revolving Credit Notes and the Swingline Note.

“NYFRB’s Website”: the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligation Currency”: as defined in Subsection 11.8(a).

“Obligations”: obligations of the Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during (or that would accrue but for) the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations and interest thereon and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties under this Agreement and the other Loan Documents.

“OpCo Borrower”: as defined in the Preamble hereto, and any successor in interest thereto.

“Optional Payments”: as defined in Subsection 8.6(e).

“Organizational Documents”: with respect to any Person, (a) the articles of incorporation, certificate of incorporation or certificate of formation (or the equivalent organizational documents) of such Person and (b) the bylaws or operating agreement (or the equivalent governing documents) of such Person.

“Original Credit Agreement”: as defined in the first Recital hereto.

“Other Intercreditor Agreement”: an intercreditor agreement in form and substance reasonably satisfactory to the Borrower Representative and the Collateral Agent.

“Other Representatives”: each of JPMCB, ING Capital LLC, PNC Bank, National Association and Wells Fargo Bank, N.A., in its capacity as lead arranger, and JPMCB, ING Capital LLC, PNC Bank, National Association and Wells Fargo Bank, N.A., in its capacity as bookrunner.

“Other Revolving Credit Commitments”: one or more Tranches of revolving credit commitments hereunder or extended Commitments in respect of the Revolving Credit Facility that result from a Refinancing Amendment.

“Other Revolving Credit Loans”: the Revolving Credit Loans made pursuant to any Other Revolving Credit Commitment.

“Parent”: SiteOne Landscape Supply, Inc., a Delaware corporation (formerly known as CD&R Landscapes Parent, Inc.), and any successor in interest thereto.

“Parent Borrower”: as defined in the Preamble hereto.

“Parent Entity”: any of Parent, Midco, Holdings, any Other Parent, and any other Person that is a Subsidiary of Parent, Midco, Holdings or any Other Parent and of which the Parent Borrower is a Subsidiary. As used herein, “Other Parent” means a Person of which the Parent Borrower becomes a Subsidiary after the Closing Date that is designated by the Borrower Representative as an “Other Parent”; provided that either (x) immediately after the Parent Borrower first becomes a Subsidiary of such Person, more than 50.0% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50.0% of the Voting Stock of a Parent Entity of the Parent Borrower immediately prior to the Parent Borrower first becoming such Subsidiary or (y) such Person shall be deemed not to be an Other Parent for the purpose of determining whether a Change of Control shall have occurred by reason of the Parent Borrower first becoming a Subsidiary of such Person. None of the Borrowers shall in any event be deemed to be a “Parent Entity”.

“Parent Entity Expenses”: (i) costs (including all professional fees and expenses) incurred by any Parent Entity in connection with maintaining its existence or in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, this Agreement or any other agreement or instrument relating to Indebtedness of the Parent Borrower or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder, (ii) expenses incurred by any Parent Entity in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including but not limited to trademarks, service marks, trade names, trade dress, patents, copyrights and similar rights, including registrations and registration or renewal applications in respect thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and any other intellectual property rights; and licenses of any of the foregoing) to the extent such intellectual property and associated rights relate to the business or businesses of the Parent Borrower or any Subsidiary thereof, (iii) indemnification obligations of any Parent Entity owing to directors, officers, employees or other Persons under its charter or bylaws or pursuant to written agreements with or for the benefit of any such Person, or obligations in respect of director and officer insurance (including premiums therefor), (iv) other administrative and operational expenses of any Parent Entity incurred in the ordinary course of business, and (v) fees and expenses incurred by any Parent Entity in connection with any offering of Capital Stock or Indebtedness, (w) which offering is not completed, or (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Parent Borrower or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent Entity shall cause the amount of such expenses to be repaid to the Parent Borrower or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Participant”: as defined in Subsection 11.6(c)(i).

“Participant Register”: as defined in Subsection 11.6(b)(v).

“Patriot Act”: as defined in Subsection 11.18.

“Payment Condition”: at any time of determination with respect to any Specified Transaction, that the following conditions are all satisfied: (x) (1) 30-Day Specified Excess Availability (divided by Availability as of such time of determination and expressed as a percentage) and (2) the Specified Availability on the date of such Specified Transaction (divided by Availability as of such time of determination and expressed as a percentage), in each case exceed the applicable Availability Percentage (as defined below) and (y) unless the Fixed Charge Condition (as defined below) is satisfied (to the extent applicable), the Parent Borrower shall be in Pro Forma Compliance with a minimum Consolidated Fixed Charge Coverage Ratio of at least 1.00:1.00 and (z) if reasonably requested by the Administrative Agent, the Borrower Representative shall have delivered to the Administrative Agent a copy of calculations required by preceding clause (y) in reasonable detail. As used herein, the following terms shall have the following meanings: “Availability Percentage” shall mean (a) in respect of any Restricted Payment pursuant to Subsection 8.3(i), 15.0%; (b) in respect of (A) any investment or acquisition permitted pursuant to clause (u) of the definition of “Permitted Investments” or (B) clause (c)(i) of the definition of “Permitted Acquisitions,” 12.5%; (c) in respect of any payment, repurchase or redemption pursuant to Subsection 8.6(a), 12.5%; (d) in respect of any merger, consolidation, amalgamation or asset sale pursuant to Subsection 8.2(a) or 8.2(b), 12.5%; and (e) in respect of any Asset Sale that would otherwise have to comply with Subsection 8.5, 12.5%. “Fixed Charge Condition” shall mean 30-Day Specified Excess Availability (divided by Availability as of such time of determination and expressed as a percentage) exceeds: (a) in respect of any Restricted Payment pursuant to Subsection 8.3(i), 17.5%; (b) in respect of any acquisition permitted pursuant to clause (c)(i) of the definition of “Permitted Acquisitions”, 15.0%; (c) in respect of any investment permitted pursuant to clause (u) of the definition of “Permitted Investments”, 15.0%; (d) in respect of any payment, repurchase or redemption pursuant to Subsection 8.6(a), 15.0%; and (e) in respect of (A) any merger, consolidation, amalgamation or asset sale pursuant to Subsection 8.2(a) or 8.2(b) or (B) any Asset Sale that would otherwise have to comply with Subsection 8.5, 15.0%.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Permitted Acquisitions”: any acquisition in a transaction that satisfies each of the following requirements:

(a)            the business of the acquired company shall be a Related Business; provided that the acquisition shall have been approved by the Board of Directors or the owners of the Person being acquired, in each case if applicable, and the acquisition shall not be hostile (as determined in good faith by the Borrower Representative, which determination shall be conclusive);

(b)            the assets acquired will be owned or otherwise held by a Qualified Loan Party or the acquired company and its Subsidiaries will become Guarantors or Borrowers and pledge their Collateral to the Administrative Agent, in each case, to the extent required by Subsection 7.9(b) and Subsection 7.9(c); and

(c)            either:

(i)             the Payment Condition in respect of Permitted Acquisitions is satisfied; or

(ii)            to the extent such Payment Condition is not satisfied, the Acquisition Consideration consists solely of any combination of (x) Capital Stock of any Parent Entity, and/or (y) amounts not to exceed the Available Excluded Contribution Amount Basket, and/or (z) additional cash and other property (excluding cash and other property covered in subclauses (x) and (y) of this clause (c)(ii)) and Indebtedness (whether incurred or assumed), provided that the aggregate amount of such cash consideration paid pursuant to this clause (c)(ii)(z) and all other cash consideration paid for Permitted Acquisitions consummated during any Fiscal Year in reliance on this clause (c)(ii)(z) is less than or equal to the greater of (x) $20,000,000 and (y) 0.85% of Consolidated Total Assets.

“Permitted Cure Securities”: common equity securities of any Parent Entity or other Capital Stock of any Parent Entity that does not constitute Disqualified Capital Stock.

“Permitted Debt Exchange”: as defined in Subsection 2.9(a) of the Term Loan Credit Agreement.

“Permitted Debt Exchange Notes”: as defined in Subsection 2.9(a) of the Term Loan Credit Agreement.

“Permitted Discretion”: the commercially reasonable judgment of the Administrative Agent exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions, as to any factor which the Administrative Agent reasonably determines: (a) will or reasonably could be expected to adversely affect in any material respect the value of any Eligible Inventory, Eligible Accounts or Eligible Credit Card Receivables, the enforceability or priority of the applicable Agent’s Liens thereon or the amount which any Agent, the Lenders or any Issuing Lender would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Eligible Inventory, Eligible Accounts or Eligible Credit Card Receivables or (b) is evidence that any collateral report or financial information delivered to the Administrative Agent by any Person on behalf of the applicable Borrower is incomplete, inaccurate or misleading in any material respect. In exercising such judgment, the Administrative Agent may consider, without duplication, such factors already included in or tested by the definition of Eligible Inventory, Eligible Accounts or Eligible Credit Card Receivables as well as any of the following: (i) changes after the Closing Date in any material respect in demand for, pricing of, or product mix of Inventory; (ii) changes after the Closing Date in any material respect in any concentration of risk with respect to Accounts; and (iii) any other factors arising after the Closing Date that change in any material respect the credit risk of lending to the Borrowers on the security of the Eligible Inventory, Eligible Accounts or Eligible Credit Card Receivables.

“Permitted Hedging Arrangement”: as defined in Subsection 8.10.

“Permitted Holders”: any of the following: (i) any of the Management Investors and their respective Affiliates; (ii) any “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date) of which any of the Persons specified in clause (i) above is a member (provided that (without giving effect to the existence of such “group” or any other “group”) one or more of such Persons specified in clause (i) collectively have beneficial ownership, directly or indirectly, of more than 50.0% of the total voting power of the Voting Stock of the Parent Borrower or the Parent Entity held by such “group”), and any other Person that is a member of such “group”; and (iii) any Person acting in the capacity of an underwriter (solely to the extent that and for so long as such Person is acting in such capacity) in connection with a public or private offering of Capital Stock of any Parent Entity or the Parent Borrower.

“Permitted Investments”: (a) Investments in accounts, payment intangibles and chattel paper (each as defined in the UCC), notes receivable, extensions of trade credit and similar items arising or acquired in the ordinary course of business consistent with the past practice of the Parent Borrower and its Restricted Subsidiaries;

(b)            Investments in cash, Cash Equivalents, Temporary Cash Investments and Investment Grade Securities;

(c)            Investments existing or made pursuant to legally binding written commitments in existence on the Closing Date and, in each case, set forth on Schedule 1.1(g);

(d)            (i) Investments by any Loan Party in any other Loan Party (other than Holdings) or in any Captive Insurance Subsidiary; provided, however, that if any such Investment is in the form of intercompany Indebtedness, such Indebtedness shall not be secured by any Lien and (ii) Investments in Holdings in amounts and for purposes for which dividends are permitted under Subsection 8.3;

(e)            Investments received in settlement amounts due to the Parent Borrower or any Restricted Subsidiary of the Parent Borrower effected in the ordinary course of business;

(f)             Investments by any Non-Loan Party in any other Non-Loan Party;

(g)            Investments by Loan Parties in any Non-Loan Parties; provided, however, that (i) the aggregate outstanding amount at any time of all intercompany Investments made pursuant to this clause (g) in any Fiscal Year shall not exceed the greater of (x) $25,000,000 and (y) 1.05% of Consolidated Total Assets during such Fiscal Year and (ii) in lieu of the Investments permitted by this clause (g), any Restricted Payment from Loan Parties to Non-Loan Parties may be made in amounts not exceeding the available limit as determined pursuant to this clause (g) (with a corresponding reduction in such limit as a result thereof);

(h)            Investments by any Non-Loan Party in any Loan Party (other than Holdings); provided, however, that if any such Investment is in the form of intercompany Indebtedness, such Indebtedness shall not be secured by any Lien;

(i)             Investments by any Loan Party in any Non-Loan Party to the extent substantially concurrent with, and in any event within three Business Days of, such Investment, a corresponding cash Investment or Restricted Payment is made from such Non-Loan Party, directly or indirectly, to a Loan Party;

(j)             any Investment constituting or acquired in connection with a Permitted Acquisition, including any Investment in the form of a capital contribution or intercompany Indebtedness among Holdings, the Parent Borrower and their respective Subsidiaries for the purpose of consummating a Permitted Acquisition;

(k)            [reserved];

(l)              loans and advances (and guarantees of loans and advances by third parties) made to officers, directors, employees, management members or consultants of any Parent Entity or the Parent Borrower or any of its Restricted Subsidiaries, and Guarantee Obligations of the Parent Borrower or any of its Restricted Subsidiaries in respect of obligations of officers, directors, employees, management members or consultants of any Parent Entity or the Parent Borrower or any of its Restricted Subsidiaries, in each case (i) in the ordinary course of business (other than in connection with the Management Subscription Agreement), (ii) existing on the Closing Date and described on Schedule 1.1(g), (iii) in respect of travel, entertainment or moving-related expenses incurred in the ordinary course of business, or in respect of moving-related expenses incurred in connection with any closing or consolidation of any facility, (iv) made for other purposes in an aggregate principal amount not to exceed $1,500,000 at any time outstanding or (v) relating to indemnification or reimbursement of any officers, directors or employees in respect of liabilities relating to their serving in any such capacity; provided, however, that with respect to any employee of any Parent Entity, no such loans or advances shall be permitted unless the activities of such employee relate primarily to the Parent Borrower and its Restricted Subsidiaries;

(m)           loans and advances (and guarantees of loans and advances by third parties) made to Management Investors in connection with the purchase by such Management Investors of Capital Stock of any Restricted Subsidiary, the Parent Borrower or any Parent Entity (so long as, in the case of any purchase of Capital Stock of any Parent Entity, such Parent Entity applies an amount equal to the Net Proceeds of such purchases to, directly or indirectly, make capital contributions to, or purchase Capital Stock of, the Parent Borrower or applies such proceeds to pay Parent Entity Expenses) of up to the greater of (x) $10,000,000 and (y) 0.50% of Consolidated Total Assets outstanding at any one time and promissory notes of Management Investors acquired in connection with the issuance of Management Stock to such Management Investors;

(n)            (i) Investments of the Parent Borrower and its Restricted Subsidiaries under Hedging Agreements or other Permitted Hedging Arrangements and (ii) any Investment by any Captive Insurance Subsidiary in connection with its provision of insurance to the Parent Borrower or any of its Subsidiaries which Investment is made in the ordinary course of business of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable;

(o)            Investments in the nature of pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Customary Permitted Liens” or made in connection with Liens permitted under Subsection 8.14;

(p)            Investments representing non-cash consideration received by the Parent Borrower or any of its Restricted Subsidiaries in connection with any Disposition, provided that any such non-cash consideration received by any Loan Party is pledged to the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Documents as and to the extent provided for therein;

(q)            Investments by the Parent Borrower or any of its Restricted Subsidiaries in a Person in connection with a joint venture or similar arrangement; provided that (i) the aggregate amount of such Investments pursuant to this clause (q) do not exceed the greater of (x) $20,000,000 and (y) 0.85% of Consolidated Total Assets at any time outstanding and (ii) the Parent Borrower or such Restricted Subsidiary complies with the provisions of Subsections 7.9(b) and 7.9(c) hereof, if applicable, with respect to such ownership interest;

(r)            Investments in industrial development or revenue bonds or similar obligations secured by assets leased to and operated by the Parent Borrower or any of its Restricted Subsidiaries that were issued in connection with the financing of such assets, so long as the Parent Borrower or any such Restricted Subsidiary may obtain title to such assets at any time by optionally canceling such bonds or obligations, paying a nominal fee and terminating such financing transaction;

(s)            Investments representing evidences of Indebtedness, securities or other property received from another Person by the Parent Borrower or any of its Restricted Subsidiaries in connection with any bankruptcy proceeding or other reorganization of such other Person or as a result of foreclosure, perfection or enforcement of any Lien or exchange for evidences of Indebtedness, securities or other property of such other Person held by the Parent Borrower or any of its Restricted Subsidiaries; provided that any such securities or other property received by any other Loan Party is pledged to the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Documents as and to the extent required thereby;

(t)             any Investment to the extent not exceeding the Available Excluded Contribution Amount Basket;

(u)            other Investments; provided that at the time such Investments are made the Payment Condition is satisfied;

(v)            other Investments in an aggregate amount outstanding at any time not to exceed the greater of (x) $20,000,000 and (y) 0.85% of Consolidated Total Assets;

(w)           any Investment to the extent made using Capital Stock of the Parent Borrower (other than Disqualified Capital Stock), or Capital Stock of any Parent Entity, as consideration; and

(x)            without duplication of Investments permitted under clauses (l) and (m) above, Management Advances.

For purposes of determining compliance with Subsection 8.12, (i) in the event that any Investment meets the criteria of more than one of the types of Investments described in one or more of the clauses of this definition, the Borrower Representative, in its sole discretion, shall classify such item of Investment and may include the amount and type of such Investment in one or more of such clauses (including in part under one such clause and in part under another such clause) and (ii) the amount of any Investment made or outstanding at any time under clauses (g), (l), (m), (q) and (v) shall be the original cost of such Investment, reduced (at the Borrower Representative’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.

“Permitted Liens”: as defined in Subsection 8.14.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which any Borrower, Restricted Subsidiary or Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

“Platform”: Intralinks, SyndTrak Online or any other similar electronic distribution system.

“Preferred Stock”: as applied to the Capital Stock of any corporation or company, Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation or company, over Capital Stock of any other class of such corporation or company.

“Prime Rate”: for any day, a rate per annum that is equal to the rate of interest established by the Administrative Agent as its prime rate from time to time or, if no such rate is then established, the rate of interest quoted by the Wall Street Journal as the “Prime Rate” or, if the Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent).

“Pro Forma Basis” or “Pro Forma Compliance”: with respect to any determination for any period, that such determination shall be made giving pro forma effect to any event that by the terms of the Loan Documents requires compliance on a “Pro Forma Basis” or “Pro Forma Compliance” (and, if relevant, to each Material Acquisition and each Material Disposition of any Person, business or asset), together with all transactions relating thereto, in each case consummated during such period or thereafter and on or prior to the date of determination (including any incurrence, assumption, refinancing or repayment of Indebtedness), as if such acquisition, investment, sale (or other disposition), other event and related transactions had been consummated on the first day of such period, in each case based on historical results accounted for in accordance with GAAP, and taking into account adjustments consistent with the definition of EBITDA (calculated on a Pro Forma Basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions. For purposes of making any computation referred to in the preceding sentence, if, since the beginning of such period, (1) the Parent Borrower or any Restricted Subsidiary has incurred any Indebtedness that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio is an incurrence of Indebtedness by the Parent Borrower or any Restricted Subsidiary, EBITDA and Debt Service Charges for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation), (2) the Parent Borrower or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness that is no longer outstanding on such date of determination (each, a “Discharge”) or if the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been repaid with an equivalent permanent reduction in commitments thereunder), EBITDA and Debt Service Charges for such period shall be calculated after giving effect on a pro forma basis to such Discharge of Indebtedness, including with the proceeds of such new Indebtedness, as if such Discharge had occurred on the first day of such period, (3) the Parent Borrower or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business, including any such disposition occurring in connection with a transaction causing a calculation to be made hereunder, or designated any Restricted Subsidiary as an Unrestricted Subsidiary (any such disposition or designation, a “Sale”), the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the company, business, group of assets or Subsidiary that is the subject of such Sale for such period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such period and Debt Service Charges for such period shall be reduced by an amount equal to (A) the Debt Service Charges attributable to any Indebtedness of the Parent Borrower or any Restricted Subsidiary repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged with respect to the Parent Borrower and its continuing Restricted Subsidiaries in connection with such Sale for such period (including but not limited to through the assumption of such Indebtedness by another Person) plus (B) if the Capital Stock of any Restricted Subsidiary is disposed of in such Sale or any Restricted Subsidiary is designated as an Unrestricted Subsidiary, the Debt Service Charges for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Parent Borrower and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such Sale, and federal, state and foreign income taxes paid in cash for such period shall be reduced by the amount of such taxes paid in cash with respect to such Sale, (4) the Parent Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder, or designated any Unrestricted Subsidiary as a Restricted Subsidiary (any such Investment, acquisition or designation, a “Purchase”), EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the incurrence of any related Indebtedness) as if such Purchase occurred on the first day of such period, and (5) any Person became a Restricted Subsidiary or was merged or consolidated with or into the Parent Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Parent Borrower or a Restricted Subsidiary since the beginning of such period, EBITDA and Debt Service Charges and federal, state and foreign income taxes paid in cash for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Debt Service Charges associated with any Indebtedness incurred, repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof shall be as determined in good faith by a Responsible Officer of the Borrower Representative, which determination shall be conclusive. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Parent Borrower or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Parent Borrower or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Parent Borrower (which determination shall be conclusive) to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP. For purposes of the foregoing, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) involves the payment of consideration by the Parent Borrower or any of its Subsidiaries in excess of $20,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) yields gross proceeds to the Parent Borrower or any of its Subsidiaries in excess of $20,000,000.

“Purchase”: as defined in the definition of “Pro Forma Basis” in this Subsection 1.1.

“Purchase Money Obligation”: any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“QFC”: has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Qualified Loan Party”: each Borrower and each Subsidiary Guarantor.

“Receivable”: a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Parent Borrower or any of its Restricted Subsidiaries. For purposes of the definition of “Net Available Cash”, limited to such settlement or payment giving rise to Net Available Cash to the Parent Borrower or a Restricted Subsidiary, as the case may be, in excess of $16,000,000 to the extent that such settlement or payment does not constitute reimbursement or compensation for amounts previously paid by the Parent Borrower or any Restricted Subsidiary in respect of such casualty or condemnation.

“Reference Time”: with respect to any setting of the then-current Benchmark means the time determined by the Administrative Agent in its reasonable discretion.

“refinance”: refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Agreement shall have a correlative meaning.

“Refinanced Debt”: as defined in the definition of “Credit Agreement Refinancing Indebtedness” in this Subsection 1.1.

“Refinancing Agreement”: as defined in Subsection 8.8(d).

“Refinancing Amendment”: an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the institutions providing such Credit Agreement Refinancing Indebtedness executed by each of (a) the Borrower Representative, (b) the Administrative Agent and (c) each financial institution that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Subsection 2.7.

“Register”: as defined in Subsection 11.6(b)(iv).

“Regulation D”: Regulation D of the Board as in effect from time to time.

“Regulation S-X”: Regulation S-X promulgated by the SEC, as in effect on the Closing Date.

“Regulation T”: Regulation T of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Regulation X”: Regulation X of the Board as in effect from time to time.

“Reimbursement Obligations”: the obligation of the applicable Borrower to reimburse the applicable Issuing Lender pursuant to Subsection 3.5(a) for amounts drawn under the applicable Letters of Credit.

“Related Business”: those businesses in which the Parent Borrower or any of its Subsidiaries is engaged on the Closing Date, or that are similar, related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

“Related Parties”: with respect to any Person, such Person’s affiliates and the partners, officers, directors, trustees, employees, employees, shareholders, members, attorneys and other advisors, agents and controlling persons of such person and of such person’s affiliates and “Related Party” shall mean any of them.

“Related Taxes”: (x) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state or local taxes measured by income and federal, state or local withholding imposed by any government or other taxing authority on payments made by any Parent Entity other than to another Parent Entity), required to be paid by any Parent Entity by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Parent Borrower, any of its Subsidiaries or any Parent Entity), or being a holding company parent of the Parent Borrower, any of its Subsidiaries or any Parent Entity or receiving dividends from or other distributions in respect of the Capital Stock of the Parent Borrower, any of its Subsidiaries or any Parent Entity, or having guaranteed any obligations of the Parent Borrower or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Parent Borrower or any of its Subsidiaries is permitted to make payments to any Parent Entity pursuant to Subsection 8.3, or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Parent Borrower or any Subsidiary thereof, (y) any taxes attributable to any taxable period (or portion thereof) ending on or prior to the Closing Date, or to the consummation of any of the Transactions, or to any Parent Entity’s receipt of (or entitlement to) any payment in connection with the Transactions, including any payment received after the Closing Date pursuant to any agreement related to the Transactions or (z) any other federal, state, foreign, provincial or local taxes measured by income for which any Parent Entity is liable up to an amount not to exceed, with respect to federal taxes, the amount of any such taxes that the Parent Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Parent Borrower had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code) of which it were the common parent, or with respect to state and local taxes, the amount of any such taxes that the Parent Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated, combined, unitary or affiliated basis as if the Parent Borrower had filed a consolidated, combined, unitary or affiliated return on behalf of an affiliated group (as defined in the applicable state or local tax laws for filing such return) consisting only of the Parent Borrower and its Subsidiaries. Taxes include all interest, penalties and additions relating thereto.

“Relevant Governmental Body”: the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or any successor thereto.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the 30 day notice period is waived under Section 21, 22, 23, 24, 25, 27 or 28 of PBGC Regulation Section 4043 or any successor regulation thereto.

“Required Lenders”: Lenders the sum of whose outstanding Commitments (or after the termination thereof, outstanding Individual Lender Exposures) represent a majority of aggregate Commitments (or after the termination thereof, the sum of the Individual Lender Exposures) at such time; provided that the Commitments (or Individual Lender Exposures) held or deemed held by Defaulting Lenders or Disqualified Lenders shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law”: as to any Person, the Organizational Documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: as to any Person, any of the following officers of such Person: (a) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, the chief accounting officer, the treasurer, the controller or the Vice President–Finance (or substantial equivalent) of such Person, (b) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person, in each case who has been designated in writing to the Administrative Agent or the Collateral Agent as a Responsible Officer by the chief executive officer or president of such Person or, with respect to financial matters, by such chief financial officer of such Person, (c) with respect to Subsection 7.7 and without limiting the foregoing, the general counsel of such Person, (d) with respect to ERISA matters, the senior vice president–human resources (or substantial equivalent) of such Person, (e) with respect to any Person that does not have officers, the officer listed in clauses (a) through (d) above of a Person that has the authority to act on behalf of such Person, and (f) any other individual designated as a “Responsible Officer” for the purposes of this Agreement by the Board of Directors or equivalent body of such Person.

“Restricted Indebtedness”: as defined in Subsection 8.6(a).

“Restricted Payment”: any dividend or any other payment whether direct or indirect (other than dividends payable solely in common stock of the Parent Borrower or options, warrants or other rights to purchase common stock of the Parent Borrower) on, or any payment on account of, or any setting apart of assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Parent Borrower (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof) or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or any other distribution (other than (x) distributions payable solely in common stock of the Parent Borrower or (y) options, warrants or other rights to purchase common stock of the Parent Borrower) in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Parent Borrower.

“Restricted Subsidiary”: any Subsidiary of the Parent Borrower other than an Unrestricted Subsidiary.

“Revaluation Date”: (a) the first Business Day of each calendar month, (b) each date of issuance of a Letter of Credit denominated in Canadian Dollars, (c) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof and (d) each date of any notice of drawing or any payment by an Issuing Lender under any Letter of Credit denominated in Canadian Dollars.

“Revolving Credit Facility”: the revolving credit facility available to the Borrowers hereunder.

“Revolving Credit Lender”: any Lender having a Commitment hereunder and/or a Revolving Credit Loan outstanding hereunder.

“Revolving Credit Loan”: a Loan made pursuant to Subsection 2.1(a).

“Revolving Credit Note”: as defined in Subsection 2.1(d).

“Revolving Exposure”: at any time the aggregate principal amount at such time of all outstanding Revolving Credit Loans. The Revolving Exposure of any Revolving Credit Lender at any time shall equal its Commitment Percentage of the aggregate Revolving Exposure at such time.

“Rollover Indebtedness”: Indebtedness of a Loan Party issued to any lender under the Term Loan Facility in lieu of such lender’s pro rata portion of any repayment of Term Loans made pursuant to the Term Loan Credit Agreement.

“S&P”: Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale”: as defined in the definition of “Pro Forma Basis” in this Subsection 1.1.

“Sale and Leaseback Transaction”: any arrangement with any Person providing for the leasing by the Parent Borrower or any of its Restricted Subsidiaries of real or personal property which has been or is to be sold or transferred by the Parent Borrower or any such Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Parent Borrower or such Restricted Subsidiary.

“SEC”: the United States Securities and Exchange Commission.

“Secured Parties”: the “Secured Parties” as defined in the Guarantee and Collateral Agreement.

“Securities Act”: the Securities Act of 1933, as amended from time to time.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, each Blocked Account Agreement and all other similar security documents hereafter delivered to the Collateral Agent granting or perfecting a Lien on any asset or assets of any Loan Party to secure the respective obligations and liabilities of the applicable Loan Parties hereunder and/or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities, including any security documents executed and delivered or caused to be delivered to the Collateral Agent pursuant to Subsection 7.9(b) or 7.9(c), in each case, as amended, restated, supplemented, waived or otherwise modified from time to time.

“Set”: the collective reference to Term SOFR Rate Loans of a single Tranche, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Term SOFR Rate Loans shall originally have been made on the same day).

“Settlement Service”: as defined in Subsection 11.6(b).

“Seventh Amendment”: as defined in the second Recital hereto.

“Single Employer Plan”: any Plan which is covered by Title IV or Section 302 of ERISA or Section 412 of the Code, but which is not a Multiemployer Plan.

“SOFR”: with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator”: the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website”: the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” and “Solvency”: with respect to the Parent Borrower and its Subsidiaries on a consolidated basis after giving effect to the consummation of the Transactions consummated on the Closing Date means (i) the Fair Value and Present Fair Salable Value of the assets of the Parent Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Parent Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Parent Borrower and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature (all capitalized terms used in this definition (other than “Parent Borrower” “Closing Date”, “Transactions” and “Subsidiary”, which have the meanings set forth in this Agreement) shall have the meaning assigned to such terms in the form of solvency certificate attached hereto as Exhibit I).

“Specified Availability”: as of any date of determination, without duplication of amounts calculated thereunder, the sum of the Excess Availability plus Specified Unrestricted Cash (but excluding therefrom the cash proceeds of any Specified Equity Contribution), plus Specified Suppressed Availability as at such date.

“Specified Default”: (a) the occurrence and continuance of an Event of Default under Subsection 9.1(b) as a result of a material breach of any representation or warranty set forth in Subsection 5.21 or Subsection 5.22, (b) the occurrence and continuance of an Event of Default under Subsection 9.1(c) as a result of the failure of any Loan Party to comply with the terms of Subsection 4.16 or a failure to comply with the delivery obligations with respect to Borrowing Base Certificates set forth in Subsection 7.2(f) or (c) the occurrence and continuance of an Event of Default under Subsection 9.1(a) or Subsection 9.1(f).

“Specified Equity Contribution”: any cash equity contribution (excluding any Excluded Contribution or any other equity contribution made or used for any other purpose under this Agreement) made to any Parent Entity in exchange for Permitted Cure Securities; provided that (a) (i) such cash equity contribution to any Parent Entity and (ii) the contribution of any proceeds therefrom to, and the receipt thereof by, the Parent Borrower occur (x) after the Closing Date and (y) (A) on or prior to the date that is 10 Business Days after the date on which financial statements are required to be delivered for a Fiscal Quarter (or Fiscal Year) pursuant to Subsection 7.1(a) or 7.1(b) or (B) on the date on which a Borrowing Base Certificate is delivered (provided that the right to make a cash equity contribution for Permitted Cure Securities under this clause (a)(i)(y)(B) shall be limited to no more than once in each Fiscal Period) in accordance with Subsection 7.2(f); (b) the Parent Borrower identifies such equity contribution as a “Specified Equity Contribution” in a certificate of a Responsible Officer of the Parent Borrower delivered to the Administrative Agent; (c) in each four Fiscal Quarter period, there shall exist at least two Fiscal Quarters in respect of which no Specified Equity Contribution shall have been made; (d) no more than five Specified Equity Contributions may be made during the term of this Agreement; and (e) the amount of any Specified Equity Contribution included in the calculation of EBITDA hereunder shall be limited to the amount required to effect or continue compliance with Subsection 8.1 hereof, whether or not a Compliance Period is in effect, and such amount shall be added to EBITDA solely when calculating EBITDA for purposes of determining compliance with Subsection 8.1.

“Specified Facilities”: collectively, the “Corporate” Seed Warehouse (Branch 823) located at 6851 Conway Road, Orlando, FL 32812, the Turf Merchants Seed Warehouse (Branch 824) located at 33390 Tangent Loop, Tangent, OR 97389, the Riches Seed Warehouse (Branch 826) located at 13166 Riches Road SE, Silverton, OR 97381, and Coleman Seed Hay (Seedstock) (Branch 884) located at 5223 Keene Road NE, Gervais, OR 97026.

“Specified Suppressed Availability”: an amount, if positive, by which the Borrowing Base exceeds the aggregate amount of the Commitments; provided that if Excess Availability is less than $25,000,000, Specified Suppressed Availability shall be zero.

“Specified Transaction”: (a) any Restricted Payment pursuant to Subsection 8.3(i), (b) any acquisition permitted pursuant to clause (c)(i) of the definition of “Permitted Acquisition”, (c) any investment permitted pursuant to clause (u) of the definition of “Permitted Investments”, (d) any payment, repurchase or redemption pursuant to Subsection 8.6(a), (e) any merger, consolidation, amalgamation or asset sale pursuant to Subsection 8.2(a) or 8.2(b), and (f) any Asset Sale pursuant to Subsection 8.5.

“Specified Unrestricted Cash”: as of any date of determination, an amount equal to all Unrestricted Cash of the Loan Parties that (in the case of cash) is deposited in (i) DDAs, (ii) Concentration Accounts, or (iii) other deposit accounts in the United States, in each case with respect to which a control agreement is in place between the applicable Loan Party, the applicable depositary institution and the Administrative Agent or the Collateral Agent (or over which any such Agent has “control” whether or not pursuant to a control agreement) or that (in the case of Cash Equivalents) (a) are not in a securities account in respect of which the applicable Loan Party has entered into a “control agreement” with the applicable broker or securities intermediary for purposes of perfecting a security interest in favor of a third party and (b) are subject to the laws of any state, commonwealth, province or territory of the United States of America; provided that if, as of such date, the Excess Availability is less than $25,000,000, the amount of Specified Unrestricted Cash shall equal zero.

“Spot Rate”: the rate quoted by the applicable Issuing Lender to be the rate quoted by it as the spot rate for the purchase by it of Dollars with Canadian Dollars through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made.

“Stated Amount”: at any time, as to any Letter of Credit, the maximum amount available to be drawn thereunder (regardless of whether any conditions for drawing could then be met).

“Stated Maturity”: with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

“Store”: any store or distribution center operated, or to be operated, by any Loan Party.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity (a) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned by such Person, or (b) the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person and, in the case of this clause (b), which is treated as a consolidated subsidiary for accounting purposes. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

“Subsidiary Borrowers”: each Domestic Subsidiary that is a Wholly Owned Subsidiary and a Restricted Subsidiary that becomes a Borrower after five days’ written notice to the Administrative Agent pursuant to a Borrower Joinder, together with their respective successors and assigns. Upon receipt thereof the Administrative Agent shall promptly transmit each such notice to each of the Lenders; provided that any failure to do so by the Administrative Agent shall not in any way affect the status of any such Domestic Subsidiary as a Subsidiary Borrower hereunder.

“Subsidiary Guarantor”: (x) each Domestic Subsidiary (other than any Borrower and any Excluded Subsidiary) of the Parent Borrower which executes and delivers a Subsidiary Guaranty pursuant to Subsection 7.9 or otherwise, in each case, unless and until such time as the respective Subsidiary Guarantor (a) ceases to constitute a Domestic Subsidiary of the Parent Borrower in accordance with the terms and provisions hereof, (b) is designated an Unrestricted Subsidiary pursuant to the terms of this Agreement or (c) is released from all of its obligations under the Subsidiary Guaranty in accordance with terms and provisions thereof and (y) each other Subsidiary of the Parent Borrower which the Parent Borrower causes to execute and deliver a Subsidiary Guaranty pursuant to the last sentence of Subsection 7.9(b) or otherwise, in each case, unless and until such time as the respective Subsidiary Guarantor (a) ceases to constitute a Subsidiary of the Parent Borrower in accordance with the terms and provisions hereof, (b) is designated an Unrestricted Subsidiary pursuant to the terms of this Agreement or (c) is released from all of its obligations under the Subsidiary Guaranty in accordance with terms and provisions thereof.

“Subsidiary Guaranty”: the guaranty of the Obligations of the Borrowers under the Loan Documents provided pursuant to the Guarantee and Collateral Agreement.

“Successor Borrower”: as defined in Subsection 8.2(a).

“Supermajority Lenders”: Lenders the sum of whose outstanding Commitments (or after the termination thereof, outstanding Individual Lender Exposures) representing more than 66 ⅔% of the sum of the aggregate amount of the aggregate Commitments less the Commitments of all Defaulting Lenders and Disqualified Lenders (or after the termination thereof, the sum of the Individual Lender Exposures of Non-Defaulting Lenders and non-Disqualified Lenders) at such time.

“Swingline Commitment”: the Swingline Lender’s obligation to make Swingline Loans pursuant to Subsection 2.4.

“Swingline Exposure”: at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Credit Lender at any time shall equal its Commitment Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender”: as defined in the Preamble hereto.

“Swingline Loan Participation Certificate”: a certificate in substantially the form of Exhibit F hereto.

“Swingline Loans”: as defined in Subsection 2.4(a).

“Swingline Note”: as defined in Subsection 2.4(b).

“Target Amount”: an amount, when aggregated with all other amounts remaining on deposit in all DDAs and Concentration Accounts at any time, not exceeding $3,000,000.

“Taxes”: any and all present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Temporary Cash Investments”: any of the following: (i) any investment in (x) direct obligations of the United States of America, Canada, the United Kingdom, Switzerland, a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Parent Borrower or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof or obligations Guaranteed by the United States of America, Canada, the United Kingdom, Switzerland or a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Parent Borrower or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under this Agreement or the Term Loan Facility or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and whose long term debt is rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations with a term of not more than 30 days for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than that of the Parent Borrower or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than one year after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Indebtedness or Preferred Stock (other than of the Parent Borrower or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95.0% of their assets in securities of the type described in clauses (i) through (vi) above (which funds may also hold cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250,000,000 (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended and (ix) similar investments approved by the Board of Directors in the ordinary course of business.

“Termination Date”: the date which is the five year anniversary of the Closing Date.

“Term Loan Agent”: JPMCB, in its capacity as administrative agent and collateral agent under the Term Loan Documents, or any successor administrative agent or collateral agent under the Term Loan Documents.

“Term Loan Cash Capped Incremental Facility”: as defined in the definition of “Maximum Incremental Facilities Amount” in this Subsection 1.1.

“Term Loan Credit Agreement”: the Second Amended and Restated Credit Agreement, dated as of March 23, 2021, among the Parent Borrower, the OpCo Borrower, the lenders party thereto from time to time and JPMCB, as administrative agent and collateral agent thereunder, as such agreement may be amended, restated, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Term Loan Credit Agreement or other credit agreements or otherwise, unless such agreement or instrument expressly provides that it is not intended to be and is not a Term Loan Credit Agreement hereunder). Any reference to the Term Loan Credit Agreement hereunder shall be deemed a reference to any Term Loan Credit Agreement then in existence.

“Term Loan Documents”: the “Loan Documents” as defined in the Term Loan Credit Agreement, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (other than any agreement, document or instrument that expressly provides that it is not intended to be and is not a Term Loan Document).

“Term Loan Facility”: the collective reference to the Term Loan Credit Agreement, any Term Loan Documents, any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Term Loan Credit Agreement or one or more other credit agreements, indentures or financing agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Term Loan Facility). Without limiting the generality of the foregoing, the term “Term Loan Facility” shall include any agreement (i) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Parent Borrower as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Term Loan Facility Obligations”: obligations of the Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during (or would accrue but for) the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Term Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties under the Term Loan Credit Agreement and the other Term Loan Documents.

“Term Loan Priority Collateral”: as defined in the ABL/Term Loan Intercreditor Agreement, whether or not the same remains in full force and effect.

“Term Loan Ratio Incremental Facility”: as defined in the definition of “Maximum Incremental Facilities Amount” in this Subsection 1.1.

“Term Loans”: the loans borrowed under the Term Loan Facility.

“Term SOFR”: for the applicable Corresponding Tenor as of the applicable Reference Time, the Term SOFR Reference Rate.

“Term SOFR Rate Loan”: a Loan that bears interest at a rate based on the Adjusted Term SOFR Rate.

“Term SOFR Reference Rate”: for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term SOFR Rate Borrowing and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Tranche”: each Tranche of Loans available hereunder, with there being two tranches on the Closing Date; namely, Revolving Credit Loans and Swingline Loans.

“Transactions”: collectively, any or all of the following: (i)  the entry into this Agreement and the other Loan Documents and the incurrence of Indebtedness thereunder, and (ii) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

“Transferee”: any Participant or Assignee.

“Treaty”: the Treaty establishing the European Economic Community, being the Treaty of Rome of March 25, 1957 as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed on February 7, 1992 and came into force on November 1, 1993) and as may, from time to time, be further amended, supplemented or otherwise modified.

“Type”: the type of Loan determined based on the currency in which the same is denominated, and the interest option applicable thereto.

“UCC”: the Uniform Commercial Code as in effect in the State of New York from time to time.

“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement”: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uniform Customs”: the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, as the same may be amended from time to time.

“United States Person”: any United States person within the meaning of Section 7701(a)(30) of the Code.

“Unpaid Drawing”: drawings on Letters of Credit that have not been reimbursed by the applicable Borrower.

“Unrestricted Cash”: at any date of determination, the aggregate amount of cash, Cash Equivalents and Temporary Cash Investments included in the cash accounts that would be listed on the consolidated balance sheet of the Parent Borrower prepared in accordance with GAAP as of the last day of the Most Recent Four Quarter Period to the extent such cash is not classified as “restricted” for financial statement purposes (unless so classified solely because of any provision under the Loan Documents or any other agreement or instrument governing other Indebtedness that is subject to the ABL/Term Loan Intercreditor Agreement, the Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement governing the application thereof or because they are subject to a Lien securing Indebtedness that is subject to the ABL/Term Loan Intercreditor Agreement, the Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement) excluding, however, the proceeds from any incurrence of Indebtedness borrowed on the date of such determination that are not (in the good faith judgment of the Borrower Representative, which determination shall be conclusive) intended to be used for working capital purposes.

“Unrestricted Subsidiary”: (i) any Subsidiary of the Parent Borrower designated at any time by the Board of Directors as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent and (ii) any Subsidiary of an Unrestricted Subsidiary, provided that the Board of Directors shall only be permitted to designate a Subsidiary as an Unrestricted Subsidiary so long as:

(a)           immediately after such designation, no Event of Default under Subsection 9.1(a) or 9.1(f) shall have occurred and be continuing;

(b)           (i)             such designation was made at or prior to the Closing Date; or

(ii)           the Subsidiary to be so designated has Consolidated Total Assets of $1,000 or less at the time of designation; or

(iii)           if such Subsidiary has Consolidated Total Assets greater than $1,000 at the time of designation, then immediately after giving effect to such designation, the Parent Borrower and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with the covenant set forth in Subsection 8.1, whether or not a Compliance Period is in effect, as demonstrated to the reasonable satisfaction of the Administrative Agent; and

(c)            no Subsidiary shall be designated as an Unrestricted Subsidiary if such Subsidiary owns (directly or indirectly) any Capital Stock or Indebtedness of, or holds any Liens on any property of, any Borrower or any Restricted Subsidiary that is not a Subsidiary of the Subsidiary to be so designated.

The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Parent Borrower therein (and must comply as such with the limitations on Investments under Subsection 8.12) at the date of designation in an amount equal to the net book value of the Parent Borrower’s Investment therein.

The Borrower Representative shall only be permitted to designate an Unrestricted Subsidiary as a Restricted Subsidiary so long as:

(a)            immediately after such designation, no Event of Default under Subsection 9.1(a) or 9.1(f) shall have occurred and be continuing; and

(b)            immediately after giving effect to such designation, the Parent Borrower and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with the covenant set forth in Subsection 8.1, whether or not a Compliance Period is in effect, as demonstrated to the reasonable satisfaction of the Administrative Agent.

The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time and, in each case, shall be subject to the terms of Subsection 7.9 and Section 8.

“Unsecured Indebtedness”: unsecured Indebtedness of the Parent Borrower and any Restricted Subsidiary.

“Unutilized Commitment”: with respect to any Lender at any time, an amount equal to the remainder of (x) such Lender’s Commitment as in effect at such time less (y) such Lender’s Individual Lender Exposure at such time (excluding any Swingline Exposure of such Lender).

“U.S. Government Securities Business Day”: any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Tax Compliance Certificate”: as defined in Subsection 4.11(b)(ii)(2).

“Voting Stock”: as to any entity, all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

“Wholly Owned Subsidiary”: as to any Person, any Subsidiary of such Person of which such Person owns, directly or indirectly through one or more Wholly Owned Subsidiaries, all of the Capital Stock of such Subsidiary other than directors qualifying shares or shares held by nominees.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2            Other Definitional and Interpretive Provisions. Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes, any other Loan Document or any certificate or other document made or delivered pursuant hereto.

(a)            As used herein and in any Notes and any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Parent Borrower and its Restricted Subsidiaries not defined in Subsection 1.1 and accounting terms partly defined in Subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(b)            The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Any reference herein to any Person shall be construed to include such Person’s successors and assigns permitted hereunder. Any reference herein to financial statements of the Parent Borrower shall be construed to include financial statements of the Parent Borrower or any Parent Entity whose financial statements satisfy the Parent Borrower’s reporting obligations under Subsection 7.1.

(c)            Financial ratios and other financial calculations pursuant to this Agreement, including calculations pursuant to Subsection 8.1 shall, following any transaction described in the definition of “Pro Forma Basis,” be calculated on a Pro Forma Basis until the completion of four full Fiscal Quarters following such transaction (and shall also be subject to clause (d) below to the extent applicable).

(d)            [Reserved].

(e)            [Reserved].

(f)             Any financial ratios required to be maintained pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (rounding up if there is no nearest number).

(g)            Any references in this Agreement to “cash and/or Cash Equivalents”, “cash, Cash Equivalents and/or Temporary Cash Investments” or any similar combination of the foregoing shall be construed as not double counting cash or any other applicable amount which would otherwise be duplicated therein.

(h)            The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(i)             The Borrowing Base shall be calculated without duplication, including without duplication of any reserves, items that are otherwise addressed or excluded through eligibility criteria or items that are factored into the calculation of collection rates or collection percentages.

(j)             In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement which requires that no Default, Event of Default, Specified Default or specified Default or Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower Representative, be deemed satisfied, so long as no Default, Event of Default, Specified Default or specified Default or Event of Default, as applicable, exists on the date (x) a definitive agreement, notice or announcement, as applicable, for such Limited Condition Transaction is entered into, (y) in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers (or any equivalent thereof under the laws, rules or regulations in any other applicable jurisdiction) applies, on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of a target of a Limited Condition Transaction is made (or the equivalent notice under such equivalent laws, rules or regulations in such other applicable jurisdiction) or (z) irrevocable notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Capital Stock or Preferred Stock is given. For the avoidance of doubt, if the Borrower Representative has exercised its option under the first sentence of this clause (j), and any Default, Event of Default, Specified Default or specified Default or Event of Default, as applicable, occurs following the date (x) a definitive agreement, notice or announcement, as applicable, for the applicable Limited Condition Transaction was entered into, (y) in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers (or any equivalent thereof under the laws, rules or regulations in any other applicable jurisdiction) applies, on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of a target of a Limited Condition Transaction is made (or the equivalent notice under such equivalent laws, rules or regulations in such other applicable jurisdiction) or (z) irrevocable notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Capital Stock or Preferred Stock is given and prior to the consummation of such Limited Condition Transaction, any such Default, Event of Default, Specified Default or specified Default or Event of Default, as applicable, shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

(k)            In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(i)             determining compliance with any provision of this Agreement which requires the calculation of the Consolidated Fixed Charge Coverage Ratio, the Consolidated First Lien Leverage Ratio or the Consolidated Total Leverage Ratio or any other financial measure (but not, for the avoidance of doubt, in determining compliance with the Payment Condition for any purpose hereunder);

(ii)            testing baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated Total Assets or EBITDA); or

(iii)           any other determination as to whether any such Limited Condition Transaction and any related transactions (including any financing thereof) complies with the covenants or agreements contained in this Agreement;

in each case, at the option of the Borrower Representative (the Borrower Representative’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date (x) a definitive agreement, notice or announcement, as applicable, for such Limited Condition Transaction is entered into, (y) in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers (or any equivalent thereof under the laws, rules or regulations in any other applicable jurisdiction) applies, on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of a target of a Limited Condition Transaction is made (or the equivalent notice under such equivalent laws, rules or regulations in such other applicable jurisdiction) or (z) irrevocable notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Capital Stock or Preferred Stock is given, as applicable (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence or discharge of Indebtedness and Liens and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the LCT Test Date for which consolidated financial statements of the Parent Borrower are available, the Parent Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio, basket or amount, such ratio, basket or amount shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower Representative has made an LCT Election and any of the ratios, baskets or amounts for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, basket or amount, including due to fluctuations in exchange rates or in EBITDA or Consolidated Total Assets of the Parent Borrower or the Person subject to such Limited Condition Transaction or any applicable currency exchange rate, at or prior to the consummation of the relevant transaction or action, such ratios, baskets or amounts will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower Representative has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, basket or amount with respect to the incurrence or discharge of Indebtedness or Liens, or the making of Restricted Payments, Asset Sales, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Parent Borrower or the designation of an Unrestricted Subsidiary on or following the relevant LCT Test Date and prior to the earlier of the date on which (1) such Limited Condition Transaction is consummated, (2) the definitive agreement for, or firm offer in respect of, such Limited Condition Transaction (if an acquisition or investment) is terminated or expires without consummation of such Limited Condition Transaction or (3) such notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Capital Stock or Preferred Stock is revoked or expires without consummation, any such ratio, basket or amount shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence or discharge of Indebtedness and Liens and the use of proceeds thereof) have been consummated.

(l)             For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws) (collectively, a “Division”), (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Capital Stock at such time.

(m)            Except as otherwise provided in this Agreement, when the payment of any obligation or the performance of any covenant, duty, or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

1.3            Exchange Rates; Currency Equivalents. The applicable Issuing Lender shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of the face amount of Letters of Credit denominated in Canadian Dollars and of L/C Disbursements in respect thereof, including any other amounts that will be incurred, outstanding or purposed to be incurred or outstanding in connection therewith. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Each applicable Issuing Lender shall notify the Administrative Agent and the Borrower Representative on each Revaluation Date of the Spot Rates determined by it and the related Dollar Equivalent of L/C Obligations then outstanding. The applicable amount of Canadian Dollars for purposes of any determination under the Credit Agreement or any of the other Loan Documents shall be such Dollar Equivalent amount as so determined by the applicable Issuing Lender and notified to the Borrower and the Administrative Agent in accordance with this Subsection 1.3.

1.4            Interest Rates; Benchmark Notification. The interest rate on Loans may be derived from an interest rate benchmark that may be discontinued or is, or may in future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Subsection 4.7(b) provides the mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to rates in the definition of “Term SOFR” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Subsection 4.7(b) and (ii) the implementation of any Benchmark Replacement Conforming Changes hereunder), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the rate being replaced or have the same volume or liquidity as did the rate being replaced prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Loan Parties. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Loan Party, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 2

Amount and Terms of Commitments

2.1            Commitments.

(a)            Subject to and upon the terms and conditions set forth herein, each Lender severally agrees to make, at any time and from time to time on or after the Closing Date and prior to the Termination Date to the Parent Borrower or any Subsidiary Borrower (or their permitted successors hereunder) (on a joint and several basis as between the Borrowers) one or more Revolving Credit Loans, which Revolving Credit Loans:

(i)             shall be denominated in Dollars;

(ii)            shall, at the option of the Borrowers, be incurred and maintained as, and/or converted into, ABR Loans or Term SOFR Rate Loans, provided that except as otherwise specifically provided in Subsections 4.9 and 4.10, all Revolving Credit Loans comprising the same Borrowing shall at all times be of the same Type;

(iii)           may be repaid and reborrowed in accordance with the provisions hereof;

(iv)           shall not be made (and shall not be required to be made) by any Lender to the extent the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Individual Lender Exposure of such Lender to exceed the amount of its Commitment at such time; and

(v)            shall not be made (and shall not be required to be made) by any Lender to the extent the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Aggregate Lender Exposure to exceed the lesser of (A) the aggregate Commitments as then in effect and (B) the Borrowing Base at such time (based on the Borrowing Base Certificate last delivered).

(b)           Notwithstanding anything to the contrary in Subsection 2.1(a) or elsewhere in this Agreement, the Administrative Agent shall have the right to establish Availability Reserves in such amounts, and with respect to such matters, as the Administrative Agent in its Permitted Discretion shall deem necessary or appropriate, against the Borrowing Base including reserves with respect to (i) sums that the Borrowers are or will be required to pay (such as taxes (including payroll and sales taxes), assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and have not yet paid and (ii) amounts owing by the Borrowers or, without duplication, their respective Restricted Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the ABL Priority Collateral, which Lien or trust, in the Permitted Discretion of the Administrative Agent is capable of ranking senior in priority to or pari passu with one or more of the Liens in the ABL Priority Collateral granted in the Security Documents (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the ABL Priority Collateral (including any such Liens in respect of Management Guarantees); provided that (x) with respect to any Availability Reserve (other than any Designated Hedging Reserves or Designated Cash Management Reserves), the Administrative Agent shall have provided the applicable Borrower reasonable advance notice of any such establishment and (y) with respect to any Designated Hedging Reserves or Designated Cash Management Reserves, (i) the Administrative Agent may establish such Designated Hedging Reserves or Designated Cash Management Reserves immediately upon receiving notice in writing from the Borrower Representative pursuant to Subsection 11.22 that a Designated Hedging Reserve or Designated Cash Management Reserve, as applicable, may be established and (ii) the Administrative Agent shall increase, reduce or eliminate the amount of any existing Designated Hedging Reserve or existing Designated Cash Management Reserve immediately upon receiving written notice of any adjustment to the amount of such existing Designated Hedging Reserve or existing Designated Cash Management Reserve from the Borrower Representative pursuant to the last sentence of Subsection 11.22 (provided that the Administrative Agent shall not be obligated to establish or increase any Designated Hedging Reserve or Designated Cash Management Reserve if at the time of, and after giving effect to, such establishment or increase, Excess Availability would be less than zero); and provided, further, that the Administrative Agent may only establish an Availability Reserve after the Closing Date based on an event, condition or other circumstance arising after the Closing Date or based on facts not known to the Administrative Agent as of the Closing Date. The amount of any such Availability Reserve shall have a reasonable relationship to the event, condition or other matter that is the basis for the Availability Reserve. Upon delivery of such notice, the Administrative Agent shall be available to discuss any proposed Availability Reserve, and any applicable Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Availability Reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion. In no event shall such notice and opportunity limit the right of the Administrative Agent to establish such Availability Reserve, unless the Administrative Agent shall have determined in its Permitted Discretion that the event, condition or other matter that is the basis for such new Availability Reserve no longer exists or has otherwise been adequately addressed by the applicable Borrower. In the event that the event, condition or other matter giving rise to the establishment of any Availability Reserve shall cease to exist (unless there is a reasonable prospect that such event, condition or other matter will occur again within a reasonable period of time thereafter), the Availability Reserve established pursuant to such event, condition or other matter, shall be discontinued. Notwithstanding anything herein to the contrary, Availability Reserves shall not duplicate (i) eligibility criteria contained in the definition of “Eligible Accounts”, “Eligible Credit Card Receivables” or “Eligible Inventory” and vice versa, or (ii) reserves or criteria deducted in computing the value of Eligible Inventory (based on cost and quantity) and vice versa.

(c)            In the event the Borrowers are unable to comply with (i) the borrowing base limitations set forth in Subsection 2.1(a) or (ii) the conditions precedent to the making of Revolving Credit Loans or the issuance of Letters of Credit set forth in Section 6, the Lenders authorize the Administrative Agent, for the account of the Lenders, to make Revolving Credit Loans to the Borrowers, which may only be made as ABR Loans (each, an “Agent Advance”) for a period commencing on the date the Administrative Agent first receives a notice of Borrowing requesting an Agent Advance until the earliest of (i) the 30th Business Day after such date, (ii) the date the respective Borrowers or Borrower is again able to comply with the Borrowing Base limitations set forth in Subsection 2.1(a) and the conditions precedent to the making of Revolving Credit Loans and issuance of Letters of Credit set forth in Section 6, or obtains an amendment or waiver with respect thereto and (iii) the date the Required Lenders instruct the Administrative Agent to cease making Agent Advances (in each case, the “Agent Advance Period”). The Administrative Agent shall not make any Agent Advance to the extent that at such time the amount of such Agent Advance (A) when added to the aggregate outstanding amount of all other Agent Advances made to the Borrowers at such time, would exceed 10.0% of the Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) or (B) when added to the Aggregate Lender Exposure as then in effect (immediately prior to the incurrence of such Agent Advance), would exceed the aggregate Commitments at such time. It is understood and agreed that, subject to the requirements set forth above, Agent Advances may be made by the Administrative Agent in its discretion to the extent the Administrative Agent deems such Agent Advances necessary or desirable (x) to preserve and protect the applicable ABL Priority Collateral, or any portion thereof, (y) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other obligations of the Loan Parties hereunder and under the other Loan Documents or (z) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses and other sums payable under the Loan Documents, and that the Borrowers shall have no right to require that any Agent Advances be made.

(d)            Each Borrower agrees that, upon the request to the Administrative Agent by any Revolving Credit Lender made on or prior to the Closing Date or in connection with any assignment pursuant to Subsection 11.6(b), in order to evidence such Lender’s Revolving Credit Loans, such Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit A-1 hereto (each, as amended, restated, supplemented, replaced or otherwise modified from time to time, a “Revolving Credit Note”), with appropriate insertions as to payee, date and principal amount, payable to such Lender and in a principal amount equal to the aggregate unpaid principal amount of all Revolving Credit Loans made by such Revolving Credit Lender to such Borrower. Each Revolving Credit Note shall (i) be dated the Closing Date, (ii) be stated to mature on the Termination Date and (iii) provide for the payment of interest in accordance with Subsection 4.1.

2.2            Procedure for Revolving Credit Borrowing. Each of the Borrowers may borrow under the Commitments on the Closing Date and the Parent Borrower and any Subsidiary Borrower (or any of their permitted successors hereunder) may borrow under the Commitments hereunder on any Business Day after the Closing Date during the Commitment Period, provided that the Borrower Representative shall give the Administrative Agent irrevocable (in the case of any notice except notice with respect to the initial Extension of Credit hereunder, which shall be irrevocable after the funding) notice in substantially the form of Exhibit J-1 hereto or in such other form as may be agreed between the Borrower Representative and the Administrative Agent (each, a “Borrowing Request”) (which Borrowing Request must be received by the Administrative Agent prior to (1) in the case of either Term SOFR Rate Loans or ABR Loans to be borrowed on the Closing Date, 9:00 A.M., New York City time (or such later time as may be agreed by the Administrative Agent in its reasonable discretion), on the Closing Date, and (2) in all other cases, (a) 11:00 A.M., New York City time, at least three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Term SOFR Rate Loans or (b) 10:00 A.M., New York City time (or such later time as may be agreed by the Administrative Agent in its reasonable discretion), on the requested Borrowing Date, for ABR Loans) specifying (i) the identity of a Borrower, (ii) the amount to be borrowed, (iii) the requested Borrowing Date, (iv) whether the borrowing is to be of Term SOFR Rate Loans, ABR Loans or a combination thereof and (v) if the borrowing is to be entirely or partly of Term SOFR Rate Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor. Each borrowing shall be in an amount equal to (x) in the case of ABR Loans, except any ABR Loan to be used solely to pay a like amount of outstanding Reimbursement Obligations or Swingline Loans, in multiples of $500,000 (or, if the Commitments then available (as calculated in accordance with Subsection 2.1(a)) are less than $500,000, such lesser amount) or a whole multiple of $100,000 in excess thereof, and (y) in the case of Term SOFR Rate Loans, $500,000, or a whole multiple of $500,000 in excess thereof. Upon receipt of any such notice from the Borrower Representative the Administrative Agent shall promptly notify each applicable Revolving Credit Lender thereof. Subject to the satisfaction of the conditions precedent specified in Subsection 6.2 to the extent applicable (or in the case of the initial Extension of Credit on the Closing Date, Subsection 6.1), each applicable Revolving Credit Lender will make the amount of its pro rata share of each borrowing of Revolving Credit Loans available to the Administrative Agent for the account of the Borrower identified in such notice at the office of the Administrative Agent specified in Subsection 11.2 prior to 12:00 P.M. (or 9:00 A.M., in the case of the initial borrowing hereunder), New York City time, or at such other office of the Administrative Agent or at such other time as to which the Administrative Agent shall notify such Lender reasonably in advance of the Borrowing Date with respect thereto, on the Borrowing Date requested by such Borrower and in funds immediately available to the Administrative Agent.

2.3            Termination or Reduction of Commitments. The Borrower Representative (on behalf of itself and each other applicable Borrower) shall have the right, upon not less than three Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) notice to the Administrative Agent (who will promptly notify the Lenders), to terminate the Commitments, or, from time to time, to reduce the amount of the Commitments; provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans and Swingline Loans made on the effective date thereof, the aggregate principal amount of the Revolving Credit Loans and Swingline Loans then outstanding, when added to the sum of the then outstanding L/C Obligations, would exceed the Commitments then in effect and provided, further, that any such notice of termination delivered by the Borrower Representative may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower Representative (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any such reduction shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall reduce permanently the applicable Commitments then in effect.

2.4            Swingline Commitments. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make swingline loans (individually, a “Swingline Loan”; collectively, the “Swingline Loans”) to any of the Borrowers from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed $30,000,000; provided that at no time may the sum of the then outstanding Swingline Loans, Revolving Credit Loans and L/C Obligations exceed the lesser of (1) the Commitments then in effect and (2) the Borrowing Base then in effect (based on the Borrowing Base Certificate last delivered). Swingline Loans shall be made in minimum amounts of (x) at all times when a Dominion Event is not in existence, $100,000 and (y) at all other times, there will be no minimum amount. Amounts borrowed by any Borrower under this Subsection 2.4 may be repaid and, through but excluding the Termination Date, reborrowed. All Swingline Loans made to any Borrower shall be made in Dollars as ABR Loans, and shall not be entitled to be converted into Term SOFR Rate Loans. The Borrower Representative (on behalf of itself or any other Borrower as the case may be), shall give the Swingline Lender irrevocable notice (which notice must be received by the Swingline Lender prior to 1:00 P.M., New York City time, on the requested Borrowing Date) specifying (1) the identity of a Borrower, (2) the amount of the requested Swingline Loan and (3) that the Borrowing is to be of ABR Loans. The proceeds of the Swingline Loans will be made available by the Swingline Lender to the Borrower identified in such notice at an office of the Swingline Lender by crediting the account of such Borrower at such office with such proceeds in Dollars.

(b)            Each of the Borrowers agrees that, upon the request to the Administrative Agent by the Swingline Lender made on or prior to the Closing Date or in connection with any assignment pursuant to Subsection 11.6(b), in order to evidence the Swingline Loans such Borrower will execute and deliver to the Swingline Lender a promissory note substantially in the form of Exhibit A-2 hereto, with appropriate insertions (as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time, the “Swingline Note”), payable to the Swingline Lender and representing the obligation of such Borrower to pay the amount of the Swingline Commitment or, if less, the unpaid principal amount of the Swingline Loans made to such Borrower, with interest thereon as prescribed in Subsection 4.1. The Swingline Note shall (i) be dated the Closing Date, (ii) be stated to mature on the Termination Date and (iii) provide for the payment of interest in accordance with Subsection 4.1.

(c)            The Swingline Lender, at any time in its sole and absolute discretion may, and, at any time as there shall be a Swingline Loan outstanding for more than five Business Days, the Swingline Lender shall, on behalf of the Borrower to which the Swingline Loan has been made (which hereby irrevocably directs and authorizes such Swingline Lender to act on its behalf), request (provided that such request shall be deemed to have been automatically made upon the occurrence of an Event of Default under Subsection 9.1(f)) each Lender, including the Swingline Lender, to make a Revolving Credit Loan as an ABR Loan in an amount equal to such Lender’s Commitment Percentage of the principal amount of all Swingline Loans made in Dollars (each, a “Mandatory Revolving Credit Loan Borrowing”) in an amount equal to such Lender’s Commitment Percentage of the principal amount of all of the Swingline Loans (collectively, the “Refunded Swingline Loans”) outstanding on the date such notice is given; provided that the provisions of this Subsection 2.4 shall not affect the obligations of any Borrower to prepay Swingline Loans in accordance with the provisions of Subsection 4.4(c). Unless the Commitments shall have expired or terminated (in which event the procedures of clause (d) of this Subsection 2.4 shall apply), each Lender hereby agrees to make the proceeds of its Revolving Credit Loan (including any Term SOFR Rate Loan) available to the Administrative Agent for the account of the Swingline Lender at the office of the Administrative Agent prior to 11:00 A.M., New York City time, in funds immediately available on the Business Day next succeeding the date such notice is given notwithstanding (i) that the amount of the Mandatory Revolving Credit Loan Borrowing may not comply with the minimum amount for Revolving Credit Loans otherwise required hereunder, (ii) whether any conditions specified in Section 6 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Revolving Credit Loan Borrowing and (v) the amount of the Commitment of such, or any other, Lender at such time. The proceeds of such Revolving Credit Loans (including any Term SOFR Rate Loan) shall be immediately applied to repay the Refunded Swingline Loans.

(d)            If the Commitments shall expire or terminate at any time while Swingline Loans are outstanding, each Lender shall, at the option of the Swingline Lender, exercised reasonably, either (i) notwithstanding the expiration or termination of the Commitments, make a Loan as an ABR Loan (which Revolving Credit Loan shall be deemed a “Revolving Credit Loan” for all purposes of this Agreement and the other Loan Documents) or (ii) purchase an undivided participating interest in such Swingline Loans, in either case in an amount equal to such Lender’s Commitment Percentage determined on the date of, and immediately prior to, expiration or termination of the Commitments of the aggregate principal amount of such Swingline Loans; provided that in the event that any Mandatory Revolving Credit Loan Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under any domestic or foreign bankruptcy, reorganization, dissolution, insolvency, receivership, administration or liquidation or similar law with respect to any Borrower), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Revolving Credit Loan Borrowing would otherwise have occurred, but adjusted for any payments received from such Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in such outstanding Swingline Loans as shall be necessary to cause such Lenders to share in such Swingline Loans ratably based upon their respective Commitment Percentages, provided, further, that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay the Swingline Lender interest on the principal amount of the participation purchased for each day from and including the day upon which the Mandatory Revolving Credit Loan Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate otherwise applicable to Revolving Credit Loans made as ABR Loans. Each Lender will make the proceeds of any Revolving Credit Loan made pursuant to the immediately preceding sentence available to the Administrative Agent for the account of the Swingline Lender at the office of the Administrative Agent prior to 11:00 A.M., New York City time, in Dollars in funds immediately available on the Business Day next succeeding the date on which the Commitments expire or terminate. The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Swingline Loans outstanding on the date of termination or expiration of the Commitments. In the event that the Lenders purchase undivided participating interests pursuant to the first sentence of this clause (d), each Lender shall immediately transfer to the Swingline Lender, in Dollars in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Lender a Swingline Loan Participation Certificate dated the date of receipt of such funds and in such amount.

(e)            Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof (whether directly from a Borrower or otherwise, including proceeds of Collateral applied thereto by the Swingline Lender), or any payment of interest on account thereof, the Swingline Lender will, if such payment is received prior to 11:00 A.M., New York City time, on a Business Day, distribute to such Lender its pro rata share thereof prior to the end of such Business Day and otherwise, the Swingline Lender will distribute such payment on the next succeeding Business Day (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Lender will return to the Swingline Lender any portion thereof previously distributed by the Swingline Lender to it.

(f)            Each Lender’s obligation to make the Revolving Credit Loans and to purchase participating interests with respect to Swingline Loans in accordance with Subsections 2.4(c) and 2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or any of the Borrowers may have against the Swingline Lender, any of the Borrowers or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in condition (financial or otherwise) of any of the Borrowers; (iv) any breach of this Agreement or any other Loan Document by any of the Borrowers, any other Loan Party or any other Lender; (v) any inability of any of the Borrowers to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such Revolving Credit Loan is to be made or participating interest is to be purchased or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.5            Repayment of Loans. (a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent in Dollars for the account of: (i) each Lender the then unpaid principal amount of each Revolving Credit Loan of such Lender made to such Borrower, on the Termination Date (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Section 9); and (ii) the Swingline Lender, the then unpaid principal amount of the Swingline Loans made to such Borrower, on the Termination Date (or such earlier date on which the Swingline Loans become due and payable pursuant to Section 9). Each Borrower hereby further agrees to pay interest (which payments shall be in Dollars) on the unpaid principal amount of such Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Subsection 4.1.

(b)            Each Lender (including the Swingline Lender) shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of each of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)            The Administrative Agent shall maintain the Register pursuant to Subsection 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof, the Borrowers to which such Loan is made, each Interest Period, if any, applicable thereto and whether such Loans are Revolving Credit Loans or Swingline Loans, (ii) the amount of any principal or interest due and payable or to become due and payable from each of the Borrowers to each applicable Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from each of the Borrowers and each applicable Lender’s share thereof.

(d)            The entries made in the Register and the accounts of each Lender maintained pursuant to Subsection 2.5(c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of each of the Borrowers therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of any Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

2.6            Incremental Facility. (a) So long as no Specified Default exists or would arise therefrom, the Borrower Representative shall have the right, at any time and from time to time after the Closing Date, to request an increase of the aggregate amount of the then outstanding Commitments (the “Incremental Revolving Commitments” or the “Incremental Facilities” and each, an “Incremental Facility”). Notwithstanding anything to contrary herein, the principal amount of any Incremental Facility shall not exceed the Available Incremental Amount at such time. The Borrower Representative may seek to obtain Incremental Facilities from existing Lenders or other Persons, as applicable (each an “Incremental Facility Increase,” and each Person extending, or Lender extending, Incremental Facilities, an “Additional Lender”), provided, however, that (i) no Lender shall be obligated to provide an Incremental Facility Increase as a result of any such request by the Borrower Representative, and (ii) any Additional Lender which is not an existing Lender shall be subject to the approval of, the Administrative Agent and, in the case of any Incremental Revolving Commitments, the Swingline Lender, each Issuing Lender and the Borrowers (each such approval not to be unreasonably withheld, conditioned or delayed). Each Incremental Facility Increase shall be in a minimum aggregate amount of at least $15,000,000 and in integral multiples of $5,000,000 in excess thereof. Any Incremental Facility Increase may be denominated in Dollars.

(b)            Any Incremental Revolving Commitments (A) shall be guaranteed by the Guarantors and shall rank pari passu in right of (x) priority with respect to the Collateral and (y) payment with respect to the Obligations in respect of the Commitments in effect prior to the applicable Incremental Revolving Commitment Effective Date and (B) shall be on terms and pursuant to the documentation applicable to the Tranche of the existing Commitments they are increasing; provided that the Applicable Commitment Fee Rate and Applicable Margin relating to the Incremental Revolving Commitments may exceed the Applicable Commitment Fee Rate and Applicable Margin relating to the Tranche of existing Commitments that they are increasing in effect prior to the Incremental Revolving Commitment Effective Date so long as the Applicable Commitment Fee Rate and Applicable Margins relating to all Revolving Credit Loans of such Tranche shall be adjusted to be equal to the Applicable Commitment Fee Rate and Applicable Margin payable to the Lenders providing such Incremental Revolving Commitments.

(c)            No Incremental Facility Increase shall become effective unless and until each of the following conditions have been satisfied:

(i)             The Borrower Representative, the Administrative Agent, and any Additional Lender shall have executed and delivered a joinder to the Loan Documents (“Lender Joinder Agreement”) in substantially the form of Exhibit L hereto or in such other form as may be appropriate in the opinion of the Borrower Representative and the Administrative Agent;

(ii)            The Borrowers shall have paid such fees and other compensation to the Additional Lenders as the Borrower Representative and such Additional Lenders shall agree;

(iii)           The Borrower Representative shall deliver to the Administrative Agent and the Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent from counsel to the Borrower Representative reasonably satisfactory to the Administrative Agent and dated such date;

(iv)           A Revolving Credit Note (to the extent requested) will be issued at the applicable Borrowers’ expense, to each such Additional Lender, to be in conformity with requirements of Subsection 2.1(d) (with appropriate modification) to the extent necessary to reflect the new Commitment of each Additional Lender;

(v)            The Borrower Representative shall deliver a certificate certifying that (A) the representations and warranties made by the Parent Borrower and its Restricted Subsidiaries contained herein and in the other Loan Documents are true and correct in all material respects (or, if qualified by materiality, in all respects) on and as of the applicable Incremental Revolving Commitment Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or, if qualified by materiality, in all respects) as of such earlier date, and (B) no Specified Default has occurred and is continuing; and

(vi)           The applicable Borrowers and Additional Lenders shall have delivered such other instruments, documents and agreements as the Administrative Agent may reasonably have requested in order to effectuate the documentation of the foregoing.

(d)           (i)             In the case of any Incremental Facility Increase constituting Incremental Revolving Commitments, the Administrative Agent shall promptly notify each Lender as to the effectiveness of such Incremental Facility Increase (with each date of such effectiveness being referred to herein as an “Incremental Revolving Commitment Effective Date”), and at such time (A) the Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Incremental Revolving Commitments, (B) Schedule A shall be deemed modified, without further action, to reflect the revised Commitments and Commitment Percentages of the Lenders and (C) this Agreement shall be deemed amended, without further action, to the extent necessary to reflect any such Incremental Revolving Commitments.

(ii)            In the case of any Incremental Facility Increase, the Administrative Agent, the Additional Lenders and the Borrowers agree to enter into any amendment required to incorporate the addition of the Incremental Facilities, the pricing of the Incremental Facilities, the maturity date of the Incremental Facilities and such other amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection therewith. The Lenders hereby irrevocably authorize the Administrative Agent to enter into such amendments.

(e)            In connection with the Incremental Facility Increases hereunder, the Lenders and the Borrowers agree that, notwithstanding anything to the contrary in this Agreement, (i) the applicable Borrowers shall, in coordination with the Administrative Agent, (x) repay applicable outstanding Revolving Credit Loans under the applicable Tranche of certain Lenders, and obtain applicable Revolving Credit Loans under the applicable Tranche from certain other Lenders (including the Additional Lenders), or (y) take such other actions as reasonably may be required by the Administrative Agent to the extent necessary so that the Lenders effectively participate in each of the outstanding Revolving Credit Loans under the applicable Tranche, as applicable, pro rata on the basis of their Commitment Percentages (determined after giving effect to any increase in the Commitments pursuant to this Subsection 2.6), and (ii) the applicable Borrowers shall pay to the Lenders any costs of the type referred to in Subsection 4.12 in connection with any repayment and/or Revolving Credit Loans required pursuant to the preceding clause (i). Without limiting the obligations of the Borrowers provided for in this Subsection 2.6, the Administrative Agent and the Lenders agree that they will use commercially reasonable efforts to attempt to minimize the costs of the type referred to in Subsection 4.12 which the Borrowers would otherwise incur in connection with the implementation of an increase in the Commitments.

2.7            Refinancing Amendments. (a) So long as no Specified Default exists or would arise therefrom, at any time after the Closing Date, the Borrowers may obtain, from any Lender, any Additional Lender or any other Person, Credit Agreement Refinancing Indebtedness in respect of the Facility (which for purposes of this clause (a) will be deemed to include any then outstanding (x) Other Revolving Credit Loans and (y) Loans provided against the Incremental Revolving Commitments) in the form of one or more Other Revolving Credit Loans or Other Revolving Credit Commitments, in each case pursuant to a Refinancing Amendment. Each Tranche of Credit Agreement Refinancing Indebtedness incurred under this Subsection 2.7 shall be in an aggregate principal amount that is (x) not less than $10,000,000 and (y) an integral multiple of $5,000,000 in excess thereof (or, in each case, in such lower minimum amounts or multiples as agreed to by the Administrative Agent in its reasonable discretion).

(b)            The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Subsections 6.2(a) and 6.2(b) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements substantially consistent with those delivered on the Closing Date under Subsection 6.1 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion). Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of any Borrower, or the provision to the Borrowers of Swingline Loans, pursuant to any Other Revolving Credit Commitments established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit and Swingline Loans under the Commitments.

(c)            The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary or appropriate to treat the Loans and Commitments subject thereto as Other Revolving Credit Loans or Other Revolving Credit Commitments). The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Refinancing Amendment to effect such amendments to this Agreement and the other Loan Documents and such technical amendments as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower Representative, to effect the provisions of this Subsection 2.7. In addition, if so provided in the relevant Refinancing Amendment and with the consent of each Issuing Lender, participations in Letters of Credit expiring on or after the Termination Date shall be partially or entirely reallocated from Lenders holding Commitments to Lenders holding extended revolving commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Commitments, be deemed to be participation interests in respect of such Commitments and the terms of such participation interests (including the commission applicable thereto) shall be adjusted accordingly.

2.8            Extension of Commitments. (a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower Representative to all Revolving Credit Lenders of Commitments with a like maturity date, on a pro rata basis (based on the aggregate outstanding principal amount of the applicable Commitments) and on the same terms to each such Lender, the Borrowers are hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Commitments and otherwise modify the terms of such Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of, or changing the amortization or prepayment provisions of, such Commitments (and related outstandings)) (each, an “Extension”, and each group of Commitments as so extended, as well as the original Commitments (not so extended), as applicable, being a “tranche”; any Extended Revolving Commitments shall constitute a separate tranche of Commitments from the tranche of Commitments from which they were converted), so long as the following terms are satisfied: (i) except as to interest rates, fees, final maturity, amortization and prepayment provisions (which shall be determined by the Borrower Representative and set forth in the relevant Extension Offer), the Commitment of any Revolving Credit Lender that agrees to an extension with respect to such Commitment (an “Extending Lender” and, collectively the “Extending Lenders”) extended pursuant to an Extension (an “Extended Revolving Commitment”), and the related outstandings, shall be a Commitment (or related outstandings, as the case may be) with the same terms as the original Commitments (and related outstandings) so extended; provided that (x) subject to the provisions of Section 3 and Subsection 2.4 to the extent dealing with Letters of Credit and Swingline Loans which mature or expire after a maturity date when there exist Extended Revolving Commitments with a longer maturity date, all such Letters of Credit and Swingline Loans shall be participated in on a pro rata basis by all Lenders with Commitments in accordance with their Commitment Percentage of the Commitments and all borrowings under Commitments and repayments thereunder shall be made on a pro rata basis (except for (A) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings) and (B) repayments required upon the maturity date of the non-extending Commitments) and (y) at no time shall there be Commitments hereunder (including Extended Revolving Commitments and any original Commitments) which have more than two different maturity dates, unless otherwise agreed by the Administrative Agent and the Borrower Representative (including agreements as to additional administrative fees to be paid by the Borrowers), and (ii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrowers.

(b)            With respect to all Extensions consummated by the Borrowers pursuant to this Subsection 2.8, (i) such Extensions shall not constitute optional or mandatory payments or prepayments for purposes of Subsection 4.4 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that the Borrower Representative may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower Representative’s sole discretion and which may be waived by the Borrower Representative) of Commitments of any or all applicable Tranches be extended. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Subsection 2.8 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Revolving Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Subsections 4.4 and 4.8) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Subsection 2.8.

(c)            No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to its Commitments (or a portion thereof) and (B) the consent of each Issuing Lender and the Swingline Lender, which consent shall not be unreasonably withheld, conditioned or delayed. All Extended Revolving Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrowers as may be necessary in order to establish new tranches or sub-tranches in respect of Commitments so extended, permit the repayment of non-extending Loans on the Termination Date and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower Representative in connection therewith, in each case on terms consistent with this Subsection 2.8.

(d)            In connection with any Extension, the Borrower Representative shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Subsection 2.8.

(e)            Following any Extension, with the consent of the Borrower Representative, any Non-Extending Lender may elect to have all or a portion of its existing Commitments deemed to be an Extended Revolving Commitment under the applicable extended tranche on any date (each such date, a “Designation Date”) prior to the maturity date or termination date, as applicable, of such extended tranche; provided that (i) such Lender shall have provided written notice to the Borrower Representative and the Administrative Agent at least 10 Business Days prior to such Designation Date (or such shorter period as the Administrative Agent may agree in its reasonable discretion) and (ii) no more than three Designation Dates may occur in any one-year period without the written consent of the Administrative Agent. Following a Designation Date, the existing Commitments held by such Lender so elected to be extended will be deemed to be an Extended Revolving Commitment and any existing Commitments held by such Lender not elected to be extended, if any, shall continue to be existing Commitments.

2.9            Canadian Facility.

Subject to and upon the terms and conditions set forth in Schedule 2.9 hereto, each Lender severally agrees, as part of and as a sub-facility under, its Commitment hereunder (but without increasing such Commitment), to make available hereunder (directly or through a lending affiliate of such Lender) to the Canadian Borrowers, at any time and from time to time on or after the Canadian Facility Effective Date and prior to the Termination Date, its pro rata share of the Canadian Facility. The Lenders shall direct the Administrative Agent to enter into an amendment to, or amend and restate, this Agreement and the other Loan Documents to make such amendments as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower Representative, to effect the provisions of this Subsection 2.9 and Schedule 2.9 hereto (including any conditions precedent contained therein) and otherwise in form and substance reasonably acceptable to the Lenders and the Administrative Agent (such amendment or amendment and restatement, the “Canadian Facility Amendment”). For the avoidance of doubt, all commitments in respect of the Canadian Facility shall be deemed to be a sublimit of the Commitments hereunder. The Canadian Facility shall be available to the Canadian Borrowers and shall be available to be drawn in Dollars or Canadian Dollars, with certain operational and administrative borrowing procedures as reasonably requested by the Canadian Agent, including, for the avoidance of doubt, at least three Business Days’ notice (or, if agreed to by all Lenders, such shorter notice) for any such borrowings in Canadian Dollars. Any extensions of credit under the Canadian Facility will reduce availability under the Facility on a dollar-for-dollar basis.

SECTION 3

Letters of Credit

3.1            L/C Commitment. (a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Credit Lenders set forth in Subsection 3.4(a), agrees to issue letters of credit (the letters of credit issued on and after the Closing Date pursuant to this Section 3, collectively, the “Letters of Credit”) for the account of the applicable Borrower or (if required by the applicable Issuing Lender, so long as a Borrower is a co-applicant and jointly and severally liable thereunder) any Restricted Subsidiary on any Business Day during the Commitment Period but in no event later than the fifth day prior to the Termination Date in such form as may be approved from time to time by the Issuing Lender; provided that no Letter of Credit shall be issued if, after giving effect to such issuance, (i) the aggregate Extensions of Credit to the Borrowers would exceed the applicable limitations set forth in Subsection 2.1, (ii) the L/C Obligations in respect of Letters of Credit would exceed $30,000,000 or (iii) the Aggregate Outstanding Credit of all the Revolving Credit Lenders would exceed the Commitments of all the Revolving Credit Lenders then in effect.

(b)            Each Letter of Credit shall be denominated in Dollars or Canadian Dollars and shall be either (i) a standby letter of credit issued to support obligations of the Parent Borrower or any of its Restricted Subsidiaries (including, for the avoidance of doubt, the OpCo Borrower), contingent or otherwise, which finance or otherwise arise in connection with the working capital and business needs of the Parent Borrower or its Restricted Subsidiaries, and for general corporate purposes, of the Parent Borrower or any of its Restricted Subsidiaries, or (ii) a commercial letter of credit in respect of the purchase of goods or services by the Parent Borrower or any of its Restricted Subsidiaries, and unless otherwise agreed by the applicable Issuing Lender and, in the case of clause (B) below, the Administrative Agent, expire no later than the earlier of (A) one year after its date of issuance and (B) the fifth Business Day prior to the Termination Date; provided that, notwithstanding any extension of the Termination Date pursuant to Subsection 2.8, unless otherwise agreed, no Issuing Lender shall be obligated to issue a Letter of Credit that expires beyond the non-extended Termination Date.

(c)            Notwithstanding anything to the contrary in Subsection 3.1(b), if the Borrower Representative so requests in any L/C Request, the applicable Issuing Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal L/C”); provided that any such Auto-Renewal L/C must permit the applicable Issuing Lender to prevent any such renewal at least once in each 12-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such 12-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Lender, the applicable Borrower shall not be required to make a specific request to such Issuing Lender for any such renewal. Once an Auto-Renewal L/C has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Lender to permit the renewal of such Letter of Credit at any time to an extended expiry date not later than the earlier of (i) one year from the then-current expiration date at the time of such renewal and (ii) the fifth Business Day prior to the Termination Date; provided that such Issuing Lender shall have no obligation to permit any such renewal if (x) such Issuing Lender has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Subsection 3.2(c) or otherwise), or (y) it has received notice on or before the day that is two Business Days before the date which has been agreed upon pursuant to the proviso of the first sentence of this clause (c), (1) from the Administrative Agent that any Lender directly affected thereby has elected not to permit such renewal or (2) from the Administrative Agent or any Borrower that one or more of the applicable conditions specified in Subsection 6.2 are not then satisfied, or that the issuance of such Letter of Credit would violate this Subsection 3.1.

(d)            Each Letter of Credit issued by an Issuing Lender shall be deemed to constitute a utilization of the Commitments, and shall be participated in (as more fully described in the following Subsection 3.4) by the Lenders in accordance with their respective Commitment Percentages. All Letters of Credit issued hereunder shall be issued for the account of the applicable Borrower or (if required by the applicable Issuing Lender, so long as a Borrower is a co-applicant and jointly and severally liable thereunder) any Subsidiary.

(e)            Unless otherwise agreed by the applicable Issuing Lender and the Borrower Representative, each Letter of Credit shall be governed by, and shall be construed in accordance with, the laws of the State of New York, and to the extent not prohibited by such laws, the ISP shall apply to each standby Letter of Credit and the Uniform Customs shall apply to each commercial Letter of Credit. The ISP shall not in any event apply to this Agreement.

3.2            Procedure for Issuance of Letters of Credit. (a) Any Borrower may, from time to time during the Commitment Period but in no event later than the 30th day prior to the Termination Date, request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender and the Administrative Agent at its address for notices specified herein, an L/C Request therefor in the form of Exhibit J-2 hereto (completed to the reasonable satisfaction of such Issuing Lender), and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request. Upon receipt of any L/C Request, such Issuing Lender will process such L/C Request and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall an Issuing Lender be required, unless otherwise agreed to by such Issuing Lender, to issue any Letter of Credit earlier than five Business Days after its receipt of the L/C Request therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Lender and the applicable Borrower. The applicable Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower Representative promptly following the issuance thereof. No Issuing Lender shall amend, cancel or waive presentation of any Letter of Credit, or replace any lost, mutilated or destroyed Letter of Credit, without the prior written consent of the applicable Borrower. Upon the issuance of any Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit, the applicable Issuing Lender shall promptly notify the Administrative Agent, who shall promptly notify each Lender, thereof, which notice shall be accompanied by a copy of such Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Subsection 3.4. If the applicable Issuing Lender is not the same person as the Administrative Agent, on the first Business Day of each calendar month, such Issuing Lender shall provide to the Administrative Agent a report listing all outstanding Letters of Credit and the amounts and beneficiaries thereof and the Administrative Agent shall promptly provide such report to each Lender.

(b)            The making of each request for a Letter of Credit by a Borrower shall be deemed to be a representation and warranty by such Borrower that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Subsection 3.1. Unless the respective Issuing Lender has received notice from the Required Lenders before it issues a Letter of Credit that one or more of the applicable conditions specified in Subsection 6.2 are not then satisfied, or that the issuance of such Letter of Credit would violate Subsection 3.1, then such Issuing Lender may issue the requested Letter of Credit for the account of the applicable Borrower or Subsidiary in accordance with such Issuing Lender’s usual and customary practices.

(c)           No Issuing Lender shall be under any obligation to issue any Letter of Credit if

(i)            any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any Requirement of Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any banking regulatory authority with jurisdiction over such Issuing Lender shall prohibit the issuance of letters of credit generally, or

(ii)            the issuance of such Letter of Credit would violate one or more existing (as of the date hereof) policies of such Issuing Lender consistently applied by such Issuing Lender to borrowers generally.

3.3           Fees, Commissions and Other Charges. (a) Each Borrower agrees to pay to the Administrative Agent a letter of credit commission with respect to each Letter of Credit issued by such Issuing Lender on its behalf, computed for the period from and including the date of issuance of such Letter of Credit through to the expiration date of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin then in effect for Term SOFR Rate Loans that are Revolving Credit Loans calculated based upon the actual number of days elapsed over a 360-day year, of the aggregate amount available to be drawn under such Letter of Credit, payable quarterly in arrears on each L/C Fee Payment Date with respect to such Letter of Credit and on the Termination Date or such earlier date as the Commitments shall terminate as provided herein. Such commission shall be payable to the Administrative Agent for the account of the applicable Revolving Credit Lenders to be shared ratably among them in accordance with their respective Commitment Percentages. Each Borrower shall pay to the relevant Issuing Lender with respect to each Letter of Credit a fee equal to 0.125% per annum of the Dollar Equivalent of the aggregate amount available to be drawn under such Letter of Credit (or such other amounts as may be agreed by such Borrower and such Issuing Lender) calculated based upon the actual number of days elapsed over a 360-day year, payable quarterly in arrears on each L/C Fee Payment Date with respect to such Letter of Credit and on the Termination Date or such other date as the applicable Commitments shall terminate as provided herein. Such commissions and fees shall be nonrefundable. Such fees and commissions shall be payable in Dollars.

(b)           In addition to the foregoing commissions and fees, each Borrower agrees to pay amounts necessary to reimburse the applicable Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by such Issuing Lender within 10 days after demand therefor.

(c)            The Administrative Agent shall, promptly following any receipt thereof, distribute to the applicable Issuing Lender and the applicable Lenders all commissions and fees received by the Administrative Agent for their respective accounts pursuant to this Subsection 3.3.

3.4            L/C Participations. (a) By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Lender or the Lenders, each Issuing Lender hereby irrevocably grants to each Lender, and each Lender hereby acquires from such Issuing Lender, a participation in such Letter of Credit equal to such Lender’s Commitment Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, or expiration, termination or cash collateralization of any Letter of Credit and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. All calculations of the Lenders’ Commitment Percentages shall be made from time to time by the Administrative Agent, which calculations shall be conclusive absent manifest error.

(b)            If the Borrowers fail to reimburse the applicable Issuing Lender on the due date as provided in Subsection 3.5, such Issuing Lender shall notify the Administrative Agent and the Administrative Agent shall notify each Lender of the applicable L/C Disbursement, the payment then due from the applicable Borrowers in respect thereof and such Lender’s Commitment Percentage thereof. Each Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 P.M., New York City time, on such date (or, if such Lender shall have received such notice later than 12:00 P.M., New York City time, on any day, not later than 11:00 A.M., New York City time, on the next succeeding Business Day), the Dollar Equivalent of an amount equal to such Lender’s Commitment Percentage of the unreimbursed L/C Disbursement in the same manner as provided in Subsection 2.2 with respect to Loans made by such Lender, and the Administrative Agent will promptly pay to the applicable Issuing Lender the amounts so received by it from the Lenders. The Administrative Agent will promptly pay to the applicable Issuing Lender any amounts received by it from the applicable Borrowers pursuant to the above clause (a) prior to the time that any Lender makes any payment pursuant to the preceding sentence and any such amounts received by the Administrative Agent from the applicable Borrowers thereafter will be promptly remitted by the Administrative Agent to the Lender that shall have made such payments and to such Issuing Lender, as appropriate.

(c)            If any Lender shall not have made its Commitment Percentage of such L/C Disbursement available to the Administrative Agent as provided above, each such Lender and each Borrower severally agrees to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with the foregoing to but excluding the date such amount is paid, to the Administrative Agent for the account of the applicable Issuing Lender at (i) in the case of such Borrower, the rate per annum set forth in Subsection 3.5(b) and (ii) in the case of such Lender, a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

3.5            Reimbursement Obligation of the Borrowers. (a) Each Issuing Lender shall promptly notify the Borrower Representative of any presentation of a draft under any Letter of Credit. Each Borrower hereby agrees to reimburse each Issuing Lender, upon receipt by the Borrower Representative of notice from the applicable Issuing Lender of the date and the Dollar Equivalent of the amount of a draft presented under any Letter of Credit issued on its behalf and paid by such Issuing Lender (an “L/C Disbursement”), for the amount of such draft so paid and any taxes, fees, charges or other costs or expenses reasonably incurred by such Issuing Lender in connection with such payment. Each such payment shall be made to the applicable Issuing Lender, at its address for notices specified herein, in Dollars in immediately available funds, no later than 3:00 P.M., New York City time, on the date which is one Business Day (or, if the Facility is fully drawn on such date and the applicable Borrower does not have sufficient cash on hand to make such payment, two Business Days) after the date on which the Borrower Representative receives such notice, if received prior to 11:00 A.M., New York City time, on a Business Day and otherwise, no later than 3:00 P.M., New York City time, on the next succeeding Business Day; provided that the applicable Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Subsection 2.2 that such payment be financed with ABR Loans or Swingline Loans in an equivalent amount and, to the extent so financed, the applicable Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Loans or Swingline Loans. In the case of any such reimbursement in Dollars with respect to a Letter of Credit denominated in Canadian Dollars, the applicable Issuing Lender shall notify the Borrower Representative of the Dollar Equivalent of the amount of the draft so paid promptly following determination thereof.

(b)            Interest shall be payable on any and all amounts remaining unpaid by the Borrowers under this Subsection 3.5(b) from the date the draft presented under the affected Letter of Credit is paid to the date on which the applicable Borrower is required to pay such amounts pursuant to clause (a) above at the rate which would then be payable on any outstanding ABR Loans that are Revolving Credit Loans and thereafter until payment in full at the rate which would be payable on any outstanding ABR Loans that are Revolving Credit Loans which were then overdue.

3.6            Obligations Absolute. The Reimbursement Obligations of Borrowers as provided in Subsection 3.5 shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein; (ii) any draft or other document presented under a Letter of Credit being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by any Issuing Lender under a Letter of Credit against presentation of a draft or other document that fails to comply with the terms of such Letter of Credit; (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 3, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of any Borrower hereunder; (v) the fact that a Default shall have occurred and be continuing; or (vi) any material adverse change in the business, property, results of operations, prospects or condition, financial or otherwise, of the Parent Borrower and its Restricted Subsidiaries. None of the Agents, the Lenders, the Issuing Lenders or any of their affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lenders; provided that the foregoing shall not be construed to excuse any Issuing Lender from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable Requirements of Law) suffered by the Borrowers that are caused by such Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Lender (as finally determined by a court of competent jurisdiction), such Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

3.7            L/C Disbursements. The applicable Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Lender shall promptly give written notice to the Administrative Agent and the Borrower Representative of such demand for payment and whether such Issuing Lender has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its Reimbursement Obligation to such Issuing Lender and the Lenders with respect to any such L/C Disbursement (other than with respect to the timing of such Reimbursement Obligation set forth in Subsection 3.5).

3.8            L/C Request. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any L/C Request or other application or agreement submitted by any Borrower or any Subsidiary, to, or entered into by any Borrower or any Subsidiary with, any Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

3.9            Cash Collateralization. If the maturity of the Loans has been accelerated, the Borrowers shall then deposit on terms and in accounts satisfactory to the Administrative Agent, in the name of the Collateral Agent and for the benefit of the applicable Lenders, an amount in cash equal to the L/C Obligations as of such date plus any accrued and unpaid interest thereon. Funds so deposited shall be applied by the Administrative Agent to reimburse the applicable Issuing Lender for L/C Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be applied to satisfy other Obligations of the Borrowers under this Agreement.

3.10          Additional Issuing Lenders. The Borrower Representative may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed) and such Lender, designate one or more additional Lenders to act as an issuing lender under the terms of this Agreement. Any Lender designated as an issuing lender pursuant to this Subsection 3.10 shall be deemed to be an “Issuing Lender” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Lender or Issuing Lenders and such Lender. The Administrative Agent shall notify the Lenders of any such additional Issuing Lender. If at any time there is more than one Issuing Lender hereunder, the Borrower Representative may, in its discretion, select which Issuing Lender is to issue any particular Letter of Credit.

3.11          Resignation or Removal of the Issuing Lender. Any Issuing Lender may resign as Issuing Lender hereunder at any time upon at least 30 days’ prior notice to the Lenders, the Administrative Agent and the Borrower Representative. Any Issuing Lender may be replaced at any time by written agreement among the Borrower Representative, each Agent, the replaced Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the Lenders of any such resignation or replacement of an Issuing Lender. At the time any such resignation of an Issuing Lender shall become effective, the applicable Borrowers shall pay all unpaid fees accrued for the account of the retiring Issuing Lender pursuant to Subsection 3.3. From and after the effective date of any such resignation or replacement, (i) the successor Issuing Lender shall have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context requires. After the resignation or replacement of an Issuing Lender, the retiring or replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.

SECTION 4

General Provisions Applicable to Loans and Letters of Credit

4.1            Interest Rates and Payment Dates. (a) Each Term SOFR Rate Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Adjusted Term SOFR Rate determined for such day (or, in the event of a Benchmark Transition Event, the applicable reference rate determined for such day) plus the Applicable Margin in effect for such day.

(b)            Each ABR Loan denominated in Dollars shall bear interest for each day that it is outstanding at a rate per annum equal to the Alternate Base Rate in effect for such day plus the Applicable Margin in effect for such day.

(c)            If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any commitment fee, letter of credit commission, letter of credit fee or other amount payable hereunder shall not be paid when due (whether at the Stated Maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the relevant foregoing provisions of this Subsection 4.1 plus 2.00%, (y) in the case of overdue interest, the rate that would be otherwise applicable to principal of the related Loan pursuant to the relevant foregoing provisions of this Subsection 4.1 (other than clause (x) above) plus 2.00% and (z) in the case of fees, commissions or other amounts, the rate described in clause (b) of this Subsection 4.1 for ABR Loans that are Revolving Credit Loans accruing interest at the Alternate Base Rate plus 2.00%, in each case from the date of such nonpayment until such amount is paid in full (as well after as before any judgment relating thereto).

(d)            Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to clause (c) of this Subsection 4.1 shall be payable from time to time on demand.

(e)            It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, it is stipulated and agreed that the aggregate of all amounts which constitute interest under applicable usury laws, whether contracted for, charged, taken, reserved, or received, in connection with the indebtedness evidenced by this Agreement or any Notes, or any other document relating or referring hereto or thereto, now or hereafter existing, shall never exceed under any circumstance whatsoever the maximum amount of interest allowed by applicable usury laws.

4.2            Conversion and Continuation Options. (a) Subject to its obligations pursuant to Subsection 4.12, the applicable Borrowers may elect from time to time to convert outstanding Revolving Credit Loans from Term SOFR Rate Loans to ABR Loans by the Borrower Representative giving the Administrative Agent irrevocable notice of such election prior to 11:00 A.M., New York City time two Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to such election. The Borrower Representative may elect from time to time to convert outstanding Revolving Credit Loans from ABR Loans to Term SOFR Rate Loans by the Borrower Representative giving the Administrative Agent irrevocable notice of such election prior to 11:00 A.M., New York City time at least three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to such election. Any such notice of conversion to Term SOFR Rate Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. All or any part of outstanding Term SOFR Rate Loans or ABR Loans may be converted as provided herein, provided that (i) (unless the Required Lenders otherwise consent) no Loan may be converted into a Term SOFR Rate Loan when any Default or Event of Default has occurred and is continuing and, in the case of any Default (other than any Default under Subsection 9.1(f)), the Administrative Agent has given notice to the Borrower Representative that no such conversions may be made and (ii) no Loan may be converted into a Term SOFR Rate Loan after the date that is one month prior to the applicable Termination Date.

(b)            Any Term SOFR Rate Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower Representative giving notice to the Administrative Agent of the length of the next Interest Period to be applicable to such Loan, determined in accordance with the applicable provisions of the term “Interest Period” set forth in Subsection 1.1, provided that no Term SOFR Rate Loan may be continued as such (i) (unless the Required Lenders otherwise consent) when any Default or Event of Default has occurred and is continuing and, in the case of any Default (other than any Default under Subsection 9.1(f)), the Administrative Agent has given notice to the Borrower Representative that no such continuations may be made or (ii) after the date that is one month prior to the applicable Termination Date, and provided, further, that if the Borrower Representative shall fail to give any required notice as described above in this clause (b) or if such continuation is not permitted pursuant to the preceding proviso such Term SOFR Rate Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice of continuation pursuant to this Subsection 4.2(b), the Administrative Agent shall promptly notify each affected Lender thereof.

4.3            Minimum Amounts; Maximum Sets. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Term SOFR Rate Loans comprising each Set shall be equal to $500,000 or a whole multiple of $500,000 in excess thereof and so that there shall not be more than 10 Sets at any one time outstanding.

4.4            Optional and Mandatory Prepayments. (a) Each of the Borrowers may at any time and from time to time prepay the Loans made to it and the Reimbursement Obligations in respect of Letters of Credit issued for its account, in whole or in part, subject to Subsection 4.12, without premium or penalty, upon notice by the Borrower Representative to the Administrative Agent prior to 11:00 A.M., New York City time at least three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the date of prepayment (in the case of Term SOFR Rate Loans) or prior to 11:00 A.M., New York City time (or such later time as may be agreed by the Administrative Agent in its reasonable discretion) on the date of prepayment (in the case of (x) ABR Loans, (y) Swingline Loans and (z) Reimbursement Obligations outstanding in Dollars). Such notice shall be irrevocable except as provided in Subsection 4.4(g). Such notice shall specify, in the case of any prepayment of Loans, the identity of the prepaying Borrower, the date and amount of prepayment and whether the prepayment is (i) of Revolving Credit Loans or Swingline Loans, or a combination thereof, and (ii) of Term SOFR Rate Loans or ABR Loans, or a combination thereof, and, in each case if a combination thereof, the principal amount allocable to each and, in the case of any prepayment of Reimbursement Obligations, the date and amount of prepayment, the identity of the applicable Letter of Credit or Letters of Credit and the amount allocable to each of such Reimbursement Obligations. Upon the receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. If any such notice is given, the amount specified in such notice shall (subject to Subsection 4.4(g)) be due and payable on the date specified therein, together with any amounts payable pursuant to Subsection 4.12, with respect to the applicable Revolving Credit Loans and the Reimbursement Obligations pursuant to this Section and shall (unless the Borrower Representative otherwise directs) be applied, first, to payment of the Swingline Loans then outstanding, second, to payment of the Revolving Credit Loans then outstanding, third, to payment of any Reimbursement Obligations then outstanding, and last, to cash collateralize any outstanding L/C Obligation on terms reasonably satisfactory to the Administrative Agent. Partial prepayments pursuant to this Subsection 4.4(a) shall be in multiples of $250,000, as applicable; provided that, notwithstanding the foregoing, any Loan may be prepaid in its entirety.

(b)            On any day (other than during an Agent Advance Period) on which the Aggregate Lender Exposure or the unpaid balance of Extensions of Credit to, or for the account of, the Borrowers exceeds the Borrowing Base (based on the Borrowing Base Certificate last delivered) or the aggregate Commitments at such time, the Borrowers shall prepay on such day the principal of outstanding Swingline Loans and Revolving Credit Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Credit Loans, the aggregate amount of the L/C Obligations exceeds the Borrowing Base at such time (based on the Borrowing Base Certificate last delivered), the Borrowers shall pay to the Administrative Agent on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to such L/C Obligations at such time), such cash and/or Cash Equivalents to be held as security for all obligations of the Borrowers to the Issuing Lenders and the Revolving Credit Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.

(c)            The Borrowers shall prepay all Swingline Loans then outstanding simultaneously with each borrowing by them of Revolving Credit Loans.

(d)            [Reserved].

(e)            For avoidance of doubt, the Commitments shall not be correspondingly reduced by the amount of any prepayments of Revolving Credit Loans, payments of Reimbursement Obligations and cash collateralizations of L/C Obligations, in each case, made under Subsection 4.4(b).

(f)             Notwithstanding the foregoing provisions of this Subsection 4.4, if at any time any prepayment of the Loans pursuant to Subsection 4.4(a) or 4.4(b) would result, after giving effect to the procedures set forth in this Agreement, in any Borrower incurring breakage costs under Subsection 4.12 as a result of Term SOFR Rate Loans being prepaid other than on the last day of an Interest Period with respect thereto, then, the relevant Borrower may, so long as no Default or Event of Default shall have occurred and be continuing, in its sole discretion, initially (i) deposit a portion (up to 100.0%) of the amounts that otherwise would have been paid in respect of such Term SOFR Rate Loans with the Administrative Agent (which deposit must be equal in amount to the amount of such Term SOFR Rate Loans not immediately prepaid), to be held as security for the obligations of such Borrowers to make such prepayment pursuant to a cash collateral agreement to be entered into on terms reasonably satisfactory to the Administrative Agent with such cash collateral to be directly applied upon the first occurrence thereafter of the last day of an Interest Period with respect to such Term SOFR Rate Loans (or such earlier date or dates as shall be requested by such Borrower) or (ii) make a prepayment of the Revolving Credit Loans in accordance with Subsection 4.4(a) with an amount equal to a portion (up to 100.0%) of the amounts that otherwise would have been paid in respect of such Term SOFR Rate Loans (which prepayment, together with any deposits pursuant to clause (i) above, must be equal in amount to the amount of such Term SOFR Rate Loans not immediately prepaid); provided that, notwithstanding anything in this Agreement to the contrary, none of the Borrowers may request any Extension of Credit under the Commitments that would reduce Excess Availability to an amount that is less than the amount of such prepayment until the related portion of such Term SOFR Rate Loans have been prepaid upon the first occurrence thereafter of the last day of an Interest Period with respect to such Term SOFR Rate Loans; provided further, in the case of either clause (i) or (ii) above, such unpaid Term SOFR Rate Loans shall continue to bear interest in accordance with Subsection 4.1 until such unpaid Term SOFR Rate Loans or the related portion of such Term SOFR Rate Loans, as the case may be, have or has been prepaid.

(g)            If a notice of prepayment in connection with a repayment of all outstanding Loans is given in connection with a conditional notice of termination of Commitments as contemplated by Subsection 2.3, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Subsection 2.3.

(h)            Notwithstanding anything to the contrary herein, this Subsection 4.4 may be amended (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendments) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of Loans added pursuant to Subsections 2.6, 2.7 and 2.8, as applicable.

4.5            Commitment Fees; Administrative Agent’s Fee; Other Fees. (a) Each Borrower agrees to pay to the Administrative Agent, for the account of each Lender, a commitment fee for the period from and including the first day of the Commitment Period to the Termination Date, computed at the Applicable Commitment Fee Rate on the average daily amount of the Unutilized Commitment of such Revolving Credit Lender during the period for which payment is made, payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Termination Date or such earlier date as the Commitments shall terminate as provided herein, commencing on the first such date to occur after the date hereof.

(b)            Each Borrower agrees to pay to the Administrative Agent the fee set forth in paragraph 2 of the Fee Letter under the heading “Annual Administrative Agent’s Fee” on the payment dates set forth therein.

4.6            Computation of Interest and Fees. (a) Interest (other than interest based on the Prime Rate) shall be calculated on the basis of a 360-day year for the actual days elapsed; and commitment fees and interest based on the Prime Rate shall be calculated on the basis of a 365-day year (or 366-day year, as the case may be) for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower Representative and the affected Lenders of each determination of an Adjusted Term SOFR Rate. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower Representative and the affected Lenders of the effective date and the amount of each such change in interest rate.

(b)            Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on each of the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower Representative or any Lender, deliver to the Borrower Representative or such Lender a statement showing in reasonable detail the calculations used by the Administrative Agent in determining any interest rate pursuant to Subsection 4.1, excluding any ABR Loan which is based upon the Alternate Base Rate.

4.7            Alternate Rate of Interest.

(a)            Subject to clauses (b), (c), (d), (e) and (f) of this Subsection 4.7, if prior to the commencement of any Interest Period:

(i)             the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis) with respect to any Term SOFR Rate Loan for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time; or

(ii)            the Administrative Agent is advised by the Required Lenders that the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any request to convert any Loan to, or continuation of any Loan as, a Term SOFR Rate Loan shall be ineffective and (B) if any borrowing request requests a Term SOFR Rate Loan, such Loan shall be made as an ABR Loan.

(b)            Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m., New York City time, on the fifth Business Day after the date notice of such Benchmark Replacement is provided by the Administrative Agent to the Lenders and the Borrower Representative without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (other than as set forth in the definition of “Benchmark Replacement”) so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)            Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document (other than as set forth in the definition of “Benchmark Replacement”).

(d)            The Administrative Agent will promptly notify the Borrower Representative and the Lenders (and in any event within five Business Days) of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, the Borrower Representative or any Lender (or group of Lenders) pursuant to this Subsection 4.7, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Subsection 4.7.

(e)            Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)             Upon the Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term SOFR Rate Loan borrowing of, conversion to or continuation of Term SOFR Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

4.8            Pro Rata Treatment and Payments. (a) Except as expressly otherwise provided herein, each borrowing of Revolving Credit Loans (for the avoidance of doubt, other than Swingline Loans) by any of the applicable Borrowers from the Lenders hereunder shall be made, each payment by any of the Borrowers on account of any commitment fee in respect of the Commitments hereunder shall be allocated by the Administrative Agent and any reduction of the Commitments of the Lenders, as applicable, shall be allocated by the Administrative Agent in each case pro rata according to the Commitment Percentages of the Lenders. Except as expressly otherwise provided herein, each payment (including each prepayment (but excluding payments made pursuant to Subsection 2.6, 2.7, 2.8, 4.5(b), 4.9, 4.10, 4.11, 4.12, 4.13(d), 4.15(c) or 11.1(g))) by any of the applicable Borrowers on account of principal of and interest on any Revolving Credit Loans shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of such Revolving Credit Loans then held by the relevant Revolving Credit Lenders, and each payment on account of principal of and interest on any loans made pursuant to any Tranche established after the date of this Agreement shall be allocated pro rata (or as may otherwise be provided for in the applicable amendment to this Agreement relating to such Tranche) among the Lenders with Incremental Revolving Commitments in respect thereof or with participations in such Tranche (in each case subject to any limitations on non-pro rata payments otherwise provided for in Subsection 2.6(b)). All payments (including prepayments) to be made by any of the Borrowers hereunder, whether on account of principal, interest, fees, Reimbursement Obligations or otherwise, shall be made without set-off or counterclaim and shall be made on or prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 P.M., New York City time (or such later time as may be agreed by the Administrative Agent in its reasonable discretion)) on the due date thereof to the Administrative Agent for the account of the Lenders holding the relevant Loans, the Lenders, the Administrative Agent, or the Other Representatives, as the case may be, at the Administrative Agent’s office specified in Subsection 11.2, in Dollars in immediately available funds. Payments received by the Administrative Agent after such time shall be deemed to have been received on the next Business Day. The Administrative Agent shall distribute such payments to such Lenders or Other Representatives, as the case may be, if any such payment is received prior to 2:00 P.M., New York City time, on a Business Day, in like funds as received prior to the end of such Business Day and otherwise the Administrative Agent shall distribute such payment to such Lenders or Other Representatives, as the case may be, on the next succeeding Business Day. If any payment hereunder (other than payments on Term SOFR Rate Loans) becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Term SOFR Rate Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. This Subsection 4.8(a) may be amended in accordance with Subsection 11.1(d) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new Tranches added pursuant to Subsections 2.7 and 2.8, as applicable.

(b)            Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrowers in respect of such borrowing a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Subsection 4.8(b) shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, (x) the Administrative Agent shall notify the Borrower Representative of the failure of such Lender to make such amount available to the Administrative Agent and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to such Loans pursuant to Subsection 4.1 on demand from such Borrower and (y) then such Borrower may, without waiving or limiting any rights or remedies it may have against such Lender hereunder or under applicable law or otherwise, borrow a like amount on an unsecured basis from any commercial bank for a period ending on the date upon which such Lender does in fact make such borrowing available.

4.9            Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof in each case occurring after the Closing Date shall make it unlawful for any Lender to make or maintain any Term SOFR Rate Loans as contemplated by this Agreement (“Affected Loans”), (a) such Lender shall promptly give written notice of such circumstances to the Borrower Representative and the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Affected Loans, continue Affected Loans as such and convert an ABR Loan to an Affected Loan shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Affected Loans, such Lender shall then have a commitment only to make an ABR Loan (or a Swingline Loan) when an Affected Loan is requested and (c) such Lender’s Loans then outstanding as Affected Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Affected Loans or within such earlier period as required by law. If any such conversion or prepayment of an Affected Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the applicable Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Subsection 4.12.

4.10          Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender or any Issuing Lender, or compliance by any Lender or any Issuing Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender or such Issuing Lender becomes an Issuing Lender):

(i)             shall subject such Lender or such Issuing Lender to any Tax of any kind whatsoever with respect to any Letter of Credit or any L/C Request made or maintained by it, or change the basis of taxation of payments to such Lender in respect thereof, in each case, except for Non-Excluded Taxes, Taxes imposed by FATCA and Taxes measured by or imposed upon net income, or franchise Taxes, or Taxes measured by or imposed upon overall capital or net worth, or branch Taxes (in the case of such capital, net worth or branch Taxes, imposed in lieu of such net income Tax), of such Lender, such Issuing Lender or its applicable lending office, branch, or any affiliate thereof;

(ii)            [reserved]; or

(iii)           shall impose on such Lender or such Issuing Lender any other condition (excluding any Tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender or such Issuing Lender, by an amount which such Lender or such Issuing Lender deems to be material, of making, converting into, continuing or maintaining Term SOFR Rate Loans, or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower Representative from such Lender or Issuing Lender, through the Administrative Agent in accordance herewith, the applicable Borrower shall promptly pay such Lender or Issuing Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable with respect to such Loans or Letters of Credit; provided that, in any such case, such Borrower may elect to convert the Term SOFR Rate Loans made by such Lender hereunder to ABR Loans by giving the Administrative Agent at least one Business Day’s (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) notice of such election, in which case such Borrower shall promptly pay to such Lender, upon demand, without duplication, amounts theretofore required to be paid to such Lender pursuant to this Subsection 4.10(a) and such amounts, if any, as may be required pursuant to Subsection 4.12. If any Lender becomes entitled to claim any additional amounts pursuant to this Subsection 4.10(a), it shall provide prompt notice thereof to the Borrower Representative, through the Administrative Agent, certifying (x) that one of the events described in this clause (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this Subsection 4.10(a) submitted by such Lender, through the Administrative Agent, to the Borrower Representative shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Subsection 4.10(a), the Borrowers shall not be required to compensate a Lender (i) pursuant to this Subsection 4.10(a) for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower Representative of such Lender’s intention to claim compensation therefor (except that, if the adoption of or change in any Requirement of Law or in the interpretation or application thereof giving rise to such increased costs or reductions is retroactive, then provided such Lender shall, within six months of such adoption, change, interpretation or application, have notified the Borrower Representative of such Lender’s intention to claim compensation therefor, the six-month period first referred to in this sentence shall be extended to include the period of retroactive effect thereof) and (ii) for any increased costs, if such Lender is applying this provision to the Borrowers in a manner that is inconsistent with its application of “increased cost” or other similar provisions under other syndicated credit agreements to similarly situated borrowers. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)            If any Lender or any Issuing Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or such Issuing Lender or any corporation controlling such Lender or such Issuing Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the Closing Date, does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of such Lender’s or such Issuing Lender’s obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender’s or such Issuing Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender or such Issuing Lender to be material, then from time to time, within 10 Business Days after submission by such Lender to the Borrower Representative (through the Administrative Agent) of a written request therefor certifying (x) that one of the events described in this clause (b) has occurred and describing in reasonable detail the nature of such event, (y) as to the reduction of the rate of return on capital resulting from such event and (z) as to the additional amount or amounts demanded by such Lender or such Issuing Lender or corporation and a reasonably detailed explanation of the calculation thereof, the applicable Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or corporation for such reduction. Such a certificate as to any additional amounts payable pursuant to this Subsection 4.10(b) submitted by such Lender, through the Administrative Agent, to the Borrower Representative shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Subsection 4.10(b), the Borrowers shall not be required to compensate a Lender (i) pursuant to this Subsection 4.10(b) for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower Representative of such Lender’s intention to claim compensation therefor (except that, if the adoption of or change in any Requirement of Law or in the interpretation or application thereof giving rise to such increased costs or reductions is retroactive, then provided such Lender shall, within six months of such adoption, change, interpretation or application, have notified the Borrower Representative of such Lender’s intention to claim compensation therefor, the six-month period first referred to in this sentence shall be extended to include the period of retroactive effect thereof) and (ii) for any increased costs, if such Lender is applying this provision to the Borrowers in a manner that is inconsistent with its application of “increased cost” or other similar provisions under other syndicated credit agreements to similarly situated borrowers. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(c)            Notwithstanding anything herein to the contrary, the Dodd Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, regulations, guidelines and directives promulgated thereunder or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to have been enacted, adopted or issued, as applicable, subsequent to the Closing Date for all purposes herein.

4.11          Taxes. (a) Except as provided below in this Subsection 4.11 or as required by law (which, for purposes of this Subsection 4.11, shall include FATCA), all payments made by the Borrowers or the Agents under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of any Taxes; provided that if any Non-Excluded Taxes are required to be withheld from any amounts payable by such Borrower or the Administrative Agent to any Agent or any Lender hereunder or under any Notes, the amounts so payable by such Borrower shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrowers shall be entitled to deduct and withhold, and the Borrowers shall not be required to indemnify for, any Non-Excluded Taxes, and any such amounts payable by any Borrower to or for the account of any Agent or Lender shall not be increased (x) if such Agent or Lender fails to comply with the requirements of clause (b), (c), (d) or (e) of this Subsection 4.11 or with the requirements of Subsection 4.13, or (y) with respect to any Non-Excluded Taxes imposed in connection with the payment of any fees paid under this Agreement unless such Non-Excluded Taxes are imposed as a result of a Change in Law, or (z) with respect to any Non-Excluded Taxes imposed by the United States or any state or political subdivision thereof, unless such Non-Excluded Taxes are imposed as a result of a change in treaty, law or regulation that occurred after such Agent became an Agent hereunder or such Lender became a Lender hereunder (or, if such Agent or Lender is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, after the relevant beneficiary or member of such Agent or Lender became such a beneficiary or member, if later) (any such change, at such time, a “Change in Law”). Whenever any Non-Excluded Taxes are payable by any Borrower, as promptly as possible thereafter the Borrower Representative shall send to the Administrative Agent for its own account or for the account of the respective Lender or Agent, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof. If any Borrower fails to pay any Non-Excluded Taxes when due to the appropriate Governmental Authority in accordance with applicable law or the Borrower Representative fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Borrower shall indemnify the Administrative Agent, the Lenders and the Agents for any incremental Taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this Subsection 4.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)            Each Agent and each Lender that is not a United States Person shall:

(i)             (1) on or before the date of any payment by any of the Borrowers under this Agreement or any Notes to, or for the account of, such Agent or Lender, deliver to the Borrower Representative and the Administrative Agent (A) two accurate and complete original signed Internal Revenue Service Forms W-8BEN or W-8BEN-E, as applicable (certifying that it is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country) or Forms W-8ECI, or successor applicable form, as the case may be, in each case certifying that it is entitled to receive all payments under this Agreement and any Notes without deduction or withholding of any United States federal income taxes, and (B) such other forms, documentation or certifications, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement and any Notes;

(2)            deliver to the Borrower Representative and the Administrative Agent two further accurate and complete original signed forms or certifications provided in Subsection 4.11(b)(i)(1) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certificate previously delivered by it to the Borrower Representative;

(3)            obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by the Borrower Representative or the Administrative Agent; and

(4)            deliver, to the extent legally entitled to do so, upon reasonable request by the Borrower Representative, to the Borrower Representative and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Agent or Lender to an exemption from, or reduction of, withholding with respect to payments under this Agreement and any Notes, provided that in determining the reasonableness of a request under this clause (4) such Lender shall be entitled to consider the cost (to the extent unreimbursed by any Loan Party) which would be imposed on such Lender of complying with such request; or

(ii)            in the case of any such Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and is claiming the so-called “portfolio interest exemption”,

(1)            represent to the Borrowers and the Administrative Agent that it is not (A) a bank within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code;

(2)            deliver to the Borrower Representative on or before the date of any payment by any of the Borrowers with a copy to the Administrative Agent, (A) two certificates substantially in the form of Exhibit D hereto (any such certificate a “U.S. Tax Compliance Certificate”) and (B) two accurate and complete original signed Internal Revenue Service Forms W-8BEN or W-8BEN-E, as applicable, or successor applicable form, certifying to such Lender’s legal entitlement at the date of such form to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes and (C) such other forms, documentation or certifications, as the case may be certifying that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement and any Notes (and shall also deliver to the Borrower Representative and the Administrative Agent two further accurate and complete original signed forms or certificates on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form or certificate and, if necessary, obtain any extensions of time reasonably requested by the Borrower Representative or the Administrative Agent for filing and completing such forms or certificates); and

(3)            deliver, to the extent legally entitled to do so, upon reasonable request by the Borrower Representative, to the Borrower Representative and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from, or reduction of, withholding with respect to payments under this Agreement and any Notes, provided that in determining the reasonableness of a request under this clause (3) such Lender shall be entitled to consider the cost (to the extent unreimbursed by the Borrower Representative) which would be imposed on such Lender of complying with such request; or

(iii)            in the case of any such Agent or Lender that is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes,

(1)            on or before the date of any payment by any of the Borrowers under this Agreement or any Notes to, or for the account of, such Agent or Lender, deliver to the Borrower Representative and the Administrative Agent two accurate and complete original signed Internal Revenue Service Forms W-8IMY, or successor applicable form, and, if any beneficiary or member of such Lender is claiming the so-called “portfolio interest exemption”, (I) represent to the Borrowers and the Administrative Agent that such Agent or such Lender is not (A) a bank within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (II) also deliver to the Borrower Representative and the Administrative Agent two U.S. Tax Compliance Certificates certifying to such Agent’s or such Lender’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes; and

(A)            with respect to each beneficiary or member of such Agent or Lender that is not claiming the so-called “portfolio interest exemption”, also deliver to the Borrower Representative and the Administrative Agent (I) two accurate and complete original signed Internal Revenue Service Forms W-8BEN or W-8BEN-E, as applicable (certifying that such beneficiary or member is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country), Forms W-8ECI or Forms W-9, or successor applicable form, as the case may be, in each case so that each such beneficiary or member is entitled to receive all payments under this Agreement and any Notes without deduction or withholding of any United States federal income taxes and (II) such other forms, documentation or certifications, as the case may be, certifying that each such beneficiary or member is entitled to an exemption from United States backup withholding tax with respect to all payments under this Agreement and any Notes; and

(B)            with respect to each beneficiary or member of such Lender that is claiming the so-called “portfolio interest exemption”, (I) represent to the Borrowers and the Administrative Agent that such beneficiary or member is not (1) a bank within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (II) also deliver to the Borrower Representative and the Administrative Agent two U.S. Tax Compliance Certificates from each beneficiary or member and two accurate and complete original signed Internal Revenue Service Forms W-8BEN or W-8BEN-E, as applicable, or successor applicable form, certifying to such beneficiary’s or member’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes, and (III) also deliver to the Borrower Representative and the Administrative Agent such other forms, documentation or certifications, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement and any Notes;

(2)            deliver to the Borrower Representative and the Administrative Agent two further accurate and complete original signed forms, certificates or certifications referred to above on or before the date any such form, certificate or certification expires or becomes obsolete, or any beneficiary or member changes, and after the occurrence of any event requiring a change in the most recently provided form, certificate or certification and obtain such extensions of time reasonably requested by the Borrower Representative or the Administrative Agent for filing and completing such forms, certificates or certifications; and

(3)            deliver, to the extent legally entitled to do so, upon reasonable request by the Borrower Representative, to the Borrower Representative and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Agent or Lender (or beneficiary or member) to an exemption from, or reduction of, withholding with respect to payments under this Agreement and any Notes, provided that in determining the reasonableness of a request under this clause (3) such Agent or Lender shall be entitled to consider the cost (to the extent unreimbursed by any of the Borrowers) which would be imposed on such Agent or Lender (or beneficiary or member) of complying with such request;

unless in any such case (other than with respect to United States backup withholding tax) there has been a Change in Law which renders all such forms inapplicable or which would prevent such Agent or such Lender (or such beneficiary or member) from duly completing and delivering any such form with respect to it and such Agent or such Lender so advises the Borrower Representative and the Administrative Agent.

(c)            Each Lender and each Agent, in each case that is a United States Person, shall on or before the date of any payment by any Borrower under this Agreement or any Notes to such Lender or Agent, deliver to the Borrower Representative and the Administrative Agent two accurate and complete original signed Internal Revenue Service Forms W-9, or successor applicable form, certifying that such Lender or Agent is a United States Person and that such Lender or Agent is entitled to complete exemption from United States backup withholding tax.

(d)            Notwithstanding the foregoing, if the Administrative Agent is not a United States Person, on or before the date of any payment by any of the Borrowers under this Agreement or any Notes to the Administrative Agent, the Administrative Agent shall:

(i)            deliver to the Borrower Representative (A) two accurate and complete original signed Internal Revenue Service Forms W-8ECI, or successor applicable form, with respect to any amounts payable to the Administrative Agent for its own account, (B) two accurate and complete original signed Internal Revenue Service Forms W-8IMY, or successor applicable form, with respect to any amounts payable to the Administrative Agent for the account of others, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Borrowers to be treated as a U.S. person with respect to such payments (and the Borrowers and the Administrative Agent agree to so treat the Administrative Agent as a U.S. person with respect to such payments as contemplated by U.S. Treasury Regulation § 1.1441-1(b)(2)(iv)) and (C) such other forms or certifications as may be sufficient under applicable law to establish that the Administrative Agent is entitled to receive any payment by any of the Borrowers under this Agreement or any Notes (whether for its own account or for the account of others) without deduction or withholding of any United States federal income taxes;

(ii)            deliver to the Borrower Representative two further accurate and complete original signed forms or certifications provided in Subsection 4.11(d)(i) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certificate previously delivered by it to the Borrower Representative; and

(iii)           obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by the Borrower Representative or the Administrative Agent;

unless in any such case (other than with respect to United States backup withholding tax) there has been a Change in Law which renders all such forms inapplicable or which would prevent the Administrative Agent from duly completing and delivering any such form with respect to it and the Administrative Agent so advises the Borrower Representative.

(e)            If a payment made to an Agent or a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Agent or Lender were to fail to comply with the applicable reporting requirements of FATCA, such Agent or Lender shall deliver to the Administrative Agent and the Borrower Representative, at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Agent or the Borrower Representative, such documentation prescribed by applicable law and such additional documentation reasonably requested by the Administrative Agent or the Borrower Representative as may be necessary for the Administrative Agent and the Borrowers to comply with their respective obligations (including any applicable reporting requirements) under FATCA, to determine whether such Agent or Lender has complied with such Agent’s or Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For the avoidance of doubt, the Borrowers and the Administrative Agent shall be permitted to withhold any Taxes imposed by FATCA.

(f)             For purposes of this Subsection 4.11 and for purposes of Subsection 4.13, the term “Lender” includes any Issuing Lender.

4.12          Break Funding Indemnity The Borrowers agree, jointly and severally, to indemnify each Lender in respect of Extensions of Credit made, or requested to be made, to the Borrowers and to hold each such Lender harmless from any loss, cost or expense which such Lender may sustain or incur as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Term SOFR Rate Loans, after the Borrower Representative has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment or conversion of Term SOFR Rate Loans after the Borrower Representative has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment or prepayment of Term SOFR Rate Loans or the conversion of Term SOFR Loans on a day which is not the last day of an Interest Period with respect thereto. If any Lender becomes entitled to claim any amounts under the indemnity contained in this Subsection 4.12, it shall provide prompt notice thereof to the Borrower Representative, through the Administrative Agent, certifying (x) that one of the events described in clause (a), (b) or (c) has occurred and describing in reasonable detail the nature of such event, (y) as to the loss, cost or expense sustained or incurred by such Lender as a consequence thereof and (z) as to the amount for which such Lender seeks indemnification hereunder and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any indemnification pursuant to this Subsection 4.12 submitted by such Lender, through the Administrative Agent, to the Borrower Representative shall be conclusive in the absence of manifest error. The Borrower Representative shall pay (or cause the relevant Borrower to pay) such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.13          Certain Rules Relating to the Payment of Additional Amounts. (a) Upon the request, and at the expense of the Borrower Representative, each Lender and Agent to which any Borrower is required to pay any additional amount pursuant to Subsection 4.10 or 4.11, and any Participant in respect of whose participation such payment is required, shall reasonably afford the Borrower Representative the opportunity to contest, and reasonably cooperate with the Borrower Representative in contesting, the imposition of any Non-Excluded Tax giving rise to such payment; provided that (i) such Lender or Agent shall not be required to afford the Borrower Representative the opportunity to so contest unless the Borrower Representative shall have confirmed in writing to such Lender or Agent such Borrower’s obligation to pay such amounts pursuant to this Agreement and (ii) the Borrowers shall reimburse such Lender or Agent for its reasonable attorneys’ and accountants’ fees and disbursements incurred in so cooperating with the Borrower Representative in contesting the imposition of such Non-Excluded Tax; provided, however, that notwithstanding the foregoing no Lender or Agent shall be required to afford the Borrower Representative the opportunity to contest, or cooperate with the Borrower Representative in contesting, the imposition of any Non-Excluded Taxes, if such Lender or Agent in its sole discretion in good faith determines that to do so would have an adverse effect on it.

(b)            If a Lender changes its applicable lending office (other than (i) pursuant to clause (c) below or (ii) after an Event of Default under Subsection 9.1(a) or 9.1(f) has occurred and is continuing) and the effect of such change, as of the date of such change, would be to cause any of the Borrowers to become obligated to pay any additional amount under Subsection 4.10 or 4.11, such Borrower shall not be obligated to pay such additional amount.

(c)            If a condition or an event occurs which would, or would upon the passage of time or giving of notice, result in the payment of any additional amount to any Lender or Agent by any of the Borrowers pursuant to Subsection 4.10 or 4.11 or result in Affected Loans or commitments to make Affected Loans being automatically converted to ABR Loans or commitments to make ABR Loans, as the case may be, pursuant to Subsection 4.9, such Lender or Agent shall promptly notify the Borrower Representative and the Administrative Agent and shall take such steps as may reasonably be available to it to mitigate the effects of such condition or event (which shall include efforts to rebook the Loans held by such Lender at another lending office, or through another branch or an affiliate, of such Lender); provided that such Lender or Agent shall not be required to take any step that, in its reasonable judgment, would be materially disadvantageous to its business or operations or would require it to incur additional costs (unless the Borrowers agree to reimburse such Lender or Agent for the reasonable incremental out-of-pocket costs thereof).

(d)            If any of the Borrowers shall become obligated to pay additional amounts pursuant to Subsection 4.10 or 4.11 and any affected Lender shall not have promptly taken steps necessary to avoid the need for payments under Subsection 4.10 or 4.11 or if Affected Loans or commitments to make Affected Loans are automatically converted to ABR Loans or commitments to make ABR Loans, as the case may be, under Subsection 4.9 and any affected Lender shall not have promptly taken steps necessary to avoid the need for such conversion under Subsection 4.9, the Borrower Representative shall have the right, for so long as such obligation remains, (i) with the assistance of the Administrative Agent to seek one or more substitute Lenders reasonably satisfactory to the Administrative Agent and the Borrower Representative to purchase the affected Loan, in whole or in part, at an aggregate price no less than such Loan’s principal amount plus accrued interest, and assume the affected obligations under this Agreement, or (ii) so long as no Event of Default under Subsection 9.1(a) or 9.1(f) then exists or will exist immediately after giving effect to the respective prepayment, upon notice to the Administrative Agent to prepay the affected Loan, in whole or in part, subject to Subsection 4.12, without premium or penalty and terminate the Commitments in respect of the Revolving Credit Facility of such Lender. In the case of the substitution of a Lender, then, the Borrower Representative, any other applicable Borrower, the Administrative Agent, the affected Lender, and any substitute Lender shall execute and deliver an appropriately completed Assignment and Acceptance pursuant to Subsection 11.6(b) to effect the assignment of rights to, and the assumption of obligations by, the substitute Lender; provided that any fees required to be paid by Subsection 11.6(b) in connection with such assignment shall be paid by the applicable Borrower or the substitute Lender. In the case of a prepayment of an affected Loan, the amount specified in the notice shall be due and payable on the date specified therein, together with any accrued interest to such date on the amount prepaid. In the case of each of the substitution of a Lender and of the prepayment of an affected Loan, the applicable Borrower shall first pay the affected Lender any additional amounts owing under Subsections 4.10 and 4.11 (as well as any commitment fees and other amounts then due and owing to such Lender, including any amounts under this Subsection 4.13) prior to such substitution or prepayment. In the case of the substitution of a Lender pursuant to this Subsection 4.13(d) or Subsection 4.15(c)(i), if the Lender being replaced does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the assignee Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrowers owing to such replaced Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender and/or the Borrower Representative to such Lender being replaced, then the Lender being replaced shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the applicable Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Lender.

(e)            If any Agent or any Lender receives a refund directly attributable to Taxes for which any of the Borrowers has made additional payments pursuant to Subsection 4.10(a) or 4.11(a), such Agent or such Lender, as the case may be, shall promptly pay such refund (together with any interest with respect thereto received from the relevant taxing authority, but net of any reasonable cost incurred in connection therewith) to such Borrower; provided, however, that such Borrower agrees promptly to return such refund (together with any interest with respect thereto due to the relevant taxing authority) (free of all Non-Excluded Taxes) to such Agent or the applicable Lender, as the case may be, upon receipt of a notice that such refund is required to be repaid to the relevant taxing authority. This paragraph shall not be construed to require any Agent or Lender to make available its Tax returns (or related work papers and advice prepared by outside advisors) to any Borrower or to any other Person.

(f)            The obligations of any Agent, Lender or Participant under this Subsection 4.13 shall survive the termination of this Agreement and the payment of the Loans and all amounts payable hereunder.

4.14          Controls on Prepayment if Aggregate Outstanding Credit Exceeds Aggregate Revolving Credit Loan Commitments. (a) In addition to the provisions set forth in Subsection 4.4(b), the Borrower Representative will implement and maintain internal controls to monitor the borrowings and repayments of Loans by the Borrowers and the issuance of and drawings under Letters of Credit, with the objective of preventing any request for an Extension of Credit that would result in (i) the Aggregate Outstanding Credit with respect to all of the Revolving Credit Lenders (including the Swingline Lender) being in excess of the aggregate Commitments then in effect or (ii) any other circumstance under which an Extension of Credit would not be permitted pursuant to Subsection 2.1(a).

(b)            The Administrative Agent will calculate the Aggregate Outstanding Credit with respect to all of (A) the Revolving Credit Lenders and (B) the Lenders (in each case, including the Swingline Lender) from time to time, and in any event not less frequently than once during each calendar week. In making such calculations, the Administrative Agent will rely on the information most recently received by it from the Swingline Lender in respect of outstanding Swingline Loans and from the Issuing Lenders in respect of outstanding L/C Obligations.

4.15          Defaulting Lenders. Notwithstanding anything contained in this Agreement to the contrary, if any Revolving Credit Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Credit Lender is a Defaulting Lender:

(a)            no commitment fee shall accrue for the account of a Defaulting Lender so long as such Lender shall be a Defaulting Lender (except to the extent it is payable to the Issuing Lender pursuant to clause (d)(v) below);

(b)            in determining the Required Lenders or Supermajority Lenders, any Lender that at the time is a Defaulting Lender (and the Revolving Credit Loans and/or Commitment of such Defaulting Lender) shall be excluded and disregarded;

(c)            the Borrower Representative shall have the right, at its sole expense and effort (i) to seek one or more Persons reasonably satisfactory to the Administrative Agent and the Borrower Representative to each become a substitute Revolving Credit Lender and assume all or part of the Commitment of any Defaulting Lender and the Borrower Representative, the Administrative Agent and any such substitute Revolving Credit Lender shall execute and deliver, and such Defaulting Lender shall thereupon be deemed to have executed and delivered, an appropriately completed Assignment and Acceptance to effect such substitution or (ii) so long as no Event of Default under Subsection 9.1(a) or 9.1(f) then exists or will exist immediately after giving effect to the respective prepayment, upon notice to the Administrative Agent, to prepay the Loans and, at the Borrower Representative’s option, terminate the Commitments of such Defaulting Lender, in whole or in part, without premium or penalty;

(d)            if any Swingline Exposure exists or any L/C Obligations exist at the time a Revolving Credit Lender becomes a Defaulting Lender then:

(i)            all or any part of such Swingline Exposure and L/C Obligations shall be re-allocated among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages but only to the extent the sum of all Non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and L/C Obligations does not exceed the total of all Non-Defaulting Lenders’ Commitments;

(ii)            if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Defaulting Lender’s Swingline Exposure and (y) second, cash collateralize such Defaulting Lender’s L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) on terms reasonably satisfactory to the Administrative Agent for so long as such L/C Obligations are outstanding;

(iii)           if any portion of such Defaulting Lender’s L/C Obligations is cash collateralized pursuant to clause (ii) above, the Borrowers shall not be required to pay the L/C Fee for participation with respect to such portion of such Defaulting Lender’s L/C Exposure so long as it is cash collateralized;

(iv)          if any portion of such Defaulting Lender’s L/C Obligations is reallocated to the Non-Defaulting Lenders pursuant to clause (i) above, then the letter of credit commission with respect to such portion shall be allocated among the Non-Defaulting Lenders in accordance with their Commitment Percentages; or

(v)           if any portion of such Defaulting Lender’s L/C Obligations is neither cash collateralized nor reallocated pursuant to this Subsection 4.15(d), then, without prejudice to any rights or remedies of the Issuing Lender or any Revolving Credit Lender hereunder, the commitment fee that otherwise would have been payable to such Defaulting Lender (with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such L/C Obligations) and the letter of credit commission payable with respect to such Defaulting Lender’s L/C Obligations shall be payable to the Issuing Lender until such L/C Obligations are cash collateralized and/or reallocated;

(e)            so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless they are respectively satisfied that the related exposure will be 100.0% covered by the Commitments of the Non-Defaulting Lenders and/or cash collateralized on terms reasonably satisfactory to the Administrative Agent, and participations in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among Non-Defaulting Lenders in accordance with their respective Commitment Percentages (and Defaulting Lenders shall not participate therein);

(f)            any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Subsection 11.7) may, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated non-interest bearing account and, subject to any applicable Requirements of Law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lender or Swingline Lender hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participation in any Swingline Loan or Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and the Borrower Representative, held in such account as cash collateral for future funding obligations of such Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrowers or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by a Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or Reimbursement Obligations in respect of L/C Disbursements in respect of which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Subsection 6.2 are satisfied, such payment shall be applied solely to prepay the Loans of, and Reimbursement Obligations owed to, all Non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or Reimbursement Obligations owed to, any Defaulting Lender; and

(g)            In the event that the Administrative Agent, the Borrower Representative, each applicable Issuing Lender or the Swingline Lender, as the case may be, each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and L/C Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Commitment Percentage. The rights and remedies against a Defaulting Lender under this Subsection 4.15 are in addition to other rights and remedies that the Borrowers, the Administrative Agent, the Issuing Lenders, the Swingline Lender and the Non-Defaulting Lenders may have against such Defaulting Lender. The arrangements permitted or required by this Subsection 4.15 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise.

4.16          Cash Management(a). (a) Annexed hereto as Schedule 4.16, as the same may be modified from time to time by notice to the Administrative Agent, is a schedule of all DDAs and Concentration Accounts that are maintained by the Qualified Loan Parties, which schedule includes, with respect to each depository (i) the name and address of such depository; (ii) the account number(s) (and account name(s) of such bank account(s)) maintained with such depository; and (iii) a contact person at such depository.

(b)            Except as otherwise agreed by the Administrative Agent, each Qualified Loan Party shall (i) deliver to the Administrative Agent (A) notifications executed on behalf of each such Qualified Loan Party to each depository institution with which any DDA (other than Excluded Accounts) is maintained, in form reasonably satisfactory to the Administrative Agent of the Administrative Agent’s interest in such DDA and (B) Credit Card Notifications executed on behalf of each such Qualified Loan Party and delivered to each Credit Card Issuer and Credit Card Processor, in form reasonably satisfactory to the Administrative Agent, (ii) instruct each depository institution for a DDA (other than Excluded Accounts) that the amount in excess of the Target Amount and available at the close of each Business Day in such DDA should be swept to one of the Qualified Loan Parties’ Concentration Accounts no less frequently than on a daily basis, such instructions to be irrevocable unless otherwise agreed to by the Administrative Agent, (iii) enter into a blocked account agreement (each, a “Blocked Account Agreement”), in form reasonably satisfactory to the Administrative Agent, with the Administrative Agent or the Collateral Agent and any bank with which such Qualified Loan Party maintains a Concentration Account into which the DDAs (other than Excluded Accounts) are swept (each such account, a “Blocked Account” and collectively, the “Blocked Accounts”), covering each such Concentration Account maintained with such bank and (iv) (A) instruct all Account Debtors of such Qualified Loan Party that remit payments of Accounts of such Account Debtor regularly by check pursuant to arrangements with such Qualified Loan Party to remit all such payments to the applicable “P.O. Boxes” or “Lockbox Addresses” with respect to the applicable DDA or Concentration Account, which remittances shall be collected by the applicable bank and deposited in the applicable DDA or Concentration Account or (B) cause the checks of any such Account Debtors to be deposited in the applicable DDA or Concentration Account within two Business Days after such check is received by such Qualified Loan Party. All amounts received by the Parent Borrower or any of its Domestic Subsidiaries that is a Loan Party in respect of any Account, in addition to all other cash received from any other source, shall upon receipt of such amount or cash (other than (i) any such amount to be deposited in Excluded Accounts or (ii) cash excluded from the Collateral pursuant to any Security Document) be deposited into a DDA (other than an Excluded Account) or Concentration Account. Each Qualified Loan Party agrees that it will not cause proceeds of such DDAs (other than Excluded Accounts) to be otherwise redirected.

(c)            Each Blocked Account Agreement shall require, after the occurrence and during the continuance of a Dominion Event, the ACH or wire transfer no less frequently than once per Business Day (unless the Commitments have been terminated and the monetary obligations then due and owing hereunder and under the other Loan Documents have been paid in full and all Letters of Credit have either been terminated or expired (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent)), of all available cash balances and cash receipts, including the then contents or then entire available ledger balance of each Blocked Account net of such minimum balance (not to exceed $500,000 per account or $1,500,000 in the aggregate), if any, required by the bank at which such Blocked Account is maintained to an account maintained by the Administrative Agent at JPMCB (or another bank of recognized standing reasonably selected by the Administrative Agent with the reasonable consent of the Borrower Representative) (the “Core Concentration Account”). Each Qualified Loan Party agrees that it will not cause proceeds of any Blocked Account to be otherwise redirected.

(d)            All collected amounts received in the Core Concentration Account shall be distributed and applied on a daily basis in the following order (in each case, to the extent the Administrative Agent has actual knowledge of the amounts owing or outstanding as described below and after giving effect to the application of any such amounts constituting proceeds from any Collateral otherwise required to be applied pursuant to the terms of the respective Security Document, the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement, as applicable): (1) first, to the payment (on a ratable basis) of any outstanding expenses actually due and payable to the Administrative Agent or the Collateral Agent under any of the Loan Documents and to repay or prepay outstanding Swingline Loans and Revolving Credit Loans advanced by the Administrative Agent; (2) second, to pay (on a ratable basis) all outstanding expenses actually due and payable to each Issuing Lender under any of the Loan Documents and to repay all outstanding Unpaid Drawings and all interest thereon; (3) third, to pay (on a ratable basis) all accrued and unpaid interest actually due and payable on the Revolving Credit Loans and all accrued and unpaid fees actually due and payable to the Administrative Agent, the Issuing Lenders and the Lenders under any of the Loan Documents; (4) fourth, to repay (on a ratable basis) the outstanding principal of Swingline Loans and Revolving Credit Loans (whether or not then due and payable); (5) fifth, to pay (on a ratable basis) all outstanding obligations of the Borrowers then due and payable to the Administrative Agent, the Collateral Agent, and the Lenders under this Agreement; and (6) sixth, to pay (on a ratable basis) all other outstanding obligations of the Borrowers then due and payable to the Administrative Agent, the Collateral Agent, and the Lenders under any of the other Loan Documents. This Subsection 4.16(d) may be amended (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into such amendments) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of loans added pursuant to Subsections 2.6, 2.7 and 2.8, as applicable, in accordance with Subsection 11.1(d).

(e)            If, at any time after the occurrence and during the continuance of a Dominion Event as to which the Administrative Agent has notified the Borrower Representative, any cash, Cash Equivalents or Temporary Cash Investments owned by any Qualified Loan Party (other than (i) de minimis cash, Cash Equivalents and/or Temporary Cash Investments from time to time inadvertently misapplied by any Qualified Loan Party, (ii) cash, Cash Equivalents or Temporary Cash Investments deposited or to be deposited in an Excluded Account in accordance with this Subsection 4.16, (iii) cash, Cash Equivalents or Temporary Cash Investments that are (or are in any bank account that is) excluded from the Collateral pursuant to any Security Document, including Excluded Assets and (iv) cash, Cash Equivalents or Temporary Cash Investments in the Asset Sales Proceeds Account (as defined in the ABL/Term Loan Intercreditor Agreement, if any) are deposited to any bank account, or held or invested in any manner, otherwise than in a Blocked Account subject to a Blocked Account Agreement (or a DDA which is swept daily to such Blocked Account), the Administrative Agent shall be entitled to require the applicable Qualified Loan Party to close such bank account and have all funds therein transferred to a Blocked Account, and to cause all future deposits that were previously made or required to be made to such bank account to be made to a Blocked Account.

(f)            (a) The Qualified Loan Parties respectively may close DDAs or Concentration Accounts and/or open new DDAs or new Concentration Accounts, subject to, in the case of any new Concentration Account, (i) the execution and delivery to the Administrative Agent of a Blocked Account Agreement consistent with the provisions of this Subsection 4.16 with respect to each such new Concentration Account within 30 days (or such longer period as the Administrative Agent, in its sole discretion, may agree) of the opening thereof or (ii) other arrangements reasonably satisfactory to the Administrative Agent and (b) as part of the Compliance Certificate to be delivered concurrently with the delivery of financial statements and reports referred to in Subsections 7.1(a) and 7.1(b) the Borrower Representative will provide a list to the Administrative Agent of any new opened or acquired DDAs or Concentration Accounts during the preceding Fiscal Quarter.

(g)            In the event that a Qualified Loan Party acquires new demand deposit accounts or new concentration accounts (in each case, other than Excluded Accounts) in connection with an acquisition, the Borrower Representative will procure that such Qualified Loan Party shall within 12 months of the date of such acquisition (or such longer period as may be agreed by the Administrative Agent) cause such new demand deposit accounts or new concentration accounts so acquired to comply with the applicable requirements of Subsection 4.16(b) (including, with respect to any new Concentration Account, by entering into a Blocked Account Agreement) or shall enter into other arrangements consistent with the provisions of this Subsection 4.16 and otherwise reasonably satisfactory to the Administrative Agent with respect to any new Concentration Account or DDA that, in either case, is to become a Blocked Account.

(h)            The Core Concentration Account shall at all times be under the sole dominion and control of the Administrative Agent. The Borrower Representative, on behalf of each Qualified Loan Party, hereby acknowledges and agrees that, except to the extent otherwise provided in the Guarantee and Collateral Agreement, the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement, as applicable, (x) such Qualified Loan Party has no right of withdrawal from the Core Concentration Account, (y) the funds on deposit in the Core Concentration Account shall at all times continue to be collateral security for all of the Obligations of the Qualified Loan Parties hereunder and under the other Loan Documents, and (z) the funds on deposit in the Core Concentration Account shall be applied as provided in this Agreement and the ABL/Term Loan Intercreditor Agreement (and any other applicable intercreditor agreement). In the event that, notwithstanding the provisions of this Subsection 4.16, any Qualified Loan Party receives or otherwise has dominion and control of any proceeds or collections required to be transferred to the Core Concentration Account pursuant to Subsection 4.16(c), such proceeds and collections shall be held in trust by such Qualified Loan Party for the Administrative Agent, shall not be commingled with any of such Qualified Loan Party’s other funds or deposited in any bank account of such Qualified Loan Party (other than any bank account by which such Qualified Loan Party received or acquired dominion or control over such proceeds and collections or with any funds in such bank account) and shall promptly be deposited into the Core Concentration Account or dealt with in such other fashion as such Qualified Loan Party may be instructed by the Administrative Agent.

(i)            So long as no Dominion Event has occurred and is continuing, the Qualified Loan Parties may direct, and shall have sole control over, the manner of disposition of funds in the Blocked Accounts.

(j)            Any amounts held or received in the Core Concentration Account (including all interest and other earnings with respect hereto, if any) at any time (x) when all of the monetary obligations due and owing hereunder and under the other Loan Documents have been satisfied or (y) all Dominion Events have been cured or waived, shall (subject in the case of clause (x) to the provisions of the applicable intercreditor agreement), be remitted to the operating bank account of the applicable Qualified Loan Party.

(k)            Notwithstanding anything herein to the contrary, the Loan Parties shall be deemed to be in compliance with the requirements set forth in this Subsection 4.16 during the initial 90 day period commencing on the Closing Date to the extent that the arrangements described above are established and effective not later than the date that is 90 days following the Closing Date or such later date as the Administrative Agent, in its sole discretion, may agree.

SECTION 5

Representations and Warranties

To induce the Administrative Agent and each Lender to make the Extensions of Credit requested to be made by it on the Closing Date and on each other date on which an Extension of Credit is made thereafter, the Parent Borrower with respect to itself and its Restricted Subsidiaries, hereby represents and warrants, on the Closing Date, in each case after giving effect to the Transactions, and on every other date on which an Extension of Credit is made thereafter to the Administrative Agent and each Lender that:

5.1            Financial Condition. (a) The audited consolidated balance sheets and related statements of operations, equity and cash flows of the Parent Borrower for the Fiscal Years ended January 3, 2021 and January 2, 2022, reported on by and accompanied by unqualified reports from Deloitte & Touche LLP, present fairly, in all material respects, the consolidated financial condition as at such dates, and the consolidated statements of operations and consolidated cash flows for the respective periods then ended, of the Parent Borrower. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except as approved by a Responsible Officer, and disclosed in any such schedules and notes).

(b)            As of the Closing Date, except as set forth in the financial statements referred to in Subsection 5.1(a), there are no liabilities of any Loan Party of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which would reasonably be expected to result in a Material Adverse Effect.

5.2            No Change; Solvent. Since the Closing Date, there has been no development or event relating to or affecting any Loan Party which has had or would be reasonably expected to have a Material Adverse Effect (after giving effect to (i) the consummation of the Transactions, (ii) the making of the Extensions of Credit to be made on the Closing Date and the application of the proceeds thereof as contemplated hereby, and (iii) the payment of actual or estimated fees, expenses, financing costs and tax payments related to the Transactions contemplated hereby). As of the Closing Date, after giving effect to the consummation of the Transactions to be consummated on the Closing Date, the Parent Borrower, together with its Subsidiaries on a consolidated basis, is Solvent.

5.3            Corporate Existence; Compliance with Law. Each of the Loan Parties (a) is duly organized, validly existing and (to the extent applicable in the relevant jurisdiction) in good standing under the laws of the jurisdiction of its incorporation or formation, except (other than with respect to the Borrowers), to the extent that the failure to be organized, existing and (to the extent applicable in the relevant jurisdiction) in good standing would not reasonably be expected to have a Material Adverse Effect, (b) has the legal right to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right would not be reasonably expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation or limited liability company and (to the extent applicable in the relevant jurisdiction) in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and (to the extent applicable in the relevant jurisdiction) in good standing would not be reasonably expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

5.4            Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of each Borrower, to obtain Extensions of Credit hereunder, and each such Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of each Borrower, to authorize the Extensions of Credit to it, if any, on the terms and conditions of this Agreement, any Notes and the L/C Requests. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Loan Party in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents to which it is a party or, in the case of each Borrower, with the Extensions of Credit to it, if any, hereunder, except for (a) consents, authorizations, notices and filings described in Schedule 5.4, all of which have been obtained or made on or prior to the Closing Date, (b) filings to perfect the Liens created by the Security Documents, and (c) consents, authorizations, notices and filings which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect. This Agreement has been duly executed and delivered by each Borrower, and each other Loan Document to which any Loan Party is a party will be duly executed and delivered on behalf of such Loan Party. This Agreement constitutes a legal, valid and binding obligation of each Borrower and each other Loan Document to which any Loan Party is a party when executed and delivered will constitute a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, in each case except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5            No Legal Bar. The execution, delivery and performance of the Loan Documents by any of the Loan Parties, the Extensions of Credit hereunder and the use of the proceeds thereof (a) will not violate any Requirement of Law or Contractual Obligation of such Loan Party in any respect that would reasonably be expected to have a Material Adverse Effect, (b) will not result in, or require the creation or imposition of any Lien (other than Liens securing the Obligations or otherwise permitted hereby) on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation and (c) will not violate any provision of the Organizational Documents of such Loan Party or any of the Restricted Subsidiaries, except (other than with respect to the Borrowers) as would not reasonably be expected to have a Material Adverse Effect.

5.6            No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower Representative, threatened by or against the Parent Borrower or any of its Restricted Subsidiaries or against any of their respective properties or revenues, (a) except as described on Schedule 5.6, which is so pending or threatened at any time on or prior to the Closing Date and relates to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) which would be reasonably expected to have a Material Adverse Effect.

5.7            No Default. Neither the Parent Borrower nor any of its Restricted Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which would be reasonably expected to have a Material Adverse Effect. Since the Closing Date, no Default or Event of Default has occurred and is continuing.

5.8            Ownership of Property; Liens. Each of the Parent Borrower and its Restricted Subsidiaries has good title in fee simple to, or a valid leasehold interest in, all its material real property located in the United States of America, and good title to, or a valid leasehold interest in, all its other material property located in the United States of America, except those for which the failure to have such good title or such leasehold interest would not be reasonably expected to have a Material Adverse Effect, and none of such real or other property is subject to any Lien, except for Liens permitted hereby (including Permitted Liens).

5.9            Intellectual Property. The Parent Borrower and each of its Restricted Subsidiaries owns beneficially, or has the legal right to use, all United States and foreign patents, patent applications, trademarks, trademark applications, trade names, copyrights, and rights in know-how and processes necessary for each of them to conduct its business as currently conducted (the “Intellectual Property”) except for those the failure to own or have such legal right to use would not be reasonably expected to have a Material Adverse Effect. Except as provided on Schedule 5.9, no claim has been asserted and is pending by any Person against the Parent Borrower or any of its Restricted Subsidiaries challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower Representative know of any such claim, and, to the knowledge of the Borrower Representative, the use of such Intellectual Property by the Parent Borrower and its Restricted Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements which in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

5.10          Taxes. To the knowledge of the Borrower Representative, (1) the Parent Borrower and each of its Restricted Subsidiaries has filed or caused to be filed all material tax returns which are required to be filed by it and has paid (a) all Taxes shown to be due and payable on such returns and (b) all Taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property and all other Taxes imposed on it or any of its property by any Governmental Authority; and (2) no Tax Liens have been filed (except for Liens for Taxes not yet due and payable), and no claim is being asserted in writing, with respect to any such Taxes (in each case other than in respect of any such (i) Taxes with respect to which the failure to pay, in the aggregate, would not have a Material Adverse Effect or (ii) Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of the Parent Borrower or its Restricted Subsidiaries, as the case may be).

5.11          Federal Regulations. No part of the proceeds of any Extensions of Credit will be used for any purpose which violates the provisions of the Regulations of the Board, including Regulation T, Regulation U or Regulation X of the Board. If requested by any Lender or the Administrative Agent, the Borrower Representative will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, referred to in said Regulation U.

5.12          ERISA. (a) During the five year period prior to each date as of which this representation is made, or deemed made, with respect to any Plan, none of the following events or conditions, either individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect: (i) a Reportable Event; (ii) a failure to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA); (iii) any noncompliance with the applicable provisions of ERISA or the Code; (iv) a termination of a Single Employer Plan (other than a standard termination pursuant to Section 4041(b) of ERISA); (v) a Lien on the property of the Parent Borrower or its Restricted Subsidiaries in favor of the PBGC or a Plan; (vi) a complete or partial withdrawal from any Multiemployer Plan by the Parent Borrower or any Commonly Controlled Entity; (vii) the ERISA Reorganization or Insolvency of any Multiemployer Plan; (viii) any transaction that resulted or could reasonably be expected to result in any liability to the Parent Borrower or any Commonly Controlled Entity under Section 4069 of ERISA or Section 4212(c) of ERISA or (ix) the imposition of any Liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Parent Borrower or any Commonly Controlled Entity.

(b)            With respect to any Foreign Plan, none of the following events or conditions exists and is continuing that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect: (i) substantial non-compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders; (ii) failure to be maintained, where required, in good standing with applicable regulatory authorities; (iii) any obligation of the Parent Borrower or its Restricted Subsidiaries in connection with the termination or partial termination of, or withdrawal from, any Foreign Plan; (iv) any Lien on the property of the Parent Borrower or its Restricted Subsidiaries in favor of a Governmental Authority as a result of any action or inaction regarding a Foreign Plan; (v) for each Foreign Plan which is a funded or insured plan, failure to be funded or insured on an ongoing basis to the extent required by applicable non-U.S. law (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities); (vi) any facts that, to the best knowledge of the Parent Borrower or any of its Restricted Subsidiaries, exist that would reasonably be expected to give rise to a dispute and any pending or threatened disputes that, to the best knowledge of the Parent Borrower or any of its Restricted Subsidiaries, would reasonably be expected to result in a material liability to the Parent Borrower or any of its Restricted Subsidiaries concerning the assets of any Foreign Plan (other than individual claims for the payment of benefits); and (vii) failure to make all contributions in a timely manner to the extent required by applicable non-U.S. law.

5.13          Collateral. Upon execution and delivery thereof by the parties thereto, the Guarantee and Collateral Agreement will be effective to create (to the extent described therein) in favor of the Collateral Agent for the benefit of the Secured Parties, a valid and enforceable security interest in or liens on the Collateral described therein, except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. When (a) all Filings (as defined in the Guarantee and Collateral Agreement) have been completed, (b) all applicable Instruments, Chattel Paper and Documents (each as defined and described therein) constituting Collateral a security interest in which is perfected by possession have been delivered to, and/or are in the continued possession of, the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable (or their respective agents appointed for purposes of perfection), in accordance with the applicable ABL/Term Loan Intercreditor Agreement, Junior Lien Intercreditor Agreement or Other Intercreditor Agreement, and (c) all Deposit Accounts and Pledged Stock (each as defined in the Guarantee and Collateral Agreement) a security interest in which is required to be or is perfected by “control” (as described in the Uniform Commercial Code as in effect in each applicable jurisdiction (in the case of Deposit Accounts) and the State of New York (in the case of Pledged Stock) from time to time) are under the “control” of the Collateral Agent, the Administrative Agent, the applicable Collateral Representative or any Additional Agent, as applicable (or their respective agents appointed for purposes of perfection), in accordance with the applicable ABL/Term Loan Intercreditor Agreement, Junior Lien Intercreditor Agreement or Other Intercreditor Agreement, the security interests and liens granted pursuant to the Guarantee and Collateral Agreement shall constitute (to the extent described therein) a perfected security interest in (to the extent intended to be created thereby and required to be perfected under the Loan Documents), all right, title and interest of each pledgor party thereto in the Collateral described therein (excluding Commercial Tort Claims, as defined in the Guarantee and Collateral Agreement, other than such Commercial Tort Claims set forth on Schedule 6 thereto (if any)) with respect to such pledgor. Notwithstanding any other provision of this Agreement, capitalized terms that are used in this Subsection 5.13 and not defined in this Agreement are so used as defined in the applicable Security Document.

5.14          Investment Company Act; Other Regulations. None of the Borrowers is an entity required to be registered as an “investment company”, or a company “controlled” by an entity required to be registered as an “investment company”, within the meaning of the Investment Company Act. None of the Borrowers is subject to regulation under any federal or state statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness as contemplated hereby.

5.15          Subsidiaries. Schedule 5.15 sets forth all the Subsidiaries of the Parent Borrower at the Closing Date (after giving effect to the Transactions), the jurisdiction of their organization and the direct or indirect ownership interest of the Parent Borrower therein.

5.16          Purpose of Loans. The proceeds of Revolving Credit Loans and Swingline Loans shall be used by the Borrowers (i) to effect the Transactions, and to pay certain fees and expenses relating thereto, and (ii) to finance the working capital, capital expenditures, business requirements and for other purposes of the Parent Borrower and its Subsidiaries not prohibited by this Agreement.

5.17          Environmental Matters. Other than as disclosed on Schedule 5.17 or exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)            The Parent Borrower and its Restricted Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them and reasonably expect to timely obtain without material expense all such Environmental Permits required for planned operations; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) believe they will be able to maintain compliance with Environmental Laws and Environmental Permits, including any reasonably foreseeable future requirements thereof.

(b)            Materials of Environmental Concern have not been transported, disposed of, emitted, discharged, or otherwise released or threatened to be released, to, at or from any real property presently or formerly owned, leased or operated by the Parent Borrower or any of its Restricted Subsidiaries or at any other location, which would reasonably be expected to (i) give rise to liability or other Environmental Costs of the Parent Borrower or any of its Restricted Subsidiaries under any applicable Environmental Law, or (ii) interfere with the planned or continued operations of the Parent Borrower and its Restricted Subsidiaries, or (iii) impair the fair saleable value of any real property owned by the Parent Borrower or any of its Restricted Subsidiaries that is part of the Collateral.

(c)            There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under any Environmental Law to which the Parent Borrower or any of its Restricted Subsidiaries is, or to the knowledge of the Parent Borrower or any of its Restricted Subsidiaries is reasonably likely to be, named as a party that is pending or, to the knowledge of the Parent Borrower or any of its Restricted Subsidiaries, threatened.

(d)            Neither the Parent Borrower nor any of its Restricted Subsidiaries has received any written request for information, claim alleging liability for Environmental Costs, or been notified that it is a potentially responsible party, under the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or received any other written request for information or for payment of Environmental Costs from any Governmental Authority or third party with respect to any Materials of Environmental Concern.

(e)            Neither the Parent Borrower nor any of its Restricted Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, nor is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law.

5.18          No Material Misstatements. The written information, reports, financial statements, exhibits and schedules furnished by or on behalf of the Borrower Representative to the Administrative Agent, the Other Representatives and the Lenders on or prior to the Closing Date in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, did not contain as of the Closing Date any material misstatement of fact and did not omit to state as of the Closing Date any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in their presentation of the Parent Borrower and its Restricted Subsidiaries taken as a whole. It is understood that (a) no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based or concerning any information of a general economic nature or general information about the Parent Borrower’s and its Subsidiaries’ industry, contained in any such information, reports, financial statements, exhibits or schedules, except that, in the case of such forecasts, estimates, pro forma information, projections and statements, as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (i) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of the Borrower Representative and (ii) such assumptions were believed by such management to be reasonable and (b) such forecasts, estimates, pro forma information, projections and statements, and the assumptions on which they were based, may or may not prove to be correct.

5.19         Labor Matters. There are no strikes pending or, to the knowledge of the Borrower Representative, reasonably expected to be commenced against the Parent Borrower or any of its Restricted Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of the Parent Borrower and each of its Restricted Subsidiaries have not been in violation of any applicable laws, rules or regulations, except where such violations would not reasonably be expected to have a Material Adverse Effect.

5.20         Insurance. Schedule 5.20 sets forth a complete and correct listing as of the date that is two Business Days prior to the Closing Date of all insurance that is (a) maintained by the Loan Parties (other than Holdings) and (b) material to the business and operations of the Parent Borrower and its Restricted Subsidiaries taken as a whole, with the amounts insured (and any deductibles) set forth therein.

5.21         Eligible Accounts. As of the date of any Borrowing Base Certificate, the Accounts included in the calculation of Eligible Accounts and Eligible Credit Card Receivables on such Borrowing Base Certificate satisfy in all material respects the requirements of an “Eligible Account” or “Eligible Credit Card Receivable”, as applicable, hereunder.

5.22         Eligible Inventory. As of the date of any Borrowing Base Certificate, the Inventory included in the calculation of Eligible Inventory on such Borrowing Base Certificate satisfy in all material respects the requirements of an “Eligible Inventory” hereunder.

5.23         Anti-Terrorism. To the extent applicable, the Parent Borrower and each Restricted Subsidiary is in compliance in all material respects with (a) the PATRIOT Act, (b) the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), as amended, (c) any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department, U.S. Department of State or United Nations Security Council, that are applicable to the Parent Borrower and each Restricted Subsidiary (clauses (a) through (c), collectively, “Sanctions”) and (d) the United States Foreign Corrupt Practices Act of 1977, as amended, or any other applicable law concerning or relating to bribery or corruption (“Anti-Corruption Laws”)any other enabling legislation or executive order relating thereto.  Neither any Loan Party nor, to any material extent, (i) any Restricted Subsidiary that is not a Loan Party or (ii) to the knowledge of the Parent Borrower, any director, officer or employee of the Parent Borrower or any Restricted Subsidiary, is the target of any Sanctions. None of the Parent Borrower or any Restricted Subsidiary will knowingly use the proceeds of the Loans or the Letters of Credit (x) for the purpose of funding or financing any activities or business of or with any Person, or in any country or territory, that at the time of such funding or financing is restricted under Sanctions, (y) in any other manner that would violate in any material respect any Sanctions by any party hereto; or (z) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation in any material respect of any applicable Anti-Corruption Laws.

SECTION 6

Conditions Precedent

6.1           Conditions to Initial Extension of Credit. This Agreement, including the agreement of each Lender to make the initial Extension of Credit requested to be made by it, shall become effective on the date on which the conditions precedent set forth in Section 3.1 of the Seventh Amendment shall have been satisfied or waived.

The making of the initial Extensions of Credit by the Lenders hereunder shall conclusively be deemed to constitute an acknowledgement by the Administrative Agent and each Lender that each of the conditions precedent set forth in Section 3.1 of the Seventh Amendment shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.

6.2           Conditions to Each Extension of Credit After the Closing Date. The agreement of each Lender to make any Extension of Credit requested to be made by it on any date after the Closing Date (including each Swingline Loan made after the Closing Date) is subject to the satisfaction or waiver of the following conditions precedent:

(a)           Representations and Warranties. Each of the representations and warranties made by any Loan Party pursuant to this Agreement or any other Loan Document (or in any amendment, modification or supplement hereto or thereto) to which it is a party, and each of the representations and warranties contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any other Loan Document shall, except to the extent that they relate to a particular date, be true and correct in all material respects (or, if qualified by materiality, in all respects) on and as of such date as if made on and as of such date.

(b)           No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extensions of Credit requested to be made on such date.

(c)           Borrowing Notice or L/C Request. With respect to any Borrowing, the Administrative Agent shall have received a notice of such Borrowing as required by Subsection 2.2 or 2.4, as applicable (or such notice shall have been deemed given in accordance with Subsection 2.2 or 2.4, as applicable). With respect to the issuance of any Letter of Credit, the applicable Issuing Lender shall have received a L/C Request, completed to its satisfaction, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request.

Each Extension of Credit hereunder shall constitute a representation and warranty by the Parent Borrower as of the date of such borrowing or such issuance that the conditions contained in this Subsection 6.2 have been satisfied (excluding, for the avoidance of doubt, the initial Extensions of Credit hereunder).

SECTION 7

Affirmative Covenants

The Parent Borrower hereby agrees that, from and after the Closing Date and so long as the Commitments remain in effect, and thereafter until payment in full of the Loans, all Reimbursement Obligations and all other Obligations then due and owing to any Lender or any Agent hereunder and termination or expiration of all Letters of Credit (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent), the Parent Borrower shall and shall (except in the case of delivery of financial information, reports and notices, in which case it shall or shall cause the Borrower Representative, if it is not then the Borrower Representative, to) cause each of its respective Restricted Subsidiaries to:

7.1           Financial Statements. Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a)           as soon as available, but in any event not later than the fifth Business Day after the 90th day (or such longer period as would be permitted by the SEC if the Parent Borrower were then subject to SEC reporting requirements as a non-accelerated filer) following the end of each Fiscal Year of the Parent Borrower, a copy of the consolidated balance sheet of the Parent Borrower as at the end of such year and the related consolidated statements of operations and changes in equity and cash flows for such year, setting forth in each case, in comparative form, the figures for and as of the end of the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (provided that such report may contain a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, if such qualification or exception arises solely with respect to, results from or arises on account of (i) an upcoming maturity or termination date hereunder or under the Term Loan Credit Agreement or (ii) any potential inability to satisfy any financial maintenance covenant included in any Indebtedness of the Parent Borrower or its Subsidiaries on a future date in a future period, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing (it being agreed that the furnishing of the Parent Borrower’s or any Parent Entity’s annual report on Form 10-K for such year, as filed with the SEC, will satisfy the Parent Borrower’s obligation under this Subsection 7.1(a) with respect to such year, including with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, so long as the report included in such Form 10-K does not contain any “going concern” or like qualification or exception (other than a “going concern” or like qualification or exception with respect to, resulting from or arising on account of (i) an upcoming maturity or termination date hereunder or under the Term Loan Credit Agreement or (ii) any potential inability to satisfy any financial maintenance covenant included in any Indebtedness of the Parent Borrower or its Subsidiaries on a future date or in a future period);

(b)           as soon as available, but in any event not later than the fifth Business Day following the 45th day (or such longer period as would be permitted by the SEC if the Parent Borrower were then subject to SEC reporting requirements as a non-accelerated filer) following the end of each of the first three quarterly periods of each Fiscal Year of the Parent Borrower, the unaudited consolidated balance sheet of the Parent Borrower as at the end of such quarter and the related unaudited consolidated statements of operations and changes in cash flows of the Parent Borrower for the portion of the Fiscal Year through the end of such quarter, setting forth in comparative form the figures for and as of the corresponding periods of the previous year, in each case certified by a Responsible Officer of the Parent Borrower as being fairly stated in all material respects (subject to normal year-end audit and other adjustments) (it being agreed that the furnishing of the Parent Borrower’s or any Parent Entity’s quarterly report on Form 10-Q for such quarter, as filed with the SEC, will satisfy the Parent Borrower’s obligations under this Subsection 7.1(b) with respect to such quarter);

(c)           to the extent applicable, concurrently with any delivery of consolidated financial statements referred to in Subsections 7.1(a) and 7.1(b) above, related unaudited condensed consolidating financial statements and appropriate reconciliations reflecting the material adjustments necessary (as determined by the Borrower Representative in good faith, which determination shall be conclusive) to eliminate the accounts of any Unrestricted Subsidiaries (if any) from such consolidated financial statements; and

(d)           all such financial statements delivered pursuant to Subsection 7.1(a) or 7.1(b) to (and, in the case of any financial statements delivered pursuant to Subsection 7.1(b), shall be certified by a Responsible Officer of the Parent Borrower to) fairly present in all material respects the financial condition of the Parent Borrower and its Subsidiaries in conformity with GAAP and to be (and, in the case of any financial statements delivered pursuant to Subsection 7.1(b) shall be certified by a Responsible Officer of the Parent Borrower as being) in reasonable detail and prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the Closing Date (except as disclosed therein, and except, in the case of any financial statements delivered pursuant to Subsection 7.1(b), for the absence of certain notes).

7.2           Certificates; Other Information. Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a)           [reserved];

(b)           concurrently with the delivery of the financial statements and reports referred to in Subsections 7.1(a) and 7.1(b), a certificate signed by a Responsible Officer of the Borrower Representative in substantially the form of Exhibit Q or such other form as may be agreed between the Borrower Representative and the Administrative Agent (a “Compliance Certificate”) (i) stating that, to the best of such Responsible Officer’s knowledge, each of the Parent Borrower and its Restricted Subsidiaries during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement or the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default, except, in each case, as specified in such certificate, and (ii) setting forth reasonably detailed calculations of the Consolidated Total Leverage Ratio for the Most Recent Four Quarter Period and the Consolidated Fixed Charge Coverage Ratio for the Most Recent Four Quarter Period (whether or not a Compliance Period is in effect) and, if applicable, demonstrating compliance with Subsection 8.1 (in the case of a certificate furnished with the financial statements referred to in Subsections 7.1(a) and 7.1(b));

(c)           as soon as available, but in any event not later than the fifth Business Day after the 90th day following the end of each Fiscal Year of the Parent Borrower a copy of the annual business plan by the Parent Borrower of the projected operating budget (including a consolidated balance sheet, income statement and statement of cash flows of the Parent Borrower for each Fiscal Quarter of such Fiscal Year prepared in reasonable detail), each such business plan to be accompanied by a certificate signed by a Responsible Officer of the Borrower Representative to the effect that such Responsible Officer believes such projections to have been prepared on the basis of reasonable assumptions at the time of preparation and delivery thereof;

(d)           within five Business Days after the same are filed, copies of all financial statements and periodic reports which the Parent Borrower or the OpCo Borrower may file with the SEC or any successor or analogous Governmental Authority;

(e)            within five Business Days after the same are filed, copies of all registration statements and any amendments and exhibits thereto, which the Parent Borrower or the OpCo Borrower may file with the SEC or any successor or analogous Governmental Authority; and

(f)            not later than 5:00 P.M., New York City time, on or before the 15th Business Day of each Fiscal Period of the Parent Borrower (or (i) more frequently as the Borrower Representative may elect, so long as the same frequency of delivery is maintained by the Borrower Representative for the immediately following 90 day period or (ii) not later than the third Business Day of each week during any period (a) commencing on the date on which either (x) a Specified Default has occurred and has been continuing or (y) the Specified Availability has been less than 10.0% of Availability at such time, in the case of each of (x) and (y) above for a period of five consecutive Business Days; provided that the Administrative Agent has notified the Borrower Representative thereof and (b) ending on the first date thereafter on which both (x) no Specified Default has existed or been continuing at any time and (y) the Specified Availability shall have been not less than 10.0% of Availability at any time, in each case for 20 consecutive calendar days), a borrowing base certificate setting forth the Borrowing Base (with supporting calculations) substantially in the form of Exhibit K hereto (a “Borrowing Base Certificate”), which shall be prepared as of the last Business Day of the preceding Fiscal Period of the Parent Borrower (or (x) such other applicable date to be agreed by the Borrower Representative and the Administrative Agent in the case of clause (i) above or (y) the previous Friday in the case of clause (ii) above); provided that a revised Borrowing Base Certificate based on the Borrowing Base Certificate last delivered shall be delivered within five Business Days after (1) the consummation of a sale or other disposition of ABL Priority Collateral not in the ordinary course of business with an aggregate value in excess of $10,000,000; provided that, for the avoidance of doubt, any such sale or disposition pursuant to a factoring agreement or similar arrangement shall be deemed to not be in the ordinary course of business for purposes of this Subsection 7.2(f) or (2) any merger, consolidation, amalgamation or disposition pursuant to clause (3) or (4) of the last proviso of each of Subsection 8.2(a)(y) or 8.2(b), as applicable, giving pro forma effect to such sale or such merger, consolidation, amalgamation or disposition, unless, in the case of clauses (1) and (2) the pro forma effect of such event was already reflected on such Borrowing Base Certificate last delivered. Each such Borrowing Base Certificate shall include such supporting information as may be reasonably requested from time to time by the Administrative Agent;

(g)           subject to the last sentence of Subsection 7.6(a), promptly, such additional financial and other information regarding the Loan Parties as any Agent or the Required Lenders through the Administrative Agent may from time to time reasonably request;

(h)           promptly upon reasonable request from the Administrative Agent calculations of EBITDA and other Fixed GAAP Terms as reasonably requested by the Administrative Agent promptly following receipt of a written notice from the Borrower Representative electing to change the Fixed GAAP Date, which calculations shall show the calculations of the respective Fixed GAAP Terms both before and after giving effect to the change in the Fixed GAAP Date and identify the material change(s) in GAAP giving rise to the change in such calculations; and

(i)            such information regarding aging of Accounts of the Parent Borrower and the other Qualified Loan Parties as the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Subsection 7.1 or 7.2 may at the Borrower Representative’s option be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (A) in the case of any such documents other than documents required to be delivered pursuant to Subsection 7.2(f) (i) on which the Borrower Representative posts such documents, or provides a link thereto, on the Parent Borrower’s (or the Borrower Representative’s or any Parent Entity’s) website on the Internet at the website address listed on Schedule 7.2 (or such other website address as the Borrower Representative may specify by written notice to the Administrative Agent from time to time), or (ii) on which such documents are posted on the Parent Borrower’s (or the Borrower Representative’s or any Parent Entity’s) behalf on an Internet or intranet website to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) and (B) in the case of any such documents required to be delivered pursuant to Subsection 7.2(f), on which the Borrower Representative provides a link thereto on the Parent Borrower’s (or the Borrower Representative’s or any Parent Entity’s) website on the Internet at the website address listed on Schedule 7.2 (or such other website address as the Borrower Representative may specify by written notice to the Administrative Agent from time to time). Following the electronic delivery of any such documents by posting such documents to a website in accordance with the preceding sentence (other than the posting by the Parent Borrower or the Borrower Representative of any such documents on any website maintained for or sponsored by the Administrative Agent), the Borrower Representative shall promptly provide the Administrative Agent notice of such delivery (which notice may be by facsimile or electronic mail) and the electronic location at which such documents may be accessed; provided that, in the absence of bad faith, the failure to provide such prompt notice shall not constitute a Default hereunder.

7.3           Payment of Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings diligently conducted and reserves in conformity with GAAP with respect thereto have been provided on the books of the Parent Borrower or any of its Restricted Subsidiaries, as the case may be, or except to the extent that failure to do so, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.4           Conduct of Business and Maintenance of Existence; Compliance with Contractual Obligations and Requirements of Law. Preserve, renew and keep in full force and effect its existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, except as otherwise permitted pursuant to Subsection 8.2 or 8.5; provided that the Parent Borrower and its Restricted Subsidiaries shall not be required to maintain any such rights, privileges or franchises and the Parent Borrower’s Restricted Subsidiaries shall not be required to maintain such existence, if the failure to do so would not reasonably be expected to have a Material Adverse Effect; and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.5           Maintenance of Property; Insurance. (i) Keep all property necessary in the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, in good working order and condition, except where failure to do so would not reasonably be expected to have a Material Adverse Effect; (ii) use commercially reasonable efforts to maintain with financially sound and reputable insurance companies (or any Captive Insurance Subsidiary) insurance on, or self-insure, all property material to the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, in at least such amounts and against at least such risks (but including in any event public liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business; (iii) furnish to the Administrative Agent, upon written request, information in reasonable detail as to the insurance carried; (iv) use commercially reasonable efforts to maintain property and liability policies that provide that in the event of any cancellation thereof during the term of the policy, either by the insured or by the insurance company, the insurance company shall provide to the secured party at least 30 days prior written notice thereof, or in the case of cancellation for non-payment of premium, 10 days prior written notice thereof; (v) in the event of any material change in any of the property or liability policies referenced in the preceding clause (iv), use commercially reasonable efforts to provide the Administrative Agent with at least 30 days prior written notice thereof; and (vi) use commercially reasonable efforts to ensure that, subject to the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement at all times, the Collateral Agent, the applicable Collateral Representative and/or any Additional Agent, in accordance with the applicable ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement or Other Intercreditor Agreement, for the benefit of the Secured Parties, shall be named as an additional insured with respect to liability policies maintained by each Borrower and each Subsidiary Guarantor and the Collateral Agent, the applicable Collateral Representative or any Additional Agent, in accordance with the applicable ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement or Other Intercreditor Agreement, for the benefit of the Secured Parties, shall be named as loss payee with respect to the property insurance maintained by each Borrower and each Subsidiary Guarantor; provided that, unless an Event of Default or a Dominion Event shall have occurred and be continuing, (A) the Collateral Agent shall turn over to the Borrower Representative any amounts received by it as an additional insured or loss payee under any property insurance maintained by the Parent Borrower and its Subsidiaries, (B) the Collateral Agent agrees that the applicable Borrower and/or the applicable Subsidiary shall have the sole right to adjust or settle any claims under such insurance and (C) all proceeds from a Recovery Event shall be paid to the Borrower Representative.

7.6           Inspection of Property; Books and Records; Discussions. (a) (i) In the case of the Parent Borrower, keep proper books and records in a manner to allow financial statements to be prepared in conformity with GAAP consistently applied in respect of all material financial transactions and matters involving the material assets and business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole; and (ii) permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and, to the extent reasonable, make abstracts from any of its books and records and to discuss the business, operations, properties and financial and other condition of the Parent Borrower and its Restricted Subsidiaries with officers of the Parent Borrower and its Restricted Subsidiaries and with its independent certified public accountants, in each case at any reasonable time, upon reasonable notice, and as often as may reasonably be desired; provided that representatives of the Borrower Representative may be present during any such visits, discussions and inspections. Each Borrower shall keep records of its Inventory in a manner to allow the Borrowing Base Certificate to be prepared in accordance with this Agreement. Upon the Administrative Agent’s reasonable request, the Parent Borrower will provide a summary inventory report (based on its customary methodology and, in form and substance, as prepared for its internal purposes) no more than once per year and at a time prepared by the Parent Borrower for its internal purposes in its ordinary course of business. Notwithstanding anything to the contrary in Subsection 7.2(g) or in this Subsection 7.6, none of the Parent Borrower or any Restricted Subsidiary will be required to disclose, or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or the Lenders (or their respective representatives) is prohibited by Requirement of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

(b)           At reasonable times during normal business hours and upon reasonable prior notice that the Administrative Agent requests, independently of or in connection with the visits and inspections provided for in clause (a) above, the Parent Borrower and its Restricted Subsidiaries will grant access to the Administrative Agent (including employees of the Administrative Agent or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent) to such Person’s premises, books, records, accounts and Inventory so that (i) the Administrative Agent or an appraiser retained by the Administrative Agent may conduct an Inventory appraisal and (ii) the Administrative Agent may conduct (or engage third parties to conduct) such field examinations, verifications and evaluations (including environmental assessments) as the Administrative Agent may deem reasonably necessary or appropriate, including evaluation of the Parent Borrower’s practices in the computation of the Borrowing Base. Unless an Event of Default exists, or if previously approved by the Borrower Representative, no environmental assessment by the Administrative Agent may include any sampling or testing of the soil, surface water or groundwater. The Administrative Agent may conduct one field examination and one Inventory appraisal in each calendar year in each case for all of the Loan Parties each at the Loan Parties’ expense; provided that, the Administrative Agent shall in its reasonable discretion conduct at the Loan Parties’ expense, (x) up to one field examination and one Inventory appraisal during each calendar year, and (y) up to one additional field examination and one additional Inventory appraisal in a calendar year if Excess Availability falls below 15.0% of Availability for 10 consecutive Business Days at any time in such calendar year; provided, further, that the Administrative Agent may conduct in its reasonable discretion and at the Loan Parties’ expense (and without in any way limiting the Administrative Agent’s rights under the immediately preceding proviso), up to one additional field examination and one additional Inventory appraisal as may be reasonably required by the Administrative Agent in its reasonable discretion with respect to assets in excess of $75,000,000 acquired pursuant to a Permitted Acquisition that are included in the Borrowing Base but that have not yet been subject to a field examination or Inventory appraisal (as applicable) in accordance with this Agreement. Notwithstanding anything to the contrary contained herein, after the occurrence and during the continuance of any Event of Default the Administrative Agent may cause such additional field examinations and Inventory appraisals to be taken for each of the Loan Parties as the Administrative Agent in its reasonable discretion determines are necessary or appropriate (each, at the expense of the Loan Parties). All amounts chargeable to the applicable Borrowers under this Subsection 7.6(b) shall constitute obligations that are secured by all of the applicable Collateral and shall be payable to the Agents hereunder. Notwithstanding the foregoing, the Borrower Representative may at any time, in its sole discretion, instruct the Administrative Agent in writing to suspend the inclusion of any Eligible Inventory in the Borrowing Base and from and after any such suspension the Administrative Agent may not conduct any Inventory appraisals. Following any such suspension, at any time the Borrower Representative may instruct the Administrative Agent in writing to terminate such suspension period and include Eligible Inventory in the Borrowing Base on the conditions and terms set forth herein, provided that the Administrative Agent has the right to conduct an Inventory appraisal prior to including any Eligible Inventory in the Borrowing Base.

7.7           Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a)           as soon as possible after a Responsible Officer of the Borrower Representative knows thereof, the occurrence of any Default or Event of Default;

(b)           as soon as possible after a Responsible Officer of the Borrower Representative knows thereof, any default or event of default under any Contractual Obligation of the Parent Borrower or any of its Restricted Subsidiaries, other than as previously disclosed in writing to the Lenders, which would reasonably be expected to have a Material Adverse Effect;

(c)           as soon as possible after a Responsible Officer of the Borrower Representative knows thereof, the occurrence of (i) any default or event of default under the Term Loan Credit Agreement or (ii) any payment default under any Additional Obligations Documents or under any agreement or document governing other Indebtedness, in each case relating to Indebtedness in an aggregate principal amount equal to or greater than $40,000,000;

(d)           as soon as possible after a Responsible Officer of the Borrower Representative knows thereof, any litigation, investigation or proceeding affecting the Parent Borrower or any of its Restricted Subsidiaries that would reasonably be expected to have a Material Adverse Effect;

(e)           the following events, as soon as possible and in any event within 30 days after a Responsible Officer of the Parent Borrower knows thereof: (i) the occurrence or expected occurrence of any Reportable Event (or similar event) with respect to any Single Employer Plan (or Foreign Plan), a failure to make any required contribution to a Single Employer Plan, Multiemployer Plan or Foreign Plan, the creation of any Lien on the property of the Parent Borrower or its Restricted Subsidiaries in favor of the PBGC, a Plan or a Foreign Plan or any withdrawal from, or the full or partial termination, ERISA Reorganization or Insolvency of, any Multiemployer Plan or Foreign Plan; or (ii) the institution of proceedings or the taking of any other formal action by the PBGC or the Parent Borrower or any of its Restricted Subsidiaries or any Commonly Controlled Entity or any Multiemployer Plan which would reasonably be expected to result in the withdrawal from, or the termination, ERISA Reorganization or Insolvency of, any Single Employer Plan, Multiemployer Plan or Foreign Plan; provided, however, that no such notice will be required under clause (i) or (ii) above unless the event giving rise to such notice, when aggregated with all other such events under clause (i) or (ii) above, would be reasonably expected to result in a Material Adverse Effect;

(f)            as soon as possible after a Responsible Officer of the Borrower Representative knows thereof, (i) any release or discharge by the Parent Borrower or any of its Restricted Subsidiaries of any Materials of Environmental Concern required to be reported under applicable Environmental Laws to any Governmental Authority, unless the Borrower Representative reasonably determines that the total Environmental Costs arising out of such release or discharge would not reasonably be expected to have a Material Adverse Effect; (ii) any condition, circumstance, occurrence or event not previously disclosed in writing to the Administrative Agent that would reasonably be expected to result in liability or expense under applicable Environmental Laws, unless the Borrower Representative reasonably determines that the total Environmental Costs arising out of such condition, circumstance, occurrence or event would not reasonably be expected to have a Material Adverse Effect, or would not reasonably be expected to result in the imposition of any lien or other material restriction on the title, ownership or transferability of any facilities and properties owned, leased or operated by the Parent Borrower or any of its Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect; and (iii) any proposed action to be taken by the Parent Borrower or any of its Restricted Subsidiaries that would reasonably be expected to subject the Parent Borrower or any of its Restricted Subsidiaries to any material additional or different requirements or liabilities under Environmental Laws, unless the Borrower Representative reasonably determines that the total Environmental Costs arising out of such proposed action would not reasonably be expected to have a Material Adverse Effect;

(g)           as soon as possible after a Responsible Officer of the Borrower Representative knows thereof, any loss, damage, or destruction to a significant portion of the ABL Priority Collateral, whether or not covered by insurance; and

(h)           promptly after a Responsible Officer of the Borrower Representative knows thereof, any default, event of default or termination under any material warehouse or Store lease of the Parent Borrower or any of its Restricted Subsidiaries, other than as previously disclosed in writing to the Lenders, which would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Subsection 7.7 shall be accompanied by a statement of a Responsible Officer of the Borrower Representative (and, if applicable, the relevant Commonly Controlled Entity or Restricted Subsidiary) setting forth details of the occurrence referred to therein and stating what action the Borrower Representative (or, if applicable, the relevant Commonly Controlled Entity or Restricted Subsidiary) proposes to take with respect thereto.

7.8           Environmental Laws (a) (i) Comply substantially with, and require substantial compliance by all tenants, subtenants, contractors, and invitees with, all applicable Environmental Laws; (ii) obtain, comply substantially with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (iii) require that all tenants, subtenants, contractors, and invitees obtain, comply substantially with and maintain any and all Environmental Permits necessary for their operations as conducted and as planned, with respect to any property leased or subleased from, or operated by the Parent Borrower or its Restricted Subsidiaries. For purposes of this Subsection 7.8(a), noncompliance shall not constitute a breach of this covenant, provided that, upon learning of any actual or suspected noncompliance, the Parent Borrower and any such affected Restricted Subsidiary shall promptly undertake and diligently pursue reasonable efforts, if any, to achieve compliance, and provided, further, that in any case such noncompliance would not reasonably be expected to have a Material Adverse Effect.

(b)           Promptly comply, in all material respects, with all orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders or directives (i) as to which the failure to comply would not reasonably be expected to result in a Material Adverse Effect or (ii) as to which: (x) appropriate reserves have been established in accordance with GAAP; (y) an appeal or other appropriate contest is or has been timely and properly taken and is being diligently pursued in good faith; and (z) if the effectiveness of such order or directive has not been stayed, the failure to comply with such order or directive during the pendency of such appeal or contest would not reasonably be expected to have a Material Adverse Effect.

(c)           Except to the extent that failure to do so, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) conduct, or have conducted on its behalf, any investigation, study, sampling, or testing of any real property at which the Parent Borrower or its Restricted Subsidiaries operate as required by Environmental Laws, and (ii) respond, or cause a third party to respond, to any release, threatened release, or discharge of Materials of Environmental Concern at, on, or under any real property at which the Parent Borrower or its Restricted Subsidiaries operate as required by Environmental Laws

7.9           After-Acquired Subsidiaries. (a) [Reserved].

(b)           With respect to any Domestic Subsidiary that is a Wholly Owned Subsidiary (other than an Excluded Subsidiary) (i) created or acquired subsequent to the Closing Date by the Parent Borrower or any of its Domestic Subsidiaries that are Wholly Owned Subsidiaries (other than an Excluded Subsidiary), (ii) being designated as a Restricted Subsidiary, (iii) ceasing to be an Immaterial Subsidiary, a Foreign Subsidiary Holdco or other Excluded Subsidiary as provided in the applicable definition thereof after the expiry of any applicable period referred to in such definition or (iv) that becomes a Domestic Subsidiary as a result of a transaction pursuant to, and permitted by, Subsection 8.2 or 8.4 (other than an Excluded Subsidiary), promptly notify the Administrative Agent of such occurrence and, if the Administrative Agent or the Required Lenders so request, promptly (i) cause the Loan Party that is required to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected second priority security interest (as and to the extent provided in the Guarantee and Collateral Agreement) in the Capital Stock of such new Domestic Subsidiary owned directly by the Parent Borrower or any of its Domestic Subsidiaries that are Wholly Owned Subsidiaries (other than Excluded Subsidiaries) to execute and deliver a Supplemental Agreement (as defined in the Guarantee and Collateral Agreement) pursuant to Section 9.15 of the Guarantee and Collateral Agreement, (ii) deliver to the Collateral Agent, the applicable Collateral Representative or any Additional Agent, in accordance with the applicable ABL/Term Loan Intercreditor Agreement, Junior Lien Intercreditor Agreement or Other Intercreditor Agreement, the certificates (if any) representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the parent of such new Domestic Subsidiary, and (iii) cause such new Domestic Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take all actions reasonably deemed by the Collateral Agent to be necessary or advisable to cause the Lien created by the Guarantee and Collateral Agreement in such new Domestic Subsidiary’s Collateral to be duly perfected in accordance with all applicable Requirements of Law (as and to the extent provided in the Guarantee and Collateral Agreement), including the filing of financing statements in such jurisdictions as may be reasonably requested by the Collateral Agent and (C) to the extent requested by the Administrative Agent or any Lender, to provide all documentation and other information about such new Domestic Subsidiary as shall be required by applicable regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations. In addition, the Parent Borrower may cause any Subsidiary that is not required to become a Subsidiary Guarantor to become a Subsidiary Guarantor by executing and delivering a Subsidiary Guaranty.

(c)           With respect to any Foreign Subsidiary or Domestic Subsidiary that is a Non-Wholly Owned Subsidiary created or acquired subsequent to the Closing Date by the Parent Borrower or any of its Domestic Subsidiaries that are Wholly Owned Subsidiaries (in each case, other than any Excluded Subsidiary), the Capital Stock of which is owned directly by the Parent Borrower or a Domestic Subsidiary that is a Wholly Owned Subsidiary (other than an Excluded Subsidiary), promptly notify the Administrative Agent of such occurrence and if the Administrative Agent or the Required Lenders so request, promptly (i) cause the Loan Party that is required to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected second priority security interest (as and to the extent provided in the Guarantee and Collateral Agreement) in the Capital Stock of such new Subsidiary that is directly owned by the Parent Borrower or any Domestic Subsidiary that is a Wholly Owned Subsidiary (other than an Excluded Subsidiary) to execute and deliver a Supplemental Agreement (as defined in the Guarantee and Collateral Agreement) pursuant to Section 9.15 of the Guarantee and Collateral Agreement and (ii) to the extent reasonably deemed advisable by the Collateral Agent, the applicable Collateral Representative or any Additional Agent, in accordance with the applicable ABL/Term Loan Intercreditor Agreement, Junior Lien Intercreditor Agreement or Other Intercreditor Agreement, deliver to the applicable agent the certificates, if any, representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the relevant parent of such new Subsidiary and take such other action as may be reasonably deemed by the Collateral Agent to be necessary or desirable to perfect the Collateral Agent’s security interest therein (in each case as and to the extent required by the Guarantee and Collateral Agreement); provided that in either case in no event shall more than 65.0% of each series of Capital Stock of any new Foreign Subsidiary be required to be so pledged.

(d)           At its own expense, execute, acknowledge and deliver, or cause the execution, acknowledgement and delivery of, and thereafter register, file or record in an appropriate governmental office, any document or instrument reasonably deemed by the Collateral Agent to be necessary or desirable for the creation, perfection and priority and the continuation of the validity, perfection and priority of the foregoing Liens or any other Liens created pursuant to the Security Documents (to the extent the Collateral Agent determines, in its reasonable discretion, that such action is required to ensure the perfection or the enforceability as against third parties of its security interest in such Collateral) in each case in accordance with, and to the extent required by, the Guarantee and Collateral Agreement.

(e)           Notwithstanding anything to the contrary in this Agreement, (A) the foregoing requirements shall be subject to the terms of the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement and, in the event of any conflict with such terms, the terms of the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement, as applicable, shall control, (B) no security interest or lien is or will be granted pursuant to any Loan Document or otherwise in any right, title or interest of any of Holdings, the Parent Borrower or any of its Subsidiaries in, and “Collateral” shall not include, any Excluded Asset, (C) no Loan Party or any Affiliate thereof shall be required to take any action in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction in order to create any security interests in assets located or titled outside of the U.S. or to perfect any security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction), (D) to the extent not perfected by UCC filings in the jurisdiction of organization of the applicable Loan Party, no Loan Party shall be required to take any actions in order to perfect any security interests granted with respect to any assets specifically requiring perfection through control (excluding Capital Stock required to be delivered pursuant to Subsections 7.9(b) and 7.9(c) above), except to the extent any such action is required pursuant to Subsection 4.16, and (E) nothing in this Subsection 7.9 shall require that any Subsidiary grant a Lien with respect to any property or assets in which such Subsidiary acquires ownership rights to the extent that the Borrower Representative and the Administrative Agent reasonably determine in writing that the costs or other consequences to Holdings or any of its Subsidiaries of the granting of such a Lien is excessive in view of the benefits that would be obtained by the Secured Parties.

7.10         Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Subsection 5.16 and request the issuance of Letters of Credit only for the purposes set forth in Subsection 3.1(b).

7.11         Accounting Changes. The Parent Borrower will, for financial reporting purposes, cause the Parent Borrower’s and each of its Subsidiaries’ Fiscal Years to end on December 31st of each calendar year; provided that the Borrower Representative may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to cause the Parent Borrower’s and each of its Subsidiaries’ Fiscal Years to end on any other date reasonably acceptable to the Administrative Agent, in which case the Borrower Representative and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

SECTION 8

Negative Covenants

The Parent Borrower hereby agrees that, from and after the Closing Date and so long as the Commitments remain in effect, and thereafter until payment in full of the Loans, all Reimbursement Obligations and all other Obligations then due and owing to any Lender or any Agent and termination or expiration of all Letters of Credit (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent), the Parent Borrower shall not and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

8.1           Financial Condition. During each Compliance Period, permit, for the Most Recent Four Quarter Period, the Consolidated Fixed Charge Coverage Ratio as of the last day of such Most Recent Four Quarter Period, to be less than 1.00:1.00.

8.2           Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets (including pursuant to a Division), except:

(a)           (x) (1) any Borrower may be merged, consolidated or amalgamated with or into another Person if a Borrower is the surviving Person or (2) the Person (the “Successor Borrower”) formed by or surviving such merger, consolidation or amalgamation (i) is organized or existing under the laws of the United States, or any state, district or territory thereof and (ii) expressly assumes all obligations of such Borrower under the Loan Documents pursuant to documentation reasonably satisfactory to the Administrative Agent; provided that, in the case of clause (x)(2) above, (i) immediately after giving effect to the transaction (and treating any Indebtedness that becomes an Obligation of the Successor Borrower as a result of such transaction as having been incurred by the Successor Borrower at the time of such transaction), no Default will have occurred and be continuing, (ii) each Subsidiary Guarantor (other than (I) any Subsidiary Guarantor that will be released from its obligations under its Subsidiary Guaranty in connection with such transaction and (II) any party to any such merger, consolidation or amalgamation) shall have delivered a joinder or other document or instrument in form reasonably satisfactory to the Administrative Agent, confirming its Subsidiary Guaranty (other than any Subsidiary Guaranty that will be discharged or terminated in connection with such transaction) and (iii) each Subsidiary Guarantor (other than (I) any Subsidiary that will be released from its grant or pledge of Collateral under the Guarantee and Collateral Agreement in connection with such transaction and (II) any party to any such merger, consolidation or amalgamation) shall have by a supplement to the Guarantee and Collateral Agreement or another document or instrument affirmed that its obligations thereunder shall apply to its Guarantee as reaffirmed pursuant to clause (ii) above; and (y) any Restricted Subsidiary of the Parent Borrower other than any Borrower may be merged, consolidated or amalgamated with or into the Parent Borrower (provided that the Parent Borrower shall be the continuing or surviving entity) or with or into any one or more Restricted Subsidiaries that are Wholly Owned Subsidiaries of the Parent Borrower (provided that the Wholly Owned Subsidiary or Restricted Subsidiary of the Parent Borrower shall be the continuing or surviving entity); provided that (x) in any case where the Subsidiary that is the non-surviving entity is a Loan Party and such Subsidiary’s assets include Voting Stock of any other Loan Party, or (y) if such merger, consolidation or amalgamation constitutes (alone or together with any related merger, consolidation or amalgamation by any Loan Party) a transfer of all or substantially all of the assets of the Domestic Subsidiaries that are Loan Parties, then in the case of either (x) or (y), (1) the continuing or surviving entity shall be a Loan Party, or (2) such merger, consolidation or amalgamation shall be in the ordinary course of business, or (3) if the continuing or surviving entity is not a Loan Party, the fair market value (as determined in good faith by the Borrower Representative, which determination shall be conclusive) of all such assets transferred by a Loan Party pursuant to this clause (3) does not exceed the greater of (x) $6,000,000 and (y) 0.25% of Consolidated Total Assets in any Fiscal Year or (4) at the time of such merger, consolidation or amalgamation, (A) the Payment Condition in respect of such merger, consolidation or amalgamation is satisfied and (B) no Specified Default or other Event of Default known to the Borrower Representative has occurred and is continuing or would result therefrom;

(b)           any Restricted Subsidiary of the Parent Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Parent Borrower or any Restricted Subsidiary that is a Wholly Owned Subsidiary of the Parent Borrower (and, in the case of a Non-Wholly Owned Subsidiary, may be liquidated to the extent the Parent Borrower or any Wholly Owned Subsidiary which is a direct parent of such Non-Wholly Owned Subsidiary receives a pro rata distribution of the assets thereof); provided that if the Subsidiary that disposes of any or all of its assets is a Loan Party and such disposition includes real property owned by such Loan Party or Voting Stock of any other Loan Party, or constitutes (alone or together with any related disposition of assets by any Loan Party) all or substantially all of the assets of the Domestic Subsidiaries that are Loan Parties, (1) the transferee of such assets shall be a Loan Party, or (2) such disposition shall be in the ordinary course of business, or (3) if the transferee of such assets is not a Loan Party, the fair market value (as determined in good faith by the Borrower Representative, which determination shall be conclusive) of all such assets transferred by a Loan Party pursuant to this clause (3) does not exceed the greater of (x) $10,000,000 and (y) 0.50% of Consolidated Total Assets in any Fiscal Year or (4) at the time of such sale, lease, transfer or other disposition, (A) the Payment Condition in respect of asset sales is satisfied and (B) no Specified Default or other Event of Default known to the Borrower Representative has occurred and is continuing or would result therefrom;

(c)           other than with respect to any Division, to the extent such sale, lease, transfer or other disposition or transaction is expressly excluded from the definition of “Asset Sale” or, if such sale, lease transfer or other disposition or transaction constitutes an “Asset Sale,” such Asset Sale is made in compliance with Subsection 8.5;

(d)           the Parent Borrower or any Restricted Subsidiary may be merged, consolidated or amalgamated with or into any other Person in order to effect any acquisition permitted pursuant to Subsection 8.4 or any Investment permitted pursuant to Subsection 8.12;

(e)           [reserved]; and

(f)            the merger, consolidation or amalgamation of the Parent Borrower and the OpCo Borrower shall be permitted.

8.3            Limitation on Restricted Payments. Declare or pay any Restricted Payment, except that:

(a)           the Parent Borrower may pay cash dividends, payments and distributions in an amount sufficient to allow any Parent Entity to pay legal, accounting and other maintenance and operational expenses (other than taxes) incurred in the ordinary course of business, provided that, if any Parent Entity shall own any material assets other than the Capital Stock of the Parent Borrower or another Parent Entity or other assets, relating to the ownership interest of such Parent Entity in another Parent Entity, the Parent Borrower or its Subsidiaries, such cash dividends with respect to such Parent Entity shall be limited to the reasonable and proportional share, as determined by the Parent Borrower in its reasonable discretion, of such expenses incurred by such Parent Entity relating or allocable to its ownership interest in the Parent Borrower or another Parent Entity and such other related assets;

(b)           the Parent Borrower may pay cash dividends, payments and distributions in an amount sufficient to cover reasonable and necessary expenses (including professional fees and expenses) (other than taxes) incurred by any Parent Entity in connection with (i) registration, public offerings and exchange listing of equity or debt securities and maintenance of the same, (ii) reporting obligations under, or in connection with or compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, this Agreement, the Term Loan Documents or any other agreement or instrument relating to Indebtedness of any Loan Party or any of the Restricted Subsidiaries and (iii) indemnification and reimbursement of directors, officers and employees in respect of liabilities relating to their serving in any such capacity, or obligations in respect of director and officer insurance (including premiums therefor), provided that, in the case of subclause (i) above, if any Parent Entity shall own any material assets other than the Capital Stock of the Parent Borrower or another Parent Entity or other assets relating to the ownership interest of such Parent Entity in another Parent Entity, the Parent Borrower or its Subsidiaries, with respect to such Parent Entity such cash dividends shall be limited to the reasonable and proportional share, as determined by the Borrower Representative in its reasonable discretion, of such expenses incurred by such Parent Entity relating or allocable to its ownership interest in another Parent Entity, the Parent Borrower and such other assets;

(c)           the Parent Borrower may pay, without duplication, cash dividends, payments and distributions (A) pursuant to any tax sharing agreement with any Parent Entity; and (B) to pay or permit any Parent Entity to pay any Related Taxes;

(d)           the Parent Borrower may pay cash dividends, payments and distributions in an amount sufficient to allow any Parent Entity to pay all fees and expenses incurred in connection with the Transactions and the other transactions expressly contemplated by this Agreement and the other Loan Documents, and to allow Holdings to perform its obligations under or in connection with the Loan Documents to which it is a party;

(e)           the Parent Borrower may pay cash dividends, payments and distributions in an amount sufficient to allow any Parent Entity to repurchase shares of its Capital Stock or rights, options or units in respect thereof from any Management Investors or former Management Investors (or any of their respective heirs, successors, assigns, legal representatives or estates) (including any repurchase or acquisition by reason of the Parent Borrower or any Parent Entity retaining any Capital Stock, option, warrant or other right in respect of any withholding obligations, and any related payment in respect of any such obligations), or as otherwise contemplated by any Management Subscription Agreements for an aggregate purchase price not to exceed in any calendar year $10,000,000; provided that such amount shall be increased by (A) an amount equal to $7,500,000 multiplied by the number of calendar years that have commenced since the Closing Date; (B) an amount equal to the proceeds to Holdings (whether received by it directly or from a Parent Entity or applied to pay Parent Entity Expenses) or any Parent Entity of any resales or new issuances of shares and options to any Management Investors, at any time after the initial issuances to any Management Investors, together with the aggregate amount of deferred compensation owed by any Parent Entity, the Parent Borrower or any of its Subsidiaries to any Management Investor that shall thereafter have been cancelled, waived or exchanged at any time after the initial issuances to any thereof in connection with the grant to such Management Investor of the right to receive or acquire shares of the Parent Borrower’s or any Parent Entity’s Capital Stock; provided, however, that, if applicable, any amount actually received by any Parent Entity in accordance with this clause (B) shall have been further contributed to the Parent Borrower or applied (i) to pay expenses, taxes or other amounts (in respect of which the Parent Borrower is permitted to make dividends, payments or distributions pursuant to this Subsection 8.3) or (ii) in payment of Parent Entity Expenses; and (C) the cash proceeds of key man life insurance policies received by the Parent Borrower or any of its Subsidiaries (or by any Parent Entity and contributed to the Parent Borrower);

(f)            the Parent Borrower may pay dividends, payments and distributions to the extent of Net Proceeds from any Excluded Contribution to the extent such dividend, payment or distribution is made (regardless of whether any Default or Event of Default has occurred and is continuing) within 180 days of the date when such Excluded Contribution was received by the Parent Borrower; provided that any payment pursuant to this Subsection 8.3(f) shall be deemed to be a usage of the Available Excluded Contribution Amount Basket;

(g)           the Parent Borrower may pay dividends, payments and distributions in an amount not to exceed the Available Excluded Contribution Amount Basket, (i) for purposes permitted under Subsection 8.3(e) if at the time such dividend, payment or distribution is made no Specified Default shall have occurred and be continuing or would result therefrom or (ii) for any other purposes if at the time such dividend, payment or distribution is made no Specified Default or Event of Default known to the Borrower Representative shall have occurred and be continuing or would result therefrom;

(h)           the Parent Borrower may pay cash dividends, payments and distributions, (i) (x) for purposes permitted under Subsection 8.3(e) if at the time such dividend, payment or distribution is declared no Specified Default shall have occurred and be continuing or would if paid on the date of such declaration result therefrom or (y) for any other purposes, if at the time such dividend, payment or distribution is declared no Specified Default or Event of Default known to the Borrower Representative shall have occurred and be continuing or would if paid on the date of such declaration result therefrom (provided in each case that such dividend, payment or distribution is paid within 30 days of such declaration) and (ii) the aggregate amount of such dividends, payments and distributions pursuant to this clause (h), when aggregated with all optional prepayments made pursuant to Subsection 8.6(e)(i), do not exceed the greater of (x) $20,000,000 and (y) 0.85% of Consolidated Total Assets;

(i)            in addition to the foregoing dividends, the Parent Borrower may pay additional dividends, payments and distributions, (x) for purposes permitted under Subsection 8.3(e) if at the time such dividend, payment or distribution is declared no Specified Default shall have occurred and be continuing or would if paid on the date of such declaration result therefrom or (y) for any other purposes, if at the time such dividend, payment or distribution is declared no Specified Default or Event of Default known to the Borrower Representative shall have occurred and be continuing or would if paid on the date of such declaration result therefrom, provided that in each case the Payment Condition shall be satisfied and provided further, that in each case such dividend, payment or distribution is paid within 30 days of such declaration; and

(j)            Restricted Payments in cash to pay or permit the Parent Borrower or any Restricted Subsidiary to pay any amounts payable in respect of guarantees, indemnities, obligations in respect of earn-outs or other purchase price adjustments, or similar obligations, incurred in connection with the acquisition or disposition of any business, assets or Person, as long as such business, assets or Person have been acquired by or disposed of by the Parent Borrower or a Restricted Subsidiary, or such business, assets or Person (or in the case of a disposition, the Net Available Cash thereof) have been contributed to the Parent Borrower or a Restricted Subsidiary; provided that the aggregate amount of such Restricted Payments made pursuant to this clause (j) does not exceed the greater of (x) $20,000,000 and (y) 0.85% of Consolidated Total Assets.

For purposes of determining compliance with this Subsection 8.3, in the event that any Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in one or more of the clauses of this Subsection 8.3, the Borrower Representative, in its sole discretion, shall classify such item of Restricted Payment and may include the amount and type of such Restricted Payment in one or more of such clauses (including in part under one such clause and in part under another such clause).

8.4           Limitations on Certain Acquisitions. Acquire by purchase or otherwise all the business or assets of, or stock or other evidences of beneficial ownership of, any Person, except that the Parent Borrower and its Restricted Subsidiaries shall be allowed to make any such acquisitions so long as:

(a)           such acquisition is expressly permitted by Subsection 8.2 (other than clause (d)); or

(b)           such acquisition is a Permitted Acquisition;

provided that in the case of each such acquisition pursuant to clause (a) or (b) after giving effect thereto, no Specified Default or other Event of Default known to the Borrower Representative shall occur as a result of such acquisition; and provided, further, that with respect to any acquisition that is consummated in a single transaction or a series of related transactions, all or any of which might constitute an Investment but not the acquisition of all of the business or assets of, or stock or other evidences of beneficial ownership of, any Person, the Borrower Representative at its option may classify such transactions in whole or in part as an acquisition subject to this Subsection 8.4 (and for the avoidance of doubt not as an Investment subject to Subsection 8.12).

8.5           Limitation on Dispositions of Collateral. Unless the Payment Condition shall have been satisfied, engage in any Asset Sale with respect to any of the ABL Priority Collateral, except that the Parent Borrower and its Restricted Subsidiaries shall be allowed to engage in any such Asset Sale, so long as the consideration received (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) in connection with such Asset Sale is for Fair Market Value (determined as of the date a legally binding commitment for such Asset Sale was entered into), and if the consideration received is greater than the greater of (x) $20,000,000 and (y) 0.85% of Consolidated Total Assets, at least 75.0% of such consideration received (excluding, in the case of an Asset Sale (or series of related Asset Sales), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) is in the form of cash. For the purposes of the foregoing, the following are deemed to be cash: (1) Cash Equivalents and Temporary Cash Investments, (2) the assumption of Indebtedness of the Parent Borrower (other than Disqualified Capital Stock of the Parent Borrower) or any Restricted Subsidiary and the release of the Parent Borrower or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Sale, (3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Parent Borrower and each other Restricted Subsidiary are released from any Guarantee Obligation of payment of the principal amount of such Indebtedness in connection with such Asset Sale, (4) securities received by the Parent Borrower or any Restricted Subsidiary from the transferee that are converted by the Parent Borrower or such Restricted Subsidiary into cash within 180 days, (5) consideration consisting of Indebtedness of the Parent Borrower or any Restricted Subsidiary, (6) Additional Assets and (7) any Designated Noncash Consideration received by the Parent Borrower or any of its Restricted Subsidiaries in an Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause, not to exceed an aggregate amount at any time outstanding equal to the greater of (x) $15,000,000 and (y) 0.60% of Consolidated Total Assets at the time of designation (with the Fair Market Value of each item of Designated Noncash Consideration being measured on the date a legally binding commitment for such Asset Sale (or, if later, for the payment of such item) was entered into and without giving effect to subsequent changes in value).

In connection with any Asset Sale permitted under this Subsection 8.5 or a Disposition that is excluded from the definition of “Asset Sale”, the Administrative Agent shall, and the Lenders hereby authorize the Administrative Agent to, execute such releases of Liens and take such other actions as the Borrower Representative may reasonably request in connection with the foregoing.

8.6           Limitation on Optional Payments and Modifications of Restricted Indebtedness and Other Documents. (a) Make any optional payment or optional prepayment on or optional repurchase or optional redemption of (i) the Term Loans or (ii) any Indebtedness that, in each case refinances, refunds, replaces, renews, repays, restructures or extends the Indebtedness set forth in the preceding clause (i) or any refinancing thereof (in each case whether incurred under Subsection 8.13(i)(ii) or with the proceeds of any Indebtedness incurred under any other provision of Subsection 8.13) (including any Additional Obligations, any Permitted Debt Exchange Notes or any Indebtedness that is by its terms subordinated to the payment in cash of the Obligations, in each case that refinances, refunds, replaces, renews, repays, restructures or extends the Indebtedness set forth in the preceding clause (i) or any refinancing thereof) (collectively or individually, “Restricted Indebtedness”), including any payments on account of clauses (i) and (ii), or for a sinking or other analogous fund for, the repurchase, redemption, defeasance or other acquisition thereof (it being understood that (x) payments of regularly scheduled interest and (y) any payment by the Parent Borrower or any Restricted Subsidiary made as a mandatory principal redemption or other payment in respect of any Restricted Indebtedness pursuant to an “AHYDO saver” provision of any agreement or instrument in respect of Restricted Indebtedness (including the Borrower Representative’s determination in good faith (which determination shall be conclusive) of the amount of any such “AHYDO saver” mandatory principal redemption or other payment) shall be in each case permitted), unless (i) the Payment Condition shall have been satisfied or such payment or prepayment on or optional repurchase or redemption of Restricted Indebtedness is financed with an amount not exceeding the Available Excluded Contribution Amount Basket and (ii) no Specified Default or other Event of Default known to the Borrowers has occurred and is continuing or would result therefrom; provided that the Parent Borrower or any of its Restricted Subsidiaries may consummate any redemption of Restricted Indebtedness within 60 days after the date of giving an irrevocable notice of redemption if at such date of giving of such notice, such redemption would have complied with this Subsection 8.6(a).

(b)           [Reserved].

(c)           Amend, supplement, waive or otherwise modify any of the provisions of any Restricted Indebtedness (excluding for this purpose any Restricted Indebtedness the proceeds of which were used to refinance, refund, replace, renew, repay, restructure or extend the Term Loan Facility or any refinancing thereof, that was incurred under any provision of Subsection 8.13 other than Subsection 8.13(i)(ii)) in a manner that (A) shortens the maturity date of the Indebtedness incurred thereunder to a date prior to the date that is 91 days after the Termination Date or (B) provides for a shorter weighted average life to maturity, at the time of issuance or incurrence, than the remaining weighted average life to maturity of the Indebtedness that is refinanced, refunded, replaced, renewed, repaid, restructured or extended (provided that compliance with this restriction shall be determined ignoring the effect of any payment of customary upfront fees or any permanent prepayment of such Indebtedness, in each case based on market conditions at the time of the applicable amendment, supplement, waiver or other modification). Notwithstanding the foregoing, the provisions of this Subsection 8.6(c) shall not restrict or prohibit any refinancing of Indebtedness (in whole or in part) with the proceeds of any Indebtedness otherwise permitted to be incurred pursuant to Subsection 8.13.

(d)           [Reserved].

(e)           Notwithstanding the foregoing the Parent Borrower shall be permitted to make the following optional payments, repurchases and redemptions (“Optional Payments”) in respect of Restricted Indebtedness:

(i)         Optional Payments pursuant to this clause (e)(i) in an aggregate amount that, when aggregated with all cash dividends paid pursuant to Subsection 8.3(h), does not exceed the greater of (x) $20,000,000 and (y) 0.85% of Consolidated Total Assets;

(ii)        Optional Payments by exchange for, or out of the proceeds of, the issuance, sale or other incurrence of Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries permitted under Subsection 8.13;

(iii)       Optional Payments by conversion or exchange of Restricted Indebtedness to Capital Stock (other than Disqualified Capital Stock) or Indebtedness of any Parent Entity; and

(iv)       Optional Payments in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of making such Optional Payment.

8.7           [Reserved].

8.8           Limitation on Negative Pledge Clauses. Enter into with any Person any agreement which prohibits or limits the ability of the Parent Borrower or any of its Restricted Subsidiaries that are Loan Parties to create, incur, assume or suffer to exist any Lien in favor of the Lenders in respect of obligations and liabilities under this Agreement or any other Loan Documents upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than:

(a)           pursuant to any agreement or instrument in effect at or entered into on the Closing Date, this Agreement, the other Loan Documents and any related documents, the Term Loan Documents and, on and after the execution and delivery thereof, any Junior Lien Intercreditor Agreement, any Other Intercreditor Agreement, any Intercreditor Agreement Supplement, any Permitted Debt Exchange Notes (and any related documents) and any Additional Obligations Documents;

(b)           pursuant to any agreement governing or relating to Indebtedness and/or other obligations and liabilities, in each case secured by a Lien permitted by Subsection 8.14 (in which case any restriction shall only be effective against the assets subject to such Lien, except as may otherwise be permitted under this Subsection 8.8);

(c)         pursuant to any agreement or instrument of a Person, or relating to Indebtedness (including any Guarantee Obligation in respect thereto) or Capital Stock of a Person, which Person is acquired by or merged or consolidated or amalgamated with or into the Parent Borrower or any Restricted Subsidiary, or which agreement or instrument is assumed by the Parent Borrower, or any Restricted Subsidiary in connection with an acquisition from such Person or any other transaction entered into in connection with any such acquisition, merger, consolidation or amalgamation, as in effect at the time of such acquisition, merger, consolidation, amalgamation or transaction (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger, consolidation, amalgamation or transaction), provided that for purposes of this Subsection 8.8(c), if a Person other than a Borrower is the Successor Borrower with respect thereto, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Parent Borrower or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Borrower;

(d)           pursuant to any agreement or instrument (a “Refinancing Agreement”) effecting a refinancing of Indebtedness incurred or outstanding pursuant or relating to, or that otherwise extends, renews, refunds, refinances or replaces, any agreement or instrument referred to in Subsection 8.8(a) or 8.8(c) or this Subsection 8.8(d) (an “Initial Agreement”) or that is, or is contained in, any amendment, supplement or other modification to an Initial Agreement or Refinancing Agreement (an “Amendment”); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Lenders than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Borrower Representative, which determination shall be conclusive);

(e)           (i) pursuant to any agreement or instrument that restricts in a customary manner (as determined in good faith by the Borrower Representative, which determination shall be conclusive) the assignment or transfer thereof, or the subletting, assignment or transfer of any property or asset subject thereto, (ii) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of a Borrower or any Restricted Subsidiary not otherwise prohibited by this Agreement, (iii) pursuant to mortgages, pledges or other security agreements securing Indebtedness or other obligations of the Parent Borrower or a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (iv) pursuant to customary provisions (as determined in good faith by the Borrower Representative, which determination shall be conclusive) restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Parent Borrower or any Restricted Subsidiary, (v) pursuant to Purchase Money Obligations that impose encumbrances or restrictions on the property or assets so acquired, (vi) pursuant to any agreement with customers or suppliers entered into in the ordinary course of business that impose restrictions with respect to cash or other deposits or net worth or inventory, (vii) pursuant to customary provisions (as determined in good faith by the Borrower Representative, which determination shall be conclusive) contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and licenses) or in joint venture and other similar agreements, or in shareholder, partnership, limited liability company and other similar agreements in respect of Non-Wholly Owned Restricted Subsidiaries, (viii) restrictions that arise or are agreed to in the ordinary course of business and do not detract from the value of property or assets of the Parent Borrower or any Restricted Subsidiary in any manner material to the Parent Borrower or such Restricted Subsidiary, (ix) pursuant to Hedging Agreements or other Permitted Hedging Arrangements or under Bank Products Agreements or (x) that arises under the terms of documentation governing any factoring agreement or any similar arrangements that in the good faith determination of the Borrower Representative, which determination shall be conclusive, are necessary or appropriate to effect such factoring agreement or similar arrangements;

(f)            pursuant to any agreement or instrument (i) relating to any Indebtedness permitted to be incurred subsequent to the Closing Date pursuant to Subsection 8.13, (x) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Lenders than the encumbrances and restrictions contained in the Initial Agreements (as determined in good faith by the Borrower Representative, which determination shall be conclusive), or (y) if such encumbrance or restriction is not materially more disadvantageous to the Lenders than is customary in comparable financings (as determined in good faith by the Borrower Representative, which determination shall be conclusive) and either (1) the Borrower Representative determines in good faith, which determination shall be conclusive, that such encumbrance or restriction will not materially affect the Parent Borrower’s ability to create and maintain the Liens on the ABL Priority Collateral pursuant to the Security Documents and make principal or interest payments on the Loans or (2) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness, or (ii) relating to any sale of receivables by or Indebtedness of a Foreign Subsidiary;

(g)           pursuant to any agreement relating to intercreditor arrangements and related rights and obligations, to or by which the Lenders and/or the Administrative Agent, the Collateral Agent or any other agent, trustee or representative on their behalf may be party or bound at any time or from time to time, and any agreement providing that in the event that a Lien is granted for the benefit of the Lenders another Person shall also receive a Lien, which Lien is permitted by Subsection 8.14;

(h)           pursuant to any agreement for the direct or indirect disposition of Capital Stock of any Person, property or assets, imposing restrictions with respect to such Person, Capital Stock, property or assets pending the closing of such disposition; and

(i)            by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Parent Borrower or any Restricted Subsidiary or any of their businesses, including any such law, rule, regulation, order or requirement applicable in connection with such Restricted Subsidiary’s status (or the status of any Subsidiary of such Restricted Subsidiary) as a Captive Insurance Subsidiary.

8.9           Limitation on Lines of Business. Enter into any business, either directly or through any Restricted Subsidiary, except for a Related Business.

8.10         Limitations on Currency, Commodity and Other Hedging Transactions. Enter into any Hedging Agreement, or purchase or otherwise acquire, or enter into agreements or arrangements relating to, any currency or commodity except, to the extent and only to the extent, that such Hedging Agreements or other agreements or arrangements are entered into with, or such currency or commodity is purchased or otherwise acquired through, reputable financial institutions or vendors other than for purposes of speculation (any such Hedging Agreement, agreement or arrangement, or purchase or acquisition permitted by this Subsection 8.10, a “Permitted Hedging Arrangement”).

8.11         Limitations on Transactions with Affiliates. Except as otherwise expressly permitted in this Agreement, enter into any transaction, including any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (A) not otherwise prohibited under this Agreement, and (B) upon terms not materially less favorable to the Parent Borrower or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a Person which is not an Affiliate; provided that nothing contained in this Subsection 8.11 shall be deemed to prohibit:

(a)            (1) the Parent Borrower or any Restricted Subsidiary from entering into, modifying, maintaining or performing any consulting, management, compensation, collective bargaining, benefits or employment agreements, related trust agreement or other compensation arrangements with a current or former management member, director, officer, employee or consultant of or to the Parent Borrower or such Restricted Subsidiary or any Parent Entity in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings, or other similar plans, programs or arrangements, (2) payments, compensation, performance of indemnification or contribution obligations, the making or cancellation of loans in the ordinary course of business to any such management members, employees, officers, directors or consultants, (3) any issuance, grant or award of stock, options, other equity related interests or other equity securities, to any such management members, employees, officers, directors or consultants, (4) the payment of reasonable fees to directors of the Parent Borrower or any of its Subsidiaries or any Parent Entity (as (i) approved by the Board of Directors of the Borrower Representative or any Parent Entity (including the compensation committee thereof), (ii) in an amount not in excess of $2,000,000 for such director, or (iii) in the ordinary course of business), or (5) Management Advances and payments in respect thereof (or in reimbursement of any expenses referred to in the definition of such term);

(b)           the payment of all amounts in connection with this Agreement or any of the Transactions;

(c)           the Parent Borrower or any of its Restricted Subsidiaries from entering into, making payments pursuant to and otherwise performing (i) the obligations under the Investment Agreement and (ii) an indemnification and contribution agreement in favor of any Permitted Holder and each person who is or becomes a director, officer, agent, consultant or employee of the Parent Borrower or any of its Subsidiaries or any Parent Entity, in respect of liabilities (A) arising under the Securities Act, the Exchange Act and any other applicable securities laws or otherwise, in connection with any offering of securities by any Parent Entity (provided that, if such Parent Entity shall own any material assets other than (x) the Capital Stock of the Parent Borrower or another Parent Entity, or (y) other assets relating to the ownership interest by such Parent Entity in the Parent Borrower or another Parent Entity, such liabilities shall be limited to the reasonable and proportional share, as determined by the Borrower Representative in its reasonable discretion based on the benefit therefrom to the Parent Borrower and its Subsidiaries, of such liabilities relating or allocable to the ownership interest of such Parent Entity in the Parent Borrower or another Parent Entity and such other related assets) or the Parent Borrower or any of its Subsidiaries, (B) incurred to third parties for any action or failure to act of the Parent Borrower or any of its Subsidiaries or any Parent Entity or any of their predecessors or successors, (C) [reserved], (D) arising out of the fact that any indemnitee was or is a director, officer, agent, consultant or employee of the Parent Borrower or any of its Subsidiaries or any Parent Entity, or is or was serving at the request of any such Person as a director, officer, agent, consultant or employee of another corporation, partnership, joint venture, trust, enterprise or other Person or (E) to the fullest extent permitted by Delaware or other applicable state law, arising out of any breach or alleged breach by such indemnitee of his or her fiduciary duty as a director or officer of the Parent Borrower or any of its Subsidiaries or any Parent Entity;

(d)           any issuance or sale of Capital Stock of the Parent Borrower or any Parent Entity or capital contribution to the Parent Borrower or any Restricted Subsidiary;

(e)           [reserved];

(f)            the execution, delivery and performance of agreements or instruments (i) under which the Parent Borrower or its Restricted Subsidiaries do not make payments or provide consideration in excess of the greater of (x) $6,000,000 and (y) 0.25% of Consolidated Total Assets per Fiscal Year or (ii) set forth on Schedule 8.11;

(g)           (i) any transaction among any of the Parent Borrower and one or more Restricted Subsidiaries, (ii) any transaction permitted by clause (c), (d), (f), (g), (h), (i), (j), (l), (m) or (n)(ii) of the definition of “Permitted Investments” (provided that any transaction pursuant to clause (l) or (m) shall be limited to guarantees of loans and advances by third parties), (iii) any transaction permitted by Subsection 8.2 or 8.3 or specifically excluded from the definition of Restricted Payment and (iv) any transaction permitted by Subsection 8.13(f)(i), 8.13(f)(ii), 8.13(f)(iii), 8.13(f)(vii), 8.13(f)(viii), or 8.13(j);

(h)           the Transactions and all transactions in connection therewith (including but not limited to the financing thereof), and all fees and expenses paid or payable in connection with the Transactions; and

(i)            any transaction in the ordinary course of business, or approved by a majority of the Board of Directors of the Parent Borrower, between the Parent Borrower or any Restricted Subsidiary and any Affiliate of the Parent Borrower controlled by the Parent Borrower that is a joint venture or similar entity.

For purposes of this Subsection 8.11, (i) any transaction with any Affiliate shall be deemed to have satisfied the standard set forth in clause (B) of the first sentence hereof if (x) such transaction is approved by a majority of the Disinterested Directors of the Board of Directors of the Borrower Representative, or (y) in the event that at the time of any such transaction, there are no Disinterested Directors serving on the Board of Directors of the Borrower Representative, a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such transaction and (ii) “Disinterested Director” shall mean, with respect to any Person and transaction, a member of the Board of Directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction; it being understood that a member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member holding Capital Stock of the Parent Borrower or any Parent Entity or any options, warrants or other rights in respect of such Capital Stock or by reason of such member receiving any compensation from the Parent Borrower or any Parent Entity, as applicable, on whose Board of Directors such member serves in respect of such member’s role as director.

8.12         Limitations on Investments. Make or maintain, directly or indirectly, any Investment except for Permitted Investments.

8.13         Limitations on Indebtedness. Directly or indirectly create, incur, assume or otherwise become directly or indirectly liable with respect to any Indebtedness except for the following:

(a)           Indebtedness incurred by any Loan Party or Escrow Subsidiary pursuant to the Term Loan Facility and Indebtedness incurred by any Loan Party otherwise than pursuant to the Term Loan Facility (including pursuant to any Additional Obligations Documents, any Permitted Debt Exchange or any Rollover Indebtedness but not pursuant to the Loan Documents) in an aggregate principal amount at any time outstanding not to exceed (A) $325,000,000 plus (B) the Maximum Incremental Facilities Amount.

(b)           Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries incurred pursuant to this Agreement and the other Loan Documents (including any Incremental Facility, Extension or any Credit Agreement Refinancing Indebtedness);

(c)            Unsecured Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries;

(d)           Indebtedness (other than Indebtedness permitted by clauses (a) through (c) above) existing on the Closing Date, and disclosed on Schedule 8.13(d), together with any renewal, extension, refinancing or refunding pursuant to clause (i) below;

(e)           Secured Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $150,000,000 and (y) 6.25% of Consolidated Total Assets and only so long as the Liens securing such Indebtedness are incurred under and in compliance with Subsection 8.14(p);

(f)            Guarantee Obligations incurred by:

(i)         the Parent Borrower or any of its Restricted Subsidiaries in respect of Indebtedness of a Loan Party that is permitted hereunder; provided that Guarantee Obligations in respect of Indebtedness permitted pursuant to clauses (a), (c) and (m) shall be permitted only to the extent that such Guarantee Obligations are incurred by Guarantors (other than, in the case of clause (m), Guarantee Obligations incurred by any Foreign Subsidiary that is not a Guarantor);

(ii)        the Parent Borrower or any of its Restricted Subsidiaries in respect of lease obligations of Non-Loan Parties (to the extent such lease obligations constitute Indebtedness);

(iii)       a Non-Loan Party in respect of Indebtedness of another Non-Loan Party that is permitted hereunder;

(iv)       the Parent Borrower or any of its Restricted Subsidiaries in respect of Indebtedness of any Person; provided that the aggregate amount at any time outstanding of such Guarantee Obligations incurred pursuant to this clause (iv), when aggregated with the amount of all other Guarantee Obligations incurred and outstanding pursuant to this clause (iv) and all Indebtedness incurred and outstanding pursuant to clause (w) of this Subsection 8.13, shall not exceed the greater of (x) $195,000,000 and (y) 11.50% of Consolidated Total Assets at the time of such Guarantee Obligations being incurred;

(v)        the Parent Borrower or any of its Restricted Subsidiaries in connection with sales or other dispositions permitted under Subsection 8.5, including indemnification obligations with respect to leases, and guarantees of collectability in respect of accounts receivable or notes receivable for up to face value;

(vi)       the Parent Borrower or any of its Restricted Subsidiaries consisting of accommodation guarantees for the benefit of trade creditors of the Parent Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(vii)      the Parent Borrower or any of its Restricted Subsidiaries in respect of Investments expressly permitted pursuant to clause (c), (j), (l), (m) or (v) of the definition of “Permitted Investments”;

(viii)     the Parent Borrower or any of its Restricted Subsidiaries in respect of (x) Management Guarantees and (y) third-party loans and advances to officers or employees of any Parent Entity or the Parent Borrower or any of its Restricted Subsidiaries permitted pursuant to clause (l) or (m) of the definition of “Permitted Investments”;

(ix)       the Parent Borrower or any of its Restricted Subsidiaries in respect of Reimbursement Obligations in respect of Letters of Credit or with respect to reimbursement obligations in respect of any other letters of credit permitted under this Agreement;

(x)        the Parent Borrower or any of its Restricted Subsidiaries in respect of performance, bid, appeal, surety, judgment, replevin and similar bonds, other suretyship arrangements, other similar obligations and letters of credit, bankers’ acceptances or similar instruments or obligations, all in, or relating to liabilities or obligations incurred in, the ordinary course of business; and

(xi)       the Parent Borrower or any of its Restricted Subsidiaries in respect of Indebtedness or other obligations of a Person in connection with a joint venture or similar arrangement in respect of which the aggregate outstanding amount of all such Indebtedness, together with the aggregate outstanding amount of Investments permitted pursuant to clause (q) of the definition of “Permitted Investments”, does not exceed the greater of (x) $20,000,000 and (y) 0.85% of Consolidated Total Assets;

provided, however, that if any Indebtedness referred to in clauses (i) through (iv) above is subordinated in right of payment to the Obligations or is secured by Liens that are senior or subordinate to any Liens securing the Collateral, then any corresponding Guarantee Obligations shall be subordinated and the Liens securing the corresponding Guarantee Obligations shall be senior or subordinate to substantially the same extent;

(g)           Purchase Money Obligations, Financing Lease Obligations and other Indebtedness incurred by the Parent Borrower or a Restricted Subsidiary of the Parent Borrower to finance the acquisition, leasing, construction or improvement of fixed assets; provided, however, that the aggregate principal amount of any such Purchase Money Obligations incurred to finance the acquisition of Capital Stock of any Person at any time outstanding pursuant to this clause (g) shall not exceed an amount equal to the greater of (x) $68,000,000 and (y) 4.00% of Consolidated Total Assets;

(h)           Indebtedness of any Foreign Subsidiary in an aggregate principal amount at any time outstanding not exceeding the greater of (x) $32,000,000 and (y) an amount equal to (A) the Foreign Borrowing Base plus (B) in the event of any refinancing of any Indebtedness incurred under this clause (y), the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing;

(i)            renewals, extensions, refinancings and refundings of Indebtedness (in whole or in part) permitted by:

(i)         clause (d) or (g) above or this clause (i)(i) provided, however, that (A) any such renewal, extension, refinancing or refunding is in an aggregate principal amount not greater than the principal amount (or accreted value, if applicable) of such Indebtedness so renewed, extended, refinanced or refunded (plus accrued interest, any premium and reasonable commission, fees, underwriting discounts and other costs and expenses incurred in connection with such refinanced Indebtedness) and (B) such Indebtedness has a weighted average life to maturity no shorter than the remaining weighted average life to maturity of the Indebtedness so renewed, extended, refinanced or refunded; and

(ii)         clause (a) or (m) hereof or this clause (i)(ii); provided, however, that (A) any such renewal, extension, refinancing or refunding is in an aggregate principal amount (or, if issued with original issue discount, the accreted value) not greater than the principal amount (or accreted value, if applicable) of such Indebtedness so renewed, extended, refinanced or refunded (plus accrued interest, any premium and reasonable commission, fees, underwriting discounts and other costs and expenses, incurred in connection with such refinanced Indebtedness), (B) with respect to Indebtedness originally incurred under clause (a) or (m), such Indebtedness has (x) a Stated Maturity date that is (i) at least 91 days after the Termination Date or (ii) in respect of Indebtedness with a Stated Maturity earlier than 91 days after the Termination Date, not earlier than the Stated Maturity date of the Indebtedness that is renewed, extended, refinanced or refunded and (y) only with respect to Restricted Indebtedness (excluding for this purpose any Restricted Indebtedness the proceeds of which were used to refinance, refund, replace, renew, repay, restructure or extend the Term Loan Facility or any refinancing thereof, that was incurred under any provision of this Subsection 8.13 other than this Subsection 8.13(i)(ii)), a weighted average life to maturity, at the time of issuance or incurrence, of not less than the remaining weighted average life to maturity of the Indebtedness that is renewed, extended, refinanced or refunded (provided that compliance with this restriction shall be determined ignoring the effect of any payment of customary upfront fees or any permanent prepayment of such Indebtedness being refinanced, in each case based on market conditions at the time of any such refinancing), (C) if secured by any Collateral, such Indebtedness shall be subject to the terms of the ABL/Term Loan Intercreditor Agreement, the Junior Lien Intercreditor Agreement, or any Other Intercreditor Agreement, (D) to the extent that the Indebtedness to be renewed, extended, refinanced or refunded is unsecured and, at the time of such renewal, extension, refinancing or refunding, such Indebtedness could not be incurred under Subsection 8.13(a)(B) by meeting the Consolidated First Lien Leverage Ratio, then such renewed, extended, refinanced or refunded Indebtedness may not be secured by any Collateral and (E) such renewed, extended, refinanced or refunded Indebtedness shall not include Indebtedness of a Restricted Subsidiary that is not a Loan Party that refinances Indebtedness of a Loan Party that could not have been initially incurred by such Restricted Subsidiary pursuant to this Subsection 8.13;

(j)             Indebtedness of the Parent Borrower or any Restricted Subsidiary to Holdings or the Parent Borrower or any of its Subsidiaries to the extent the Investment in such Indebtedness is not restricted by Subsection 8.12;

(k)            Indebtedness incurred under any agreement pursuant to which a Person provides cash management services or similar financial accommodations to the Parent Borrower or any of its Restricted Subsidiaries (including any Cash Management Arrangements);

(l)             Indebtedness constituting indemnities and adjustments (including pension plan adjustments and contingent payments adjustments) under the Investment Agreement;

(m)           Indebtedness incurred or assumed in connection with, or as a result of, a Permitted Acquisition so long as: (i) the Parent Borrower would be in compliance, on a Pro Forma Basis after giving effect to the consummation of such acquisition and the incurrence or assumption of such Indebtedness, with Subsection 8.1 recomputed as of the last day of the most recently ended Fiscal Quarter of the Parent Borrower for which financial statements are available, whether or not compliance with Subsection 8.1 is otherwise required at such time (it being understood that, as a condition precedent to the effectiveness of any such incurrence or assumption, the Borrower Representative shall deliver to the Administrative Agent a certificate of a Responsible Officer setting forth in reasonable detail the calculations demonstrating such compliance), (ii) before and after giving effect thereto, no Specified Default or Event of Default known to the Borrower Representative has occurred and is continuing, and (iii) with respect to any newly incurred Indebtedness, such Indebtedness does not have any maturity or amortization rate greater than 1.0% per annum prior to the date that is 91 days after the Termination Date (other than (x) mandatory prepayments with proceeds of and exchanges for refinancing Indebtedness in respect thereof permitted hereunder or (y) an earlier maturity date and/or higher amortization rate for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or an amortization rate greater than 1.0% per annum prior to the date that is 91 days after the Termination Date and other mandatory prepayments with proceeds of and exchanges for refinancing Indebtedness in respect thereof permitted hereunder) and does not provide for redemption or repayment requirements from asset sales, casualty or condemnation events or excess cash flow on terms more favorable than those under the Term Loan Credit Agreement (other than, in the case of any customary bridge financing, prepayments of such bridge financing from the issuance of equity or other indebtedness permitted hereunder which meets the requirements of this Subsection 8.13(m)); it being understood that, in the event that any such Indebtedness incurred under this Subsection 8.13(m) is incurred in good faith to finance the purchase price of any such acquisition in advance of the closing of such acquisition, and such closing shall thereafter not occur and such Indebtedness (or an equal principal amount of other Indebtedness) is redeemed, repaid or otherwise retired promptly after the Borrower Representative determines that such transaction has been abandoned, such Indebtedness shall be deemed to comply with this Subsection 8.13(m);

(n)           Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries incurred to finance insurance premiums in the ordinary course of business;

(o)           Indebtedness (A) arising from the honoring of a check, draft or similar instrument against insufficient funds in the ordinary course of business; or (B) consisting of indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, created, incurred or assumed in connection with the acquisition or disposition of any business, assets or Person;

(p)           Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries in respect of Financing Leases which have been funded solely by Investments of the Parent Borrower and its Restricted Subsidiaries permitted under clause (r) of the definition of “Permitted Investments”;

(q)           Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries arising in connection with industrial development or revenue bonds or similar obligations secured by property or assets leased to and operated by the Parent Borrower or such Restricted Subsidiary that were issued in connection with the financing or refinancing of such property or assets, provided, that the aggregate principal amount of such Indebtedness outstanding at any time shall not exceed the greater of (x) $12,000,000 and (y) 0.50% of Consolidated Total Assets;

(r)            Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries in respect of obligations evidenced by bonds, debentures, notes or similar instruments issued as payment-in-kind interest payments in respect of Indebtedness otherwise permitted hereunder;

(s)            accretion of the principal amount of Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries otherwise permitted hereunder issued at any original issue discount;

(t)            Indebtedness of the Parent Borrower and its Restricted Subsidiaries under Hedging Agreements and other Permitted Hedging Arrangements;

(u)            Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries in respect of any Sale and Leaseback Transaction;

(v)            Indebtedness in respect of any letters of credit issued in favor of any Issuing Lender or the Swingline Lender to support any Defaulting Lender’s participation in Letters of Credit or Swingline Loans as provided for in Subsection 3.4, in each case to the extent not exceeding the maximum amount of such participations;

(w)           other Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries; provided that the aggregate amount outstanding at any time of such Indebtedness incurred or assumed pursuant to this clause (w), when aggregated with all other Indebtedness incurred or assumed and outstanding pursuant to this clause (w) and all Guarantee Obligations incurred and outstanding pursuant to Subsection 8.13(f)(iv), shall not exceed the greater of (i) $195,000,000 and (ii) 11.50% of Consolidated Total Assets at the time of incurrence of such Indebtedness; and

(x)            Indebtedness in respect of performance, bid, appeal, surety, judgment, replevin and similar bonds, other suretyship arrangements, other similar obligations, letters of credit, bankers’ acceptances or similar instruments or obligations, and take-or-pay obligations under supply arrangements, all provided in, or relating to liabilities or obligations incurred in, the ordinary course of business, including those issued to government entities in connection with self-insurance under applicable workers’ compensation statutes.

For purposes of determining compliance with and the outstanding principal amount of any particular Indebtedness (including Guarantee Obligations) incurred pursuant to and in compliance with, this Subsection 8.13, (i) in the event that any Indebtedness (including Guarantee Obligations) meets the criteria of more than one of the types of Indebtedness (including Guarantee Obligations) described in one or more clauses of this Subsection 8.13, the Borrower Representative, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of the clauses of this Subsection 8.13 (including in part under one such clause and in part under another such clause), provided that (if the Borrower Representative shall so determine) (x) any Indebtedness incurred pursuant to the ABL Cash Capped Incremental Facility shall cease to be deemed incurred or outstanding for purposes of such definition but shall be deemed incurred for the purposes of the ABL Ratio Incremental Facility from and after the first date on which the Parent Borrower could have incurred such Indebtedness under the ABL Ratio Incremental Facility without reliance on such provision and (y) any Indebtedness incurred pursuant to the Term Loan Cash Capped Incremental Facility shall cease to be deemed incurred or outstanding for purposes of such definition but shall be deemed incurred for the purposes of the Term Loan Ratio Incremental Facility from and after the first date on which the Parent Borrower could have incurred such Indebtedness under the Term Loan Ratio Incremental Facility without reliance on such provision; (ii) the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness), on the date that such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (1) the principal amount of such Indebtedness being refinanced plus (2) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing, (iii) if any Indebtedness is incurred to refinance Indebtedness initially incurred in reliance on a basket measured by reference to a percentage of EBITDA or Consolidated Total Assets at the time of incurrence, and such refinancing would cause the percentage of Consolidated Total Assets restriction to be exceeded if calculated based on the Consolidated Total Assets on the date of such refinancing, such percentage of EBITDA or Consolidated Total Assets restriction shall not be deemed to be exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing, (iv) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP; (v) the principal amount of Indebtedness outstanding under any subclause of this Subsection 8.13, including for purposes of any determination of the “Maximum Incremental Facilities Amount”, shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness and (vi) in the event that the Borrower Representative shall classify Indebtedness incurred on the date of determination as incurred in part pursuant to Subsection 8.13(a)(B) and the Term Loan Ratio Incremental Facility and in part pursuant to one or more other clauses of this Subsection 8.13, as provided in clause (i) of this paragraph, any calculation of the Consolidated First Lien Leverage Ratio, including in the definition of “Maximum Incremental Facilities Amount”, shall not include any such Indebtedness (and shall not give effect to any discharge of Indebtedness from the proceeds thereof) to the extent incurred pursuant to any such other clause of this Subsection 8.13.

For purposes of determining compliance with any dollar denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the dollar equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving or deferred draw Indebtedness; provided that (x) the dollar equivalent principal amount of any such Indebtedness outstanding on the Closing Date shall be calculated based on the relevant currency exchange rate in effect on the Closing Date, (y) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being Incurred), and such refinancing would cause the applicable dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing and (z) the dollar equivalent principal amount of Indebtedness denominated in a foreign currency and Incurred pursuant to this Agreement or any Term Loan Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Borrower Representative’s option, (A) the Closing Date, (B) any date on which any of the respective commitments under this Agreement or the applicable Term Loan Facility shall be reallocated between or among facilities or subfacilities thereunder, or on which such rate is otherwise calculated for any purpose thereunder, or (C) the date of such Incurrence. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

8.14         Limitations on Liens. Create or suffer to exist, any Lien upon or with respect to any of their respective properties or assets, whether now owned or hereafter acquired, or assign, or permit any of their respective Restricted Subsidiaries to assign, any right to receive income, except for the following (collectively, “Permitted Liens”):

(a)            Liens (i) created pursuant to the Loan Documents or otherwise securing, directly or indirectly, the Obligations or other Indebtedness permitted by Subsection 8.13(b), (ii) created pursuant to the Term Loan Documents, or (iii) created pursuant to any Additional Obligations Documents or any documents entered into in connection with any Permitted Debt Exchange or Rollover Indebtedness or otherwise securing, directly or indirectly, Additional Obligations, Permitted Debt Exchange Notes, Rollover Indebtedness or other Indebtedness permitted by Subsection 8.13(a); provided that, in the case of clauses (ii) and (iii) above, (x) in respect of any such Indebtedness permitted to be secured, including, in the case of Indebtedness incurred under Subsection 8.13(a)(B), to the extent such Indebtedness is permitted to be incurred pursuant to the Term Loan Ratio Incremental Facility and (y) any such Indebtedness shall be secured on a junior basis with this Facility with respect to ABL Priority Collateral and on a senior, pari passu or junior basis with this Facility (or any refinancing Indebtedness in respect thereof permitted by the terms of this Agreement) with respect to Term Loan Priority Collateral;

(b)           Liens existing on the Closing Date and disclosed on Schedule 8.14(b);

(c)           Customary Permitted Liens;

(d)           Liens (including Liens granted to secure any Purchase Money Obligation) granted by the Parent Borrower or any of its Restricted Subsidiaries (including the interest of a lessor under a Financing Lease and Liens to which any property is subject at the time, on or after the Closing Date, of the Parent Borrower’s or such Restricted Subsidiary’s acquisition thereof) securing Indebtedness permitted under Subsection 8.13(g) and limited in each case to the property purchased with the proceeds of such Indebtedness or subject to such Lien or Financing Lease;

(e)            any Lien securing the renewal, extension, refinancing or refunding of any Indebtedness secured by any Lien permitted by clause (a), (b) or (d) above, clause (l) or (q) below, or this clause (e); provided that (i) (A) in the case of any renewal, extension, refinancing or refunding of Indebtedness secured by any Lien permitted by clauses (a)(ii) and (a)(iii) above any such Indebtedness shall be secured on a junior basis with this Facility with respect to ABL Priority Collateral and on a senior, pari passu or junior basis with this (or any refinancing indebtedness in respect thereof permitted by the terms of this Agreement) with respect to Term Loan Priority Collateral, (B) in the case of any renewal, extension, refinancing or refunding of Indebtedness secured by any Lien permitted by clause (b) or (d) above (or successive renewals, extensions, refinancings or refundings thereof) such renewal, extension, refinancing or refunding is made without any change in the class or category of assets or property subject to such Lien and no such Lien is extended to cover any additional class or category of assets or property, (C) in the case of any renewal, extension, refinancing or refunding of Indebtedness secured by any Lien permitted by clause (l) below (or successive renewals, extensions, refinancings or refundings thereof), such Lien does not extend to cover any other assets or property (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to terms existing at the time of such acquisition, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (D) in the case of any renewal, extension, refinancing or refunding of Indebtedness secured by any Lien permitted by clause (q) below (or successive renewals, extensions, refinancings or refundings thereof), such Liens do not encumber any assets or property other than Collateral (with the priority of such Liens in the ABL Priority Collateral and Term Loan Priority Collateral or equivalent thereof being no less favorable to the Lenders than the priority set forth in the ABL/Term Loan Intercreditor Agreement); and (E) in the case of any renewal, extension, refinancing or refunding of Indebtedness of the Parent Borrower and its Restricted Subsidiaries permitted by Subsection 8.13(i) (or successive renewals, extensions, refinancings or refundings thereof), that the principal amount of such Indebtedness is not increased except as permitted by Subsection 8.13(i);

(f)            Liens on assets of any Foreign Subsidiary of the Parent Borrower securing Indebtedness of such Foreign Subsidiary permitted under Subsection 8.13(h);

(g)           Liens in favor of lessors securing operating leases permitted hereunder;

(h)           statutory or common law Liens or rights of setoff of depository banks or securities intermediaries with respect to deposit accounts, securities accounts or other funds of the Parent Borrower or any Restricted Subsidiary maintained at such banks or intermediaries, including to secure fees and charges in connection with returned items or the standard fees and charges of such banks or intermediaries in connection with the deposit accounts, securities accounts or other funds maintained by the Parent Borrower or such Restricted Subsidiary at such banks or intermediaries (excluding any Indebtedness for borrowed money owing by the Parent Borrower or such Restricted Subsidiary to such banks or intermediaries);

(i)             Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Parent Borrower or its Restricted Subsidiaries in the ordinary course of business;

(j)             Liens on the property or assets described in Subsection 8.13(p) in respect of Indebtedness of the Parent Borrower and its Restricted Subsidiaries permitted by Subsection 8.13(p);

(k)            (i) Liens on the property or assets described in Subsection 8.13(q) in respect of Indebtedness of the Parent Borrower and its Subsidiaries permitted by Subsection 8.13(q) or (ii) Liens on cash, Cash Equivalents and Temporary Cash Investments in respect of obligations described in Subsection 8.13(x) (whether or not such obligations constitute Indebtedness);

(l)             Liens securing Indebtedness of the Parent Borrower and its Restricted Subsidiaries permitted by Subsection 8.13(m) assumed in connection with any Permitted Acquisition (other than Liens on the Capital Stock of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to cover any other assets or property (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to terms existing at the time of such acquisition, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) such Lien shall be created no later than the later of the date of such acquisition or the date of the assumption of such Indebtedness (other than as permitted by clause (ii) above);

(m)           any encumbrance or restriction (including put and call agreements) with respect to the Capital Stock of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement;

(n)           leases, subleases, licenses or sublicenses to or from third parties;

(o)           Liens in respect of Guarantee Obligations permitted under Subsection 8.13(f) relating to Indebtedness otherwise permitted under Subsection 8.13, to the extent Liens in respect of such Indebtedness are permitted under this Subsection 8.14;

(p)           Liens on assets of the Parent Borrower or any of its Restricted Subsidiaries not otherwise permitted by the foregoing clauses of this Subsection 8.14 securing obligations or other liabilities of the Parent Borrower or any of its Restricted Subsidiaries; provided that the aggregate outstanding amount of obligations and liabilities secured by such Liens (when created), when aggregated with the amount of all other obligations and liabilities secured by other Liens incurred and outstanding under this clause (p), shall not exceed the greater of (x) $150,000,000 and (y) 6.25% of Consolidated Total Assets at the time such obligations are incurred; provided further that any Lien securing Indebtedness created pursuant to this clause (p) on ABL Priority Collateral shall be junior to the Lien on ABL Priority Collateral securing the Obligations under this Facility and subject to the terms of the ABL/Term Loan Intercreditor Agreement or otherwise be on terms reasonably satisfactory to the Administrative Agent;

(q)           Liens securing Indebtedness permitted by Subsections 8.13(f)(viii)(x), 8.13(k) and 8.13(t), provided that (A) to the extent that the Borrower Representative determines to secure such Indebtedness permitted by Subsection 8.13(f)(viii)(x) with a Lien on any ABL Priority Collateral, the other party thereto, or an agent, trustee or other representative therefor, shall enter into a joinder to the ABL/Term Loan Intercreditor Agreement, a Junior Lien Intercreditor Agreement, or an Other Intercreditor Agreement and (B) to the extent that the Borrower Representative determines to secure such Indebtedness permitted by Subsection 8.13(k) or 8.13(t) with a Lien on any ABL Priority Collateral on a basis pari passu in priority with the Liens securing the amounts due under the Facility and with a higher payment priority pursuant to Subsection 10.15 than clause “sixth” (Hedging Agreements, other Permitted Hedging Arrangements or Cash Management Arrangements otherwise secured under the Security Documents), (x) only in respect of (i) any Bank Products Agreements constituting such Indebtedness permitted by Subsection 8.13(k) that are designated as Designated Cash Management Agreements and (ii) any Hedging Agreements or other Permitted Hedging Arrangements constituting such Indebtedness permitted by Subsection 8.13(t) that are designated as Designated Hedging Agreements, in each case in accordance with the terms of Subsection 11.22, and (y) only to the extent that the other party to such Bank Products Agreement, Hedging Agreement or other Permitted Hedging Arrangement, as the case may be, is a Bank Products Affiliate or a Hedging Affiliate for the purposes of the Guarantee and Collateral Agreement;

(r)            Liens securing Indebtedness permitted by Subsection 8.13(u) or (v);

(s)           any other Lien on property or assets of Parent Borrower or any of its Subsidiaries (other than ABL Priority Collateral) permitted under the Term Loan Facility or any Additional Term Credit Facility; and

(t)            any escrow arrangements not prohibited under this Agreement and entered into in relation to (i) an Asset Sale or (ii) any acquisition of assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Parent Borrower or any Restricted Subsidiary, or any other Investment permitted by this Agreement.

For purposes of determining compliance with this Subsection 8.14, (i) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this Subsection 8.14 but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category), (ii) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Borrower Representative shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) and may include the amount and type of such Lien in one or more of the clauses of this Subsection 8.14, (iii) if any Liens securing Indebtedness are incurred to refinance Liens securing Indebtedness initially incurred in reliance on a basket measured by reference to a percentage of EBITDA or Consolidated Total Assets at the time of incurrence, and such refinancing would cause the percentage of EBITDA or Consolidated Total Assets restriction to be exceeded if calculated based on the EBITDA or Consolidated Total Assets on the date of such refinancing, such percentage of EBITDA or Consolidated Total Assets restriction shall not be deemed to be exceeded so long as the principal amount of such Indebtedness secured by such Liens does not exceed the principal amount of such Indebtedness secured by such Liens being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing, (iv) it is understood that a Lien securing Indebtedness that is permitted by the foregoing provisions of this Subsection 8.14 may secure Debt Obligations with respect to such Indebtedness, and (v) in the event that the Borrower Representative shall classify Indebtedness incurred on the date of determination as secured in part pursuant to Subsection 8.14(a) in respect of Indebtedness Incurred pursuant to Subsection 8.13(a)(B) and the Term Loan Ratio Incremental Facility and in part pursuant to one or more other clauses of this Subsection 8.14, as provided in clause (ii) of this paragraph, any calculation of the Consolidated First Lien Leverage Ratio, including in the definition of “Maximum Incremental Facilities Amount”, shall not include any such Indebtedness (and shall not give effect to any discharge of Indebtedness from the proceeds thereof) to the extent secured pursuant to any such other clause of this Subsection 8.14.

SECTION 9

Events of Default

9.1            Events of Default. Any of the following from and after the Closing Date shall constitute an event of default:

(a)            Any of the Borrowers shall fail to pay any principal of any Loan or any Reimbursement Obligation when due in accordance with the terms hereof (whether at Stated Maturity, by mandatory prepayment or otherwise); or any of the Borrowers shall fail to pay any interest on any Loan, or any other amount payable hereunder, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)            Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document (or in any amendment, modification or supplement hereto or thereto) or which is contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c)            Any Loan Party shall default in the payment, observance or performance of any term, covenant or agreement contained in (i) Subsection 4.16 (provided that, if any such failure with respect to Subsection 4.16 is (x) of a type that can be cured within five Business Days and (y) such Default could not materially adversely impact the Lenders’ Liens on the Collateral, such failure shall not constitute an Event of Default for five Business Days after the occurrence thereof so long as the Loan Parties are diligently pursuing the cure of such failure), (ii) Subsection 7.2(f) (after a grace period of five Business Days or, if during the continuance of a Dominion Event, a grace period of one Business Day) or (iii) Section 8; or

(d)            Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in clauses (a) through (c) of this Subsection 9.1), and such default shall continue unremedied for a period of 30 days after the earlier of (A) the date on which a Responsible Officer of the Borrower Representative becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Borrower Representative by the Administrative Agent or the Required Lenders; or

(e)            Any Loan Party or any of its Restricted Subsidiaries shall (i) default in (x) any payment of principal of or interest on any Indebtedness (excluding the Loans and the Reimbursement Obligations) in excess of $40,000,000 or (y) in the payment of any Guarantee Obligation in respect of Indebtedness in excess of $40,000,000, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (excluding (1) Indebtedness hereunder and (2) any Indebtedness owed to the Parent Borrower or any other Loan Party) or Guarantee Obligation in respect of Indebtedness referred to in clause (i) above or contained in any instrument or agreement evidencing, securing or relating thereto (other than a default in the observance of any financial maintenance covenant or any representation or warranty related to such financial maintenance covenant, or a failure to provide notice of a default or an event of default under such instrument or agreement), or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due prior to its Stated Maturity or such Guarantee Obligation to become payable (an “Acceleration”; and the term “Accelerated” shall have a correlative meaning), and such time shall have lapsed and, if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given and (in the case of the preceding clause (i) or (ii)) such default, event or condition shall not have been remedied or waived by or on behalf of the holder or holders of such Indebtedness or Guarantee Obligation (provided that the preceding clause (ii) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder or (y) any termination event or equivalent event pursuant to the terms of any Hedging Agreement); or (iii) in the case of any Indebtedness or Guarantee Obligations in respect of Indebtedness referred to in clause (i) above containing or otherwise requiring observance or compliance with any financial maintenance covenant, default in the observance of or compliance with such financial maintenance covenant or any representation or warranty related to such financial maintenance covenant such that such Indebtedness (excluding (1) Indebtedness hereunder and (2) any Indebtedness owed to the Parent Borrower or any other Loan Party) or Guarantee Obligation shall have been Accelerated and such Acceleration shall not have been rescinded; or

(f)            If (i) Holdings, any Borrower or any Material Subsidiary of the Parent Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts (excluding, in each case, the solvent liquidation or reorganization of any Foreign Subsidiary of the Parent Borrower that is not a Loan Party), or (B) seeking appointment of a receiver, interim receiver, receivers, receiver and manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holdings, any Borrower or any Material Subsidiary of the Parent Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings, any Borrower or any Material Subsidiary of the Parent Borrower any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or (iii) there shall be commenced against Holdings, any Borrower or any Material Subsidiary of the Parent Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Holdings, any Borrower or any Material Subsidiary of the Parent Borrower shall take any corporate or other similar organizational action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Holdings, any Borrower or any Material Subsidiary of the Parent Borrower shall be generally unable to, or shall admit in writing its general inability to, pay its debts as they become due; or

(g)           (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any failure to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Borrower, Restricted Subsidiary or Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is in the reasonable opinion of the Administrative Agent likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA other than a standard termination pursuant to Section 4041(b) of ERISA, (v) either of the Parent Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Administrative Agent is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or ERISA Reorganization of, a Multiemployer Plan, or (vi) any other event or condition shall occur or exist with respect to a Plan or Foreign Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would be reasonably expected to result in a Material Adverse Effect; or

(h)           One or more judgments or decrees shall be entered against the Parent Borrower or any of its Restricted Subsidiaries involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful, or that the Parent Borrower has determined there exists reasonable evidence that such amount will be reimbursed by the insurer or the indemnifying party and such amount is not denied by the applicable insurer or indemnifying party in writing within 180 days and is reimbursed within 365 days of the date of such evidence) of $40,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i)             (i) The Guarantee and Collateral Agreement shall, or any other Security Document covering a significant portion of the Collateral shall (at any time after its execution, delivery and effectiveness) cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof), or any Loan Party which is a party to any such Security Document shall so assert in writing, or (ii) the Lien created by any of the Security Documents shall cease to be perfected and enforceable in accordance with its terms or of the same effect as to perfection and priority purported to be created thereby with respect to any portion of the ABL Priority Collateral in excess of the greater of (x) $10,000,000 and (y) 0.50% of Consolidated Total Assets (other than in connection with any termination of such Lien in respect of any Collateral as permitted hereby or by any Security Document), and such failure of such Lien to be perfected and enforceable with such priority shall have continued unremedied for a period of 20 days;

(j)             Any Loan Party shall assert in writing that any of the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement (after execution and delivery thereof) or any Other Intercreditor Agreement (after execution and delivery thereof) shall have ceased for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof) or shall knowingly contest, or knowingly support any other Person in any action that seeks to contest, the validity or effectiveness of any such intercreditor agreement (other than pursuant to the terms hereof or thereof); or

(k)            A Change of Control shall have occurred.

9.2           Remedies Upon an Event of Default. (a) If any Event of Default occurs and is continuing, then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of Subsection 9.1(f) with respect to any Borrower, automatically the Commitments, if any, shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the applicable Issuing Lender)) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders the Administrative Agent shall, by notice to the Borrower Representative, declare the Commitments to be terminated forthwith, whereupon the Commitments, if any, shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower Representative, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the applicable Issuing Lender)) to be due and payable forthwith, whereupon the same shall immediately become due and payable.

(b)            Except as expressly provided above in this Section 9, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

9.3            Borrower’s Right to Cure. (a) Notwithstanding anything to the contrary otherwise contained in this Section 9, in the event of any Event of Default under the covenant set forth in Subsection 8.1 and upon the receipt of a Specified Equity Contribution within the time period specified, and subject to the satisfaction of the other conditions with respect to Specified Equity Contribution set forth in the definition thereof, EBITDA shall be increased with respect to such applicable Fiscal Quarter and any four Fiscal Quarter period that contains such Fiscal Quarter by the amount of such Specified Equity Contribution (the “Cure Amount”), solely for the purpose of measuring compliance with Subsection 8.1. If, after giving effect to the foregoing pro forma adjustment (without giving effect to any repayment of any Indebtedness with any portion of the Cure Amount or any portion of the Cure Amount on the balance sheet of the Parent Borrower and its Restricted Subsidiaries, in each case, with respect to such Fiscal Quarter only), the Parent Borrower and its Restricted Subsidiaries shall then be in compliance with the requirements of Subsection 8.1, they shall be deemed to have been in compliance therewith as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default hereunder that had occurred shall be deemed cured for the purposes of this Agreement.

(b)            The parties hereby acknowledge that notwithstanding any other provision in this Agreement to the contrary, (i) the Cure Amount received pursuant to the occurrence of any Specified Equity Contribution shall be disregarded for purposes of calculating EBITDA in any determination of any financial ratio-based conditions (other than as applicable to Subsection 8.1), pricing or basket under Section 8 and (ii) no Lender or Issuing Lender shall be required to make any Extension of Credit hereunder, if an Event of Default under the covenant set forth in Subsection 8.1 has occurred and is continuing, (x) during the 10 Business Day period during which a Specified Equity Contribution may be made, or (y) on the date on which a Borrowing Base Certificate is delivered and on which a Specified Equity Contribution may be made (in each case as provided in the definition of Specified Equity Contribution), unless and until the Cure Amount is actually received.

SECTION 10

The Agents and the Other Representatives

10.1         Appointment. (a) Each Lender and each Issuing Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender or Issuing Lender under this Agreement and the other Loan Documents, and each such Lender or Issuing Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to or required of such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents and the Other Representatives shall not have any duties or responsibilities, except, in the case of the Administrative Agent, the Collateral Agent and the Issuing Lender, those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent or the Other Representatives.

(b)           Each of the Agents may perform any of their respective duties under this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein by or through its respective officers, directors, agents, employees or affiliates, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent (it being understood and agreed, for avoidance of doubt and without limiting the generality of the foregoing, that the Administrative Agent and the Collateral Agent may perform any of their respective duties under the Security Documents by or through one or more of their respective affiliates). Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10 shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

(c)            Except for Subsections 10.5, 10.8(a), 10.8(b), 10.8(c), 10.8(e), 10.13 and (to the extent of the Borrowers’ rights thereunder and the conditions included therein) 10.9, the provisions of this Section 10 are solely for the benefit of the Agents, the Lenders and the Issuing Lenders, and no Borrower or any other Loan Party shall have rights as a third-party beneficiary of any of such provisions.

10.2         The Administrative Agent and Affiliates. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity. Such person and its affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings, the Parent Borrower or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.

10.3         Action by an Agent. In performing its functions and duties under this Agreement, each Agent shall act solely as an agent for the Lenders and, as applicable, the other Secured Parties, and no Agent assumes any (and shall not be deemed to have assumed any) relationship of agency or trust with or for the Parent Borrower or any of its Subsidiaries. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact (including the Collateral Agent in the case of the Administrative Agent), and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact or counsel selected by it with reasonable care.

10.4         Exculpatory Provisions. (a) No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:

(i)            shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)           shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirement of Law; and

(iii)          shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the person serving as such Agent or any of its affiliates in any capacity.

(b)            No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Subsection 9.2 or 11.1, as applicable) or (y) in the absence of its own bad faith, gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by a Borrower, a Lender or an Issuing Lender.

(c)            No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents (including any recording of financing statements or the lapse or expiration thereof) or (v) the satisfaction of any condition set forth in Section 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term as used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

(d)           Each party to this Agreement acknowledges and agrees that the Administrative Agent may use an outside service provider for the tracking of all UCC financing statements required to be filed pursuant to the Loan Documents and notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that any such service provider will be deemed to be acting at the request and on behalf of the Borrowers and the other Loan Parties. No Agent shall be liable for any action taken or not taken by any such service provider.

10.5         Acknowledgement and Representations by Lenders. Each Lender and each Issuing Lender expressly acknowledges that none of the Agents or the Other Representatives nor any of their officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by any Agent or any Other Representative hereafter taken, including any review of the affairs of the Parent Borrower or any other Loan Party, shall be deemed to constitute any representation or warranty by such Agent or such Other Representative to any Lender. Each Lender further represents and warrants to the Agents, the Other Representatives and each of the Loan Parties that it has had the opportunity to review each document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof. Each Lender and each Issuing Lender represents to the Agents, the Other Representatives and each of the Loan Parties that, independently and without reliance upon any Agent, the Other Representatives or any other Lender, and based on such documents and information as it has deemed appropriate, it has made and will make, its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Holdings and the Parent Borrower and the other Loan Parties, it has made its own decision to make its Loans or issue Letters of Credit hereunder and enter into this Agreement and it will make its own decisions in taking or not taking any action under this Agreement and the other Loan Documents and, except as expressly provided in this Agreement, neither the Agents nor any Other Representative shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. Each Lender and each Issuing Lender represents to each other party hereto (i) that it is a bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other financial institution which makes or acquires commercial loans in the ordinary course of its business, that it is participating hereunder as a Lender or Issuing Lender, as applicable, for such commercial purposes, and (ii) that it has the knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender hereunder. Each Lender and each Issuing Lender acknowledges and agrees to comply with the provisions of Subsection 11.6 applicable to the Lenders and Issuing Lenders hereunder.

10.6        Indemnity; Reimbursement by Lenders. (a) To the extent that the Parent Borrower or any other Loan Party for any reason fails to indefeasibly pay any amount required under Subsection 11.5 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent (or any sub-agent thereof), the Issuing Lenders, the Swingline Lender or any Other Representative or any Related Party of any of the foregoing, each Lender severally agrees to pay ratably according to their respective Commitment Percentages in effect on the date on which the applicable unreimbursed expense or indemnity payment is sought under this Subsection 10.6 (or, if the applicable unreimbursed expense or indemnity payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Commitment Percentages, immediately prior to such date) such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that (i) the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Swingline Lender or the Issuing Lenders in their capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Swingline Lender or Issuing Lenders in connection with such capacity and (ii) such indemnity for the Swingline Lender or the Issuing Lenders shall not include losses incurred by the Swingline Lender or the Issuing Lenders due to one or more Lenders defaulting in their obligations to purchase participations of Swingline Exposure under Subsections 2.4(c) and 2.4(d) or L/C Obligations under Subsection 3.4 (it being understood that this proviso shall not affect the Swingline Lender’s or any Issuing Lender’s rights against any Defaulting Lender). The obligations of the Lenders under this Subsection 10.6 are subject to the provisions of Subsection 4.8.

(b)           Any Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document (except actions expressly required to be taken by it hereunder or under the Loan Documents) unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

(c)            All amounts due under this Subsection 10.6 shall be payable not later than three Business Days after demand therefor. The agreements in this Subsection 10.6 shall survive the payment of the Loans and all other amounts payable hereunder.

10.7         Right to Request and Act on Instructions. (a)  Each Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents an Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, the requesting Agent shall be absolutely entitled as between itself and the Lenders to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Lender for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of an Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of the Required Lenders (or such other applicable portion of the Lenders), an Agent shall have no obligation to any Lender to take any action if it believes, in good faith, that such action would violate applicable law or exposes an Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Subsection 10.6.

(b)           Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall be entitled to rely upon the advice of any such counsel, accountants or experts and shall not be liable for any action taken or not taken by it in accordance with such advice.

10.8          Collateral Matters. (a) Each Lender authorizes and directs the Administrative Agent and the Collateral Agent to enter into (x) the Security Documents, the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement and any Other Intercreditor Agreement for the benefit of the Lenders and the other Secured Parties, (y) any amendments, restatements or waivers of or supplements to or other modifications to the Security Documents, the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement and any Other Intercreditor Agreement or other intercreditor agreements in connection with the incurrence by any Loan Party or any Subsidiary thereof of Additional Indebtedness (each an “Intercreditor Agreement Supplement”) to permit such Additional Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by the Parent Borrower or relevant Subsidiary, to the extent such priority is permitted by the Loan Documents) and (z) any amendments provided for under Subsections 2.6, 2.7 and 2.8, respectively. Each Lender hereby agrees, and each holder of any Note or participant in Letters of Credit by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Administrative Agent, the Collateral Agent or the Required Lenders in accordance with the provisions of this Agreement, the Security Documents, the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement, any Other Intercreditor Agreement, any Intercreditor Agreement Supplement, or any agreement required in connection with an Incremental Facility pursuant to Subsection 2.6, any agreement required in connection with a Refinancing Amendment pursuant to Subsection 2.7 and any agreement required in connection with an Extension Offer pursuant to Subsection 2.8, and the exercise by the Agents or the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any applicable Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loans unless instructed to do so by the Collateral Agent, it being understood and agreed that such rights and remedies may be exercised only by the Collateral Agent. The Collateral Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

(b)           The Lenders hereby authorize each Agent, in each case at its option and in its discretion, (A) to release any Lien granted to or held by such Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations under the Loan Documents at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby that are then due and unpaid, (ii) constituting property being sold or otherwise disposed of (to Persons other than a Loan Party) upon the sale or other disposition thereof, (iii) owned by any Subsidiary Guarantor that becomes an Excluded Subsidiary or ceases to be a Restricted Subsidiary of the Parent Borrower or constituting Capital Stock or other equity interests of an Excluded Subsidiary, (iv) if approved, authorized or ratified in writing by the Required Lenders (or such greater amount, to the extent required by Subsection 11.1), (v) constituting Term Loan Priority Collateral upon the “Discharge of Term Loan Collateral Obligations” (as defined in the ABL/Term Loan Intercreditor Agreement) or (vi) as otherwise may be expressly provided in the relevant Security Documents, (B) at the written request of the Borrower Representative to subordinate any Lien (or confirm the absence of any Lien) on any Excluded Assets or any other property granted to or held by such Agent, as the case may be under any Loan Document, to the holder of any Lien on such property that is permitted by Subsection 8.14 and (other than in the case of Liens on Excluded Assets) is permitted thereby to be incurred or exist on a senior basis to the Lien held by such Agent under any Loan Document, (C) to release any Subsidiary Guarantor from its Obligations under any Loan Documents to which it is a party if such Person ceases to be a Restricted Subsidiary of the Parent Borrower or becomes an Excluded Subsidiary and (D) to release any Lien granted to or held by such Agent upon any Term Loan Priority Collateral to the extent required pursuant to the terms of the ABL/Term Loan Intercreditor Agreement or any Other Intercreditor Agreement. Upon request by any Agent, at any time, the Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement will confirm in writing any Agent’s authority to release particular types or items of Collateral pursuant to this Subsection 10.8.

(c)            The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as the case may be, in each case at its option and in its discretion, to enter into any amendment, amendment and restatement, restatement, waiver, supplement or modification, and to make or consent to any filings or to take any other actions, in each case as contemplated by Subsection 11.17. Upon request by any Agent, at any time, the Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement will confirm in writing the Administrative Agent’s and the Collateral Agent’s authority under this Subsection 10.8(c).

(d)           No Agent shall have any obligation whatsoever to the Lenders to assure that the Collateral exists or is owned by Holdings, the Parent Borrower or any of its Restricted Subsidiaries or is cared for, protected or insured or that the Liens granted to any Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agents in this Subsection 10.8 or in any of the Security Documents, it being understood and agreed by the Lenders that in respect of the Collateral, or any act, omission or event related thereto, each Agent may act in any manner it may deem appropriate, in its sole discretion, given such Agent’s own interest in the Collateral as a Lender and that no Agent shall have any duty or liability whatsoever to the Lenders, except for its bad faith, gross negligence or willful misconduct.

(e)           Notwithstanding any provision herein to the contrary, any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by and in accordance with either Subsection 11.1 or 11.17, as applicable, with the written consent of the Agent party thereto and the Loan Parties party thereto.

(f)            The Collateral Agent may, and hereby does, appoint the Administrative Agent as its agent for the purposes of holding any Collateral and/or perfecting the Collateral Agent’s security interest therein and for the purpose of taking such other action with respect to the collateral as such Agents may from time to time agree.

10.9         Successor Agent. Subject to the right of the Borrower Representative or the Required Lenders to appoint a successor during the notice periods set forth herein, (i) the Administrative Agent or the Collateral Agent may be removed by the Borrower Representative or the Required Lenders if the Administrative Agent, the Collateral Agent, or a controlling affiliate of the Administrative Agent or the Collateral Agent is a Defaulting Lender, upon 10 days’ notice to the Administrative Agent or the Collateral Agent, as applicable and (ii) the Administrative Agent and the Collateral Agent may resign as Administrative Agent or Collateral Agent, respectively, upon 30 days’ notice to the Lenders, the Issuing Lenders and the Borrower Representative. If the Administrative Agent or the Collateral Agent shall be removed by the Borrower Representative or the Required Lenders pursuant to clause (i) above or if the Administrative Agent or the Collateral Agent shall resign as Administrative Agent or Collateral Agent, as applicable, under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which such successor agent shall be subject to approval by the Borrower Representative; provided that such approval by the Borrower Representative in connection with the appointment of any successor Administrative Agent shall only be required so long as no Event of Default under Subsection 9.1(a) or 9.1(f) has occurred and is continuing; provided, further, that the Borrower Representative shall not unreasonably withhold its approval of any successor Administrative Agent if such successor is an Approved Commercial Bank. If no successor Administrative Agent has been appointed pursuant to the foregoing by, in the case of clause (i) above, the 10th after the date such notice of removal was given by the Borrower Representative or the Required Lenders, or, in the case of clause (ii) above, the 30th after the date such notice of resignation was given by the Administrative Agent or the Collateral Agent, the Administrative Agent’s or Collateral Agent’s removal or resignation, as applicable, shall nonetheless become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent or the Collateral Agent, as applicable, hereunder or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent or Collateral Agent as provided above. Upon the successful appointment of a successor agent, such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or the Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent”, as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Administrative Agent or Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans or issuers of Letters of Credit. After any retiring Agent’s resignation or removal as Agent, the provisions of this Section 10 (including this Subsection 10.9) shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents. After the resignation or removal of any Administrative Agent pursuant to the preceding provisions of this Subsection 10.9, such resigning or removed Administrative Agent (x) shall not be required to act as Issuing Lender for any Letters of Credit to be issued after the date of such resignation or removal (and all unpaid fees accrued for the account of the resigning Issuing Lender shall be paid in full upon its resignation or removal) and (y) shall not be required to act as Swingline Lender with respect to Swingline Loans to be made after the date of such resignation or removal (and all outstanding Swingline Loans of such resigning or removed Administrative Agent shall be required to be repaid in full upon its resignation or removal), although the resigning or removed Administrative Agent shall retain all rights hereunder as Issuing Lender and Swingline Lender with respect to all Letters of Credit issued by it, and all Swingline Loans made by it, prior to the effectiveness of its resignation or removal as Administrative Agent hereunder. The fees payable by the Borrower Representative to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower Representative and such successor.

10.10       Swingline Lender. The provisions of this Section 10 shall apply to the Swingline Lender in its capacity as such to the same extent that such provisions apply to the Administrative Agent.

10.11       Withholding Tax. To the extent required by any applicable law, each Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax, and in no event shall such Agent be required to be responsible for or pay any additional amount with respect to any such withholding. If the Internal Revenue Service or any other Governmental Authority asserts a claim that any Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify such Agent of a change in circumstances which rendered the exemption from or reduction of withholding tax ineffective or for any other reason, without limiting the provisions of Subsection 4.11(a) or 4.12, such Lender shall indemnify such Agent fully for all amounts paid, directly or indirectly, by such Agent as tax or otherwise, including any penalties or interest and together with any expenses incurred and shall make payable in respect thereof within 30 days after demand therefor. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Subsection 10.11. The agreements in this Subsection 10.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For purposes of this Subsection 10.11, the term “Lender” includes any Issuing Lender.

10.12       Other Representatives. None of the entities identified as bookrunners and lead arrangers pursuant to the definition of Other Representative contained herein, shall have any duties or responsibilities hereunder or under any other Loan Document in its capacity as such. Without limiting the foregoing, no Other Representative shall have nor be deemed to have a fiduciary relationship with any Lender. At any time that any Lender serving as an Other Representative shall have transferred to any other Person (other than any of its affiliates) all of its interests in the Loans and in the Commitments, such Lender shall be deemed to have concurrently resigned as such Other Representative.

10.13       Appointment of Borrower Representatives. Each Borrower hereby designates the Parent Borrower as its Borrower Representative. The Borrower Representative will be acting as agent on each Borrower’s behalf for the purposes of issuing notices of Borrowing and notices of conversion/continuation of any Loans pursuant to Section 2 and Section 4 or similar notices, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or the Borrowers under the Loan Documents. The Borrower Representative hereby accepts such appointment. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

10.14       Administrative Agent May File Proofs of Claim. In case of the pendency of any bankruptcy proceeding or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) is hereby authorized by the Lenders, by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Subsections 4.5 and 11.5) allowed in such judicial proceeding;

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Subsections 4.5 and 11.5.

10.15       Application of Proceeds. The Lenders, the Administrative Agent and the Collateral Agent agree, as among such parties, as follows: subject to the terms of the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent, the Collateral Agent, any Lender or any Issuing Lender on account of amounts then due and outstanding under any of the Loan Documents shall, except as otherwise expressly provided herein, be applied as follows: first, to pay interest on and then principal of Agent Advances then outstanding, second, to pay interest on and then principal of Swingline Loans then outstanding, third, to pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing hereunder of the Administrative Agent and the Collateral Agent in connection with enforcing the rights of the Agents, the Lenders and the Issuing Lenders under the Loan Documents (including all expenses of sale or other realization of or in respect of the Collateral and any sums advanced to the Collateral Agent or to preserve its security interest in the Collateral), fourth, to pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing hereunder of each of the Lenders and each of the Issuing Lenders in connection with enforcing such Lender’s or such Issuing Lender’s rights under the Loan Documents, fifth, to pay (on a ratable basis) (A) interest on and then principal of Revolving Credit Loans then outstanding and any Reimbursement Obligations then outstanding, and to cash collateralize any outstanding L/C Obligations on terms reasonably satisfactory to the Administrative Agent and (B) any outstanding obligations payable under (i) Designated Cash Management Agreements, up to the amount of Designated Cash Management Reserves then in effect with respect thereto and (ii) Designated Hedging Agreements up to the amount of Designated Hedging Reserves then in effect with respect thereto, sixth, to pay obligations under Cash Management Arrangements with any Cash Management Party (other than pursuant to any Designated Cash Management Agreements, but including any amounts not paid pursuant to clause “fifth”(B)(i) above), Permitted Hedging Arrangements (other than pursuant to any Designated Hedging Agreements, but including any amounts not paid pursuant to clause “fifth”(B)(ii) above) and Management Guarantees entered into with any Management Credit Provider (as defined in the Guarantee and Collateral Agreement) permitted hereunder and secured by the Guarantee and Collateral Agreement, and seventh, to pay the surplus, if any, to whomever may be lawfully entitled to receive such surplus. To the extent that any amounts available for distribution pursuant to clause “fifth” above are attributable to the issued but undrawn amount of outstanding Letters of Credit which are then not yet required to be reimbursed hereunder, such amounts shall be held by the Collateral Agent in a cash collateral account and applied (x) first, to reimburse the applicable Issuing Lender from time to time for any drawings under such Letters of Credit and (y) then, following the expiration of all Letters of Credit, to all other obligations of the types described in such clause “fifth”. To the extent any amounts available for distribution pursuant to clause “fifth” are insufficient to pay all obligations described therein in full, such moneys shall be allocated pro rata among the Lenders and Issuing Lenders based on their respective Commitment Percentages. This Subsection 10.15 may be amended (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendment) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of loans added pursuant to Subsections 2.6, 2.7 and 2.8, as applicable.

Notwithstanding the foregoing, Excluded Obligations (as defined in the Guarantee and Collateral Agreement) with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets.

10.16       No Advisory or Fiduciary Responsibility.

(a)            In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrowers and its Affiliates, on the one hand, and the Administrative Agent, the Lead Arrangers and the Lenders, on the other hand, and each Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Lead Arrangers and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any Borrower or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Administrative Agents, the Lead Arrangers or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Lead Arranger or Lender has advised or is currently advising any Borrower or any of their respective Affiliates on other matters) and none of the Administrative Agent, the Lead Arrangers or the Lenders has any obligation to any Borrower or any of their respective Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, the Lenders, the Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrowers and their respective Affiliates, and none of the Administrative Agent, the Lead Arrangers or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent, the Lead Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. Each Loan Party agrees that it will not assert any claim against the Administrative Agent, any Lead Arranger or any Lender based on an alleged breach of fiduciary duty by the Administrative Agent, such Lead Arranger or such Lender in connection with this Agreement and the transactions contemplated hereby.

(b)           Each Loan Party acknowledges and agrees that the Administrative Agent, each Lender, each Lead Arranger and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with any of the Borrowers, any Affiliate thereof, or any other Person that may do business with or own securities of any of the foregoing, all as if the Administrative Agent, such Lead Arranger, such Lender or Affiliate thereof were not the Administrative Agent, a Lead Arranger or a Lender or an Affiliate thereof (or an agent or any other person with any similar role under the Facilities) and without any duty to account therefor to any other Lender, any Borrower or any Affiliate of the foregoing. Each Lender, each Lead Arranger, the Administrative Agent and any Affiliate thereof may accept fees and other consideration from any Borrower or any Affiliate thereof for services in connection with this Agreement, the Facilities or otherwise without having to account for the same to any other Lender, any other Arranger, the Administrative Agent, any Borrower or any Affiliate of the foregoing.

10.17       Know Your Customer Information. Each Secured Party shall, promptly following a request by the Administrative Agent, provide all documentation and other information that the Administrative Agent has reasonably determined is required in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations.

SECTION 11

Miscellaneous

11.1         Amendments and Waivers. (a) Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, restated, supplemented, modified or waived except in accordance with the provisions of this Subsection 11.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (x) enter into with the respective Loan Parties hereto or thereto, as the case may be, written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or to the other Loan Documents or changing, in any manner the rights or obligations of the Lenders or the Loan Parties hereunder or thereunder or (y) waive at any Loan Party’s request, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that amendments pursuant to Subsections 11.1(d) and 11.1(f) may be effected without the consent of the Required Lenders to the extent provided therein; provided, further, that no such waiver and no such amendment, supplement or modification shall:

(i)            (A) reduce or forgive the amount or extend the scheduled date of maturity of any Loan or Reimbursement Obligation or of any scheduled installment thereof (including extending the Termination Date), (B) reduce the stated rate of any interest, commission or fee payable hereunder (other than as a result of any waiver of the applicability of any post-default increase in interest rates), (C) increase the amount or extend the expiration date of any Lender’s Commitment (other than with respect to any Commitment increase that such Lender has agreed to provide pursuant to Subsection 2.7) or (D) change the currency in which any Loan or Reimbursement Obligation is payable, in each case without the consent of each Lender directly and adversely affected thereby (it being understood that amendments or supplements to, or waivers or modifications of, any conditions precedent, representations, warranties, covenants, Defaults or Events of Default or of a mandatory repayment or mandatory reduction in the aggregate Commitments of all Lenders shall not constitute an increase of the Commitment of, or an extension of the scheduled date of maturity, any scheduled installment, or the scheduled date of payment of the Loans of, any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender);

(ii)           amend, modify or waive any provision of this Subsection 11.1(a) or reduce the percentage specified in the definition of “Required Lenders” or “Supermajority Lenders,” or consent to the assignment or transfer by the Parent Borrower or the OpCo Borrower of any of their respective rights and obligations under this Agreement and the other Loan Documents (other than pursuant to Subsection 8.2 or 11.6(a)), in each case without the written consent of all the Lenders;

(iii)          release Guarantors accounting for all or substantially all of the value of the Guarantee of the Obligations pursuant to the Guarantee and Collateral Agreement, or, in the aggregate (in a single transaction or a series of related transactions), all or substantially all of the Collateral without the consent of all of the Lenders, except as expressly permitted hereby or by any Security Document (as such documents are in effect on the Closing Date or, if later, the date of execution and delivery thereof in accordance with the terms hereof);

(iv)           require any Lender to make Loans having an Interest Period of longer than six months or shorter than one month without the consent of such Lender;

(v)            amend, modify or waive any provision of Section 10 without the written consent of the then Agents;

(vi)           amend, modify or waive any provision of Subsection 10.1(a), 10.5 or 10.12 without the written consent of any Other Representative directly and adversely affected thereby;

(vii)          amend, modify or waive any provision of the Swingline Note (if any) or Subsection 2.4 without the written consent of the Swingline Lender and each other Lender, if any, which holds, or is required to purchase, a participation in any Swingline Loan pursuant to Subsection 2.4(d);

(viii)         amend, modify or waive the provisions of any Letter of Credit or any L/C Obligation without the written consent of the Issuing Lender with respect thereto and each directly and adversely affected Lender;

(ix)            increase the advance rates set forth in the definition of “Borrowing Base”, or make any change to the definitions of “Borrowing Base” (by adding additional categories or components thereof), “Eligible Accounts”, “Eligible Credit Card Receivables” or “Eligible Inventory” that would have the effect of increasing the amount of the Borrowing Base without the consent of the Supermajority Lenders; provided that the Administrative Agent may increase or decrease the amount of, or otherwise modify or eliminate, any Availability Reserves that it implements in its Permitted Discretion in accordance with Subsection 2.1(b) or otherwise in accordance with the terms of this Agreement, and in any such case, such change will not be deemed to require any Supermajority Lender or other Lender consent; or

(x)            amend, modify or waive the order of application of payments set forth in the penultimate sentence of Subsection 4.4(a), or Subsection 4.8(a), 4.16(d), 10.15 or 11.7 hereof or clause (c) or (d) of Section 4.1 of the ABL/Term Loan Intercreditor Agreement, in each case without the consent of each Lender directly and adversely affected thereby;

provided, further, that notwithstanding and in addition to the foregoing, and in addition to Liens the Collateral Agent is authorized to release pursuant to Subsection 10.8(b), the Collateral Agent may, in its discretion, release the Lien on Collateral valued in the aggregate not in excess of $5,000,000 in any Fiscal Year without the consent of any Lender.

(b)            Any waiver and any amendment, supplement or modification pursuant to this Subsection 11.1 shall apply to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, each of the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(c)            Notwithstanding any provision herein to the contrary, (x) no Defaulting Lender shall have any right to approve or disapprove any amendment, restatement, supplement, waiver or consent hereunder, except to the extent the consent of such Lender would be required under clause (i) in the further proviso to the second sentence of Subsection 11.1(a) and (y) no Disqualified Lender shall have any right to approve or disapprove any amendment, supplement, modification, waiver or consent hereunder or under any of the Loan Documents.

(d)            Notwithstanding any provision herein to the contrary, this Agreement and the other Loan Documents may be amended, restated, supplemented, waived or otherwise modified (i) to cure any ambiguity, mistake, omission, defect or inconsistency, with the consent of the Borrower Representative and the Administrative Agent, (ii) in accordance with Subsection 2.6, to incorporate the terms of any Incremental Facility with the written consent of the Borrower Representative and Lenders providing such Incremental Facility, (iii) by a Refinancing Amendment in accordance with Subsection 2.7, with the written consent of the Borrower Representative and the Lenders providing such Credit Agreement Refinancing Indebtedness, (iv) in accordance with Subsection 2.8, to effectuate an Extension with the written consent of the Borrower Representative and the Extending Lenders, (v) pursuant to the Canadian Facility Amendment in accordance with Subsection 2.9, to incorporate the terms of the Canadian Facility with the written consent of the Borrower Representative and the Administrative Agent, (vi) in accordance with Subsection 4.7 to establish an alternate rate of interest and (viii) in accordance with Subsection 7.11, to change the financial reporting convention. Without limiting the generality of the foregoing, any provision of this Agreement and the other Loan Documents, including Subsection 4.4, 4.8, 4.16 or 10.15, may be amended, restated, supplemented, waived or otherwise modified as set forth in the immediately preceding sentence to provide for non-pro rata borrowings and payments of any amounts hereunder as between any tranche hereunder (including any tranche of Extended Revolving Commitments or Incremental Revolving Commitments and any other tranche created pursuant to Subsection 2.6, 2.7 or 2.8), or to provide for the inclusion, as appropriate, of the Lenders of any tranche of Extended Revolving Commitments or Incremental Revolving Commitments or of any other tranche created pursuant to Subsection 2.6, 2.7 or 2.8 in any required vote or action of the Required Lenders, the Supermajority Lenders or the Lenders of each Tranche hereunder. The Administrative Agent hereby agrees (if requested by the Borrower Representative) to execute any amendment, restatement, supplement, waiver or other modification referred to in this clause (d) or an acknowledgement thereof.

(e)            Notwithstanding any provision herein to the contrary, this Agreement may be amended (or deemed amended) or amended and restated with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the existing Facilities and the accrued interest and fees in respect thereof, (y) to include, as appropriate, the Lenders holding such credit facilities in any required vote or action of the Required Lenders or of the Lenders of each Facility hereunder and (z) to provide class protection for any additional credit facilities.

(f)            Notwithstanding any provision herein to the contrary, any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by Subsection 11.17 with the written consent of the Agent party thereto and the Loan Parties party thereto.

(g)            If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement and/or any other Loan Document as contemplated by Subsection 11.1(a), the consent of the Supermajority Lenders, each Lender or each affected Lender, as applicable, is required and the consent of the Required Lenders at such time is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each such other Lender, a “Non-Consenting Lender”) then the Borrower Representative may, on notice to the Administrative Agent and any relevant Non-Consenting Lender, (A) replace such Non-Consenting Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Subsection 11.6 (with the assignment fee and any other costs and expenses to be paid by applicable Borrowers in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower Representative to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to the applicable change, waiver, discharge or termination of this Agreement and/or the other Loan Documents; and provided, further, that all obligations of the Borrowers owing to the Non-Consenting Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender (or, at its option, by a Borrower) to such Non-Consenting Lender concurrently with such Assignment and Acceptance or (B) so long as no Event of Default under Subsection 9.1(a) or 9.1(f) then exists or will exist immediately after giving effect to the respective prepayment, prepay the Loans and, at the Borrower Representative’s option, terminate the Commitments of such Non-Consenting Lender, in whole or in part, subject to Subsection 4.12, without premium or penalty. In connection with any such replacement under this Subsection 11.1(g), if the Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrowers owing to the Non-Consenting Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the applicable Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Consenting Lender, and the Administrative Agent shall record such assignment in the Register.

(h)            Upon the execution by the Parent Borrower and delivery to the Administrative Agent of a Borrower Termination with respect to any Subsidiary Borrower, such Subsidiary Borrower shall cease to be a Borrower; provided that the Borrower Termination shall not be effective (other than to terminate its right to borrow additional Revolving Credit Loans under this Agreement) unless (x) another Borrower shall remain liable for the principal of and interest on any Loan to such Subsidiary Borrower and (y) if such Borrower owned any assets constituting ABL Priority Collateral, it shall upon such Borrower Termination become a Subsidiary Guarantor, in each case on terms and conditions reasonably satisfactory to the Administrative Agent. In the event that a Subsidiary Borrower shall cease to be a Subsidiary of the Parent Borrower, the Parent Borrower shall promptly execute and deliver to the Administrative Agent a Subsidiary Borrower Termination terminating its status as a Borrower, subject to the proviso in the immediately preceding sentence.

11.2          Notices. (a) All notices, requests, and demands to or upon the respective parties hereto to be effective shall be in writing (including facsimile or electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of facsimile or electronic mail notice, when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day) or, in the case of delivery by a nationally recognized overnight courier, when received, addressed as follows in the case of the Borrowers, the Administrative Agent and the Collateral Agent, and as set forth in Schedule A in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

The Parent Borrower and the OpCo Borrower	SiteOne Landscape Supply, LLC
300 Colonial Center Parkway
Suite 600
Roswell, GA 30076
	Attention:	John T. Guthrie
	Facsimile:	(770) 442-3411
	Telephone:	(770) 255-2146
	Email:	JGuthrie@siteone.com

With copies (which shall not constitute notice) to:	Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
	Attention:	Jeffrey E. Ross
	Facsimile:	(212) 521-7465
	Telephone:	(212) 909-6465
	Email:	jeross@debevoise.com

The Administrative Agent/the Collateral Agent:	JPMorgan Chase Bank, N.A.
c/o Portfolio Manager
2200 Ross Avenue, 9th Floor
Mail Code: TX1-2905
Dallas, TX 75201
	Attention:	Robby Cohenour
	Facsimile:	(214) 965-2594
	Telephone:	(214) 965-3746
	Email:	robby.cohenour@jpmorgan.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Subsection 3.2, 4.2, 4.4 or 4.8 shall not be effective until received.

(b)            Without in any way limiting the obligation of any Loan Party and its Subsidiaries to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent, the Swingline Lender (in the case of a Borrowing of Swingline Loans) or any Issuing Lender (in the case of the issuance of a Letter of Credit), as the case may be, may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Administrative Agent, the Swingline Lender or such Issuing Lender in good faith to be from a Responsible Officer of a Loan Party.

(c)            Subject to Subsection 11.19, Loan Documents may be transmitted and/or signed by facsimile or other electronic means (e.g., a “pdf”, “tiff” or DocuSign). The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually signed originals and shall be binding on each Loan Party, each Agent and each Lender. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or other electronic document or signature.

(d)            Notices and other communications to the Lenders and any Issuing Lender hereunder may be delivered or furnished by electronic communication (including electronic mail and Internet or intranet websites). Unless the Administrative Agent otherwise prescribes (with the Borrower Representative’s consent), (i) notices and other communications sent to an email address shall be deemed to have been duly made or given when delivered, provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been delivered at the opening of business on the next Business Day, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the posting thereof.

(e)            THE PLATFORM IS PROVIDED "AS IS" AND "AS AVAILABLE." NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANT THE ACCURACY OR COMPLETENESS OF MATERIALS AND/OR INFORMATION PROVIDED BY OR ON BEHALF OF ANY BORROWER HEREUNDER (THE "BORROWER MATERIALS") OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.

(f)            Each Lender may change its address, email, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower Representative and the Administrative Agent.

(g)            All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.3          No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent, any Lender or any Loan Party, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4          Survival of Representations and Warranties. All representations and warranties made hereunder and in the other Loan Documents (or in any amendment, modification or supplement hereto or thereto) and in any certificate delivered pursuant hereto or such other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

11.5          Payment of Expenses and Taxes. The Borrowers, jointly and severally, agree (a) to pay or reimburse the Agents and the Other Representatives for (1) all their reasonable and documented out-of-pocket costs and expenses incurred in connection with (i) the syndication of the Facilities and the development, preparation, execution and delivery of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, (ii) the consummation and administration of the transactions (including the syndication of the Commitments) contemplated hereby and thereby and (iii) efforts to monitor the Loans and verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral, and (2) the reasonable and documented fees and disbursements of Simpson Thacher & Bartlett LLP, solely in its capacity as counsel to the Agents and Other Representatives, and such other special or local counsel, consultants, advisors, appraisers and auditors whose retention (other than during the continuance of an Event of Default) is approved by the Borrower Representative, (b) to pay or reimburse each Lender, the Lead Arrangers and the Agents for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including the fees and disbursements of counsel to the Agents (limited to one firm of counsel in each appropriate jurisdiction, in each case for the Agents), (c) to pay, indemnify, or reimburse each Lender, the Lead Arrangers and the Agents for, and hold each Lender, the Lead Arrangers and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, any stamp, documentary, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution, delivery or enforcement of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, each Lead Arranger, each Agent (and any sub-agent thereof), each Issuing Lender and each Related Party of any of the foregoing Persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (in the case of fees and disbursements of counsel, limited to one firm of counsel for all Indemnitees and, if necessary, one firm of local counsel in each appropriate jurisdiction, in each case for all Indemnitees (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower Representative of such conflict and thereafter, after receipt of the Borrower Representative’s consent (which shall not be unreasonably withheld), retains its own counsel, of another firm of counsel for such affected Indemnitee)) with respect to (i) the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or Letters of Credit (including any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (ii) the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Parent Borrower or any of its Restricted Subsidiaries or any of the property of the Parent Borrower or any of its Restricted Subsidiaries, or any other property at which Materials of Environmental Concern generated by the Parent Borrower or any of its Restricted Subsidiaries was managed, released, or discharged, or (iii) of any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, arising out of the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, without limitation, any Erroneous Payment), whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party and regardless of whether any Indemnitee is a party thereto (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that the Borrowers shall not have any obligation hereunder to any Lead Arranger, any Other Representative, any Agent (or any sub-agent thereof), any Issuing Lender or any Lender (or any Related Party of any of the foregoing Persons) with respect to Indemnified Liabilities arising from (i) the gross negligence, bad faith or willful misconduct of any such Lead Arranger or any such Other Representative or Agent (or any sub-agent thereof), Issuing Lender or Lender (or any Related Party of any of the foregoing Persons), as the case may be, as determined by a court of competent jurisdiction in a final and non-appealable decision, (ii) a material breach of the Loan Documents by any Lead Arranger or any such Other Representative or Agent (or any sub-agent thereof), Issuing Lender or Lender (or any Related Party of any of the foregoing Persons), as the case may be, as determined by a court of competent jurisdiction in a final and non-appealable decision, or (iii) claims against such Indemnitee or any Related Party brought by any other Indemnitee that do not involve claims against any Lead Arranger or any Agent in its capacity as such. None of the Borrowers nor any Indemnitee shall be liable for any indirect, special, punitive or consequential damages hereunder; provided that nothing contained in this sentence shall limit the Borrowers’ indemnity or reimbursement obligations under this Subsection 11.5 to the extent such indirect, special, punitive or consequential damages are included in any third-party claim in connection with which such Indemnitee is entitled to indemnification hereunder. All amounts due under this Subsection 11.5 shall be payable not later than 30 days after written demand therefor. Statements reflecting amounts payable by the Loan Parties pursuant to this Subsection 11.5 shall be submitted to the address of the Borrower Representative set forth in Subsection 11.2, or to such other Person or address as may be hereafter designated by the Borrower Representative in a notice to the Administrative Agent. Notwithstanding the foregoing, except as provided in Subsections 11.5(b) and 11.5(c) above, no Borrower shall have any obligation under this Subsection 11.5 to any Indemnitee with respect to any tax, levy, impost, duty, charge, fee, deduction or withholding imposed, levied, collected, withheld or assessed by any Governmental Authority. The agreements in this Subsection 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

11.6          Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the applicable Issuing Lender that issues any Letter of Credit), except that (i) other than in accordance with Subsection 8.2, none of the Loan Parties may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with Subsection 4.13(d), Subsection 4.15(c), Subsection 11.1(g) and this Subsection 11.6.

(b)            (i) Subject to the conditions set forth in Subsection 11.6(b)(ii) below, any Lender other than a Conduit Lender may, in the ordinary course of business and in accordance with applicable law, assign (other than to a Disqualified Lender (unless the Borrower Representative shall have otherwise expressly consented in writing to such assignment), to any natural person, holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person, to Holdings, the Parent Borrower or any of their respective Subsidiaries or to an Affiliated Lender) to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including its Commitments and/or Loans, pursuant to an Assignment and Acceptance) with the prior written consent of:

(A)           the Borrower Representative (such consent not to be unreasonably withheld, conditioned or delayed); provided that no consent of the Borrower Representative shall be required for (i) an assignment if an Event of Default under Subsection 9.1(a) or 9.1(f) with respect to the Parent Borrower or the OpCo Borrower has occurred and is continuing, to any other Person or (ii) an assignment between ING Capital LLC and ING Bank, NV; and

(B)            other than for an assignment between ING Capital LLC and ING Bank, NV, the Administrative Agent, the Issuing Lender and the Swingline Lender (such consent not to be unreasonably withheld, conditioned or delayed).

(ii)            Assignments shall be subject to the following additional conditions:

(A)           except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under the Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless the Borrower Representative and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower Representative shall be required if an Event of Default under Subsection 9.1(a) or 9.1(f) with respect to the Parent Borrower or the OpCo Borrower has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates, if any;

(B)            the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (unless waived by the Administrative Agent in any given case); provided that for concurrent assignments to two or more Lenders or Affiliates of a Lender, such assignment fee shall only be required to be paid once in respect of and at the time of such assignments; and

(C)            the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire and such documentation and other information that the Administrative Agent has reasonably determined is required in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations.

(iii)            Subject to acceptance and recording thereof pursuant to clause (b)(iv) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and bound by any related obligations under) Subsections 4.10, 4.11, 4.12, 4.13, 4.15 and 11.5, and bound by its continuing obligations under Subsection 11.16). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with Subsection 4.13(d), Subsection 4.15(c), Subsection 11.1(g) and this Subsection 11.6 shall, to the extent it would comply with Subsection 11.6(c), be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Subsection 11.6.

(iv)           The Borrowers hereby collectively designate the Administrative Agent, and the Administrative Agent agrees, to serve as the Borrowers’ non-fiduciary agent, solely for purposes of this Subsection 11.6, to maintain at one of its offices in New York, New York a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and interest and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding anything herein to the contrary, with respect to any assignment by a Lender to a Disqualified Lender, the Borrowers shall be entitled to pursue any remedy available to them (whether at law or in equity, including specific performance to unwind such assignment) against the Lender and such Disqualified Lender. In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any prospective assignee is a Disqualified Lender and shall have no liability in respect thereof. Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender.

(v)            Each Lender that sells a participation shall, acting for itself and, solely for this purpose, as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans, Commitments or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary (x) to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or (y) for any Borrower to enforce its rights hereunder. The entries in the Participant Register shall be conclusive absent manifest error, and a Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(vi)           Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender (unless such assignment is being made in accordance with Subsection 4.13(d), Subsection 4.15(c), or Subsection 11.1(g), in which case the effectiveness of such Assignment and Acceptance shall not require execution by the assigning Lender) and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Subsection 11.6(b) and any written consent to such assignment required by this Subsection 11.6(b), the Administrative Agent shall accept such Assignment and Acceptance, record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (vi).

(vii)          On or prior to the effective date of any assignment pursuant to this Subsection 11.6(b), the assigning Lender shall surrender to the Administrative Agent any outstanding Notes held by it evidencing Loans or Commitments, as applicable, which are being assigned. Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Borrower Representative marked “cancelled”.

Notwithstanding the foregoing provisions of this Subsection 11.6(b) or any other provision of this Agreement, if the Borrower Representative shall have consented thereto in writing in its sole discretion, the Administrative Agent shall have the right, but not the obligation, to effectuate assignments of Loans and Commitments via an electronic settlement system acceptable to the Administrative Agent and the Borrower Representative as designated in writing from time to time to the Lenders by the Administrative Agent (the “Settlement Service”). At any time when the Administrative Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed Assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be subject to the prior written approval of the Borrower Representative and shall be consistent with the other provisions of this Subsection 11.6(b). Each assigning Lender and proposed Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loans and Commitments pursuant to the Settlement Service. Assignments and assumptions of the Loans and Commitments shall be effected by the provisions otherwise set forth herein until the Administrative Agent notifies the Lenders of the Settlement Service as set forth herein. The Borrower Representative may withdraw its consent to the use of the Settlement Service at any time upon notice to the Administrative Agent, and thereafter assignments and assumptions of the Loans and Commitments shall be effected by the provisions otherwise set forth herein.

Furthermore, no Assignee, which as of the date of any assignment to it pursuant to this Subsection 11.6(b) would be entitled to receive any greater payment under Subsection 4.10, 4.11, 4.12 or 11.5 than the assigning Lender would have been entitled to receive as of such date under such Subsections with respect to the rights assigned, shall, notwithstanding anything to the contrary in this Agreement, be entitled to receive such greater payments unless the assignment was made after an Event of Default under Subsection 9.1(a) or 9.1(f) has occurred and is continuing or the Borrower Representative has expressly consented in writing to waive the benefit of this provision at the time of such assignment.

(c)            (i) Any Lender other than a Conduit Lender may, in the ordinary course of its business and in accordance with applicable law, without the consent of the Borrower Representative or the Administrative Agent, sell participations (other than to any Disqualified Lender, or a natural person or the Parent Borrower or any of the Parent Borrower’s Affiliates or its Subsidiaries) to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents and (D) the Borrowers, the Borrower Representative, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, supplement, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, supplement, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to clause (i) or (iii) of the second proviso to the second sentence of Subsection 11.1(a) and (2) directly affects such Participant. Subject to Subsection 11.6(c)(ii), each Borrower agrees that each Participant shall be entitled to the benefits of (and shall have the related obligations under) Subsections 4.10, 4.11, 4.12, 4.13, 4.15 and 11.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Subsection 11.6(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Subsection 11.7(b) as though it were a Lender, provided that such Participant shall be subject to Subsection 11.7(a) as though it were a Lender. Notwithstanding the foregoing, no Lender shall be permitted to sell participations under this Agreement to any Disqualified Lender and any such participation shall be void ab initio, except to the extent the Borrower Representative has consented to such participation in writing (in which case such Lender will not be considered a Disqualified Lender solely for that particular participation). Any attempted participation which does not comply with Subsection 11.6 shall be null and void.

(ii)            No Loan Party shall be obligated to make any greater payment under Subsection 4.10, 4.11, 4.12 or 11.5 than it would have been obligated to make in the absence of any participation, unless the sale of such participation is made with the prior written consent of the Borrower Representative and the Borrower Representative expressly waives the benefit of this provision at the time of such participation. Any Participant that is not incorporated under the laws of the United States of America or a state thereof shall not be entitled to the benefits of Subsection 4.11 unless such Participant complies with Subsection 4.11(b) and provides the forms and certificates referenced therein to the Lender that granted such participation.

(d)            Any Lender, without the consent of the Borrower Representative or the Administrative Agent, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or central bank of a member state of the European Union, and this Subsection 11.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute (by foreclosure or otherwise) any such pledgee or Assignee for such Lender as a party hereto.

(e)            No assignment or participation made or purported to be made to any Assignee or Participant shall be effective without the prior written consent of the Borrower Representative if it would require any Borrower to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction, and the Borrower Representative shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee or Participant to determine whether any such filing or qualification is required or whether any assignment or participation is otherwise in accordance with applicable law.

(f)            Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower Representative or the Administrative Agent and without regard to the limitations set forth in Subsection 11.6(b). Each Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any domestic or foreign bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state, federal or provincial bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance. Each such indemnifying Lender shall pay in full any claim received from each such Borrower pursuant to this Subsection 11.6(f) within 30 Business Days of receipt of a certificate from a Responsible Officer of the Borrower Representative specifying in reasonable detail the cause and amount of the loss, cost, damage or expense in respect of which the claim is being asserted, which certificate shall be conclusive absent manifest error. Without limiting the indemnification obligations of any indemnifying Lender pursuant to this Subsection 11.6(f), in the event that the indemnifying Lender fails timely to compensate each such Borrower for such claim, any Loans held by the relevant Conduit Lender shall, if requested by the Borrower Representative, be assigned promptly to the Lender that administers the Conduit Lender and the designation of such Conduit Lender shall be void.

(g)            If the Borrower Representative wishes to replace the Loans or Commitments under the Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ (or such shorter period as agreed to by the Administrative Agent in its reasonable discretion) advance notice to the Lenders under such Facility, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Facility to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Subsection 11.1. Pursuant to any such assignment, (x) all Loans to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Subsection 4.12 and (y) all Commitments to be replaced shall be allocated among the Lenders under such Facility in the same manner as would be required if such Commitments were being optionally reduced or terminated by the Borrowers, accompanied by payment of any accrued fees thereon and any amounts owing pursuant to Subsection 4.12. By receiving such purchase price (including accrued interest, fees and indemnity payments), the Lenders under such Facility shall automatically be deemed to have assigned the Loans or Commitments under such Facility pursuant to the terms of the form of the Assignment and Acceptance, the Administrative Agent shall record such assignment in the Register and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this clause (g) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

11.7          Adjustments; Set-off; Calculations; Computations. (a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Revolving Credit Loans or the Reimbursement Obligations owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Subsection 9.1(f), or otherwise (except pursuant to Subsection 2.6, 2.7, 2.8, 4.4, 4.5(b), 4.9, 4.10, 4.11, 4.12, 4.13(d), 11.1(g) or 11.6)), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Revolving Credit Loans or the Reimbursement Obligations, as the case may be, owing to it, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders an interest (by participation, assignment or otherwise) in such portion of each such other Lender’s Revolving Credit Loans or the Reimbursement Obligations, as the case may be, owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)            In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower Representative, any such notice being expressly waived by the Borrower Representative to the extent permitted by applicable law, upon the occurrence of an Event of Default under Subsection 9.1(a) to set-off and appropriate and apply against any amount then due and payable under Subsection 9.1(a) by such Borrower any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of such Borrower. Each Lender agrees promptly to notify the Borrower Representative and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. For purposes of this Subsection 11.7(b), the term “Lender” includes any Issuing Lender.

11.8          Judgment. (a) If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Subsection 11.8 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Subsection 11.8 being hereinafter in this Subsection 11.8 referred to as the “Judgment Conversion Date”).

(b)            If, in the case of any proceeding in the court of any jurisdiction referred to in Subsection 11.8(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Loan Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from any Loan Party under this Subsection 11.8(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c)            The term “rate of exchange” in this Subsection 11.8 means the rate of exchange at which the Administrative Agent, on the relevant date at or about 12:00 noon (New York City time), would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

11.9          Counterparts. This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts (including by facsimile and other electronic transmission), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Borrower Representative and the Administrative Agent.

11.10        Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.11        Integration. This Agreement and the other Loan Documents represent the entire agreement of each of the Loan Parties party hereto and thereto, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the Loan Parties party hereto, the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents, as applicable.

11.12        Governing Law. THIS AGREEMENT AND ANY NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

11.13      Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)            submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court,” and together with the New York Supreme Court, the “New York Courts”) and appellate courts from either of them; provided that nothing in this Agreement shall be deemed or operate to preclude (i) any Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations (in which case any party shall be entitled to assert any claim or defense, including any claim or defense that this Subsection 11.13 would otherwise require to be asserted in a legal action or proceeding in a New York Court), or to enforce a judgment or other court order in favor of the Administrative Agent or the Collateral Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment, (iii) if all such New York Courts decline jurisdiction over any Person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction and (iv) in the event a legal action or proceeding is brought against any party hereto or involving any of its assets or property in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party from asserting a claim or defense (including any claim or defense that this Subsection 11.13(a) would otherwise require to be asserted in a legal proceeding in a New York Court) in any such action or proceeding;

(b)            consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c)            agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower Representative, the applicable Lender or the Administrative Agent, as the case may be, at the address specified in Subsection 11.2 or at such other address of which the Administrative Agent, any such Lender and the Borrower Representative shall have been notified pursuant thereto;

(d)            agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or (subject to clause (a) above) shall limit the right to sue in any other jurisdiction; and

(e)            waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Subsection 11.13 any consequential or punitive damages.

11.14       Acknowledgements. Each Borrower hereby acknowledges that:

(a)            it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)            neither any Agent nor any Other Representative or Lender has any fiduciary relationship with or duty to any Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on the one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

(c)            no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby and thereby among the Lenders or among any of the Borrowers and the Lenders.

11.15        Waiver of Jury Trial. EACH OF THE BORROWERS, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.16        Confidentiality. (a) Each Agent, each Other Representative and each Lender agrees to keep confidential any information (a) provided to it by or on behalf of Holdings or any of the Borrowers or any of their respective Subsidiaries pursuant to or in connection with the Loan Documents or (b) obtained by such Lender based on a review of the books and records of Holdings or any of the Borrowers or any of their respective Subsidiaries; provided that nothing herein shall prevent any Lender from disclosing any such information (including, for the avoidance of doubt, a list of Disqualified Lenders) (i) to any Agent, any Other Representative or any other Lender, (ii) to any Transferee, or prospective Transferee or any creditor or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations which agrees to comply with the provisions of this Subsection 11.16 pursuant to a written instrument (or electronically recorded agreement from any Person listed above in this clause (ii), in respect to any electronic information (whether posted or otherwise distributed on any Platform)) for the benefit of the Borrowers (it being understood that each relevant Lender shall be solely responsible for obtaining such instrument (or such electronically recorded agreement)), (iii) to its Affiliates and the employees, officers, partners, directors, agents, attorneys, accountants and other professional advisors of it and its Affiliates; provided that such Lender shall inform each such Person of the agreement under this Subsection 11.16 and take reasonable actions to cause compliance by any such Person referred to in this clause (iii) with this agreement (including, where appropriate, to cause any such Person to acknowledge its agreement to be bound by the agreement under this Subsection 11.16), (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender or its affiliates or to the extent required in response to any order of any court or other Governmental Authority or as shall otherwise be required pursuant to any Requirement of Law; provided that, other than with respect to any disclosure to any bank regulatory authority, such Lender shall, unless prohibited by any Requirement of Law, notify the Borrower Representative of any disclosure pursuant to this clause (iv) as far in advance as is reasonably practicable under such circumstances, (v) which has been publicly disclosed other than in breach of this Agreement, (vi) in connection with the exercise of any remedy hereunder, under any Loan Document or under any Interest Rate Agreement, (vii) in connection with periodic regulatory examinations and reviews conducted by the National Association of Insurance Commissioners or any Governmental Authority having jurisdiction over such Lender or its affiliates (to the extent applicable), (viii) in connection with any litigation to which such Lender (or, with respect to any Interest Rate Agreement, any Affiliate of any Lender party thereto) may be a party subject to the proviso in clause (iv) above, and (ix) if, prior to such information having been so provided or obtained, such information was already in an Agent’s or a Lender’s possession on a non-confidential basis without a duty of confidentiality to any Borrower being violated. Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Acceptance, the provisions of this Subsection 11.16 shall survive with respect to each Agent and Lender until the second anniversary of such Agent or Lender ceasing to be an Agent or a Lender, respectively; provided that in no case shall any Agent or Lender cease to be obligated pursuant to this Subsection 11.16 prior to the third anniversary of the Closing Date.

(b)            Each Lender acknowledges that any such information referred to in Subsection 11.16(a), and any information (including requests for waivers and amendments) furnished by the Parent Borrower or any of its Subsidiaries or the Administrative Agent pursuant to or in connection with this Agreement and the other Loan Documents, may include material non-public information concerning the Parent Borrower or any of its Subsidiaries, the other Loan Parties and their respective Affiliates or their respective securities. Each Lender represents and confirms that such Lender has developed compliance procedures regarding the use of material non-public information; that such Lender will handle such material non-public information in accordance with those procedures and applicable law, including United States federal and state securities laws; and that such Lender has identified to the Administrative Agent a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law.

11.17         Incremental Indebtedness; Additional Indebtedness. In connection with the incurrence by any Loan Party or any Subsidiary thereof of any Incremental Indebtedness or Additional Indebtedness, each of the Administrative Agent and the Collateral Agent agree to execute and deliver the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement, or any Other Intercreditor Agreement or any Intercreditor Agreement Supplement and amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Security Document, and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably deemed by the Borrower Representative to be necessary or reasonably desirable for any Lien on the assets of any Loan Party permitted to secure such Incremental Facility or Additional Indebtedness to become a valid, perfected lien (with such priority as may be designated by the relevant Loan Party or Subsidiary, to the extent such priority is permitted by the Loan Documents) pursuant to the Security Document being so amended, restated, waived, supplemented or otherwise modified or otherwise.

11.18        USA PATRIOT Act Notice. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies each Loan Party, which information includes the name of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act, and each Loan Party agrees to provide such information from time to time to any Lender.

11.19        Electronic Execution of Documents. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Subsection 7.7), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrowers or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Borrower and each Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrowers and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender and its Related Parties for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of any Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

11.20        Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against any Loan Party for liquidation or reorganization, should any Loan Party become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of any Loan Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the obligations of the Borrowers under the Loan Documents, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the obligations, whether as a fraudulent preference, reviewable transaction or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the obligations of the Borrowers hereunder shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

11.21        Joint and Several Liability; Postponement of Subrogation. (a) The obligations of the Borrowers hereunder and under the other Loan Documents to which each Borrower is a party shall be joint and several and, as such, each Borrower shall be liable for all of such obligations of the other Borrowers under this Agreement and the other Loan Documents to which each Borrower is a party. To the fullest extent permitted by law the liability of each Borrower for the obligations under this Agreement and the other Loan Documents of the other applicable Borrowers with whom it has joint and several liability shall be absolute, unconditional and irrevocable, without regard to (i) the validity or enforceability of this Agreement or any other Loan Document, any of the obligations hereunder or thereunder or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any applicable Secured Party, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance hereunder; provided that no Borrower hereby waives any suit for breach of a contractual provision of any of the Loan Documents) which may at any time be available to or be asserted by such other applicable Borrower or any other Person against any Secured Party or (iii) any other circumstance whatsoever (with or without notice to or knowledge of such other applicable Borrower or such Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of such other applicable Borrower for the obligations hereunder or under any other Loan Document, or of such Borrower under this Subsection 11.21, in bankruptcy or in any other instance.

(b)            Each Borrower agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under this Agreement, by any payments made hereunder or otherwise, until the prior payment in full in cash of all of the obligations hereunder and under any other Loan Document, the termination or expiration of all Letters of Credit and the permanent termination of all Commitments. Any amount paid to any Borrower on account of any such subrogation rights prior to the payment in full in cash of all of the obligations hereunder and under any other Loan Document, the termination or expiration of all Letters of Credit and the permanent termination of all Commitments shall be held in trust for the benefit of the applicable Secured Parties and shall immediately be paid to the Administrative Agent for the benefit of the applicable Secured Parties and credited and applied against the obligations of the applicable Borrowers, whether matured or unmatured, in such order as the Administrative Agent shall elect. In furtherance of the foregoing, for so long as any obligations of the Borrowers hereunder, any Letters of Credit or any Commitments remain outstanding, each Borrower shall refrain from taking any action or commencing any proceeding against any other Borrower (or any of its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made in respect of the obligations hereunder or under any other Loan Document of such other Borrower to any Secured Party.

11.22        Designated Cash Management Agreements and Designated Hedging Agreements. The Borrower Representative may from time to time elect by notice in writing to the Administrative Agent (with a copy to the Cash Management Party or Hedging Party, as applicable, party to the Cash Management Arrangement, Hedging Agreement or other Permitted Hedging Arrangement, as applicable, to which the notice relates) that (x)(i) a Cash Management Arrangement with any Cash Management Party is to be a “Designated Cash Management Agreement” having monetary obligations that are subject to the waterfall provisions set forth in Subsection 10.15 and (ii) the Administrative Agent shall establish a Designated Cash Management Reserve with respect to any such Designated Cash Management Agreement in an amount (which amount shall be specified in such notice) equal to the anticipated monetary obligations of the Loan Parties under such Designated Cash Management Agreement owing to any Cash Management Party, so long as, immediately after giving effect thereto, Excess Availability would be not less than zero, or (y)(i) a Hedging Agreement or other Permitted Hedging Arrangement with any Hedging Party is to be a “Designated Hedging Agreement” having monetary obligations that are subject to the waterfall provisions set forth in Subsection 10.15 and (ii) the Administrative Agent shall establish a Designated Hedging Reserve with respect to any such Designated Hedging Agreement in an amount (which amount shall be specified in such notice) equal to the anticipated monetary obligations of the Loan Parties under such Designated Hedging Agreement owing to any Hedging Party, so long as, immediately after giving effect thereto, Excess Availability would be not less than zero, provided that (i) no Designated Cash Management Agreement or Designated Hedging Agreement can be secured at the same time on a first lien basis by the Term Loan Priority Collateral (and any request under this Subsection 11.22 will be deemed to be a representation by the Borrower Representative to such effect), and (ii) no monetary obligations under any Designated Cash Management Agreement or Designated Hedging Agreement shall receive any benefit of the designation under this Subsection 11.22 after the Discharge of ABL Obligations (as defined in the ABL/Term Loan Intercreditor Agreement) , provided, further, that no Cash Management Arrangement shall be designated as a “Designated Cash Management Agreement” and no Hedging Agreement or other Permitted Hedging Arrangement shall be designated as a “Designated Hedging Agreement” if, at the time of such designation, the establishment of a Designated Cash Management Reserve or Designated Hedging Reserve in connection with such Designated Cash Management Agreement or Designated Hedging Agreement, as applicable, would result in Excess Availability being less than zero. The Borrower Representative may from time to time instruct the Administrative Agent to (i) reduce or eliminate the amount of any Designated Cash Management Reserve or Designated Hedging Reserve by delivering to the Administrative Agent (with a copy to the Cash Management Party or Hedging Party, as applicable, party to the Designated Cash Management Agreement or Designated Hedging Agreement to which the Designated Cash Management Reserve or Designated Hedging Reserve relates) a notice of such reduction or elimination or (ii) increase the amount of any Designated Cash Management Reserve or Designated Hedging Reserve by notice in writing to the Administrative Agent (with a copy to the Cash Management Party or Hedging Party, as applicable, party to the Designated Cash Management Agreement or Designated Hedging Agreement to which the Designated Cash Management Reserve or Designated Hedging Reserve relates) so long as in the case of this clause (ii), immediately after giving effect to such increase, Excess Availability would be not less than zero.

11.23        Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-in Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)	a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

11.24        Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

11.25       Erroneous Payments by Agent to Lenders.

(a)            Each Lender hereby agrees that (i) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Lender (whether or not known to such Lender) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this clause (a) shall be conclusive, absent manifest error.

(b)            Without limiting immediately preceding clause (a), each Lender hereby further agrees that if it receives an Erroneous Payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Erroneous Payment (an “Erroneous Payment Notice”), (y) that was not preceded or accompanied by an Erroneous Payment Notice, or (z) that such Lender otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, an error has been made (and that it is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment) with respect to such Erroneous Payment, and to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. Each Lender agrees that, in each such case, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)            Each Borrower and each other Loan Party hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Loan Party except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds of the Borrower or any other Loan Party.

(d)            Each party’s obligations under this Subsection 11.25 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

11.26        Subsidiary Borrowers. The Parent Borrower may cause any Domestic Subsidiary that is a Wholly Owned Subsidiary to become a Subsidiary Borrower after five Business Days’ written notice to the Administrative Agent (or such shorter period as may be agreed to by the Administrative Agent in its reasonable discretion) pursuant to a Borrower Joinder (which Borrower Joinder shall be accompanied by all documentation and other information about such Subsidiary Borrower as shall be required by applicable regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations. Upon receipt thereof the Administrative Agent shall promptly transmit each such notice to each of the Lenders; provided that any failure to do so by the Administrative Agent shall not in any way affect the status of any such Subsidiary as a Subsidiary Borrower hereunder.

11.27        No Novation. Notwithstanding anything to the contrary contained herein, this Agreement shall not extinguish the obligations for the payment of money outstanding under the Original Credit Agreement or discharge or release the Lien or priority of any Security Document or any other security therefor. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Original Credit Agreement or instruments securing the same, which shall remain in full force and effect, except to any extent modified hereby or by instruments executed concurrently herewith and except to the extent repaid as provided herein. Nothing implied in this Agreement or in any other document contemplated hereby shall be construed as a release or other discharge of any of the Loan Parties under any Loan Document from any of its obligations and liabilities as a Borrower, Guarantor or pledgor under any of the Loan Documents.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the date first written above.

SITEONE LANDSCAPE SUPPLY HOLDING, LLC

By:
Name:
Title:

SITEONE LANDSCAPE SUPPLY, LLC

By:
Name:
Title:

[Signature Page to Amended and Restated ABL Credit Agreement]

AGENT AND LENDERS:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, Collateral Agent, Issuing Lender and Swingline Lender

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Amended and Restated ABL Credit Agreement]

[ ],
as Lender

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Amended and Restated ABL Credit Agreement]

EXHIBIT A-1
to
CREDIT AGREEMENT

FORM OF REVOLVING CREDIT NOTE

THIS REVOLVING CREDIT NOTE AND THE OBLIGATIONS EVIDENCED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS REVOLVING CREDIT NOTE AND THE OBLIGATIONS EVIDENCED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

New York, New York

[_______________, 20 ]

FOR VALUE RECEIVED, the undersigned, SITEONE LANDSCAPE SUPPLY HOLDING, LLC, a Delaware limited liability company (formerly known as JDA Holding LLC, the “Parent Borrower”), and SITEONE LANDSCAPE SUPPLY, LLC, a Delaware limited liability company (formerly known as John Deere Landscapes LLC, the “OpCo Borrower”), and the Subsidiary Borrowers party to the Credit Agreement (as defined below) (together with the Parent Borrower, the OpCo Borrower and their respective successors and assigns, collectively, the “Borrowers”, and each individually, a “Borrower”), hereby unconditionally promises to pay to [ ] (the “Lender”), and its successors and assigns, at the office of JPMORGAN CHASE BANK, N.A., located at 2200 Ross Avenue, 9th Floor, Dallas, Texas 75201, Attn: Robby Cohenour, in lawful money of the United States of America and in immediately available funds, the aggregate unpaid principal amount of the Revolving Credit Loans made by the Lender to the undersigned pursuant to Subsection 2.1 of the Credit Agreement referred to below, which sum shall be payable on the Termination Date.

The Borrowers further agree to pay interest in like money at such office on the unpaid principal amount hereof from time to time at the applicable rates per annum and on the dates set forth in Subsection 4.1 of the Credit Agreement until such principal amount is paid in full (both before and after judgment).

This Revolving Credit Note is one of the Revolving Credit Notes referred to in, and is subject in all respects to, the Amended and Restated Credit Agreement, dated as of July 22, 2022 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among the Parent Borrower, the OpCo Borrower, the Subsidiary Borrowers from time to time party thereto, the several banks and other financial institutions from time to time party thereto (including the Lender), JPMORGAN CHASE BANK, N.A., as an issuing lender, as administrative agent for the Lenders, as collateral agent for the Secured Parties (as defined therein), and as swingline lender, and is entitled to the benefits thereof, is secured and guaranteed as provided therein and is subject to optional and mandatory prepayment in whole or in part as provided therein. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Revolving Credit Note in respect thereof. The holder hereof, by its acceptance of this Revolving Credit Note, agrees to the terms of, and to be bound by and to observe the provisions applicable to the Lenders contained in, the Credit Agreement. Capitalized terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

Exhibit A-1
to
Credit Agreement

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Credit Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Revolving Credit Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind under this Revolving Credit Note.

THIS REVOLVING CREDIT NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[SITEONE LANDSCAPE SUPPLY HOLDING, LLC]
[SITEONE LANDSCAPE SUPPLY, LLC]
[SUBSIDIARY BORROWER[S]]

By:
Name:
Title:

EXHIBIT A-2
to
CREDIT AGREEMENT

FORM OF SWINGLINE NOTE

New York, New York

[_______________, 20 ]

FOR VALUE RECEIVED, the undersigned, SITEONE LANDSCAPE SUPPLY HOLDING, LLC, a Delaware limited liability company (formerly known as JDA Holding LLC, the “Parent Borrower”), and SITEONE LANDSCAPE SUPPLY, LLC, a Delaware limited liability company (formerly known as John Deere Landscapes LLC, the “OpCo Borrower”), and the Subsidiary Borrowers party to the Credit Agreement (as defined below) (together with the Parent Borrower, the OpCo Borrower and their respective successors and assigns, collectively, the “Borrowers” and each individually, a “Borrower”), hereby unconditionally promises to pay to JPMORGAN CHASE BANK, N.A., (the “Swingline Lender”), located at 2200 Ross Avenue, 9th Floor, Dallas, Texas 75201, Attn: Robby Cohenour, in lawful money of the United States of America and in immediately available funds, the aggregate unpaid principal amount of the Swingline Loans made by the Swingline Lender to the undersigned pursuant to Subsection 2.4 of the Credit Agreement referred to below, which sum shall be payable on the Termination Date.

The Borrowers further agree to pay interest in like money at such office on the unpaid principal amount hereof from time to time at the applicable rates per annum and on the dates set forth in Subsection 4.1 of the Credit Agreement until paid in full (both before and after judgment).

This Swingline Note is the Swingline Note referred to in, and is subject in all respects to, the Amended and Restated Credit Agreement, dated as of July 22, 2022 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among the Parent Borrower, the OpCo Borrower, the Subsidiary Borrowers from time to time party thereto, the several banks and other financial institutions from time to time party thereto (including the Swingline Lender) (the “Lenders”), JPMORGAN CHASE BANK, N.A., as an issuing lender, as administrative agent for the Lenders, as collateral agent for the Secured Parties (as defined therein), and as swingline lender, and is entitled to the benefits thereof, is secured and guaranteed as provided therein and in the Loan Documents and is subject to optional and mandatory prepayment in whole or in part as provided therein. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Swingline Note in respect thereof. The holder hereof, by its acceptance of this Swingline Note, agrees to the terms of, and to be bound by and to observe the provisions applicable to the Lenders contained in, the Credit Agreement. Capitalized terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

Exhibit A-2
to
Credit Agreement

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Swingline Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Swingline Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind under this Swingline Note.

THIS SWINGLINE NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[SITEONE LANDSCAPE SUPPLY HOLDING, LLC]
[SITEONE LANDSCAPE SUPPLY, LLC]
[SUBSIDIARY BORROWER[S]]

By:
Name:
Title:

EXHIBIT B
to
CREDIT AGREEMENT

[Reserved.]

EXHIBIT C
to
CREDIT AGREEMENT

[Reserved]

EXHIBIT D
to
CREDIT AGREEMENT

EXHIBIT D-1

Form of U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain AMENDED AND RESTATED CREDIT AGREEMENT, dated as of July 22, 2022 (as it may be amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”) among SITEONE LANDSCAPE SUPPLY HOLDING, LLC, a Delaware limited liability company (formerly known as JDA Holding LLC, the “Parent Borrower”), SITEONE LANDSCAPE SUPPLY, LLC, a Delaware limited liability company (formerly known as John Deere Landscapes LLC, the “OpCo Borrower”), the Subsidiary Borrowers (as defined therein) from time to time party thereto (together with the Parent Borrower and the OpCo Borrower, the “Borrowers”, and each individually, a “Borrower”), the several banks and other financial institutions from time to time party thereto, JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties. Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to the provisions of Subsection 4.11of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Term Loan(s) (as well as any Note(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments on the Term Loan(s) are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower Representative with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower Representative and the Administrative Agent in writing and deliver promptly to the Borrower Representative and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower Representative or the Administrative Agent) or promptly notify the Borrower Representative and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrower Representative and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times are as reasonably requested by the Borrower Representative or the Administrative Agent.

Exhibit D
to
Credit Agreement

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[  ]

Exhibit D
to
Credit Agreement

EXHIBIT D-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain AMENDED AND RESTATED CREDIT AGREEMENT, dated as of July 22, 2022 (as it may be amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”) among SITEONE LANDSCAPE SUPPLY HOLDING, LLC, a Delaware limited liability company (formerly known as JDA Holding LLC, the “Parent Borrower”), SITEONE LANDSCAPE SUPPLY, LLC, a Delaware limited liability company (formerly known as John Deere Landscapes LLC, the “OpCo Borrower”), the Subsidiary Borrowers (as defined therein) from time to time party thereto (together with the Parent Borrower and the OpCo Borrower, the “Borrowers”, and each individually, a “Borrower”), the several banks and other financial institutions from time to time party thereto, JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties. Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to the provisions of Subsection 4.11 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments with respect to such participation are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on an IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times are as reasonably requested by such Lender.

Exhibit D
to
Credit Agreement

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[   ]

Exhibit D
to
Credit Agreement

EXHIBIT D-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain AMENDED AND RESTATED CREDIT AGREEMENT, dated as of July 22, 2022 (as it may be amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”) among SITEONE LANDSCAPE SUPPLY HOLDING, LLC, a Delaware limited liability company (formerly known as JDA Holding LLC, the “Parent Borrower”), SITEONE LANDSCAPE SUPPLY, LLC, a Delaware limited liability company (formerly known as John Deere Landscapes LLC, the “OpCo Borrower”), the Subsidiary Borrowers (as defined therein) from time to time party thereto (together with the Parent Borrower and the OpCo Borrower, the “Borrowers”, and each individually, a “Borrower”), the several banks and other financial institutions from time to time party thereto, JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties. Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to the provisions of Subsection 4.11of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments with respect to such participation are not effectively connected with the undersigned’s or its direct or indirect partners/members that is claiming the portfolio interest exemption’s conduct of a U.S. trade or business.

Exhibit D
to
Credit Agreement

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times are as reasonably requested by such Lender.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[   ]

Exhibit D
to
Credit Agreement

EXHIBIT D-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain AMENDED AND RESTATED CREDIT AGREEMENT, dated as of July 22, 2022 (as it may be amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”) among SITEONE LANDSCAPE SUPPLY HOLDING, LLC, a Delaware limited liability company (formerly known as JDA Holding LLC, the “Parent Borrower”), SITEONE LANDSCAPE SUPPLY, LLC, a Delaware limited liability company (formerly known as John Deere Landscapes LLC, the “OpCo Borrower”), the Subsidiary Borrowers (as defined therein) from time to time party thereto (together with the Parent Borrower and the OpCo Borrower, the “Borrowers”, and each individually, a “Borrower”), the several banks and other financial institutions from time to time party thereto, JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties. Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to the provisions of Subsection 4.11 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Term Loan(s) (as well as any Note(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Term Loan(s) (as well as any Note(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments on the Term Loan(s) are not effectively connected with the undersigned’s or its direct or indirect partners/members that is claiming the portfolio interest exemption’s conduct of a U.S. trade or business.

Exhibit D

to

Credit Agreement

The undersigned has furnished the Administrative Agent and the Borrower Representative with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower Representative and the Administrative Agent in writing and deliver promptly to the Borrower Representative and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower Representative or the Administrative Agent) or promptly notify the Borrower Representative and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrower Representative and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times are as reasonably requested by the Borrower Representative or the Administrative Agent.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[  ]

EXHIBIT E
to
CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Amended and Restated Credit Agreement (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of July 22, 2022, among SITEONE LANDSCAPE SUPPLY HOLDING, LLC, a Delaware limited liability company (formerly known as JDA Holding LLC, the “Parent Borrower”), SITEONE LANDSCAPE SUPPLY, LLC, a Delaware limited liability company (formerly known as John Deere Landscapes LLC, the “OpCo Borrower”), the Subsidiary Borrowers (as defined therein) from time to time party thereto (together with the Parent Borrower and the OpCo Borrower, the “Borrowers”, and each individually, a “Borrower”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), JPMORGAN CHASE BANK, N.A., as an issuing lender, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, as collateral agent for the Secured Parties (as defined therein), and as swingline lender. Unless otherwise defined herein, capitalized terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

___________________________ (the “Assignor”) and _________________ (the “Assignee”) agree as follows:

1.            The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Transfer Effective Date (as defined below), an interest (the “Assigned Interest”) as set forth in Schedule 1 in and to the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents with respect to those credit facilities provided for in the Credit Agreement as are set forth on Schedule 1 (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1.

Exhibit E
to
Credit Agreement

2.            The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of the Assigned Interest and that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers, any of their respective Subsidiaries or any other obligor or the performance or observance by the Borrowers, any of their respective Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches the Note(s), if any, held by it evidencing the Assigned Facilities [and requests that the Administrative Agent exchange such Note(s) for a new Note or Notes payable to the Assignee and (if the Assignor has retained any interest in the Assigned Facilities) a new Note or Notes payable to the Assignor in the respective amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Transfer Effective Date)].1

3.            The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Subsections 5.1 and 7.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes each applicable Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; (e) hereby affirms the acknowledgements and representations of such Assignee as a Lender contained in Subsection 10.5 of the Credit Agreement; and (f) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with the terms of the Credit Agreement all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including its obligations pursuant to Subsection 11.16 of the Credit Agreement, and, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to Subsection 4.11(b) of the Credit Agreement; and (g) represents and warrants that it meets all the requirements to be an assignee under the assignment provisions of the Credit Agreement and is not a Disqualified Lender.

4.            The effective date of this Assignment and Acceptance shall be [___________], [_______] (the “Transfer Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to Subsection 11.6 of the Credit Agreement, effective as of the Transfer Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5.            Upon such acceptance and recording, from and after the Transfer Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Transfer Effective Date or accrued subsequent to the Transfer Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Transfer Effective Date or with respect to the making of this assignment directly between themselves.

1            Should only be requested when specifically required by the Assignee and/or the Assignor, as the case may be.

Exhibit E
to
Credit Agreement

6.            From and after the Transfer Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement, but shall nevertheless continue to be entitled to the benefits of (and bound by related obligations under) Subsections 4.10, 4.11, 4.12, 4.13, 4.15 and 11.5 thereof.

7.            Notwithstanding any other provision hereof, if the consents of the Borrower Representative and the Administrative Agent hereto are required under Subsection 11.6 of the Credit Agreement, this Assignment and Acceptance shall not be effective unless such consents shall have been obtained.

8.            THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

SCHEDULE 1
to
EXHIBIT E

ASSIGNMENT AND ACCEPTANCE

Re:        Amended and Restated Credit Agreement (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of July 22, 2022, among SITEONE LANDSCAPE SUPPLY HOLDING, LLC, Delaware limited liability company (as successor by merger to JDA Holding LLC the “Parent Borrower”), SITEONE LANDSCAPE SUPPLY, LLC, a Delaware limited liability company (as successor by merger to John Deere Landscapes LLC, the “OpCo Borrower”), the Subsidiary Borrowers (as defined therein) from time to time party thereto (together with the Parent Borrower and the OpCo Borrower, the “Borrowers”, and each individually, a “Borrower”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), JPMORGAN CHASE BANK, N.A., as an issuing lender, as administrative agent for the Lenders, as collateral agent for the Secured Parties (as defined therein), and as swingline lender.

Name of Assignor:

Name of Assignee:

Transfer Effective Date of Assignment:

Assigned Facility	Aggregate Amount of Commitment/Loans under Facility for all Lenders	Amount of Commitment/Loans under Facility Assigned
	__________%	$__________

[NAME OF ASSIGNEE]		[NAME OF ASSIGNOR]

By:		By:
	Name:		Name:
	Title:		Title:

Schedule 1
to
Exhibit E

Accepted for recording in the Register:		Consented To:

JPMORGAN CHASE BANK, N.A., as Administrative Agent		[SITEONE LANDSCAPE SUPPLY HOLDING, LLC

By:		By:
	Name:		Name:
	Title:		Title:][2]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[2]	Insert only as required by Subsection 11.6 of the Credit Agreement.

EXHIBIT F
to
CREDIT AGREEMENT

FORM OF SWINGLINE LOAN PARTICIPATION CERTIFICATE

[_______________], 20[__]

[Name of Lender]

___________________
___________________
Ladies and Gentlemen:

Pursuant to Subsection 2.4 of the Amended and Restated Credit Agreement (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of July 22, 2022, among SITEONE LANDSCAPE SUPPLY HOLDING, LLC, Delaware limited liability company (formerly known as JDA Holding LLC, the “Parent Borrower”), SITEONE LANDSCAPE SUPPLY, LLC, a Delaware limited liability company (formerly known as John Deere Landscapes LLC, the “OpCo Borrower”), the Subsidiary Borrowers (as defined therein) from time to time party thereto (together with the Parent Borrower and the OpCo Borrower, the “Borrowers”, and each, individually, a “Borrower”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), JPMORGAN CHASE BANK, N.A., as an issuing lender, as administrative agent for the Lenders, as collateral agent for the Secured Parties (as defined therein), and as swingline lender (in such capacity, the “Swingline Lender”), the undersigned hereby acknowledges receipt from you on the date hereof of DOLLARS ($) as payment for a participating interest in the following Swingline Loan:

Date of Swingline Loan: _______________________________________________________________

Principal Amount of Swingline Loan: ______________________________________________________

Very truly yours,

JPMORGAN CHASE BANK, N.A., as Swingline Lender

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT G
to
CREDIT AGREEMENT

FORM OF SECRETARY’S CERTIFICATE

[___________], 20[__]

Reference is hereby made to the Amended and Restated Credit Agreement (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of July 22, 2022, among SITEONE LANDSCAPE SUPPLY HOLDING, LLC, Delaware limited liability company (formerly known as JDA Holding LLC, the “Parent Borrower”), SITEONE LANDSCAPE SUPPLY, LLC, a Delaware limited liability company (formerly known as John Deere Landscapes LLC, the “OpCo Borrower”), the Subsidiary Borrowers (as defined therein) from time to time party thereto (together with the Parent Borrower and the OpCo Borrower, the “Borrowers”, and each individually, a “Borrower”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), JPMORGAN CHASE BANK, N.A., as an issuing lender, as administrative agent for the Lenders, as collateral agent for the Secured Parties (as defined therein), and as swingline lender, and the other Loan Documents (as defined in the Credit Agreement) delivered by or on the date hereof by [__________] (the “Company”) in connection with the Credit Agreement or the Term Loan Credit Agreement, as applicable (the “Transaction Documents”).

The undersigned, [____________], [____________] of the Company, certifies solely on behalf of the Company, in their capacity as [___________] and not individually, as follows:

(a)          Attached hereto as Annex 1 is a true, correct and complete copy of the [certificate of incorporation][certificate of formation][other charter document] of the Company, as amended through the date hereof (the “[Charter]”), as certified by the Secretary of State of the State of [___________]. The Charter is in full force and effect on the date hereof, has not been cancelled and no amendment to the Charter is pending or proposed. To the best of the undersigned’s knowledge, no steps have been taken and no proceedings are pending for the dissolution or liquidation of the Company and no such proceedings are threatened or contemplated.

(b)          Attached hereto as Annex 2 is a true, correct and complete copy of the [bylaws][limited liability company agreement][other operating agreement] of the Company (the “Operating Agreement”) as in effect at all times since the adoption thereof to and including the date hereof. Such Operating Agreement has not been amended, repealed, modified, superseded, revoked or restated, and such Operating Agreement is in full force and effect on the date hereof.

(c)          Attached hereto as Annex 3 is a true, correct and complete copy of the [unanimous] written consents of the [Board of Directors][Members][Managing Member] [other authorizing body] of the Company (the [“Board”][“Members”][“Managing Member”][“[other authorizing body]”]), dated [________ __, ____] (the “Resolutions”), authorizing, among other things, the execution, delivery and performance of each of the Transaction Documents to which the Company is a party and the transactions contemplated thereby. The Resolutions (i) were duly adopted by the [Board][Members][Managing Member][[other authorizing body]] and have not been amended, modified, superseded or revoked in any respect, (ii) are in full force and effect on the date hereof, (iii) are the only proceedings of the [Board][Members][Managing Member][[other authorizing body]] relating to or affecting the Transaction Documents to which the Company is a party and the matters referred to therein and (iv) have been filed with the minutes of the proceedings of the [Board][Members][Managing Member][[other authorizing body]] [in accordance with the Operating Agreement]. [As of [__________], there were no vacancies or unfilled newly-created directorships on the Board.]

(d)          Attached hereto as Annex 4 is a list of the persons who, as of the date hereof, are duly elected and qualified officers of [the Company][the Managing Member of the Company][the [other authorizing body]] holding the offices indicated next to their respective names, and the signatures appearing opposite their respective names are the true and genuine signatures of such officers or true facsimiles thereof, and each of such officers is duly authorized to execute and deliver, on behalf of [the Company][the Managing Member of the Company][the [other authorizing body]], the Transaction Documents to which the Company is a party and any of the other documents contemplated thereby.

(e)          A duly executed copy of each of the Transaction Documents to which the Company is a party has been delivered by the Company to each of the other parties thereto.

[Name(s) of law firm(s)] [is][are] entitled to rely on this certificate in connection with any opinions [it is][they are] delivering pursuant to the Transaction Documents to which the Company is a party.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, [the Company][the Managing Member of the Company][the [other authorizing body]] has caused this certificate to be executed on its behalf by its [______], as of the day first set forth above.

By:
Name:
Title:

I, [__________], am the duly elected and acting [____________] of [the Company][the Managing Member of the Company][the [other authorizing body] of the Company], and do hereby certify in such capacity on behalf of [the Company][the Managing Member of the Company][the [other authorizing body] of the Company] and not in my individual capacity that [__________] is the duly elected, qualified and acting [________] of [the Company][the Managing Member of the Company][the [other authorizing body] of the Company] and that the signature appearing above is their genuine signature or a true facsimile thereof.

IN WITNESS WHEREOF, [the Company][the Managing Member of the Company][the [other authorizing body] of the Company] has caused this certificate to be executed on its behalf by its [__________], as of the date first set forth above.

By:
Name:
Title:

EXHIBIT H
to
CREDIT AGREEMENT

[Reserved]

EXHIBIT I
to
CREDIT AGREEMENT

FORM OF SOLVENCY CERTIFICATE

Date: [_____, 20__]

To the Administrative Agent and each of the Lenders
party to the Credit Agreement referred to below:

I, the undersigned, the [chief financial officer/treasurer]3 of SITEONE LANDSCAPE SUPPLY HOLDING, LLC, a Delaware limited liability company (formerly known as JDA Holding LLC, the “Parent Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof) and such materials and information as I have deemed relevant to the determination of the matters set forth in this certificate, that:

1.            Reference is made to the Amended and Restated Credit Agreement, dated as of July 22, 2022 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among the Parent Borrower, SiteOne Landscape Supply, LLC, a Delaware limited liability company (formerly known as John Deere Landscapes LLC), the Subsidiary Borrowers from time to time party thereto, the several banks and other financial institutions from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders thereunder. Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2.            For purposes of this certificate, the terms below shall have the following definitions:

(a)          “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Parent Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)          “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Parent Borrower and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

3          Or comparable officer.

Exhibit I
to
Credit Agreement

(c)          “Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Parent Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d)          “Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Parent Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as and to the extent identified and explained in terms of their nature and estimated magnitude by responsible officers of the Parent Borrower.

(e)          “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

For the period from the date hereof through the Termination Date, the Parent Borrower and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(f)           “Do not have Unreasonably Small Capital”

For the period from the date hereof through the Termination Date, the Parent Borrower and its Subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period.

3.            For purposes of this certificate, I, or officers of the Parent Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a)          I have reviewed the financial statements (including the pro forma financial statements) referred to in Subsection 5.1 of the Credit Agreement.

(b)          I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

Exhibit I
to
Credit Agreement

(c)          As [chief financial officer/treasurer]4 of the Parent Borrower, I am familiar with the financial condition of the Parent Borrower and its Subsidiaries.

4.            Based on and subject to the foregoing, I hereby certify on behalf of the Parent Borrower that after giving effect to the consummation of the Transactions on the Closing Date, it is my opinion that (i) the Fair Value and Present Fair Salable Value of the assets of the Parent Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Parent Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Parent Borrower and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature

4              Or comparable officer.

[SIGNATURE PAGE FOLLOWS]

Exhibit I
to
Credit Agreement

IN WITNESS WHEREOF, the Parent Borrower has caused this certificate to be executed on its behalf by its [chief financial officer or treasurer]5 as of the date first written above.

SITEONE LANDSCAPE SUPPLY HOLDING, LLC

By:
Name:
Title: [Chief Financial Officer/Treasurer][6]

5         Or comparable officer.

6         Or comparable officer.

EXHIBIT J-1
to
CREDIT AGREEMENT

FORM OF BORROWING REQUEST

Date: [_____, 20__]

JPMorgan Chase Bank, N.A.
2200 Ross Avenue, 9th Floor, Dallas, Texas 75201

Attention:	Robby Cohenour
Facsimile:	214-965-2594
Telephone:	214-965-3746

Email:   robby.cohenour@jpmorgan.com

Ladies and Gentlemen:

The undersigned, SiteOne Landscape Supply Holding, LLC (formerly known as JDA Holding LLC), a Delaware limited liability company (formerly known as JDA Holding LLC, the “Parent Borrower”), refers to the Amended and Restated Credit Agreement, dated as of July 22, 2022, among the Parent Borrower, SiteOne Landscape Supply, LLC (formerly known as John Deere landscapes LLC, the “OpCo Borrower”), the Subsidiary Borrowers from time to time party thereto, the several banks and other financial institutions from time to time party thereto and JPMorgan Chase Bank, N.A., as an issuing lender, swingline lender, administrative agent and collateral agent (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition have the respective meanings assigned to such terms in the Credit Agreement.

The Borrower Representative hereby gives you notice pursuant to Subsection 2.2 of the Credit Agreement that the undersigned hereby requests Revolving Credit Loans (the “Proposed Borrowing”) under the Credit Agreement as follows:

1.	The Borrower of the Proposed Borrowing is [_____________][7].

2.	The aggregate principal amount of the Proposed Borrowing is $[__________][8].

3.	The Revolving Credit Loans to be made pursuant to the Proposed Borrowing shall initially be incurred and maintained as [ABL Loans][Term SOFR Rate Loans][9], the initial Interest Period for which shall be [__________] [months][days][10].

4.	The Business Day of the Proposed Borrowing is [_____, 20__][11].

*      *      *

[7]	Insert the Parent Borrower, the OpCo Borrower or a Subsidiary Borrower as applicable.
[8]	Each borrowing shall be in an amount equal to (x) in the case of ABR Loans, except any ABR Loan to be used solely to pay a like amount of outstanding Reimbursement Obligations or Swingline Loans, in multiples of $500,000 (or, if the Commitments then available (as calculated in accordance with Subsection 2.1(a)) are less than $500,000, such lesser amount) or a whole multiple of $100,000 in excess thereof, and (y) in the case of Term SOFR Rate Loans, $500,000, or a whole multiple of $500,000 in excess thereof.
[9]	Each Borrowing Request shall state whether the borrowing is to be of Term SOFR Rate Loans, ABR Loans or a combination thereof.
[10]	Initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Term SOFR Rate Loan and ending one, three or six months (or if agreed to by each affected Lender, 12 months or a shorter period) thereafter, as selected by the Borrower Representative in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto.
[11]	Borrowing Requests must be received by the Administrative Agent prior to (1) in the case of either Term SOFR Rate Loans or ABR Loans to be borrowed on the Closing Date, 9:00 A.M., New York City time (or such later time as may be agreed by the Administrative Agent in its reasonable discretion), on the Closing Date, and (2) in all other cases, (a) 11:00 A.M., New York City time, at least three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Term SOFR Rate Loans or (b) 10:00 A.M., New York City time (or such later time as may be agreed by the Administrative Agent in its reasonable discretion), on the requested Borrowing Date, for ABR Loans.

SITEONE LANDSCAPE SUPPLY HOLDING, LLC

By:
Name:
Title:

EXHIBIT J-2
to
CREDIT AGREEMENT

FORM OF L/C REQUEST

Dated [___________________](12)

JPMORGAN CHASE BANK, N.A, as Issuing Lender and Administrative Agent, under the Amended and Restated Credit Agreement, dated as of July 22, 2022 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among SITEONE LANDSCAPE SUPPLY HOLDING, LLC, a Delaware limited liability company (formerly known as JDA Holding LLC, the “Parent Borrower”), SITEONE LANDSCAPE SUPPLY, LLC, a Delaware limited liability company (formerly known as John Deere Landscapes LLC, the “OpCo Borrower”), the Subsidiary Borrowers (as defined therein) from time to time party thereto (together with the Parent Borrower and the OpCo Borrower, collectively, the “Borrowers” and each individually, a “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), JPMORGAN CHASE BANK, N.A., as an issuing lender (in such capacity, an “Issuing Lender”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, as collateral agent for the Secured Parties (as defined therein), and as swingline lender.

Attention:
Letter of Credit Issuer:

with a copy to:

____________________(13)
____________________

Attention:____________

[12]	Date of L/C Request.
[13]	Insert name and address of Issuing Lender in the case of a L/C Request to any Issuing Lender other than JPMORGAN CHASE BANK, N.A.

Exhibit J-2
to
Credit Agreement

Ladies and Gentlemen:

Pursuant to Subsection 3.2 of the Credit Agreement, we hereby request that the Issuing Lender referred to above issue a [Commercial Letter of Credit] [Standby Letter of Credit] (“L/C”) for the account of the undersigned on(14) [______] (the “Date of Issuance”) in the aggregate Stated Amount of(15) [______]. The requested L/C shall be denominated in Dollars.

For purposes of this L/C Request, unless otherwise defined herein, all capitalized terms used herein which are defined in the Credit Agreement shall have the respective meanings provided therein.

The beneficiary of the requested L/C will be of [__](16) and such L/C will be in support of [__](17) and will have a stated expiration date of [__](18)

We hereby certify that:

(A)	the representations and warranties contained in the Credit Agreement or the other Loan Documents are true and correct in all material respects on the date hereof except to the extent such representations and warranties relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date; and

(B)	no Default or Event of Default has occurred and is continuing nor, immediately after giving effect to the issuance of the L/C requested hereby, would such a Default or Event of Default occur.

Copies of all documentation with respect to the supported transaction are attached hereto.

[14]	Date of issuance which shall be (x) a Business Day and (y) at least five Business Days from the date hereof (or such shorter period as is acceptable to the respective Issuing Lender in any given case).
[15]	Insert aggregate Stated Amount.
[16]	Insert name and address of beneficiary.
[17]	Insert a description of relevant obligations.
[18]	Insert the last date upon which drafts may be presented which, unless otherwise agreed by the Administrative Agent, may not be later than the earlier of (A) one year after its date of issuance and (B) the 5th Business Day prior to the Termination Date (subject, if requested by the applicable Borrower and agreed to by the Issuing Lender, to auto-renewals for successive periods not exceeding one year and ending prior to the 5th Business Day prior to the Termination Date).

Exhibit J-2
to
Credit Agreement

[SITEONE LANDSCAPE SUPPLY HOLDING, LLC]
[SITEONE LANDSCAPE SUPPLY, LLC]
[SUBSIDIARY BORROWER]

By:
Name:
Title:

EXHIBIT K
to
CREDIT AGREEMENT

FORM OF BORROWING BASE CERTIFICATE

Reference is hereby made to that certain Amended and Restated Credit Agreement, dated as of July 22, 2022 (including all annexes, exhibits and schedules thereto and as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”; capitalized terms that are not defined herein have the meanings ascribed to such terms in the Credit Agreement), among SITEONE LANDSCAPE SUPPLY HOLDING, LLC, a Delaware limited liability company (formerly known as JDA Holding LLC, the “Parent Borrower”), SITEONE LANDSCAPE SUPPLY, LLC, a Delaware limited liability company (as successor by merger to John Deere Landscapes LLC, the “OpCo Borrower”), the Subsidiary Borrowers (as defined therein) from time to time party thereto, the several banks and other financial institutions from time to time parties thereto (the “Lenders”), JPMORGAN CHASE BANK, N.A., as an issuing lender, as administrative agent for the Lenders, as collateral agent for the Secured Parties (as defined therein), and as swingline lender.

As of the last Business Day of the Fiscal Period ended [________], 20[__] (the “Determination Date”), I, [___________], the [___________] of the Borrower Representative, hereby certify to the Administrative Agent in my representative capacity on behalf of the Parent Borrower and the other Qualified Loan Parties and not in my individual capacity that to the best of my knowledge and belief (i) the statements and calculations of the Borrowing Base set forth on Annex A hereto (and the schedules attached thereto) are true and correct as of the Determination Date and (ii) such calculations have been made in accordance with the requirements of the Credit Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned has caused this Borrowing Base Certificate to be executed and delivered on the ____ day of [___________], 20[__].

SITEONE LANDSCAPE SUPPLY HOLDING, LLC

By:
Name:
Title:

[Signature Page to ABL Borrowing Base Certificate]

ANNEX A

BORROWING BASE

[See attached.]

EXHIBIT L
to
CREDIT AGREEMENT

FORM OF LENDER JOINDER AGREEMENT

THIS LENDER JOINDER AGREEMENT, dated as of [_______ __, 20__] (this “Agreement”), by and among [Additional Lenders] (each an “Additional Lender” and collectively the “Additional Lenders”), the Borrower Representative (as defined in the Credit Agreement (as defined below)) and the Administrative Agent (as defined below).

R E C I T A L S :

WHEREAS, reference is hereby made to that certain Amended and Restated Credit Agreement, dated as of July 22, 2022 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”, capitalized terms defined therein being used herein as therein defined), among SITEONE LANDSCAPE SUPPLY HOLDING, LLC, a Delaware limited liability company (formerly known as JDA Holding LLC, the “Parent Borrower”), SITEONE LANDSCAPE SUPPLY, LLC, a Delaware limited liability company (formerly known as John Deere Landscapes LLC, the “OpCo Borrower”), the Subsidiary Borrowers from time to time party to the Credit Agreement (together with the Parent Borrower, the OpCo Borrower and their respective successors and assigns, collectively, the “Borrowers”, and each individually, a “Borrower”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), JPMORGAN CHASE BANK, N.A., as an issuing lender, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, as collateral agent for the Secured Parties, and as swingline lender; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrowers may increase the Commitments by obtaining the Incremental Revolving Commitments by entering into one or more Lender Joinder Agreements with the Additional Lenders.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each Additional Lender party hereto hereby agrees to commit to provide its respective Incremental Revolving Commitments as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

Each Additional Lender (i) represents and warrants that it is legally authorized to enter into this Lender Joinder Agreement, (ii) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to in Subsections 5.1 and 7.1 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (iii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (iv) appoints and authorizes each applicable Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to each Agent, as applicable, by the terms thereof, together with such powers as are reasonably incidental thereto; (v) hereby affirms the acknowledgments and representations of such Additional Commitment Lender as a Lender contained in Subsections 10.5 of the Credit Agreement; and (vi) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with the terms of the Credit Agreement all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including its obligations pursuant to Subsection 11.16 of the Credit Agreement, and, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to Subsection 4.11(b) of the Credit Agreement.

Each Additional Lender hereby agrees to make its Incremental Revolving Commitment on the following terms and conditions:

1.            Other Fees. The applicable Borrowers agree to pay each Additional Lender its pro rata share of an aggregate fee equal to [__]%.

2.            Additional Lenders. Each Additional Lender acknowledges and agrees that upon its execution of this Agreement that such Additional Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.

3.            Credit Agreement Governs. Except as set forth in this Agreement and any related amendments to the Loan Documents, Incremental Facility Increases shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents.

4.            Borrower Representative’s Certifications. By its execution of this Agreement, the undersigned officer of the Borrower Representative, to the best of his or her knowledge, hereby certifies that:

(i)           The representations and warranties made by the Parent Borrower and its Restricted Subsidiaries as set forth in the Credit Agreement and in each of the other Loan Documents to which it is a party are true and correct in all material respects (or, if qualified by Material Adverse Effect, in all respects) on and as of the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties are true and correct in all material respects (or, if qualified by Material Adverse Effect, in all respects) as of such earlier date; and

(ii)          No Specified Default has occurred and is continuing as of the date hereof or after giving effect to the Commitments or Loans to be made on the date hereof and/or the issuance of any Letters of Credit to be issued on the date hereof.

5.            Borrower Covenant. By its execution of this Agreement, the Borrower Representative hereby covenants to deliver or cause to be delivered all legal opinions and other documents reasonably requested by the Administrative Agent, as applicable, in connection with this Agreement.

6.            Notice. For purposes of the Credit Agreement, the initial notice address of each Additional Lender shall be as set forth below its signature below.

7.            Certain Delivery Requirements. Each Additional Lender has delivered or shall deliver herewith to the Borrower Representative and the Administrative Agent such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such Additional Lender may be required to deliver to the Borrower Representative and the Administrative Agent pursuant to Subsection 4.11 of the Credit Agreement.

8.            Recordation of the New Loans. Upon execution and delivery hereof, the Administrative Agent will record the Incremental Facility Increase made by the Additional Lender in the Register.

9.            Amendment, Modification and Waiver. This Agreement may not be amended, restated, supplemented, waived or otherwise modified except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

10.          Entire Agreement. This Agreement, the Credit Agreement and the other Loan Documents represent the entire agreement among the parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the parties relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.          GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

12.          Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.          Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Borrower Representative and the Administrative Agent.

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Lender Joinder Agreement as of the date first above written.

[NAME OF ADDITIONAL LENDER]

By:
Name:
Title:

Attention:
Telephone:
Facsimile:

SITEONE LANDSCAPE SUPPLY HOLDING, LLC as Borrower Representative

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE A
to
LENDER JOINDER AGREEMENT

EXHIBIT M
to
CREDIT AGREEMENT

Form of Collateral Access Agreement

THIS COLLATERAL ACCESS AGREEMENT (the “Agreement”) is made and entered into as of ________________, by and between [____________], having an office at [____________] (“Landlord”), and JPMORGAN CHASE BANK, N.A., having an office at 2200 Ross Avenue, 9th Floor, Dallas, Texas 75201, as administrative agent (in such capacity, “Administrative Agent”) for the benefit of the Secured Parties under the Credit Agreement (as hereinafter defined).

R E C I T A L S :

A.            Landlord is the record title holder and owner of the real property described in Schedule A attached hereto (the “Real Property”).

B.             Pursuant to a certain [lease] [warehousing] agreement or agreements described in Schedule B attached hereto (collectively, and as amended, restated, supplemented, waived or otherwise modified from time to time, the “Lease”), Landlord has agreed to store certain personal property for [Name of Qualified Loan Party], a Delaware limited liability company (“Lessee”) on all or a portion of the Real Property (the “Leased Premises”).

C.             Reference is made to that certain Amended and Restated Credit Agreement, dated as of July 22, 2022 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”, capitalized terms defined therein being used herein as therein defined), among SiteOne Landscape Supply Holding, LLC, a Delaware limited liability company (formerly known as JDA Holding LLC), SiteOne Landscape Supply, LLC, a Delaware limited liability company (formerly known as John Deere Landscapes LLC), the Subsidiary Borrowers from time to time party to the Credit Agreement, the several banks and other financial institutions from time to time parties thereto (the “Lenders”), JPMORGAN CHASE BANK, N.A., as an issuing lender, as Administrative Agent, as collateral agent for the Secured Parties, as swingline lender and as an issuing lender, pursuant to which the Lenders have severally agreed to make extensions of credit to the Lessee upon the terms and subject to the conditions set forth therein (collectively, the “Loans”).

D.             In connection with the Credit Agreement, Lessee and the other Loan Parties and the Administrative Agent, among others, are party to that certain ABL Guarantee and Collateral Agreement, dated December 23, 2013 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Collateral Agreement”), pursuant to which the Loan Parties have granted a security interest in and lien to the Administrative Agent for the benefit of the Secured Parties on substantially all of Lessee’s assets (the “Collateral”), including substantially all Inventory belonging to a Loan Party or the Loan Parties (the “Inventory”).

E.             Administrative Agent has requested that Landlord execute this Agreement in connection with the making of the Loans under the Credit Agreement.

3

A G R E E M E N T :

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby represents, warrants and agrees in favor of Administrative Agent, as follows:

1.            Landlord certifies that (i) Landlord is the landlord under the Lease described in Schedule B attached hereto, (ii) the Lease is in full force and effect and has not been amended, restated, modified or supplemented except as set forth in Schedule B hereto and (iii) Landlord has sent no notice of default to Lessee under the Lease respecting a default which has not been cured by Lessee.

2.            Landlord agrees that the Inventory is and will remain personal property and not fixtures even though it may be affixed to or placed on the Leased Premises. Landlord further agrees that Administrative Agent has the right to remove the Inventory from the Leased Premises at any time in accordance with the terms of the Credit Agreement, the Collateral Agreement, or any other document evidencing or securing the Loans (collectively, the “Loan Documents”); provided that Administrative Agent shall repair any damage arising from such removal. Landlord further agrees that it will not hinder Administrative Agent’s actions in removing the Inventory from the Leased Premises or Administrative Agent’s actions in otherwise enforcing its security interest in the Inventory (including by operating, inspecting, appraising, repairing, transferring and/or selling the Inventory). Landlord acknowledges that Administrative Agent shall have no obligation to remove the Inventory from the Leased Premises.

3.            Landlord acknowledges and agrees that Lessee’s granting of a security interest in the Collateral, including the Inventory in favor of the Administrative Agent (for the benefit of the Secured Parties) shall not constitute a default under the Lease nor permit Landlord to terminate the Lease or re-enter or repossess the Leased Premises or otherwise be the basis for the exercise of any remedy by Landlord and Landlord hereby expressly consents to the granting of such security interest and agrees that such security interest shall be superior to any right of levy or distraint, security interest, claim, right, title or other interest or lien of the Landlord (statutory or otherwise) in or under the Collateral.

4.            The terms and provisions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of Landlord (including, without limitation, any successor owner of the Real Property) and Administrative Agent. Landlord will disclose the terms and conditions of this Agreement to any purchaser or successor to Landlord’s interest in the Leased Premises.

5.            All notices to any party hereto under this Agreement shall be in writing and sent to such party at its respective address set forth above (or at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 5) by certified mail, postage prepaid, return receipt requested or by overnight delivery service.

4

6.            The provisions of this Agreement shall continue in effect until Landlord shall have received Administrative Agent’s written certification that the Loans have been paid in full and all of Lessee’s other obligations under the Credit Agreement and the other Loan Documents have been satisfied.

7.            THIS AGREEMENT AND ANY NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

8.            Landlord agrees to execute, acknowledge and deliver such further instruments as Administrative Agent may reasonably request to allow for the proper recording of this Agreement (including, without limitation, a revised landlord’s access agreement in form and substance sufficient for recording) or to otherwise accomplish the purposes of this Agreement.

5

IN WITNESS WHEREOF, Landlord and Administrative Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

[_____________________________________], as Landlord

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[Collateral Access Agreement Signature Page]

Schedule A

Description of Real Property

Schedule B

Description of Lease

Lessor	Lessee	Dated	Modification	Location/ Property Address

EXHIBIT N-1
to
CREDIT AGREEMENT

FORM OF BORROWER JOINDER

THIS BORROWER JOINDER, dated as of [_______ __, 20__] (this “Joinder”), by and among [Subsidiary Borrower[s]] ([each an] [the] “Applicant Borrower” [and collectively, the “Applicant Borrowers”]), the Borrower Representative (as defined in the Credit Agreement (as defined below)) and the Administrative Agent (as defined below).

R E C I T A L S:

WHEREAS, reference is hereby made to that certain Amended and Restated Credit Agreement, dated as of July 22, 2022 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”, capitalized terms defined therein being used herein as therein defined), among SITEONE LANDSCAPE SUPPLY HOLDING, LLC, a Delaware limited liability company (formerly known as JDA Holding LLC, the “Parent Borrower”), and SITEONE LANDSCAPE SUPPLY, LLC, a Delaware limited liability company (formerly known as John Deere Landscapes LLC, the “OpCo Borrower”), and the Subsidiary Borrowers from time to time party to the Credit Agreement (together with the Parent Borrower, the OpCo Borrower and their respective successors and assigns, collectively, the “Borrowers”, and each individually, a “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), JPMORGAN CHASE BANK, N.A., as an issuing lender, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties, and as swingline lender; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, additional Subsidiaries of the Parent Borrower may join the Facility as Subsidiary Borrowers by entering into one or more Borrower Joinders with the Parent Borrower and the Administrative Agent; [and]

WHEREAS, each Applicant Borrower has indicated its desire to become a Subsidiary Borrower pursuant to the terms of the Credit Agreement[; and][.]

[WHEREAS, each Applicant Borrower is currently a party to the Guarantee and Collateral Agreement,] [WHEREAS, each Applicant Borrower shall become a party to the Guarantee and Collateral Agreement, concurrently herewith by executing an Assumption Agreement in accordance with the terms of the Guarantee and Collateral Agreement.]1

1      Insert latter recital for Subsidiary Borrowers not party to the Guarantee and Collateral Agreement.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

1.            Each Applicant Borrower hereby acknowledges, agrees and confirms that, by its execution of this Joinder, such Applicant Subsidiary Borrower will be deemed to be a party to the Credit Agreement and a “Subsidiary Borrower” for all purposes of the Credit Agreement and the other Loan Documents, and shall have all of the obligations of a Subsidiary Borrower thereunder as if it has executed the Credit Agreement and the other Loan Documents.

2.            Each Applicant Borrower acknowledges and confirms that it has received a copy of the Credit Agreement and the schedules and exhibits thereto and the Guarantee and Collateral Agreement and the schedules and exhibits relating thereto. The information on the schedules to the Credit Agreement and each of the Security Documents are amended to provide the information shown on the attached Schedule A. Each Applicant Borrower agrees that, upon the request to the Administrative Agent by any Lender, in order to evidence such Lender’s Loans, such Applicant Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit A-1 and Exhibit A-2 to the Credit Agreement, as applicable, with appropriate insertions as to payee, date and principal amount, payable to such Lender and in a principal amount equal to the aggregate unpaid principal amount of all applicable Loans made by such Lender to such Applicant Borrower.

3.            The Parent Borrower confirms that all of its and its Subsidiaries’ obligations under the Credit Agreement and the Guarantee and Collateral Agreement are, and upon each Applicant Borrower becoming a Subsidiary Borrower shall continue to be, in full force and effect, except as otherwise set forth therein. Each Applicant Subsidiary Borrower hereby agrees that upon becoming a Subsidiary Borrower it will assume all obligations of a Borrower as set forth in the Credit Agreement and shall deliver or cause to be delivered all legal opinions and other documents reasonably requested by the Administrative Agent in connection with this Joinder.

4.            The Applicant Subsidiary Borrower represents and warrants to the Administrative Agent and the Lenders that this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.            This Joinder may not be amended, restated, supplemented, waived or otherwise modified except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

6.            This Joinder, the Credit Agreement and the other Loan Documents represent the entire agreement among the parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the parties relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

7.            GOVERNING LAW. THIS JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

8.            Any provision of this Joinder which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.            This Joinder may be executed by one or more of the parties to this Joinder on any number of separate counterparts (including by facsimile or other electronic transmission), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Parent Borrower and the Administrative Agent.

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder as of the date first above written.

[APPLICANT BORROWER]

By:
Name:
Title:

Attention:
Telephone:
Facsimile:

SITEONE LANDSCAPE SUPPLY HOLDING, LLC, as Borrower Representative

By:
Name:
Title:]

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE A to the Joinder

[Updates to Schedules to the Credit Agreement]

[Updates to Schedules to the Guarantee and Collateral Agreement]

EXHIBIT N-2
to
CREDIT AGREEMENT

FORM OF BORROWER TERMINATION

JPMORGAN CHASE BANK, N.A.

2200 Ross Avenue, 9th Floor, Dallas, Texas 75201

Attention:      Robby Cohenour

Facsimile:     214-965-2594

Telephone:    214-965-3746

Email:     robby.cohenour@jpmorgan.com

[Date]

Ladies and Gentlemen:

Reference is made to the Amended and Restated Credit Agreement, dated as of July 22, 2022 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”, capitalized terms defined therein being used herein as therein defined), among SITEONE LANDSCAPE SUPPLY HOLDING, LLC, a Delaware limited liability company (formerly known as JDA Holding LLC, the “Parent Borrower”), and SITEONE LANDSCAPE SUPPLY, LLC, a Delaware limited liability company (formerly known as John Deere Landscapes LLC, the “OpCo Borrower”), and the Subsidiary Borrowers from time to time party to the Credit Agreement (together with the Parent Borrower, the OpCo Borrower and their respective successors and assigns, collectively, the “Borrowers”, and each individually, a “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), JPMORGAN CHASE BANK, N.A., as an issuing lender, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties, and as swingline lender. Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

The Parent Borrower hereby (i) certifies that the conditions set forth in Subsection 11.1(h) of the Credit Agreement to effect the termination contemplated hereunder have been, or substantially concurrently herewith will be, satisfied and (ii) accordingly, terminates the status [_______] (the “Terminated Borrower”) as a Subsidiary Borrower under the Credit Agreement and the other Loan Documents.

The Parent Borrower further agrees that, any time and from time to time upon the written request of the Administrative Agent, it will execute and deliver such further documents and do such further acts and things as may be reasonably requested by the Administrative Agent pursuant to Subsection 11.1(h) of the Credit Agreement in order to effect the purposes of this Borrower Termination.

This Borrower Termination may be executed by one or more of the parties to this Borrower Termination on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Borrower Termination shall become effective as to the Terminated Borrower when the Administrative Agent shall have received counterparts of this Borrower Termination that, when taken together, bear the signatures of the Terminated Borrower and the Parent Borrower.

THIS BORROWER TERMINATION AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICTS OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Very truly yours,

SITEONE LANDSCAPE SUPPLY HOLDING, LLC

By:
Name:
Title:

[TERMINATED BORROWER]

By:
Name:
Title:

Acknowledged by:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT O
to
CREDIT AGREEMENT

[Reserved]

EXHIBIT P
to
CREDIT AGREEMENT

FORM OF JUNIOR LIEN INTERCREDITOR AGREEMENT

[Provided under separate cover.]

EXHIBIT P

[FORM OF]
JUNIOR LIEN INTERCREDITOR AGREEMENT

by and between

[                ]

as Term Loan Agent,

and

[                ]

as Initial Junior Priority Agent

Dated as of [          ], 20[ ]

EXHIBITS:

Exhibit A	Additional Indebtedness Designation
Exhibit B	Additional Indebtedness Joinder
Exhibit C	Joinder of Term Loan Credit Agreement or Initial Junior Priority Credit Facility

-ii-

JUNIOR LIEN INTERCREDITOR AGREEMENT

This JUNIOR LIEN INTERCREDITOR AGREEMENT (as amended, restated, supplemented, waived or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”) is entered into as of [          ], 20[ ] between [                ], in its capacity as collateral agent (together with its successors and assigns in such capacity, from time to time, and as further defined herein, the “Term Loan Agent”) for the Term Loan Secured Parties referred to below and [                  ], in its capacity as collateral agent (together with its successors and assigns in such capacity, from time to time, and as further defined herein, the “Initial Junior Priority Agent”) for the Initial Junior Priority Secured Parties. Capitalized terms defined in Article I hereof are used in this Agreement as so defined.

RECITALS

A.       Pursuant to the Original Term Loan Credit Agreement, the Term Loan Credit Agreement Lenders have agreed to make certain loans and other financial accommodations to or for the benefit of the Term Loan Borrower.

B.       Pursuant to the Term Loan Guarantees, the Term Loan Guarantors have agreed to guarantee the payment and performance of the Term Loan Borrowers’ obligations under the Term Loan Documents.

C.       Pursuant to the Original Initial Junior Priority Credit Facility, the Initial Junior Priority Secured Creditors have agreed to make certain extensions of credit to or for the benefit of the Initial Junior Priority Borrower.

E.       Pursuant to the Initial Junior Priority Guarantees, the Initial Junior Priority Guarantors have agreed to guarantee the payment and performance of the Initial Junior Priority Borrower’s obligations under the Initial Junior Priority Documents.

F.       The Term Loan Agent (on behalf of the Term Loan Secured Parties) is party to the Base Intercreditor Agreement, and the Initial Junior Priority Agent (on behalf of the Initial Junior Priority Secured Parties) is or concurrently herewith will become party thereto.

G.       Pursuant to the Base Intercreditor Agreement and this Agreement, the Company Representative may, from time to time, designate certain additional Indebtedness of any Credit Party as “Additional Indebtedness” (i) by executing and delivering an “Additional Indebtedness Designation” under the Base Intercreditor Agreement, by designating such additional Indebtedness as “Additional Term Indebtedness” thereunder, and by complying with the procedures set forth in Section 7.11 thereof, and (ii) by executing and delivering an Additional Indebtedness Designation hereunder and by complying with the procedures set forth in Section 7.11 hereof, and the holders of such Additional Indebtedness and any other applicable Additional Credit Facility Secured Party shall thereafter constitute Senior Priority Creditors or Junior Priority Creditors (as so designated by the Company Representative), as the case may be, and any Additional Agent therefor shall thereafter constitute a Senior Priority Agent or Junior Priority Agent (as so designated by the Company Representative), as the case may be, for all purposes under this Agreement.

H.       Each of the Term Loan Agent (on behalf of the Term Loan Secured Parties) and the Initial Junior Priority Agent (on behalf of the Initial Junior Priority Secured Parties) and, by their acknowledgment hereof, the Term Loan Credit Parties and the Initial Junior Credit Parties, desire to agree to the relative priority of Liens on the Collateral and certain other rights, priorities and interests as provided herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1         UCC Definitions. The following terms which are defined in the Uniform Commercial Code are used herein as so defined: Accounts, Chattel Paper, Commercial Tort Claims, Commodity Accounts, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Financial Assets, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Money, Payment Intangibles, Promissory Notes, Records, Security, Securities Accounts, Security Entitlements, Supporting Obligations, and Tangible Chattel Paper.

Section 1.2         Other Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Agent” shall have the meaning assigned thereto in the Base Intercreditor Agreement.

“ABL Credit Agreement Lenders” shall have the meaning assigned thereto in the Base Intercreditor Agreement.

“ABL Priority Collateral” shall have the meaning assigned thereto in the Base Intercreditor Agreement.

“Additional Agent” shall mean any one or more administrative agents, collateral agents, security agents, trustees or other representatives for or of any one or more Additional Credit Facility Secured Parties, and shall include any successor thereto, as well as any Person designated as an “Agent” under any Additional Credit Facility.

“Additional Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with any Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, (b) was an Additional Agent, an Additional Credit Facility Lender or an Affiliate of an Additional Agent or an Additional Credit Facility Lender on the date hereof, or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company Representative in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Additional Bank Products Provider” shall mean any Person (other than an Additional Bank Products Affiliate) that has entered into a Bank Products Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, as designated by the Company Representative in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Additional Borrower” shall mean any Additional Credit Party that incurs or issues Additional Indebtedness under any Additional Credit Facility, together with its successors and assigns.

“Additional Collateral Documents” shall mean all “Security Documents” as defined in any Additional Credit Facility, and in any event shall include all security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Additional Credit Facility, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Additional Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Credit Facilities” shall mean (a) any one or more agreements, instruments and documents under which any Additional Indebtedness is or may be incurred, including any credit agreements, loan agreements, indentures, guarantees or other financing agreements, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, together with (b) if designated by the Company Representative, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Additional Obligations, whether by the same or any other lender, debtholder or other creditor or group of lenders, debtholders or other creditors, or the same or any other agent, trustee or representative therefor, or otherwise, and whether or not increasing the amount of any Indebtedness that may be incurred thereunder.

“Additional Credit Facility Lenders” shall mean one or more holders of Additional Indebtedness (or commitments therefor) that is or may be incurred under one or more Additional Credit Facilities, together with their successors, assigns and transferees, as well as any Person designated as an “Additional Credit Facility Lender” under any Additional Credit Facility.

“Additional Credit Facility Secured Parties” shall mean all Additional Agents, all Additional Credit Facility Lenders, all Additional Bank Products Affiliates, all Additional Hedging Affiliates, all Additional Bank Products Providers, all Additional Hedging Providers and all Additional Management Credit Providers, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “Additional Credit Facility Secured Party” under any Additional Credit Facility; and with respect to any Additional Agent, shall mean the Additional Credit Facility Secured Party represented by such Additional Agent.

“Additional Credit Party” shall mean the Company, Holdings (so long as it is a guarantor under any of the Additional Guarantees), each direct or indirect Subsidiary of the Company or any of its Affiliates that is or becomes a party to any Additional Document, and any other Person who becomes a guarantor under any of the Additional Guarantees.

“Additional Documents” shall mean, with respect to any Indebtedness designated as Additional Indebtedness hereunder, any Additional Credit Facilities, any Additional Guarantees, any Additional Collateral Documents, any Bank Products Agreements between any Credit Party and any Additional Bank Products Affiliate or Additional Bank Products Provider, any Hedging Agreements between any Credit Party and any Additional Hedging Affiliate or Additional Hedging Provider, any Management Guarantee in favor of any Additional Management Credit Provider, those other ancillary agreements as to which any Additional Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to any Additional Agent, in connection with any of the foregoing or any Additional Credit Facility, including any intercreditor or joinder agreement among any of the Additional Credit Facility Secured Parties or among any of the Secured Parties and any Additional Credit Facility Secured Parties, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Effective Date” shall have the meaning set forth in Section 7.11(b).

“Additional Guarantees” shall mean any one or more guarantees of any Additional Obligations of any Additional Credit Party by any other Additional Credit Party in favor of any Additional Credit Facility Secured Party, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Guarantor” shall mean any Additional Credit Party that at any time has provided an Additional Guaranty.

“Additional Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with any Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, (b) was an Additional Agent, an Additional Credit Facility Lender or an Affiliate of an Additional Agent or an Additional Credit Facility Lender on the date hereof, or at the time of entry into such Hedging Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company Representative in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“Additional Hedging Provider” shall mean any Person (other than an Additional Hedging Affiliate) that has entered into a Hedging Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, as designated by the Company Representative in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Additional Indebtedness” shall mean any Additional Specified Indebtedness that (1) is secured by a Lien on Collateral and is permitted to be so secured by:

(a)       prior to the Discharge of Term Loan Obligations, Section 8.6 of the Original Term Loan Credit Agreement (if the Original Term Loan Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any other Term Loan Credit Agreement then in effect if the Original Term Loan Credit Agreement is not then in effect (which covenant is designated in such Term Loan Credit Agreement as applicable for purposes of this definition);

(b)       prior to the Discharge of Initial Junior Priority Obligations, Section [__]1 of the Original Initial Junior Priority Credit Facility (if the Original Initial Junior Priority Credit Facility is then in effect) or the corresponding negative covenant restricting Liens contained in any other Initial Junior Priority Credit Facility then in effect (which covenant is designated in such Initial Junior Priority Credit Facility as applicable for purposes of this definition); and

(c)       prior to the Discharge of Additional Obligations, any negative covenant restricting Liens contained in any applicable Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition); and

(2) is designated (a) as “Additional Term Indebtedness” by the Company Representative in compliance with the procedures set forth in Section 7.11 of the Base Intercreditor Agreement and (b) as “Additional Indebtedness” by the Company Representative pursuant to an Additional Indebtedness Designation and in compliance with the procedures set forth in Section 7.11.

As used in this definition of “Additional Indebtedness”, the term “Lien” shall have the meaning set forth (x) for purposes of the preceding clause (1)(a), prior to the Discharge of Term Loan Obligations, in the Original Term Loan Credit Agreement (if the Original Term Loan Credit Agreement is then in effect), or in any other Term Loan Credit Agreement then in effect (if the Original Term Loan Credit Agreement is not then in effect), (y) for purposes of the preceding clause (1)(b), prior to the Discharge of Initial Junior Priority Obligations, in the Original Junior Priority Credit Facility (if the Original Junior Priority Credit Facility is then in effect), or in any other Junior Priority Credit Facility then in effect (if the Original Junior Priority Credit Facility is not then in effect), and (z) for purposes of the preceding clause (1)(c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect.

“Additional Indebtedness Designation” shall mean a certificate of the Company Representative with respect to Additional Indebtedness, substantially in the form of Exhibit A attached hereto.

“Additional Indebtedness Joinder” shall mean a joinder agreement executed by one or more Additional Agents in respect of any Additional Indebtedness subject to an Additional Indebtedness Designation on behalf of one or more Additional Credit Facility Secured Parties in respect of such Additional Indebtedness, substantially in the form of Exhibit B attached hereto.

“Additional Management Credit Provider” shall mean any Person who (a) is a beneficiary of a Management Guarantee provided by an Additional Credit Party, with the obligations of the applicable Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, and (b) has been designated by the Company Representative in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Management Guarantee, be at any time a Management Credit Provider with respect to more than one Credit Facility).

[1]	Insert the section number of the negative covenant restricting Liens in the Original Initial Junior Priority Credit Facility.

“Additional Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Additional Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Additional Credit Party from time to time to any Additional Agent, any Additional Credit Facility Secured Parties or any of them, including any Additional Bank Products Affiliates, Additional Hedging Affiliates, Additional Bank Products Provider, Additional Hedging Provider or Additional Management Credit Provider, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Additional Credit Party, would have accrued on any Additional Obligation, whether or not a claim is allowed against such Additional Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Additional Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Additional Specified Indebtedness” shall mean any Indebtedness that is or may from time to time be incurred by any Credit Party in compliance with:

(a)       prior to the Discharge of Term Loan Obligations, Section 8.1 of the Original Term Loan Credit Agreement (if the Original Term Loan Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other Term Loan Credit Agreement then in effect if the Original Term Loan Credit Agreement is not then in effect (which covenant is designated in such Term Loan Credit Agreement as applicable for purposes of this definition);

(b)       prior to the Discharge of Initial Junior Priority Obligations, Section [     ]2 of the Original Initial Junior Priority Credit Facility (if the Original Initial Junior Priority Credit Facility is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other Initial Junior Priority Credit Facility then in effect (which covenant is designated in such Initial Junior Priority Credit Facility as applicable for purposes of this definition); and

(c)       prior to the Discharge of Additional Obligations, any negative covenant restricting Indebtedness contained in any Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition).

As used in this definition of “Additional Specified Indebtedness”, the term “Indebtedness” shall have the meaning set forth (x) for purposes of the preceding clause (a), prior to the Discharge of Term Loan Obligations, in the Original Term Loan Credit Agreement (if the Original Term Loan Credit Agreement is then in effect), or in any other Term Loan Credit Agreement then in effect (if the Original Term Loan Credit Agreement is not then in effect), (y) for purposes of the preceding clause (b), prior to the Discharge of Initial Junior Priority Obligations, in the Original Junior Priority Credit Facility (if the Original Junior Priority Credit Facility is then in effect), or in any other Junior Priority Credit Facility then in effect (if the Original Junior Priority Credit Facility is not then in effect), and (z) for purposes of the preceding clause (c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect. In the event that any Indebtedness as defined in any such Credit Document shall not be Indebtedness as defined in any other such Credit Document, but is or may be incurred in compliance with such other Credit Document, such Indebtedness shall constitute Additional Specified Indebtedness for the purposes of such other Credit Document.

[2]	Insert the section number of the negative covenant restricting Indebtedness in the Original Initial Junior Priority Credit Facility.

“Affiliate” shall mean with respect to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person shall mean the power, directly or indirectly, either to (a) vote 20% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent” shall mean any Senior Priority Agent or Junior Priority Agent.

“Agreement” shall have the meaning assigned thereto in the Preamble hereto.

“Bank Products Affiliate” shall mean any Term Loan Bank Products Affiliate, any Initial Junior Priority Bank Products Affiliate or any Additional Bank Products Affiliate, as applicable.

“Bank Products Agreement” shall mean any agreement pursuant to which a bank or other financial institution agrees to provide (a) treasury services, (b) credit card, merchant card, purchasing card or stored value card services (including processing and other administrative services with respect thereto), (c) cash management services (including controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking products or services as may be requested by any Credit Party (other than letters of credit and other than loans except Indebtedness arising from services described in items (a) through (c) of this definition).

“Bank Products Provider” shall mean any Term Loan Bank Products Provider, any Initial Junior Priority Bank Products Provider or any Additional Bank Products Provider, as applicable.

“Bankruptcy Code” shall mean title 11 of the United States Code.

“Bankruptcy Law” shall have the meaning assigned thereto in the Base Intercreditor Agreement.

“Base Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of December [23], 2013, by and among UBS AG, Stamford Branch, as ABL Agent, ING Capital LLC, as Term Loan Agent, and any additional agents party thereto from time to time, as the same may .be amended, supplemented, waived or otherwise modified from time to time.

“Borrower” shall mean any of the Term Loan Borrowers, any Initial Junior Priority Borrower and any Additional Borrower.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York (or with respect only to letters of credit issued by an Issuing Lender not located in the City of New York, the location of such Issuing Lender) are authorized or required by law to close.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Cash Collateral” shall mean any Collateral consisting of Money or Cash Equivalents, any Security Entitlement and any Financial Assets.

“Cash Equivalents” shall mean (1) money and (2) (a) securities issued or fully guaranteed or insured by the United States of America or a member state of the European Union or any agency or instrumentality thereof, (b) time deposits, certificates of deposit or bankers’ acceptances of (i) any ABL Secured Party (as defined under the Base Intercreditor Agreement), any Term Loan Secured Party (as defined under the Base Intercreditor Agreement) or any Additional Secured Party (as defined under the Base Intercreditor Agreement) or any Affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500,000,000 (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, a comparable rating of such other nationally recognized rating agency as shall be approved by any Agent (as defined under the Base Intercreditor Agreement) (other than any Designated Agent ), in each case, in its reasonable judgment), (or, if there is no continuing Agent (as defined under the Base Intercreditor Agreement) other than any Designated Agent, as designated by the Company Representative)), (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above, (d) money market instruments, commercial paper or other short term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, a comparable rating of such other nationally recognized rating agency as shall be approved by any Agent (as defined under the Base Intercreditor Agreement) (other than any Designated Agent), in each case, in its reasonable judgment (or, if there is no continuing Agent other than any Designated Agent, as designated by the Company Representative)), (e) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 or any successor rule of the Securities and Exchange Commission under the Investment Company Act of 1940, and (f) investments similar to any of the foregoing denominated in foreign currencies approved by the management of the Company Representative, in each case provided in clauses (a), (b), (d) and (to the extent relating to any such clause) (f) above only, maturing within twelve months after the date of acquisition.

“Collateral” shall mean all Property now owned or hereafter acquired by any Credit Party in or upon which a Lien is granted or purported to be granted to any Agent under any of the Term Loan Collateral Documents, the Initial Junior Priority Collateral Documents or the Additional Collateral Documents, together with all rents, issues, profits, products, and Proceeds thereof to the extent a Lien is granted or purported to be granted therein to the applicable Agent by such applicable documents.

“Commodities Agreement” shall mean, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Company” shall mean JDA Holding LLC, a Delaware limited liability company, and any successor in interest thereto.

“Company Representative” shall have the meaning assigned thereto in the Base Intercreditor Agreement.

“Conforming Plan Reorganization” shall have the meaning assigned thereto in the Base Intercreditor Agreement.

“Control Collateral” shall mean any Collateral consisting of any certificated Security, Investment Property, Deposit Account, Instruments, Chattel Paper and any other Collateral as to which a Lien may be perfected through possession or control by the secured party, or any agent therefor.

“Credit Documents” shall mean the Term Loan Documents, the Initial Junior Priority Documents and any Additional Documents.

“Credit Facility” shall mean the Term Loan Credit Agreement, the Initial Junior Lien Credit Facility or any Additional Credit Facility, as applicable.

“Credit Parties” shall mean the Term Loan Credit Parties, the Initial Junior Priority Credit Parties and any Additional Credit Parties.

“Creditor” shall mean any Senior Priority Creditor or Junior Priority Creditor.

“Currency Agreement” shall mean, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Designated Agent” shall mean any Additional Agent, any Term Loan Agent under any Term Loan Credit Agreement other than the Original Term Loan Credit Agreement, or any Initial Junior Priority Agent, in each case as the Company Representative designates as a Designated Agent (as confirmed in writing by such Party if such designation is made after the execution of this Agreement by such Party (in the case of the Initial Junior Priority Agent) or the joinder of such Party to this Agreement), as and to the extent so designated. Such designation may be for all purposes of this Agreement, or may be for one or more specified purposes hereunder or provisions hereof.

“DIP Financing” shall have the meaning set forth in Section 6.1(a).

“Discharge of Additional Obligations” shall mean, if any Indebtedness shall at any time have been incurred under any Additional Credit Facility, with respect to each Additional Credit Facility: (a) the payment in full in cash of the applicable Additional Obligations that are outstanding and unpaid at the time all Additional Indebtedness under such Additional Credit Facility is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Additional Credit Facility (which shall not exceed an amount equal to 101.5% of the aggregate undrawn amount of such letters of credit) but (ii) excluding unasserted contingent indemnification or other obligations under the applicable Additional Credit Facility at such time; and (b) the termination of all then outstanding commitments to extend credit under the applicable Additional Documents at such time.

“Discharge of Initial Junior Priority Obligations” shall mean, if any Indebtedness shall at any time have been incurred under any Initial Junior Priority Credit Facility, with respect to each Junior Priority Credit Facility, (a) the payment in full in cash of the applicable Initial Junior Priority Obligations that are outstanding and unpaid at the time all Indebtedness under the applicable Initial Junior Priority Credit Facility is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Initial Junior Priority Credit Facility (which shall not exceed an amount equal to 101.5% of the aggregate undrawn amount of such letters of credit) but (ii) excluding, for the avoidance of doubt, unasserted contingent indemnification or other obligations under the applicable Initial Junior Priority Credit Facility at such time, and (b) the termination of all then outstanding commitments to extend credit under the Initial Junior Priority Documents at such time.

“Discharge of Junior Priority Obligations” shall mean the occurrence of all of the Discharge of Initial Junior Priority Obligations and the Discharge of Additional Obligations in respect of Junior Priority Debt.

“Discharge of Senior Priority Obligations” shall mean the occurrence of all of the Discharge of Term Loan Obligations and the Discharge of Additional Obligations in respect of Senior Priority Debt.

“Discharge of Term Loan Obligations” shall mean (a) the payment in full in cash of the applicable Term Loan Obligations that are outstanding and unpaid at the time all Indebtedness under the applicable Term Loan Credit Agreement is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Term Loan Credit Agreement (which shall not exceed an amount equal to 101.5% of the aggregate undrawn amount of such letters of credit), but (ii) excluding, for the avoidance of doubt, unasserted contingent indemnification or other obligations under the applicable Term Loan Credit Agreement at such time, and (b) the termination of all then outstanding commitments to extend credit under the Term Loan Documents at such time.

“Domestic Subsidiary” shall mean any Subsidiary of the Company that is not a Foreign Subsidiary.

“Event of Default” shall mean an Event of Default under any Term Loan Credit Agreement, any Initial Junior Priority Credit Facility or any Additional Credit Facility.

“Exercise Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” shall mean:

(a)       the taking of any action to enforce or realize upon any Lien, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code, or taking any action to enforce any right or power to repossess, replevy, attach, garnish, levy upon or collect the Proceeds of any Lien;

(b)       the exercise of any right or remedy provided to a secured creditor on account of a Lien under any of the Credit Documents, under applicable law, by self-help repossession, by notification to account obligors of any Grantor in an Insolvency Proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien;

(c)       the taking of any action or the exercise of any right or remedy in respect of the collection on, set off against, marshaling of, injunction respecting or foreclosure on the Collateral or the Proceeds thereof;

(d)       the appointment of a receiver, receiver and manager or interim receiver of all or part of the Collateral;

(e)       the sale, lease, license, or other disposition of all or any portion of the Collateral by private or public sale or any other means permissible under applicable law;

(f)       the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code;

(g)       the exercise of any voting rights relating to any Capital Stock included in the Collateral; and

(h)       the delivery of any notice, claim or demand relating to the Collateral to any Person (including any securities intermediary, depository bank or landlord) in possession or control of any Collateral;

provided that (i) filing a proof of claim or statement of interest in any Insolvency Proceeding, (ii) the acceleration of the Senior Priority Obligations, (iii) the imposition of a default rate or late fee, (iv) the cessation of lending pursuant to the provisions of the Senior Priority Documents, (v) the consent by any Senior Priority Agent to disposition by any Grantor of any of the Collateral or the consent by the Senior Priority Representative to disposition by any Grantor of any of the Collateral or (vi) seeking adequate protection shall not be deemed to be an Exercise of Secured Creditor Remedies.

“Financing Lease” shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required to be capitalized on a balance sheet of the lessee in accordance with generally accepted accounting principles as in effect in the United States.

“Foreign Subsidiary” shall mean any Subsidiary of the Company (a) that is organized under the laws of any jurisdiction outside of the United States of America and any Subsidiary of such Foreign Subsidiary or (b) that is a Foreign Subsidiary Holdco. Any subsidiary of the Company which is organized and existing under the laws of Puerto Rico or any other territory of the United States of America shall be a Foreign Subsidiary.

“Foreign Subsidiary Holdco” shall mean any Subsidiary of the Company, so long as such Subsidiary has no material assets other than securities or indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), and intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof) and other assets (including cash, Cash Equivalents or Temporary Cash Investments) relating to an ownership interest in any such securities, indebtedness, intellectual property or Subsidiaries.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the European Union.

“Grantor” shall mean any Grantor as defined in the Term Loan Collateral Documents, in the Junior Priority Collateral Documents or in the Additional Collateral Documents, as the context requires.

“Guarantor” shall mean any of the Term Loan Guarantors, the Initial Junior Priority Guarantors and any Additional Guarantors.

“Hedging Affiliate” shall mean any Term Loan Hedging Affiliate, any Initial Junior Priority Hedging Affiliate or any Additional Hedging Affiliate, as applicable.

“Hedging Agreement” shall mean any Interest Rate Agreement, Commodities Agreement, Currency Agreement or any other credit or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity, equity values or creditworthiness (including any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Hedging Provider” shall mean any Term Loan Hedging Provider, any Initial Junior Priority Hedging Provider or any Additional Hedging Provider, as applicable.

“Holdings” shall mean CD&R Landscapes Bidco, a Delaware corporation, and any successor in interest thereto.

“Impairment” shall (a) with respect to the Senior Priority Obligations, have the meaning set forth in Section 2.1(i), and (b) with respect to the Junior Priority Obligations, have the meaning set forth in Section 2.1(j).

“Indebtedness” shall mean, with respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto, (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments issued or created for the account of such Person, (e) all obligations of such Person in respect of interest rate protection agreements, interest rate futures, interest rate options, interest rate caps and any other interest rate hedge arrangements, (f) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (e) to the extent secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (g) all guarantees by such Person of Indebtedness of other Persons, to the extent so guaranteed by such Person.

“Initial Junior Priority Agent” shall mean [          ] in its capacity as collateral agent under the Original Initial Junior Priority Credit Facility, together with its successors and assigns in such capacity from time to time, whether under the Original Initial Junior Priority Credit Facility or any subsequent Initial Junior Priority Credit Facility, as well as any Person designated as the “Agent” or “Collateral Agent” under any Initial Junior Priority Credit Facility.

“Initial Junior Priority Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with any Initial Junior Priority Credit Party with the obligations of such Initial Junior Priority Credit Party thereunder being secured by one or more Initial Junior Priority Collateral Documents, (b) was an Initial Junior Priority Agent, an Initial Junior Priority Credit Facility Lender or an Affiliate of an Initial Junior Priority Agent or an Initial Junior Priority Credit Facility Lender on the date hereof, or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company Representative in accordance with the terms of one or more Initial Junior Priority Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Initial Junior Priority Bank Products Provider” shall mean any Person (other than an Initial Junior Priority Bank Products Affiliate) that has entered into a Bank Products Agreement with an Initial Junior Priority Credit Party with the obligations of such Initial Junior Priority Credit Party thereunder being secured by one or more Initial Junior Priority Collateral Documents, as designated by the Company Representative in accordance with the terms of one or more Initial Junior Priority Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Initial Junior Priority Borrower” shall mean [          ] in [its][their] capacity[y][ies] as borrower[s] under the Initial Junior Priority Credit Facility, together with its [and their respective] successors and assigns.

“Initial Junior Priority Collateral Documents” shall mean all “Security Documents” as defined in the Original Initial Junior Priority Credit Facility, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any Initial Junior Priority Credit Facility, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Initial Junior Priority Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Initial Junior Priority Credit Facility” shall mean (a) if the Original Initial Junior Priority Credit Facility is then in effect, the Original Initial Junior Priority Credit Facility, and (b) thereafter, if designated by the Company Representative, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that complies with clause (2) of the definition of “Additional Indebtedness” and that has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original Initial Junior Priority Credit Facility or (y) any subsequent Initial Junior Priority Credit Facility (in each case, as amended, restated, supplemented, waived or otherwise modified from time to time); provided, that the requisite creditors party to such Initial Junior Priority Credit Facility (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to any Senior Priority Agent (other than any Designated Agent) (or, if there is no continuing Senior Priority Agent other than any Designated Agent, as designated by the Company Representative), that the obligations under such Initial Junior Priority Credit Facility are subject to the terms and provisions of this Agreement. Any reference to the Initial Junior Priority Credit Facility shall be deemed a reference to any Initial Junior Priority Credit Facility then in existence.

“Initial Junior Priority Credit Facility Lenders” shall mean one or more holders of Indebtedness (or commitments therefor) that is or may be incurred under the Initial Junior Priority Credit Facility, together with their successors, assigns and transferees, as well as any Person designated as an “Initial Junior Priority Credit Facility Lender” under any Initial Junior Priority Credit Facility.

“Initial Junior Priority Credit Parties” shall mean the Initial Junior Priority Borrower, the Initial Junior Priority Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is now or hereafter becomes a party to any Initial Junior Priority Document.

“Initial Junior Priority Creditors” shall mean all Initial Junior Priority Credit Facility Lenders, all Initial Junior Priority Bank Products Affiliates, all Initial Junior Priority Hedging Affiliates, all Initial Junior Priority Bank Products Providers, all Initial Junior Priority Hedging Providers and all Initial Junior Priority Management Credit Providers, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “Initial Junior Priority Creditor” under any Initial Junior Priority Credit Facility.

“Initial Junior Priority Documents” shall mean the Initial Junior Priority Credit Facility, the Initial Junior Priority Guarantees, the Initial Junior Priority Collateral Documents, any Bank Products Agreements between any Initial Junior Priority Credit Party and any Initial Junior Priority Bank Products Affiliate or Initial Junior Priority Bank Products Provider, any Hedging Agreements between any Initial Junior Priority Credit Party and any Initial Junior Priority Hedging Affiliate or Initial Junior Priority Hedging Provider, any Management Guarantee in favor of an Initial Junior Priority Management Credit Provider, those other ancillary agreements as to which the Initial Junior Priority Agent or any Initial Junior Priority Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Initial Junior Priority Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Initial Junior Priority Agent, in connection with any of the foregoing or any Initial Junior Priority Credit Facility, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Initial Junior Priority Guarantees” shall mean the guarantees of the Initial Junior Priority Guarantors pursuant to the [          ]3, and all other guarantees of any Initial Junior Priority Obligations of any Initial Junior Priority Credit Party in favor of any Initial Junior Priority Secured Party, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

[3]	Describe original guarantee arrangements.

“Initial Junior Priority Guarantors” shall mean the collective reference to Holdings (so long as it is a Guarantor under any of the Initial Junior Priority Guarantees), each of the Company’s Domestic Subsidiaries that is a guarantor under any of the Initial Junior Priority Guarantees and any other Person who becomes a guarantor under any of the Initial Junior Priority Guarantees.

“Initial Junior Priority Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with any Initial Junior Priority Credit Party with the obligations of such Initial Junior Priority Credit Party thereunder being secured by one or more Initial Junior Priority Collateral Documents, (b) was an Initial Junior Priority Agent, an Initial Junior Priority Credit Facility Lender or an Affiliate of an Initial Junior Priority Agent or an Initial Junior Priority Credit Facility Lender on the date hereof, or at the time of entry into such Hedging Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company Representative in accordance with the terms of one or more Initial Junior Priority Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“Initial Junior Priority Hedging Provider” shall mean any Person (other than an Initial Junior Priority Hedging Affiliate) that has entered into a Hedging Agreement with an Initial Junior Priority Credit Party with the obligations of such Initial Junior Priority Credit Party thereunder being secured by one or more Initial Junior Priority Collateral Documents, as designated by the Company Representative in accordance with the terms of one or more Initial Junior Priority Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Initial Junior Priority Management Credit Provider” shall mean any Person who (a) is a beneficiary of a Management Guarantee provided by an Initial Junior Priority Credit Party, with the obligations of the applicable Initial Junior Priority Credit Party thereunder being secured by one or more Initial Junior Priority Collateral Documents, and (b) has been designated by the Company Representative in accordance with the terms of one or more Initial Junior Priority Collateral Documents (provided that no Person shall, with respect to any Management Guarantee, be at any time a Management Credit Provider with respect to more than one Credit Facility).

“Initial Junior Priority Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Initial Junior Priority Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Initial Junior Priority Credit Party from time to time to any Initial Junior Priority Agent, any Initial Junior Priority Creditors or any of them, any Initial Junior Priority Bank Products Affiliates or Initial Junior Priority Hedging Affiliates, Initial Junior Priority Bank Products Provider or Initial Junior Priority Hedging Provider, any Initial Junior Priority Management Credit Provider, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Initial Junior Priority Credit Party, would have accrued on any Initial Junior Priority Obligation, whether or not a claim is allowed against such Initial Junior Priority Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Initial Junior Priority Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Initial Junior Priority Secured Parties” shall mean the Initial Junior Priority Agent and the Initial Junior Priority Creditors.

“Insolvency Proceeding” shall mean (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case covered by clauses (a) and (b) undertaken under United States Federal, State or foreign law, including the Bankruptcy Code.

“Interest Rate Agreement” shall mean, with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

“JDL” shall mean John Deere Landscapes LLC, a Delaware limited liability company, and any successor in interest thereof.

“Junior Priority Agent” shall mean any of the Initial Junior Priority Agent and any Additional Agent under any Junior Priority Documents.

“Junior Priority Collateral Documents” shall mean the Initial Junior Priority Collateral Documents and any Additional Collateral Documents in respect of any Junior Priority Obligations.

“Junior Priority Credit Facility” shall mean the Initial Junior Priority Credit Facility and any Additional Credit Facility in respect of any Junior Priority Obligations.

“Junior Priority Creditors” shall mean the Initial Junior Priority Creditors and any Additional Credit Facility Secured Party in respect of any Junior Priority Obligations.

“Junior Priority Debt” shall mean:

(1)       all Initial Junior Priority Obligations; and

(2)       any Additional Obligations of any Credit Party so long as on or before the date on which the relevant Additional Indebtedness is incurred, such Indebtedness is designated by the Company Representative as “Junior Priority Debt” in the relevant Additional Indebtedness Designation delivered pursuant to Section 7.11(a)(iii).

“Junior Priority Documents” shall mean the Initial Junior Priority Documents and any Additional Documents in respect of any Junior Priority Obligations.

“Junior Priority Lien” shall mean a Lien granted or purported to be granted (a) pursuant to an Initial Junior Priority Collateral Document to the Initial Junior Priority Agent or (b) pursuant to an Additional Collateral Document to any Additional Agent for the purpose of securing Junior Priority Obligations.

“Junior Priority Obligations” shall mean the Initial Junior Priority Obligations and any Additional Obligations constituting Junior Priority Debt.

“Junior Priority Representative” shall mean the Junior Priority Agent designated by the Junior Priority Agents to act on behalf of the Junior Priority Agents hereunder, acting in such capacity. The Junior Priority Representative shall initially be the Initial Junior Priority Agent under the Original Initial Junior Priority Credit Facility while the Original Initial Junior Priority Credit Facility is in effect; if the Original Initial Junior Priority Credit Facility is not in effect, the Junior Priority Representative shall be the Initial Junior Priority Agent under the relevant subsequent Initial Junior Priority Documents acting for the Junior Priority Secured Parties, unless the exposure of the corresponding Junior Priority Secured Parties under any other Additional Documents in respect of other Junior Priority Obligations exceeds the exposure of the relevant Junior Priority Secured Parties under such subsequent Initial Junior Priority Documents, and in such case, the Junior Priority Agent under the Junior Priority Documents under which the relevant Junior Priority Secured Parties have the greatest exposure (unless otherwise agreed in writing among the Junior Priority Agents).

“Junior Priority Secured Parties” shall mean, at any time, all of the Junior Priority Agents and all of the Junior Priority Creditors.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment for purposes of security, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

“Lien Priority” shall mean, with respect to any Lien of the Term Loan Agent, the Term Loan Secured Parties, the Initial Junior Priority Agent, the Initial Junior Priority Creditors, any Additional Agent or any Additional Credit Facility Secured Party in the Collateral, the order of priority of such Lien as specified in Section 2.1.

“Management Credit Provider” shall mean any Additional Management Credit Provider, any Term Loan Management Credit Provider or any Initial Junior Priority Management Credit Provider, as applicable.

“Management Guarantee” shall have the meaning assigned to such term in (a) with respect to the Term Loan Obligations, the Original Term Loan Credit Agreement (if the Original Term Loan Credit Agreement is then in effect), or in any other Term Loan Credit Agreement then in effect (if the Original Term Loan Credit Agreement is not then in effect), (b) with respect to the Initial Junior Priority Obligations, the Original Initial Junior Priority Credit Facility (if the Original Initial Junior Priority Credit Facility is then in effect), or in any other Initial Junior Priority Credit Facility then in effect (if the Original Initial Junior Priority Credit Facility is not then in effect and (c) with respect to any Additional Obligations, in the applicable Additional Credit Facility.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor rating agency.

“Original Initial Junior Priority Credit Facility” shall mean the [          ]4, dated as of [         ], among [          ], as such agreement may be amended, supplemented, restated, waived or otherwise modified from time to time.

“Original Term Loan Credit Agreement” shall mean that certain Credit Agreement dated as of December [23], 2013, by and among the Term Loan Borrowers, ING Capital LLC, as administrative agent, the Term Loan Credit Agreement Lenders and the Term Loan Agent, as amended, restated, supplemented, waived or otherwise modified from time to time.

“Party” shall mean any of the Term Loan Agent, the Initial Junior Priority Agent or any Additional Agent, and “Parties” shall mean all of the Term Loan Agent, the Initial Junior Priority Agent and any Additional Agent.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan of Reorganization” shall have the meaning assigned thereto in the Base Intercreditor Agreement.

“Pledged Securities” shall have the meaning set forth in the Term Loan Collateral Documents, in the Initial Junior Priority Collateral Documents or in any Additional Collateral Documents, as the context requires.

“Proceeds” shall mean (a) all “proceeds,” as defined in Article 9 of the Uniform Commercial Code, with respect to the Collateral, (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily and (c) in the case of Proceeds of Pledged Securities, all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Requisite Senior Priority Holders” shall mean Senior Priority Secured Parties holding, in the aggregate, in excess of 50% of the aggregate principal amount of the Senior Priority Obligations (other than Senior Priority Obligations in respect of Bank Products Agreements, Hedging Agreements or Management Guarantees at any time and for so long as there are any outstanding Senior Priority Obligations in respect of any Senior Priority Credit Facility); provided that, (x) if the matter being consented to or the action being taken by the Senior Priority Representative is the subordination of Liens to other Liens, or the consent to a sale of all or substantially all of the Collateral, then “Requisite Senior Priority Holders” shall mean those Senior Priority Secured Parties necessary to validly consent to the requested action in accordance with the applicable Senior Priority Documents and (y) except as may be separately otherwise agreed in writing by and between or among each Senior Priority Agent, on behalf of itself and the Senior Priority Creditors represented thereby, if the matter being consented to or the action being taken by the Senior Priority Representative will affect any Series of Senior Priority Debt in a manner different and materially adverse relative to the manner such matter or action affects any other Series of Senior Priority Debt (except to the extent expressly set forth in this Agreement), then “Requisite Senior Priority Holders” shall mean (1) Senior Priority Secured Parties holding, in the aggregate, in excess of 50% of the aggregate principal amount of the Senior Priority Obligations (other than Senior Priority Obligations in respect of Bank Products Agreements, Hedging Agreements or Management Guarantees at any time and for so long as there are any outstanding Senior Priority Obligations in respect of any Senior Priority Credit Facility) and (2) Senior Priority Secured Parties holding, in the aggregate, in excess of 50% of the aggregate principal amount of the applicable Series of Senior Priority Debt (other than Senior Priority Obligations in respect of Bank Products Agreements, Hedging Agreements or Management Guarantees at any time and for so long as there are any outstanding Senior Priority Obligations in respect of any Senior Priority Credit Facility).

[4]	Describe the Original Initial Junior Priority Credit Facility.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of The McGraw Hill Companies Inc., and its successors.

“Secured Parties” shall mean the Senior Priority Secured Parties and the Junior Priority Secured Parties.

“Senior Priority Agent” shall mean any of the Term Loan Agent or any Additional Agent under any Senior Priority Documents.

“Senior Priority Credit Facility” shall mean the Term Loan Credit Agreement and any Additional Credit Facility in respect of any Senior Priority Obligations.

“Senior Priority Creditors” shall mean the Term Loan Secured Parties and any Additional Credit Facility Secured Party in respect of any Senior Priority Obligations.

“Senior Priority Debt” shall mean:

(1)       all Term Loan Obligations; and

(2)       any Additional Obligations of any Credit Party so long as on or before the date on which the relevant Additional Indebtedness is incurred, such Indebtedness is designated by the Company Representative as “Senior Priority Debt” in the relevant Additional Indebtedness Designation delivered pursuant to Section 7.11(a)(iii).

“Senior Priority Documents” shall mean the Term Loan Documents and any Additional Documents in respect of any Senior Priority Obligations.

“Senior Priority Lien” shall mean a Lien granted (a) by a Term Loan Collateral Document to the Term Loan Agent or (b) by an Additional Collateral Document to any Additional Agent for the purpose of securing Senior Priority Obligations.

“Senior Priority Obligations” shall mean the Term Loan Obligations and any Additional Obligations constituting Senior Priority Debt.

“Senior Priority Recovery” shall have the meaning set forth in Section 5.3.

“Senior Priority Representative” shall mean the Senior Priority Agent designated by the Senior Priority Agents to act on behalf of the Senior Priority Agents under this Agreement, acting in such capacity; provided that, at any time the Base Intercreditor Agreement is in effect, the Senior Priority Representative shall be the “Term Loan Collateral Representative” as defined under the Base Intercreditor Agreement. If the Base Intercreditor Agreement is no longer in effect, the Senior Priority Representative shall initially be the Term Loan Agent under the Original Term Loan Credit Agreement while the Original Term Loan Credit Agreement is in effect; if the Original Term Loan Credit Agreement is not in effect, the Senior Priority Representative shall be (1) the Senior Priority Agent under the relevant subsequent Term Loan Credit Agreement acting for the Senior Priority Secured Parties, if any, or (2) if there is no subsequent Term Loan Credit Agreement, or if the principal amount of the Term Loan Obligations owed to the corresponding Senior Priority Secured Parties under any other Additional Documents in respect of other Senior Priority Obligations exceeds the principal amount of Term Loan Obligations owed to the relevant Senior Priority Secured Parties under such subsequent Term Loan Credit Agreement, the Senior Priority Agent under the Senior Priority Documents under which the relevant Senior Priority Secured Parties are owed the greatest principal amount of Term Loan Obligations (unless otherwise agreed in writing among the Senior Priority Agents).

“Senior Priority Secured Parties” shall mean, at any time, all of the Senior Priority Agents and all of the Senior Priority Creditors.

“Series of Junior Priority Debt” shall mean, severally, (a) the Indebtedness outstanding under the Initial Junior Priority Credit Facility and (b) the Indebtedness outstanding under any Additional Credit Facility in respect of or constituting Junior Priority Debt.

“Series of Senior Priority Debt” shall mean, severally, (a) the Indebtedness outstanding under the Term Loan Credit Agreement and (b) the Indebtedness outstanding under any Additional Credit Facility in respect of or constituting Senior Priority Debt.

“Specified Default” shall mean a Specified Default under any Term Loan Credit Agreement, any Initial Junior Priority Credit Facility or any Additional Credit Facility.

“Standstill Period” shall have the meaning set forth in Section 2.3(a).

“Subsidiary” of any Person shall mean a corporation, partnership, limited liability company, or other entity (a) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned by such Person, or (b) the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person and, in the case of this clause (b), which is treated as a consolidated subsidiary for accounting purposes.

“Temporary Cash Investments” shall mean any of the following: (i) any investment in (x) direct obligations of the United States of America, a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof, or obligations guaranteed by the United States of America or a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization as shall be approved by any Agent (other than any Designated Agent), in each case, in its reasonable judgment (or, if there is no continuing Agent other than the Designated Agent, as designated by the Company Representative), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional entity providing indebtedness or financial accommodation under the Term Loan Credit Agreement, the Initial Junior Priority Credit Facility or any Additional Credit Facility or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long term debt is rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization as shall be approved by any Agent (other than any Designated Agent), in each case, in its reasonable judgment (or, if there is no continuing Agent other than any Designated Agent, as designated by the Company Representative)) at the time such Investment is made, (iii) repurchase obligations with a term of not more than 30 days for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than that of the Company or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization as shall be approved by any Agent (other than any Designated Agent), in each case, in its reasonable judgment (or, if there is no continuing Agent other than any Designated Agent, as designated by the Company Representative)), (v) Investments in securities maturing not more than one year after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization as shall be approved by any Agent (other than any Designated Agent), in each case, in its reasonable judgment (or, if there is no continuing Agent other than any Designated Agent, as designated by the Company Representative)), (vi) Indebtedness or Preferred Stock (other than of the Company or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization as shall be approved by any Agent (other than any Designated Agent), in each case, in its reasonable judgment (or, if there is no continuing Agent other than any Designated Agent, as designated by the Company Representative), (vii) investment funds investing 95% of their assets in securities of the type described in clauses (i)-(vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250.0 million (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended, and (ix) similar investments approved by the management of the Company Representative in the ordinary course of business.

“Term Loan Agent” shall mean [     ]5 in its capacity as collateral agent under the Term Loan Credit Agreement, together with its successors and assigns in such capacity from time to time, whether under the Original Term Loan Credit Agreement or any subsequent Term Loan Credit Agreement, as well as any Person designated as the “Agent” or “Collateral Agent” under any Term Loan Credit Agreement.

“Term Loan Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with any Term Loan Credit Party with the obligations of such Term Loan Credit Party thereunder being secured by one or more Term Loan Collateral Documents, (b) was a Term Loan Agent, a Term Loan Credit Agreement Lender or an Affiliate of a Term Loan Agent or a Term Loan Credit Agreement Lender on the date hereof, or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company Representative in accordance with the terms of one or more Term Loan Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Term Loan Bank Products Provider” shall mean any Person (other than a Term Loan Bank Products Affiliate) that has entered into a Bank Products Agreement with a Term Loan Credit Party with the obligations of such Term Loan Credit Party thereunder being secured by one or more Term Loan Collateral Documents, as designated by the Company Representative in accordance with the terms of one or more Term Loan Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Term Loan Borrowers” shall mean the Company and JDL, each in its capacity as borrower under the Term Loan Credit Agreement, together with their respective successors and assigns.

“Term Loan Collateral Documents” shall mean all “Security Documents” as defined in the Original Term Loan Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any Term Loan Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Term Loan Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, modified or supplemented from time to time.

[5]	Insert name of Term Collateral Agent.

“Term Loan Credit Agreement” shall mean (i) if the Original Term Loan Credit Agreement is then in effect, the Original Term Loan Credit Agreement and (ii) thereafter, if designated by the Company Representative, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that complies with clause (1) of the definition of “Additional Indebtedness” and has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original Term Loan Credit Agreement or (y) any subsequent Term Loan Credit Agreement (in each case, as amended, restated, supplemented, waived or otherwise modified from time to time); provided, that (a) such indebtedness or financial accommodation is secured by a Lien ranking pari passu to the Lien securing the First Lien Obligations (as such term is defined in the relevant Term Loan Credit Agreement), and (b) the requisite creditors party to such Term Loan Credit Agreement (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the Initial Junior Priority Agent (if other than a Designated Agent) and any other Junior Priority Agent, (other than any Designated Agent) (or, if there is no continuing Junior Priority Agent other than any Designated Agent, as designated by the Company Representative) that the obligations under such Term Loan Credit Agreement are subject to the terms and provisions of this Agreement. Any reference to the Term Loan Credit Agreement shall be deemed a reference to any Term Loan Credit Agreement then in existence.

“Term Loan Credit Agreement Lender” shall mean one or more holders of Indebtedness (or commitments therefor) that is or may be incurred under any Term Loan Credit Agreement, together with their successors, assigns and transferees, as well as any Person designated as a “Term Loan Credit Agreement Lender” under any Term Loan Credit Agreement.

“Term Loan Credit Parties” shall mean the Term Loan Borrowers, the Term Loan Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is now or hereafter becomes a party to any Term Loan Document.

“Term Loan Documents” shall mean the Term Loan Credit Agreement, the Term Loan Guarantees, the Term Loan Collateral Documents, any Bank Products Agreements between any Term Loan Credit Party and any Term Loan Bank Products Affiliate or any Term Loan Bank Products Provider, any Hedging Agreements between any Term Loan Credit Party and any Term Loan Hedging Affiliate or Term Loan Hedging Provider, any Management Guarantee in favor of a Term Loan Management Credit Provider, and those other ancillary agreements as to which the Term Loan Agent or any Term Loan Credit Agreement Lender is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Term Loan Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Term Loan Agent, in connection with any of the foregoing or any Term Loan Credit Agreement, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Term Loan Guarantees” shall mean that certain guarantee agreement dated as of the date [hereof] [of the Base Intercreditor Agreement] by the Term Loan Guarantors in favor of the Term Loan Agent, and all other guarantees of any Term Loan Obligations of any Term Loan Credit Party by any other Term Loan Credit Party in favor of any Term Loan Secured Party, in each case as amended, restated, supplemented, waived or otherwise modified from time to time.

“Term Loan Guarantors” shall mean the collective reference to Holdings (so long as it is a guarantor under any of the Term Loan Guarantees), each of the Company’s Domestic Subsidiaries that is a guarantor under any of the Term Loan Guarantees and any other Person who becomes a guarantor under any of the Term Loan Guarantees.

“Term Loan Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with any Term Loan Credit Party with the obligations of such Term Loan Credit Party thereunder being secured by one or more Term Loan Collateral Documents, (b) was a Term Loan Agent, a Term Loan Credit Agreement Lender or an Affiliate of a Term Loan Agent or a Term Loan Credit Agreement Lender at the time of entry into such Hedging Agreement, or on or prior to the date hereof, or at the time of the designation referred to in the following clause (c) and (c) has been designated by the Company Representative in accordance with the terms of one or more Term Loan Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“Term Loan Hedging Provider” shall mean any Person (other than a Term Loan Hedging Affiliate) that has entered into a Hedging Agreement with a Term Loan Credit Party with the obligations of such Term Loan Credit Party thereunder being secured by one or more Term Loan Collateral Documents, as designated by the Company Representative in accordance with the terms of the Term Loan Collateral Documents, as designated by the Company Representative in accordance with the terms of one or more Term Loan Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Term Loan Management Credit Provider” shall mean any Person who (a) is a beneficiary of a Management Guarantee provided by an Term Loan Credit Party, with the obligations of the applicable Term Loan Credit Party thereunder being secured by one or more Term Loan Collateral Documents and (b) has been designated by the Company Representative in accordance with the terms of one or more Term Loan Collateral Documents (provided that no Person shall, with respect to any Management Guarantee, be at any time a Management Credit Provider with respect to more than one Credit Facility).

“Term Loan Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Term Loan Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Term Loan Credit Party from time to time to the Term Loan Agent, the Term Loan Credit Agreement Lender, any Term Loan Bank Products Affiliate, Term Loan Hedging Affiliate, Term Loan Bank Products Provider or Term Loan Hedging Provider or any Term Loan Management Credit Provider, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Term Loan Credit Party, would have accrued on any Term Loan Obligation, whether or not a claim is allowed against such Term Loan Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement for amounts drawn under letters of credit, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Term Loan Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Term Loan Secured Parties” shall mean the Term Loan Agent, all Term Loan Credit Agreement Lenders together with all Term Loan Bank Products Affiliates, all Term Loan Hedging Affiliates, all Term Loan Bank Product Providers, all Term Loan Hedging Providers and all Term Loan Management Credit Providers and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Term Loan Secured Party” under any Term Loan Credit Agreement.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided that to the extent that the Uniform Commercial Code is used to define any term in any security document and such term is defined differently in differing Articles of the Uniform Commercial Code, the definition of such term contained in Article 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication or priority of, or remedies with respect to, Liens of any Party is governed by the Uniform Commercial Code or foreign personal property security laws as enacted and in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” will mean the Uniform Commercial Code or such foreign personal property security laws as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“United States” shall mean the United States of America.

Section 1.3         Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. The words “hereof”, “herein”, “hereby”, “hereunder”, and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any reference herein to the repayment in full of an obligation shall mean the payment in full in cash of such obligation, or in such other manner as may be approved by the requisite holders or representatives in respect of such obligation.

ARTICLE II

LIEN PRIORITY

Section 2.1         Agreement to Subordinate.

(a)              Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Senior Priority Agent or any Senior Priority Creditors in respect of all or any portion of the Collateral, or of any Liens granted to any Junior Priority Agent or any Junior Priority Creditors in respect of all or any portion of the Collateral, and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any Senior Priority Agent, any Senior Priority Creditors, any Junior Priority Agent or any Junior Priority Creditors in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Senior Priority Documents or Junior Priority Documents, (iv) whether any Senior Priority Agent or any Junior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Senior Priority Agent or any Senior Priority Creditors securing any of the Senior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that:

(i)               any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Agent or any Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations shall be junior and subordinate in all respects to all Liens granted to any of the Senior Priority Agents and the Senior Priority Creditors in the Collateral to secure all or any portion of the Senior Priority Obligations;

(ii)             any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Agent or any Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations shall be senior and prior in all respects to all Liens granted to any of the Junior Priority Agents and the Junior Priority Creditors in the Collateral to secure all or any portion of the Junior Priority Obligations;

(iii)           except as otherwise provided in Sections 2.1(a)(11) and (12) of the Base Intercreditor Agreement, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Agent or any Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Senior Priority Agent or any other Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations; and

(iv)            except as otherwise provided in Sections 2.1(a)(11) and (12) of the Base Intercreditor Agreement, and except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Agent or any Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Junior Priority Agent or any other Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations.

(b)             Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Senior Priority Agent or any Senior Priority Creditors in respect of all or any portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any other Senior Priority Agent or any other Senior Priority Creditors in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Senior Priority Documents, (iv) whether any Senior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Senior Priority Agent or any Senior Priority Creditors securing any of the Senior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that, except as otherwise provided in Sections 2.1(a)(11) and (12) of the Base Intercreditor Agreement or as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Agent or any Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Senior Priority Agent or any other Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations.

(c)              Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Junior Priority Agent or any Junior Priority Creditors in respect of all or any portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any other Junior Priority Agent or any other Junior Priority Creditors in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Junior Priority Documents, (iv) whether any Junior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Junior Priority Agent or any Junior Priority Creditors securing any of the Junior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that, except as otherwise provided in Sections 2.1(a)(11) and (12) of the Base Intercreditor Agreement or as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Agent or any Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Junior Priority Agent or any other Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations.

(d)             Notwithstanding any failure by any Senior Priority Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to any of the Senior Priority Secured Parties, the priority and rights as (x) between the respective classes of Senior Priority Secured Parties, and (y) between the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein. Notwithstanding any failure by any Junior Priority Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to any of the Junior Priority Secured Parties, the priority and rights as between the respective classes of Junior Priority Secured Parties with respect to the Collateral shall be as set forth herein. Lien priority as among the Senior Priority Obligations and the Junior Priority Obligations with respect to any Collateral will be governed solely by this Agreement, except as may be separately otherwise agreed in writing by or among any applicable Parties to the extent permitted pursuant to this Agreement and the Base Intercreditor Agreement (as applicable).

(e)              The Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, acknowledges and agrees that (x) concurrently herewith, the Initial Junior Priority Agent, for the benefit of itself and the Initial Junior Priority Secured Parties, has been granted Junior Priority Liens upon all of the Collateral in which the Term Loan Agent has been granted Senior Priority Liens, and the Term Loan Agent hereby consents thereto, and (y) one or more Additional Agents, each on behalf of itself and any Additional Credit Facility Secured Parties represented thereby, may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which the Term Loan Agent has been granted Senior Priority Liens, and the Term Loan Agent hereby consents thereto.

(f)              The Initial Junior Priority Agent, for and on behalf of itself and the Initial Junior Priority Secured Parties, acknowledges and agrees that (x) the Term Loan Agent, for the benefit of itself and the Term Loan Secured Parties, has been granted Senior Priority Liens upon all of the Collateral in which the Initial Junior Priority Agent has been granted Junior Priority Liens, and the Initial Junior Priority Agent hereby consents thereto, and (y) one or more Additional Agents, each on behalf of itself and any Additional Credit Facility Secured Parties represented thereby, may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which the Initial Junior Priority Agent has been granted Junior Priority Liens, and the Initial Junior Priority Agent hereby consents thereto.

(g)             Each Additional Agent, for and on behalf of itself and any Additional Credit Facility Secured Parties represented thereby, acknowledges and agrees that, (x) the Term Loan Agent, for the benefit of itself and the Term Loan Secured Parties, has been granted Senior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto, (y) concurrently herewith, the Initial Junior Priority Agent, for the benefit of itself and the Initial Junior Priority Secured Parties, has been granted Junior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto, and (z) one or more other Additional Agents, each on behalf of itself and any Additional Credit Facility Secured Parties represented thereby, have been or may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto.

(h)             Lien priority as among the Additional Obligations, the Term Loan Obligations and the Initial Junior Priority Obligations with respect to any Collateral will be governed solely by this Agreement and, as applicable, the Base Intercreditor Agreement, except as may be separately otherwise agreed in writing by or among any applicable Parties to the extent permitted pursuant to this Agreement and the Base Intercreditor Agreement (as applicable).

(i)               Each Senior Priority Agent, for and on behalf of itself and the relevant Senior Priority Secured Parties represented thereby, hereby acknowledges and agrees that it is the intention of the Senior Priority Secured Parties of each Series of Senior Priority Debt that the holders of Senior Priority Obligations of such Series of Senior Priority Debt (and not the Senior Priority Secured Parties of any other Series of Senior Priority Debt) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Senior Priority Obligations of such Series of Senior Priority Debt are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Senior Priority Debt), (y) any of the Senior Priority Obligations of such Series of Senior Priority Debt do not have an enforceable security interest in any of the Collateral securing any other Series of Senior Priority Debt and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Senior Priority Debt) on a basis ranking prior to the security interest of such Series of Senior Priority Debt but junior to the security interest of any other Series of Senior Priority Debt or (ii) the existence of any Collateral for any other Series of Senior Priority Debt that is not also Collateral for the other Series of Senior Priority Debt (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Senior Priority Debt, an “Impairment” of such Series of Senior Priority Debt). In the event of any Impairment with respect to any Series of Senior Priority Debt, the results of such Impairment shall be borne solely by the holders of such Series of Senior Priority Debt, and the rights of the holders of such Series of Senior Priority Debt (including the right to receive distributions in respect of such Series of Senior Priority Debt pursuant to Section 4.1) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of Senior Priority Debt subject to such Impairment.

(j)               Each Junior Priority Agent, for and on behalf of itself and the relevant Junior Priority Secured Parties represented thereby, hereby acknowledges and agrees that it is the intention of the Junior Priority Secured Parties of each Series of Junior Priority Debt that the holders of Junior Priority Obligations of such Series of Junior Priority Debt (and not the Junior Priority Secured Parties of any other Series of Junior Priority Debt) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Junior Priority Obligations of such Series of Junior Priority Debt are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Junior Priority Debt), (y) any of the Junior Priority Obligations of such Series of Junior Priority Debt do not have an enforceable security interest in any of the Collateral securing any other Series of Junior Priority Debt and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Junior Priority Debt) on a basis ranking prior to the security interest of such Series of Junior Priority Debt but junior to the security interest of any other Series of Junior Priority Debt or (ii) the existence of any Collateral for any other Series of Junior Priority Debt that is not also Collateral for the other Series of Junior Priority Debt (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Junior Priority Debt, an “Impairment” of such Series of Junior Priority Debt). In the event of any Impairment with respect to any Series of Junior Priority Debt, the results of such Impairment shall be borne solely by the holders of such Series of Junior Priority Debt, and the rights of the holders of such Series of Junior Priority Debt (including the right to receive distributions in respect of such Series of Junior Priority Debt pursuant to Section 4.1) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of Junior Priority Debt subject to such Impairment.

(k)             The subordination of Liens by each Junior Priority Agent in favor of the Senior Priority Agents shall not be deemed to subordinate the Liens of any Junior Priority Agent to the Liens of any other Person. The provision of pari passu and equal priority as between Liens of any Senior Priority Agent and Liens of any other Senior Priority Agent, in each case as set forth herein, shall not be deemed to provide that the Liens of the Senior Priority Agent will be pari passu or of equal priority with the Liens of any other Person, or to subordinate any Liens of any Senior Priority Agent to the Liens of any Person. The provision of pari passu and equal priority as between Liens of any Junior Priority Agent and Liens of any other Junior Priority Agent, in each case as set forth herein, shall not be deemed to provide that the Liens of the Junior Priority Agent will be pari passu or of equal priority with the Liens of any other Person.

(l)               So long as the Discharge of Senior Priority Obligations has not occurred, the parties hereto agree that in the event that Holdings or any Borrower shall, or shall permit any other Grantor to, grant or permit any additional Liens, or take any action to perfect any additional Liens, on any asset or property to secure any Junior Priority Obligation and have not also granted a Lien on such asset or property to secure the Senior Priority Obligations and taken all actions to perfect such Liens, then, without limiting any other rights and remedies available to any Senior Priority Agent and/or the other Senior Priority Secured Parties, each Junior Priority Agent, on behalf of itself and the Junior Lien Secured Parties for which it is a Junior Priority Agent, and each other Junior Priority Secured Party (by its acceptance of the benefits of the Junior Priority Documents), agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.1(l) shall be subject to Section 4.1(d).

Section 2.2         Waiver of Right to Contest Liens.

(a)              Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any Senior Priority Agent or any Senior Priority Creditor in respect of the Collateral, or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented thereby, agrees that no Junior Priority Agent or Junior Priority Creditor will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Senior Priority Agent or any Senior Priority Creditor under the Senior Priority Documents with respect to the Collateral. Except to the extent expressly set forth in this Agreement, each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented thereby, hereby waives any and all rights it or such Junior Priority Creditors may have as a junior lien creditor or otherwise to contest, protest, object to or interfere with the manner in which any Senior Priority Agent or any Senior Priority Creditor seeks to enforce its Liens in any Collateral.

(b)             Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and any Junior Priority Creditors represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any other Junior Priority Agent or any other Junior Priority Creditor in respect of the Collateral, or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that none of such Junior Priority Agent and Junior Priority Creditors will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Junior Priority Agent or any Junior Priority Creditor under the Junior Priority Documents with respect to the Collateral. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby waives any and all rights it or such Junior Priority Creditors may have as a junior lien creditor or otherwise to contest, protest, object to or interfere with the manner in which any Junior Priority Agent or any Junior Priority Creditor seeks to enforce its Liens in any Collateral so long as such other Junior Priority Agent or Junior Priority Creditor is not prohibited from taking such action under this Agreement.

(c)              The assertion of priority rights established under the terms of this Agreement shall not be considered a challenge to Lien priority of any Party prohibited by this Section 2.2.

Section 2.3         Remedies Standstill.

(a)              Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that, until the Discharge of Senior Priority Obligations, such Junior Priority Agent and such Junior Priority Creditors:

(i)               will not, and will not seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to the Collateral without the written consent of the Senior Priority Representative; provided that any Junior Priority Agent may Exercise Any Secured Creditor Remedies (other than any Secured Creditor Remedies the exercise of which is otherwise prohibited by this Agreement, including Section 6) after a period of 180 consecutive days has elapsed from the date of delivery of written notice by such Junior Priority Agent to each Senior Priority Agent stating that an Event of Default (as defined under the applicable Junior Priority Credit Facility) has occurred and is continuing thereunder and stating its intention to Exercise Any Secured Creditor Remedies (the “Standstill Period”), and then such Junior Priority Agent may Exercise Any Secured Creditor Remedies only so long as (1) no Event of Default relating to the payment of interest, principal, fees or other Senior Priority Obligations shall have occurred and be continuing and (2) no Senior Priority Secured Party shall have commenced (or attempted to commence or given notice of its intent to commence) the Exercise of Secured Creditor Remedies with respect to the Collateral (including seeking relief from the automatic stay or any other stay in any Insolvency Proceeding), and

(ii)             will not knowingly take, receive or accept any Proceeds of the Collateral, it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by the Junior Priority Representative shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Senior Priority Representative.

From and after the Discharge of Senior Priority Obligations (or prior thereto upon obtaining the written consent of each Senior Priority Agent), any Junior Priority Agent and any Junior Priority Creditor may Exercise Any Secured Creditor Remedies under the Junior Priority Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by any Junior Priority Agent or any Junior Priority Creditor is at all times subject to the provisions of this Agreement, including Section 4.1. Notwithstanding anything to the contrary contained herein, any Junior Priority Agent or any Junior Priority Secured Party may:

(i)               file a claim or statement of interest with respect to the Junior Priority Obligations; provided that an Insolvency Proceeding has been commenced by or against any Credit Party;

(ii)             take any action (not adverse to the priority status of the Liens on the Senior Priority Collateral, or the rights of the Senior Priority Agent or any of the Senior Priority Secured Parties to exercise rights, powers, and/or remedies in respect thereof, including those under Article VI) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the Senior Priority Collateral;

(iii)           file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Junior Priority Secured Parties represented thereby or of the same Series of Senior Priority Debt, in accordance with the terms of this Agreement;

(iv)            file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Credit Parties arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction); and

(v)             vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement.

(b)             Any Senior Priority Agent, on behalf of itself and any Senior Priority Creditors represented thereby, agrees that such Senior Priority Agent and such Senior Priority Creditors will not, and will not seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the Collateral without the written consent of the Senior Priority Representative and will not knowingly take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by and between or among all Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by such Senior Priority Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Senior Priority Representative; provided that nothing in this sentence shall prohibit any Senior Priority Agent from taking such actions in its capacity as Senior Priority Representative, if applicable. The Senior Priority Representative may Exercise Any Secured Creditor Remedies under the Senior Priority Collateral Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Senior Priority Representative is at all times subject to the provisions of this Agreement, including Section 4.1 hereof and of the Base Intercreditor Agreement.

Section 2.4         Exercise of Rights.

(a)              No Other Restrictions. Except as expressly set forth in this Agreement, each Agent and each Creditor shall have any and all rights and remedies it may have as a creditor under applicable law, including the right to the Exercise of Secured Creditor Remedies (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Creditors represented thereby); provided, however, that the Exercise of Secured Creditor Remedies with respect to the Collateral shall be subject to the Lien Priority and to the provisions of this Agreement, including Section 4.1.

Each Senior Priority Agent may enforce the provisions of the applicable Senior Priority Documents, each Junior Priority Agent may enforce the provisions of the applicable Junior Priority Documents, and each Agent may Exercise Any Secured Creditor Remedies, all in such order and in such manner as each may determine in the exercise of its sole discretion, consistent with the terms of this Agreement and mandatory provisions of applicable law (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Creditors represented thereby); provided, however, that each Agent agrees to provide to each other such Party copies of any notices that it is required under applicable law to deliver to any Credit Party; provided, further, however, that any Senior Priority Agent’s failure to provide any such copies to any other such Party shall not impair any Senior Priority Agent’s rights hereunder or under any of the applicable Senior Priority Documents, and any Junior Priority Agent’s failure to provide any such copies to any other such Party shall not impair any Junior Priority Agent’s rights hereunder or under any of the applicable Junior Priority Documents. Each Agent agrees for and on behalf of itself and each Creditor represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim, (x) in the case of any Junior Priority Agent and any Junior Priority Creditor represented thereby, against any Senior Priority Secured Party, and (y) in the case of any Senior Priority Agent and any Senior Priority Creditor represented thereby, against any Junior Priority Secured Party, seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, each Senior Priority Agent agrees for and on behalf of any Senior Priority Creditors represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Senior Priority Agent or any Senior Priority Creditor represented thereby seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Except as may be separately otherwise agreed in writing by and between or among any Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, each Junior Priority Agent agrees for and on behalf of any Junior Priority Creditors represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Junior Priority Agent or any Junior Priority Creditor represented thereby seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken.

(b)             Release of Liens. Without limiting any release permitted under the Base Intercreditor Agreement, in the event of (A) any private or public sale of all or any portion of the Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the Senior Priority Representative, (B) any sale, transfer or other disposition of all or any portion of the Collateral, so long as such sale, transfer or other disposition is then permitted by the Senior Priority Documents, (C) the release of the Senior Priority Secured Parties’ Liens on all or any portion of the Collateral which release under Clause (C) shall have been approved by all of the requisite Senior Priority Secured Parties (as determined pursuant to the applicable Senior Priority Documents), in the case of clauses (B) and (C) only to the extent occurring prior to the Discharge of Senior Priority Obligations and not in connection with a Discharge of Senior Priority Obligations (and irrespective of whether an Event of Default has occurred) or (D) the termination and discharge of a subsidiary guaranty in accordance with the terms thereof, each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Creditors represented thereby, that (x) so long as, if applicable, the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1 of the Base Intercreditor Agreement as supplemented by Section 4.1 hereof and there is a corresponding release of the Liens securing the Senior Priority Obligations, such sale or release will be free and clear of the Liens on such Collateral securing the Junior Priority Obligations and (y) such Junior Priority Secured Parties’ Liens with respect to the Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action.

In furtherance of, and subject to, the foregoing, each Junior Priority Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by any Senior Priority Agent in connection therewith, so long as the net cash proceeds, if any, from such sale described in clause (A) above of such Collateral are applied in accordance with the terms of this Agreement. Each Junior Priority Agent hereby appoints the Senior Priority Representative and any officer or duly authorized person of the Senior Priority Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Junior Priority Agent and in the name of such Junior Priority Agent or in the Senior Priority Representative’s own name, from time to time, in the Senior Priority Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

Section 2.5         [RESERVED].

Section 2.6        Waiver of Marshalling. Until the Discharge of Senior Priority Obligations, each Junior Priority Agent, on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

ARTICLE III

ACTIONS OF THE PARTIES

Section 3.1         Certain Actions Permitted. Notwithstanding anything herein to the contrary, each Agent may make such demands or file such claims in respect of the Senior Priority Obligations or Junior Priority Obligations, as applicable, owed to such Agent and the Creditors represented thereby as are necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders, or rules of procedure at any time.

Section 3.2         Agent for Perfection.

(a)           Subject to the provisions of the Base Intercreditor Agreement with respect to ABL Priority Collateral, each Credit Party shall deliver all Control Collateral when required to be delivered pursuant to the Credit Documents to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative and (y) thereafter, the Junior Priority Representative.

(b)           None of the Senior Priority Agents, the Senior Priority Representative or the Senior Priority Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Collateral for the benefit of the Junior Priority Representatives or the Junior Priority Secured Parties.

(c)           [RESERVED].

(d)           Subject to the provisions of the Base Intercreditor Agreement with respect to ABL Priority Collateral, in the event that any Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, then such Secured Party shall promptly pay over such Proceeds or Collateral to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative, and (y) thereafter, the Junior Priority Representative, in the same form as received with any necessary endorsements, for application in accordance with the provisions of Section 4.1 of the Base Intercreditor Agreement, as supplemented by Section 4.1 hereof.

Section 3.3         Sharing of Information and Access. In the event that any Junior Priority Agent shall, in the exercise of its rights under the applicable Junior Priority Collateral Documents or otherwise, receive possession or control of any books and records of any Credit Party that contain information identifying or pertaining to the Collateral, such Junior Priority Agent shall, upon request from any other Agent, and as promptly as practicable thereafter, either make available to such Agent such books and records for inspection and duplication or provide to such Agent copies thereof. In the event that any Senior Priority Agent shall, in the exercise of its rights under the applicable Senior Priority Collateral Documents or otherwise, receive possession or control of any books and records of any Senior Priority Credit Party that contain information identifying or pertaining to the Collateral, such Senior Priority Agent shall, upon request from any other Agent, and as promptly as practicable thereafter, either make available to such Agent such books and records for inspection and duplication or provide to such Agent copies thereof.

Section 3.4         Insurance. Proceeds of Collateral include insurance proceeds and, therefore, the Lien Priority shall govern the ultimate disposition of casualty insurance proceeds. Subject to the provisions of the Base Intercreditor Agreement with respect to ABL Priority Collateral, the Senior Priority Representative shall be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating to Collateral. Subject to the provisions of the Base Intercreditor Agreement with respect to ABL Priority Collateral, the Senior Priority Representative shall have the sole and exclusive right, as against any Secured Party, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Collateral. Subject to the provisions of the Base Intercreditor Agreement with respect to ABL Priority Collateral, all proceeds of such insurance shall be remitted to the Senior Priority Representative, and each other Agent shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with Section 4.1.

Section 3.5         No Additional Rights for the Credit Parties Hereunder. Except as provided in Section 3.6, if any Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, the Credit Parties shall not be entitled to use such violation as a defense to any action by any Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any Secured Party.

Section 3.6         Actions upon Breach. If any Junior Priority Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against the Credit Parties or the Collateral, the Credit Parties, with the prior written consent of the Senior Priority Representative, may interpose as a defense or dilatory plea the making of this Agreement, and any Senior Priority Secured Party may intervene and interpose such defense or plea in its own name or in the name of the Credit Parties. Should any Junior Priority Secured Party, contrary to this Agreement, in any way take, or attempt or threaten to take, any action with respect to the Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, any Senior Priority Agent (in its own name or in the name of the Credit Parties) may obtain relief against such Junior Priority Secured Party by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by each Junior Priority Agent, for and on behalf of itself and each Junior Priority Creditor represented thereby, that the Senior Priority Secured Parties’ damages from such actions may be difficult to ascertain and may be irreparable, and each Junior Priority Agent on behalf of itself and each Junior Priority Secured Creditor represented thereby, waives any defense that the Senior Priority Secured Parties cannot demonstrate damage or be made whole by the awarding of damages.

ARTICLE IV

APPLICATION OF PROCEEDS

Section 4.1         Application of Proceeds.

(a)              Revolving Nature of Certain Term Loan Obligations. Each Agent, for and on behalf of itself and the Secured Parties represented thereby, expressly acknowledges and agrees that (i) Term Loan Credit Agreements may include a revolving commitment, that in the ordinary course of business any Term Loan Agent and Term Loan Credit Agreement Lender may apply payments and make advances thereunder and (ii) the amount of Term Loan Obligations that may be outstanding thereunder at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of Term Loan Obligations thereunder may be modified, extended or amended from time to time, and that the aggregate amount of Term Loan Obligations thereunder may be increased, replaced or refinanced, in each event, without notice to or consent by any other Secured Parties and without affecting the provisions hereof; provided, however, that from and after the date on which any Term Loan Agent or Term Loan Credit Agreement Lender commences the Exercise of Secured Creditor Remedies, all amounts received by any such Term Loan Agent or Term Loan Credit Agreement Lender as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the Term Loan Obligations, the Initial Junior Priority Obligations, or any Additional Obligations, or any portion thereof.

(b)             Revolving Nature of Certain Junior Priority Obligations. Each Agent, for and on behalf of itself and the Secured Parties represented thereby, expressly acknowledges and agrees that (x) Junior Priority Credit Facilities may include a revolving commitment, that in the ordinary course of business any Junior Priority Agent and Junior Priority Secured Parties may apply payments and make advances thereunder and (y) the amount of Junior Priority Obligations that may be outstanding thereunder at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of Junior Priority Obligations thereunder may be modified, extended or amended from time to time, and that the aggregate amount of Junior Priority Obligations thereunder may be increased, replaced or refinanced, in each event, without notice to or consent by any other Secured Parties and without affecting the provisions hereof; provided, however, that from and after the date on which any Junior Priority Agent or Junior Priority Secured Party commences the Exercise of Secured Creditor Remedies, all amounts received by any such Junior Priority Agent or Junior Priority Secured Party as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the Term Loan Obligations, the Initial Junior Priority Obligations, or any Additional Obligations, or any portion thereof.

(c)              Revolving Nature of Certain Additional Obligations. Each Agent, for and on behalf of itself and the Secured Parties represented thereby, expressly acknowledges and agrees that (x) Additional Credit Facilities may include a revolving commitment, that in the ordinary course of business any Additional Agent and Additional Credit Facility Secured Parties may apply payments and make advances thereunder and (y) the amount of Additional Obligations that may be outstanding thereunder at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of Additional Obligations thereunder may be modified, extended or amended from time to time, and that the aggregate amount of Additional Obligations thereunder may be increased, replaced or refinanced, in each event, without notice to or consent by any other Secured Parties and without affecting the provisions hereof; provided, however, that from and after the date on which any Additional Agent or Additional Credit Facility Secured Party commences the Exercise of Secured Creditor Remedies, all amounts received by any such Additional Agent or Additional Credit Facility Secured Party as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the Term Loan Obligations, the Initial Junior Priority Obligations, or any Additional Obligations, or any portion thereof.

(d)             Application of Proceeds of Collateral. This Agreement constitutes a separate agreement in writing as contemplated by clauses 4.1(c) third and 4.1(d) second of the Base Intercreditor Agreement. The parties hereto agree that any proceeds of Collateral to be allocated under such clauses of the Base Intercreditor Agreement will be allocated first to the Senior Priority Obligations in accordance with the Base Intercreditor Agreement until the Discharge of Senior Priority Obligations, and then only after such Discharge of Senior Priority Obligations to the Junior Priority Obligations, and each Junior Priority Agent agrees, for an on behalf of itself and the Junior Priority Creditors represented thereby, that after the Discharge of Senior Priority Obligations the remaining proceeds of Collateral shall be applied as follows, first, to the payment of costs and expenses of each Junior Priority Agent, as applicable,

second, to the payment of Junior Priority Obligations owing to the Junior Priority Secured Parties represented by each Junior Priority Agent in accordance with the applicable Junior Priority Credit Facility, which payment shall be made between and among the Junior Priority Obligations owing to Junior Priority Secured Parties represented by different Junior Priority Agents on a pro rata basis (except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby), and third, the balance, if any, to the Credit Parties or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Each Junior Priority Agent shall provide the Junior Priority Representative with such information about the Junior Priority Obligations owing to the Junior Priority Secured Parties represented by it as they may reasonably request in order to carry out the purposes of this Section 4.1.

(e)              Limited Obligation or Liability. In exercising remedies, whether as a secured creditor or otherwise, no Senior Priority Agent shall have any obligation or liability to any Junior Priority Secured Party, or (except as may be separately agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby) to any other Senior Priority Secured Party, in each case regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Senior Priority Agent under the terms of this Agreement. In exercising remedies, whether as a secured creditor or otherwise, no Junior Priority Agent shall have any obligation or liability (except as may be separately agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby) to any other Junior Priority Secured Party, in each case regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Junior Priority Agent under the terms of this Agreement.

(f)              Turnover of Cash Collateral After Discharge. Subject to the obligations of each Senior Priority Agent under the Base Intercreditor Agreement with respect to ABL Priority Collateral, upon the Discharge of Senior Priority Obligations, each Senior Priority Agent shall deliver to the Junior Priority Representative or shall execute such documents as the Company Representative or as the Junior Priority Representative may reasonably request to enable it to have control over any Cash Collateral or Control Collateral still in such Senior Priority Agent’s possession, custody or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. As between any Junior Priority Agent and any other Junior Priority Agent, any such Cash Collateral or Control Collateral held by any such Party shall be held by it subject to the terms and conditions of Section 3.2.

Section 4.2         Specific Performance. Each Agent is hereby authorized to demand specific performance of this Agreement, whether or not any Credit Party shall have complied with any of the provisions of any of the Credit Documents, at any time when any other Party shall have failed to comply with any of the provisions of this Agreement applicable to it. Each Agent, for and on behalf of itself and the Secured Parties represented thereby, hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

ARTICLE V

INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

Section 5.1         Notice of Acceptance and Other Waivers.

(a)              All Senior Priority Obligations at any time made or incurred by any Credit Party shall be deemed to have been made or incurred in reliance upon this Agreement, and each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby waives notice of acceptance of, or proof of reliance by any Senior Priority Agent or any Senior Priority Creditors on, this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or nonpayment of all or any part of the Senior Priority Obligations.

(b)             None of the Senior Priority Agents (including any Senior Priority Agent in its capacity as Senior Priority Representative, if applicable), the Senior Priority Creditors, or any of their respective Affiliates, or any of the respective directors, officers, employees, or agents of any of the foregoing, shall be liable for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement and the Base Intercreditor Agreement. If any Senior Priority Agent or Senior Priority Creditor honors (or fails to honor) a request by any relevant Borrower for an extension of credit pursuant to any Senior Priority Credit Facility or any other Senior Priority Document, whether or not such Senior Priority Agent or Senior Priority Creditor has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Junior Priority Credit Facility or any other Junior Priority Document (but not a default under this Agreement) or would constitute an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Senior Priority Agent or Senior Priority Creditor otherwise should exercise any of its contractual rights or remedies under any Senior Priority Documents (subject to the express terms and conditions hereof), no Senior Priority Agent or Senior Priority Creditor shall have any liability whatsoever to any Junior Priority Agent or Junior Priority Creditor as a result of such action, omission, or exercise, in each case so long as any such exercise does not breach the express terms and provisions of this Agreement. Each Senior Priority Secured Party shall be entitled to manage and supervise its loans and extensions of credit under the relevant Senior Priority Credit Facility and other Senior Priority Documents as it may, in its sole discretion, deem appropriate, and may manage its loans and extensions of credit without regard to any rights or interests that the Junior Priority Agents or Junior Priority Creditors have in the Collateral, except as otherwise expressly set forth in this Agreement. Each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, agrees that no Senior Priority Agent or Senior Priority Creditor shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof pursuant to the Senior Priority Documents, in each case so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

Section 5.2         Modifications to Senior Priority Documents and Junior Priority Documents.

(a)              Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Junior Priority Secured Parties hereunder, each Senior Priority Agent and the Senior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any Junior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Junior Priority Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Senior Priority Documents in any manner whatsoever, including, to:

(i)               change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Senior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Senior Priority Obligations or any of the Senior Priority Documents;

(ii)             subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain a Lien on any Property of any Person to secure any of the Senior Priority Obligations, and in connection therewith to enter into any additional Senior Priority Documents;

(iii)           amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Senior Priority Obligations;

(iv)            subject to Section 2.4 of the Base Intercreditor Agreement, release its Lien on any Collateral or other Property;

(v)             exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)            subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Senior Priority Obligations; and

(vii)          otherwise manage and supervise the Senior Priority Obligations as the applicable Senior Priority Agent shall deem appropriate.

(b)             Each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Senior Priority Secured Parties hereunder, and except as otherwise provided in the Base Intercreditor Agreement, each Junior Priority Agent and the Junior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Senior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement and/or the Base Intercreditor Agreement), and without incurring any liability to any such Senior Priority Secured Party or impairing or releasing the priority provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Junior Priority Documents in any manner whatsoever, including, to:

(i)               change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Junior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Junior Priority Obligations or any of the Junior Priority Documents;

(ii)             subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain a Lien on any Property of any Person to secure any of the Junior Priority Obligations, and in connection therewith to enter into any additional Junior Priority Documents;

(iii)           amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Junior Priority Obligations;

(iv)            subject to Section 2.4 of the Base Intercreditor Agreement, release its Lien on any Collateral or other Property;

(v)             exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)            subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Junior Priority Obligations; and

(vii)          otherwise manage and supervise the Junior Priority Obligations as the Junior Priority Agent shall deem appropriate.

(c)              Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that each Junior Priority Collateral Document shall include the following language (or language to similar effect):

“Notwithstanding anything herein to the contrary, the lien and security interest granted to [name of Junior Priority Agent] pursuant to this Agreement and the exercise of any right or remedy by [name of Junior Priority Agent] hereunder are subject to the provisions of the Intercreditor Agreement, dated as of [          ], 20[ ] (as amended, restated, supplemented or otherwise modified, replaced or refinanced from time to time, the “Junior Lien Intercreditor Agreement”), initially among[          ], as Term Loan Agent, [          ], as Initial Junior Priority Agent, and certain other persons party or that may become party there to from time to time. In the event of any conflict between the terms of the Junior Lien Intercreditor Agreement and this Agreement, the terms of the Junior Lien Intercreditor Agreement shall govern and control.”

In addition, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that each Junior Priority Collateral Document consisting of a mortgage covering any Collateral consisting of real estate shall contain language appropriate to reflect the subordination of such Junior Priority Collateral Documents to the Senior Priority Documents covering such Collateral.

(d)             Except, in each case, as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, and except as otherwise provided in the Base Intercreditor Agreement, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Senior Priority Secured Parties hereunder, any other Senior Priority Agent and any Senior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Senior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement and/or the Base Intercreditor Agreement), and without incurring any liability to any such Senior Priority Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Senior Priority Documents to which such other Senior Priority Agent or any Senior Priority Creditor represented thereby is party or beneficiary in any manner whatsoever, including, to:

(i)               change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Senior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Senior Priority Obligations or any of the Senior Priority Documents;

(ii)             subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain a Lien on any Property of any Person to secure any of the Senior Priority Obligations, and in connection therewith to enter into any Senior Priority Documents;

(iii)           amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Senior Priority Obligations;

(iv)            subject to Section 2.4 of the Base Intercreditor Agreement, release its Lien on any Collateral or other Property;

(v)             exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)            subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Senior Priority Obligations; and

(vii)          otherwise manage and supervise the Senior Priority Obligations as such other Senior Priority Agent shall deem appropriate.

(e)              Except, in each case, as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Junior Priority Secured Parties hereunder, any other Junior Priority Agent and any Junior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Junior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Junior Priority Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Junior Priority Documents to which such other Junior Priority Agent or any Junior Priority Creditor represented thereby is party or beneficiary in any manner whatsoever, including, to:

(i)               change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Junior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Junior Priority Obligations or any of the Junior Priority Documents;

(ii)             subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain a Lien on any Property of any Person to secure any of the Junior Priority Obligations, and in connection therewith to enter into any Junior Priority Documents;

(iii)           amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Junior Priority Obligations;

(iv)            subject to Section 2.4 of the Base Intercreditor Agreement, release its Lien on any Collateral or other Property;

(v)             exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)            subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Junior Priority Obligations; and

(vii)          otherwise manage and supervise the Junior Priority Obligations as such other Junior Priority Agent shall deem appropriate.

(f)              The Senior Priority Obligations and the Junior Priority Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any Senior Priority Document or any Junior Priority Document) of any Senior Priority Agent, Senior Priority Creditors, Junior Priority Agent or Junior Priority Creditors, as the case may be, all without affecting the Lien Priorities provided for herein or the other provisions hereof; provided, however, that, if the indebtedness refunding, replacing or refinancing any such Senior Priority Obligations or Junior Priority Obligations is to constitute Senior Priority Obligations or Junior Priority Obligations hereunder (as designated by the Company Representative), as the case may be, the holders of such indebtedness (or an authorized agent or trustee on their behalf) bind themselves in writing to the terms of this Agreement pursuant to a joinder substantially in the form of Exhibit C hereto or otherwise in form and substance reasonably satisfactory to the Senior Priority Agents (other than any Designated Agent) and Junior Priority Agents (other than any Designated Agent) (or, if there is no continuing Agent other than Designated Agents, as designated by the Company Representative), and any such refunding, replacement or refinancing transaction shall be in accordance with any applicable provisions of the Senior Priority Documents and the Junior Priority Documents. For the avoidance of doubt, the Senior Priority Obligations and Junior Priority Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any Senior Priority Document or any Junior Priority Document) of any Senior Priority Agent, Senior Priority Creditors, Junior Priority Agent or Junior Priority Creditors, as the case may be, through the incurrence of Additional Indebtedness, subject to Section 7.11 hereof and, if applicable, Section 7.11 of the Base Intercreditor Agreement.

Section 5.3         Reinstatement and Continuation of Agreement. If any Senior Priority Agent or Senior Priority Creditor is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Credit Party or any other Person any payment made in satisfaction of all or any portion of the Senior Priority Obligations (a “Senior Priority Recovery”), then the relevant Senior Priority Obligations shall be reinstated to the extent of such Senior Priority Recovery. In the event that (a) this Agreement shall have been terminated prior to such Senior Priority Recovery and (b) there exist any Junior Priority Obligations at the time of such Senior Priority Recovery, then this Agreement shall be reinstated in full force and effect in the event of such Senior Priority Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of each Agent, each Senior Priority Creditor, and each Junior Priority Creditor under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Credit Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Senior Priority Obligations or the Junior Priority Obligations. No priority or right of any Senior Priority Agent or any Senior Priority Creditor shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Senior Priority Documents, regardless of any knowledge thereof which any Senior Priority Agent or any Senior Priority Creditor may have.

ARTICLE VI

INSOLVENCY PROCEEDINGS

Section 6.1         DIP Financing.

(a)              If any Borrower or any Guarantor shall be subject to any Insolvency Proceeding in the United States at any time after the Discharge of ABL Collateral Obligations (as defined in the Base Intercreditor Agreement) and prior to the Discharge of Senior Priority Obligations, and any Senior Priority Agent, or any Senior Priority Creditors, shall agree to provide any Borrower or any Guarantor with, or consent to a third party providing, any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral under Section 363 of the Bankruptcy Code (“DIP Financing”), with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be Collateral), then any Junior Priority Agent, each on behalf of itself and any Junior Priority Secured Parties represented thereby, agrees that it will raise no objection and will not directly or indirectly support or act in concert with any other party raising an objection to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of any Junior Priority Agent securing the Junior Priority Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing), so long as (i) such Junior Priority Agent retains its Lien on the Collateral to secure the relevant Junior Priority Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and such Lien has the same priority as existed prior to the commencement of the case under the Bankruptcy Code and (ii) if the Senior Priority Agent receives an adequate protection Lien on post-petition assets of the debtor to secure the Senior Priority Obligations, as the case may be, each Junior Priority Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the relevant Junior Priority Obligations, provided that (x) such Liens in favor of the Senior Priority Agent and the Junior Priority Agent shall be subject to the provisions of Section 6.1(b) hereof and the relevant provisions of Section 6.1 of the Base Intercreditor Agreement, and (y) the foregoing provisions of this Section 6.1(a) shall not prevent any Junior Priority Agent and the Junior Priority Secured Parties from objecting to any provision in any DIP Financing relating to any provision or content of a Plan of Reorganization that is not a Conforming Plan Reorganization.

(b)             All Liens granted to any Senior Priority Agent or Junior Priority Agent in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement; provided, however, that the foregoing shall not alter any super-priority of any Liens securing any DIP Financing in accordance with this Section 6.1 and, if applicable, Section 6.1 of the Base intercreditor Agreement.

Section 6.2         Relief from Stay. Until the Discharge of Senior Priority Obligations, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Collateral without each Senior Priority Agent’s express written consent.

Section 6.3         No Contest. Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that, prior to the Discharge of Senior Priority Obligations, none of them shall directly or indirectly contest (or support any other Person contesting) (i) any request by any Senior Priority Agent or Senior Priority Creditor for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1 hereof), or (ii) any objection by any Senior Priority Agent or Senior Priority Creditor to any motion, relief, action or proceeding based on a claim by such Senior Priority Agent or Senior Priority Creditor that its interests in the Collateral (unless in contravention of Section 6.1 hereof) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such Senior Priority Agent as adequate protection of its interests are subject to this Agreement. Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and any Senior Priority Creditors represented thereby, any Senior Priority Agent, for and on behalf of itself and any Senior Priority Creditors represented thereby, agrees that, prior to the applicable Discharge of Senior Priority Obligations, none of them shall directly or indirectly contest (or support any other Person contesting) (a) any request by any other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1 hereof), or (b) any objection by such other Senior Priority Agent or any Senior Priority Creditor to any motion, relief, action, or proceeding based on a claim by such other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent that its interests in the Collateral (unless in contravention of Section 6.1 hereof) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Senior Priority Agent as adequate protection of its interests are subject to this Agreement. Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and any Junior Priority Creditors represented thereby, any Junior Priority Agent, for and on behalf of itself and any Junior Priority Creditors represented thereby, agrees that, prior to the applicable Discharge of Junior Priority Obligations, none of them shall directly or indirectly contest (or support any other Person contesting) (a) any request by any other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1 hereof), or (b) any objection by such other Junior Priority Agent or any Junior Priority Creditor to any motion, relief, action, or proceeding based on a claim by such other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent that its interests in the Collateral (unless in contravention of Section 6.1 hereof) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Junior Priority Agent as adequate protection of its interests are subject to this Agreement.

Section 6.4         Asset Sales. Each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Creditors represented thereby, that it will not oppose any sale consented to by any Senior Priority Agent of any Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the proceeds of such sale are applied in accordance with the Base Intercreditor Agreement as supplemented by this Agreement.

Section 6.5         Separate Grants of Security and Separate Classification. Each Secured Party acknowledges and agrees that (i) the grants of Liens pursuant to the Senior Priority Security Documents and the Junior Priority Security Documents constitute separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the Senior Priority Obligations are fundamentally different from the Junior Priority Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of Senior Priority Obligation claims and Junior Priority Obligation claims against the Credit Parties, with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Junior Priority Secured Parties), the Senior Priority Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, prepetition interest and other claims, all amounts owing in respect of postpetition interest that is available from the Collateral for each of the Senior Priority Secured Parties, before any distribution is made in respect of the claims held by the Junior Priority Secured Parties, with the Junior Priority Secured Parties hereby acknowledging and agreeing to turn over to the Senior Priority Secured Parties amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries. The foregoing sentence is subject to any separate agreement by and between any Additional Agent, on behalf of itself and the Additional Credit Facility Secured Parties represented thereby, and any other Additional Agent, on behalf of itself and the Additional Credit Facility Secured Parties represented thereby, with respect to the Obligations owing to any such Additional Agent and Additional Credit Facility Secured Parties.

Section 6.6         Enforceability. The provisions of this Agreement are intended to be and shall be enforceable under Section 510(a) of the Bankruptcy Code.

Section 6.7         Senior Priority Obligations Unconditional. All rights of the Senior Priority Agents hereunder, and all agreements and obligations of the Junior Priority Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(a)              any lack of validity or enforceability of any Senior Priority Document;

(b)             any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Senior Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Senior Priority Document;

(c)              any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Senior Priority Obligations or any guarantee or guaranty thereof;

(d)             the commencement of any Insolvency Proceeding in respect of any Borrower or any other Credit Party; or

(e)              any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Senior Priority Obligations, or of any of the Junior Priority Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.8         Junior Priority Obligations Unconditional. All rights of the Junior Priority Agents hereunder, and all agreements and obligations of the Senior Priority Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(a)              any lack of validity or enforceability of any Junior Priority Document;

(b)             any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Junior Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Junior Priority Document;

(c)              any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Junior Priority Obligations or any guarantee or guaranty thereof;

(d)             the commencement of any Insolvency Proceeding in respect of any Borrower or any other Credit Party; or

(e)              any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Junior Priority Obligations, or of any of the Senior Priority Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.9         Adequate Protection. Except as expressly provided in this Agreement (including Section 6.1 and this Section 6.9), nothing in this Agreement shall limit the rights of any Agent and the Secured Parties represented thereby from seeking or requesting adequate protection with respect to their interests in the applicable Collateral in any Insolvency Proceeding, including adequate protection in the form of a cash payment, periodic cash payments, cash payments of interest, additional collateral or otherwise; provided that (a) in the event that any Junior Priority Agent, on behalf of itself or any of the Junior Priority Creditors represented thereby, seeks or requests adequate protection in respect of the relevant Junior Priority Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Collateral, then each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, agrees that (i) each Senior Priority Agent shall also be granted a senior Lien on such collateral as security for the Senior Priority Obligations owing to such Senior Priority Agent and the Senior Priority Secured Parties represented thereby, and that any Lien on such collateral securing the Junior Priority Obligations shall be junior to any Lien on such collateral securing the Senior Priority Obligations and (ii) each other Junior Priority Agent shall also be granted a pari passu Lien on such collateral as security for the Junior Priority Obligations owing to such other Junior Priority Agent and the Junior Priority Secured Parties represented thereby, and that any such Lien on such collateral securing such Junior Priority Obligations shall be pari passu to each such other Lien on such collateral securing such other Junior Priority Obligations (except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby), and (b) in the event that any Senior Priority Agent, for or on behalf of itself or any Senior Priority Creditor represented thereby, seeks or requests adequate protection in respect of the Senior Priority Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Collateral, then such Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, agrees that (i) each other Senior Priority Agent shall also be granted a pari passu Lien on such collateral as security for the Senior Priority Obligations owing to such other Senior Priority Agent and the Senior Priority Secured Parties represented thereby, and that any such Lien on such collateral securing such Senior Priority Obligations shall be pari passu to each such other Lien on such collateral securing such other Senior Priority Obligations (except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby) and (ii) each Junior Priority Agent shall also be granted a junior Lien on such collateral as security for the Junior Priority Obligations owing to such other Junior Priority Agent and the Junior Priority Secured Parties represented thereby, and that any such Lien on such collateral securing such Junior Priority Obligations shall be junior to each Lien on such collateral securing Senior Priority Obligations.

ARTICLE VII

MISCELLANEOUS

Section 7.1         Rights of Subrogation. Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that no payment by such Junior Priority Agent or any such Junior Priority Creditor to any Senior Priority Agent or Senior Priority Creditor pursuant to the provisions of this Agreement shall entitle such Junior Priority Agent or Junior Priority Creditor to exercise any rights of subrogation in respect thereof until the Discharge of Senior Priority Obligations with respect to the Senior Priority Obligations owed to such Senior Priority Creditors. Following the Discharge of Senior Priority Obligations with respect to the Senior Priority Obligations owed to such Senior Priority Creditors, each Senior Priority Agent agrees to execute such documents, agreements, and instruments as any Junior Priority Agent or Junior Priority Creditor may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Senior Priority Obligations resulting from payments to such Senior Priority Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Senior Priority Agent are paid by such Person upon request for payment thereof.

Section 7.2         Further Assurances. The Parties will, at their own expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that any Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable such Party to exercise and enforce its rights and remedies hereunder; provided, however, that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 7.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such Party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 7.2.

Section 7.3         Representations. The Term Loan Agent represents and warrants to each other Agent that it has the requisite power and authority under the Term Loan Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the Term Loan Secured Parties. The Initial Junior Priority Agent represents and warrants to each other Agent that it has the requisite power and authority under the Initial Junior Priority Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the Initial Junior Priority Creditors. Each Additional Agent represents and warrants to each other Agent that it has the requisite power and authority under the applicable Additional Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and any Additional Credit Facility Secured Parties represented thereby.

Section 7.4         Amendments.

(a)              No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure by any Party hereto, shall be effective unless it is in a written agreement executed by each Senior Priority Agent and each Junior Priority Agent. Notwithstanding the foregoing, the Company Representative may, without the consent of any Party hereto, amend this Agreement to add an Additional Agent by (x) executing an Additional Indebtedness Joinder as provided in Section 7.11 or (y) executing a joinder agreement substantially in the form of Exhibit C attached hereto as provided for in the definition of “Term Loan Credit Agreement” or “Initial Junior Priority Credit Facility”, as applicable. No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure therefrom by any Party hereto, that changes, alters, modifies or otherwise affects any power, privilege, right, remedy, liability or obligation of, or otherwise affects in any manner, any Additional Agent that is not then a Party, or any Additional Credit Facility Secured Party not then represented by an Additional Agent that is then a Party (including but not limited to any change, alteration, modification or other effect upon any power, privilege, right, remedy, liability or obligation of or other effect upon any such Additional Agent or Additional Credit Facility Secured Party that may at any subsequent time become a Party or beneficiary hereof) shall be effective unless it is consented to in writing by the Company Representative (regardless of whether any such Additional Agent or Additional Credit Facility Secured Party ever becomes a Party or beneficiary hereof). Any amendment, modification or waiver of any provision of this Agreement that would have the effect, directly or indirectly, through any reference in any Credit Document to this Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying any Credit Document, or any term or provision thereof, or any right or obligation of the Company or any other Credit Party thereunder or in respect thereof, shall not be given such effect except pursuant to a written instrument executed by the Company Representative and each other affected Credit Party.

(b)             In the event that any Senior Priority Agent or the requisite Senior Priority Creditors enter into any amendment, waiver or consent in respect of or replace any Senior Priority Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Priority Collateral Document relating to the Collateral or changing in any manner the rights of the Senior Priority Agent, the Senior Priority Creditors, or any Credit Party with respect to the Collateral (including, subject to Section 2.4(b), the release of any Liens on Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Junior Priority Collateral Document without the consent of or any actions by any Junior Priority Agent or any Junior Priority Creditors; provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the Junior Priority Creditors in the Collateral (including any license or right of use granted to them by any Credit Party pursuant to any Junior Priority Collateral Document with respect to Intellectual Property owned by such Credit Party as it pertains to the rights or interests of the Junior Priority Creditors in the Collateral). The applicable Senior Priority Agent shall give written notice of such amendment, waiver or consent to the Junior Priority Agents; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Junior Priority Collateral Document as set forth in this Section 7.4(b).

Section 7.5         Addresses for Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, faxed, sent by electronic mail or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile or upon receipt of electronic mail sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) or five (5) days after deposit in the United States mail (certified, with postage prepaid and properly addressed). The addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as set forth below or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

Term Loan Agent:	[ ]
[ ]
Attention: [___________]
Facsimile: [____________]
Telephone: [____________]
Email: [___________]

Initial Junior Priority Agent:	[_____________]
[_____________]
Attention: [___________]
Facsimile: [____________]
Telephone: [____________]
Email: [___________]

Any Additional Agent:	As set forth in the Additional Indebtedness Joinder executed and delivered by such Additional Agent pursuant to Section 7.11.

Section 7.6         No Waiver, Remedies. No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 7.7         Continuing Agreement, Transfer of Secured Obligations. This Agreement is a continuing agreement and shall (a) remain in full force and effect (x) with respect to all Senior Priority Secured Parties and Senior Priority Obligations, until the Discharge of Senior Priority Obligations, subject to Section 5.3 and (y) with respect to all Junior Priority Secured Parties and Junior Priority Obligations, until the later of the Discharge of the Senior Priority Obligations and the Discharge of the Junior Priority Obligations, (b) be binding upon the Parties and their successors and assigns, and (c) inure to the benefit of and be enforceable by the Parties and their respective successors, transferees and assigns. Nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral, subject to Section 7.10. All references to any Credit Party shall include any Credit Party as debtor-in-possession and any receiver or trustee for such Credit Party in any Insolvency Proceeding. Without limiting the generality of the foregoing clause (c), any Senior Priority Agent, Senior Priority Creditor, Junior Priority Agent or Junior Priority Creditor may assign or otherwise transfer all or any portion of the Senior Priority Obligations or the Junior Priority Obligations, as applicable, to any other Person, and such other Person shall thereupon become vested with all the rights and obligations in respect thereof granted to such Senior Priority Agent, Junior Priority Agent, Senior Priority Creditor or Junior Priority Creditor, as the case may be, herein or otherwise. The Senior Priority Secured Parties and the Junior Priority Secured Parties may continue, at any time and without notice to the other Parties hereto, to extend credit and other financial accommodations, lend monies and provide indebtedness to, or for the benefit of, any Credit Party on the faith hereof.

Section 7.8         Governing Law; Entire Agreement. The validity, performance, and enforcement of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without reference to its conflict of laws principles to the extent that such principles are not mandatorily applicable by statute and would permit or require the application of the laws of another jurisdiction. This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto (it being understood that this Agreement does not supersede the Base Intercreditor Agreement).

Section 7.9         Counterparts. This Agreement may be executed in any number of counterparts, and it is not necessary that the signatures of all Parties be contained on any one counterpart hereof; each counterpart will be deemed to be an original, and all together shall constitute one and the same document.

Section 7.10      No Third-Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the Senior Priority Agents, the Senior Priority Creditors, the Junior Priority Agents, the Junior Priority Creditors and the Company and the other Credit Parties. No other Person shall have or be entitled to assert rights or benefits hereunder.

Section 7.11      Designation of Additional Indebtedness; Joinder of Additional Agents.

(a)              The Company Representative may designate any Additional Indebtedness complying with the requirements of the definition of “Additional Indebtedness” as Additional Indebtedness for purposes of this Agreement, upon complying with the following conditions:

(i)               one or more Additional Agents for one or more Additional Credit Facility Secured Parties in respect of such Additional Indebtedness shall have executed the Additional Indebtedness Joinder with respect to such Additional Indebtedness, and the Company Representative or any such Additional Agent shall have delivered such executed Additional Indebtedness Joinder to the Term Loan Agent, the Initial Junior Priority Agent and any other Additional Agent then party to this Agreement;

(ii)             at least five Business Days (unless a shorter period is agreed in writing by the Parties and the Company Representative) prior to delivery of the Additional Indebtedness Joinder, the Company Representative shall have delivered to the Term Loan Agent, the Initial Junior Priority Agent and any other Additional Agent then party to this Agreement complete and correct copies of any Additional Credit Facility, Additional Guarantees and Additional Collateral Documents that will govern such Additional Indebtedness upon giving effect to such designation (which may be unexecuted copies of Additional Documents to be executed and delivered concurrently with the effectiveness of such designation);

(iii)           the Company Representative shall have executed and delivered to the Term Loan Agent, the Initial Junior Priority Agent and any other Additional Agent then party to this Agreement the Additional Indebtedness Designation (including whether such Additional Indebtedness is designated Senior Priority Debt or Junior Priority Debt) with respect to such Additional Indebtedness; and

(iv)            all state and local stamp, recording, filing, intangible and similar taxes or fees (if any) that are payable in connection with the inclusion of such Additional Indebtedness under this Agreement shall have been paid and reasonable evidence thereof shall have been given to the Term Loan Agent, the Initial Junior Priority Agent and any other Additional Agent then party to this Agreement.

No Additional Indebtedness may be designated both Senior Priority Debt and Junior Priority Debt.

(b)             Upon satisfaction of the conditions specified in the preceding Section 7.11(a), the designated Additional Indebtedness shall constitute “Additional Indebtedness”, any Additional Credit Facility under which such Additional Indebtedness is or may be incurred shall constitute an “Additional Credit Facility”, any holder of such Additional Indebtedness or other applicable Additional Credit Facility Secured Party shall constitute an “Additional Credit Facility Secured Party”, and any Additional Agent for any such Additional Credit Facility Secured Party shall constitute an “Additional Agent” for all purposes under this Agreement. The date on which such conditions specified in clause (a) shall have been satisfied with respect to any Additional Indebtedness is herein called the “Additional Effective Date” with respect to such Additional Indebtedness. Prior to the Additional Effective Date with respect to any Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed not to take into account such Additional Indebtedness, and the rights and obligations of the Term Loan Agent, the Initial Junior Priority Agent and each other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is not then designated. On and after the Additional Effective Date with respect to such Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed to take into account such Additional Indebtedness, and the rights and obligations of the Term Loan Agent, the Initial Junior Priority Agent and each other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is then designated.

(c)              In connection with any designation of Additional Indebtedness pursuant to this Section 7.11, each of the Term Loan Agent, the Initial Junior Priority Agent and each Additional Agent then party hereto agrees at the Company’s expense (x) to execute and deliver any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Term Loan Collateral Documents, Initial Junior Priority Collateral Documents or Additional Collateral Documents, as applicable, and any agreements relating to any security interest in Control Collateral and Cash Collateral, and to make or consent to any filings or take any other actions, as may be reasonably deemed by the Company Representative to be necessary or reasonably desirable for any Lien on any Collateral to secure such Additional Indebtedness to become a valid and perfected Lien (with the priority contemplated by the applicable Additional Indebtedness Designation delivered pursuant to this Section 7.11 and by this Agreement), and (y) otherwise to reasonably cooperate to effectuate a designation of Additional Indebtedness pursuant to this Section 7.11 (including if requested, by executing an acknowledgment of any Additional Indebtedness Joinder or of the occurrence of any Additional Effective Date).

Section 7.12      Senior Priority Representative; Notice of Senior Priority Representative Change. The Senior Priority Representative shall act for the Senior Priority Secured Parties as provided in this Agreement, and shall be entitled to so act at the direction of the Requisite Senior Priority Holders from time to time. Until a Party (other than the existing Senior Priority Representative) receives written notice from the existing Senior Priority Representative, in accordance with Section 7.5 of this Agreement, of a change in the identity of the Senior Priority Representative, such Party shall be entitled to act as if the existing Senior Priority Representative is in fact the Senior Priority Representative. Each Party (other than the existing Senior Priority Representative) shall be entitled to rely upon any written notice of a change in the identity of the Senior Priority Representative which facially appears to be from the then existing Senior Priority Representative and is delivered in accordance with Section 7.5 and such Agent shall not be required to inquire into the veracity or genuineness of such notice. Each existing Senior Priority Representative from time to time agrees to give prompt written notice to each Party of any change in the identity of the Senior Priority Representative.

Section 7.13      Term Loan Collateral Representative. Each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, agrees that prior to the Discharge of the Senior Priority Obligations, (x) such Junior Priority Agent shall be ineligible to act as the “Term Loan Collateral Representative” under the Base Intercreditor Agreement and shall not act in such capacity, and for purposes of determining the “Term Loan Collateral Representative” under the Base Intercreditor Agreement the Additional Term Obligations (as defined in the Base Intercreditor Agreement) of such Junior Priority Creditors shall be disregarded and deemed not Additional Term Obligations (as defined in the Base Intercreditor Agreement), (y) such Junior Priority Creditors shall be ineligible to vote on matters requiring the consent or approval of the “Requisite Term Loan Holders” under the Base Intercreditor Agreement and (z) the Additional Term Loan Obligations (as defined in the Base Intercreditor Agreement) of such Junior Priority Creditors shall be disregarded and deemed not outstanding for purposes of calculating “Requisite Term Loan Holders” under the Base Intercreditor Agreement.

Section 7.14      Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Senior Priority Secured Parties and the Junior Priority Secured Parties, respectively. Nothing in this Agreement is intended to or shall impair the rights of the Company or any other Credit Party, or the obligations of the Company or any other Credit Party to pay the Term Loan Obligations, the Initial Junior Priority Obligations and any Additional Obligations as and when the same shall become due and payable in accordance with their terms.

Section 7.15      Headings. The headings of the articles and sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

Section 7.16      Severability. If any of the provisions in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement and shall not invalidate the Lien Priority or the application of Proceeds and other priorities set forth in this Agreement.

Section 7.17      Attorneys’ Fees. The Parties agree that if any dispute, arbitration, litigation, or other proceeding is brought with respect to the enforcement of this Agreement or any provision hereof, the prevailing party in such dispute, arbitration, litigation, or other proceeding shall be entitled to recover its reasonable attorneys’ fees and all other costs and expenses incurred in the enforcement of this Agreement, irrespective of whether suit is brought.

Section 7.18      VENUE; JURY TRIAL WAIVER.

(a)              EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT TO THE EXCLUSIVE GENERAL JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK (THE “NEW YORK SUPREME COURT”), AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (THE “FEDERAL DISTRICT COURT,” AND TOGETHER WITH THE NEW YORK SUPREME COURT, THE “NEW YORK COURTS”) AND APPELLATE COURTS FROM EITHER OF THEM; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE (I) ANY PARTY FROM BRINGING ANY LEGAL ACTION OR PROCEEDING IN ANY JURISDICTION FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT, (II) IF ALL SUCH NEW YORK COURTS DECLINE JURISDICTION OVER ANY PERSON, OR DECLINE (OR IN THE CASE OF THE FEDERAL DISTRICT COURT, LACK) JURISDICTION OVER ANY SUBJECT MATTER OF SUCH ACTION OR PROCEEDING, A LEGAL ACTION OR PROCEEDING MAY BE BROUGHT WITH RESPECT THERETO IN ANOTHER COURT HAVING JURISDICTION AND (III) IN THE EVENT A LEGAL ACTION OR PROCEEDING IS BROUGHT AGAINST ANY PARTY HERETO OR INVOLVING ANY OF ITS ASSETS OR PROPERTY IN ANOTHER COURT (WITHOUT ANY COLLUSIVE ASSISTANCE BY SUCH PARTY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES), SUCH PARTY FROM ASSERTING A CLAIM OR DEFENSE (INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 7.17(A) WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL PROCEEDING IN A NEW YORK COURT) IN ANY SUCH ACTION OR PROCEEDING.

(b)             EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c)              EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.5. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 7.19      Intercreditor Agreement. This Agreement is the “Junior Lien Intercreditor Agreement” referred to in the Term Loan Credit Agreement, the Initial Junior Priority Credit Facility and each Additional Credit Facility. Nothing in this Agreement shall be deemed to subordinate the right of any Junior Priority Secured Party to receive payment to the right of any Senior Priority Secured Party (whether before or after the occurrence of an Insolvency Proceeding), it being the intent of the Parties that this Agreement shall effectuate a subordination of Liens as between the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, but not a subordination of Indebtedness.

Section 7.20      No Warranties or Liability. Each Party acknowledges and agrees that none of the other Parties has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other Term Loan Document, any other Initial Junior Priority Document or any other Additional Document. Except as otherwise provided in this Agreement, each Party will be entitled to manage and supervise its respective extensions of credit to any Credit Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

Section 7.21      Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any Term Loan Document, any Initial Junior Priority Document or any Additional Document, the provisions of this Agreement shall govern. Notwithstanding the foregoing, in the event of any conflict between the Base Intercreditor Agreement and this Agreement, the provisions of the Base Intercreditor Agreement shall control; provided, however, that as permitted by the Base Intercreditor Agreement this Agreement is intended to constitute a separate writing altering the rights between the Senior Priority Creditors on the one hand and the Junior Priority Creditors on the other hand. The parties hereto acknowledge that the terms of this Agreement are not intended to negate any specific rights granted to, or obligations of, the Company or any other Credit Party in the Term Loan Documents, the Initial Junior Priority Documents or any Additional Documents.

Section 7.22      Information Concerning Financial Condition of the Credit Parties. No Party has any responsibility for keeping any other Party informed of the financial condition of the Credit Parties or of other circumstances bearing upon the risk of non-payment of the Term Loan Obligations, the Initial Junior Priority Obligations or any Additional Obligations, as applicable. Each Party hereby agrees that no Party shall have any duty to advise any other Party of information known to it regarding such condition or any such circumstances. In the event any Party, in its sole discretion, undertakes at any time or from time to time to provide any information to any other Party to this Agreement, it shall be under no obligation (a) to provide any such information to such other Party or any other Party on any subsequent occasion, (b) to undertake any investigation not a part of its regular business routine, or (c) to disclose any other information.

Section 7.23        Excluded Assets . For the avoidance of doubt, nothing in this Agreement (including Sections 2.1, 4.1, 6.1 and 6.9 hereof) shall be deemed to provide or require that any Agent or any Secured Party represented thereby receive any Proceeds of, or any Lien on, any Property of any Credit Party that constitutes “Excluded Assets” under (and as defined in) the applicable Credit Facility or any related Credit Document to which such Agent is a party.

[Signature pages follow]

IN WITNESS WHEREOF, the Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, and the Initial Junior Priority Agent, for and on behalf of itself and the Initial Junior Priority Creditors, have caused this Agreement to be duly executed and delivered as of the date first above written.

[ ], in its capacity as Term Loan Agent

By:
Name:
Title:

By:
Name:
Title:

[[ ], in its capacity as Senior Priority Representative

By:
Name:
Title:
By:
Name:
Title:]

[ ], in its capacity as Initial Junior Priority Agent

By:
Name:
Title:

[[ ], in its capacity as Additional Agent

By:
Name:
Title:][6]

[6]	Add signature block for any Additional Agents.

S-1

ACKNOWLEDGMENT

Each Credit Party hereby acknowledges that it has received a copy of this Agreement and consents thereto, agrees to recognize all rights granted thereby to the Term Loan Agent, the Term Loan Secured Parties, the Initial Junior Priority Agent, the Initial Junior Priority Creditors, any Additional Agent and any Additional Credit Facility Secured Parties, and will not do any act or perform any obligation which is not in accordance with the agreements set forth in this Agreement.

CREDIT PARTIES:

HOLDINGS

By:
Name:
Title:

BORROWER

By:
Name:
Title:

[SUBSIDIARY GUARANTORS]

By:
Name:
Title:

S-2

EXHIBIT A

ADDITIONAL INDEBTEDNESS DESIGNATION

DESIGNATION dated as of _______ __, 20__, by [COMPANY REPRESENTATIVE]7 (the “Company Representative”). Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Junior Lien Intercreditor Agreement (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) entered into as of [          ], 20[ ], among [          ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Term Loan Agent”) for the Term Loan Secured Parties, [ ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Initial Junior Priority Agent”) for the Initial Junior Priority Secured Parties[[ ], as Additional Agent for the Additional Credit Facility Creditors under the [describe applicable Additional Credit Facility]].8 Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of _______ __, 20__ (the “Additional Credit Facility”), among [list any applicable Credit Party], [list Additional Credit Facility Secured Parties] [and Additional Agent, as agent (the “Additional Agent”)].9

Section 7.11 of the Intercreditor Agreement permits the Company Representative to designate Additional Indebtedness under the Intercreditor Agreement. Accordingly:

Section 1. Representations and Warranties. The Company Representative hereby represents and warrants to the Term Loan Agent, the Initial Junior Priority Agent, and any Additional Agent that:

(1)       The Additional Indebtedness incurred or to be incurred under the Additional Credit Facility constitutes “Additional Indebtedness” which complies with the definition of such term in the Intercreditor Agreement;

(2)       all conditions set forth in Section 7.11 of the Intercreditor Agreement with respect to the Additional Indebtedness have been satisfied; and

(3)       any applicable requirement that no Event of Default or Specified Default exist or arise from the issuance of such Additional Indebtedness, or any applicable comparable requirement, has been satisfied or waived.

[7]	Revise as appropriate to refer to any permitted successor or assign.

[8]	Revise as appropriate to refer to any successor Term Loan Agent or Initial Junior Priority Agent and to add reference to any previously added Additional Agent.

[9]	Revise as appropriate to refer to the relevant Additional Credit Facility, Additional Credit Facility Secured Parties and any Additional Agent.

Ex. A-1

Section 2. Designation of Additional Indebtedness. The Company Representative hereby designates such Additional Indebtedness as Additional Indebtedness under the Intercreditor Agreement and such Additional Indebtedness shall constitute [Senior Priority Debt]/[Junior Priority Debt].

Ex. A-2

IN WITNESS WHEREOF, the undersigned has caused this Designation to be duly executed by its duly authorized officer or other representative, all as of the day and year first above written.

[COMPANY]

By:
Name:
Title:

Ex. A-3

EXHIBIT B

ADDITIONAL INDEBTEDNESS JOINDER

JOINDER, dated as of _______________, 20__, among [COMPANY], a [                                       ] (“Company”), [          ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Term Loan Agent”)10 for the Term Loan Secured Parties, [          ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Initial Junior Priority Agent”)11 for the Initial Junior Priority Secured Parties, [list any previously added Additional Agent] [and insert name of each Additional Agent under any Additional Credit Facility being added hereby as party] and any successors or assigns thereof, to the Junior Lien Intercreditor Agreement dated as of [          ], 20[ ] (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) among the Term Loan Agent, [and] the Initial Junior Priority Agent [and (list any previously added Additional Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of _______ __, 20__ (the “Additional Credit Facility”), among [list any applicable Grantor], [list any applicable Additional Credit Facility Secured Parties (the “Joining Additional Creditors”)] [and insert name of each applicable Additional Agent (the “Joining Additional Agent”)].12

Section 7.11 of the Intercreditor Agreement permits the Company Representative to designate Additional Indebtedness under the Intercreditor Agreement. The Company Representative has so designated Additional Indebtedness incurred or to be incurred under the Additional Credit Facility as Additional Indebtedness by means of an Additional Indebtedness Designation.

Accordingly, [the Joining Additional Agent, for itself and on behalf of the Joining Additional Creditors,]13 hereby agrees with the Term Loan Agent, the Initial Junior Priority Agent and any other Additional Agent party to the Intercreditor Agreement as follows:

Section 1. Agreement to be Bound. The [Joining Additional Agent, for itself and on behalf of the Joining Additional Creditors,]14 hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the Additional Effective Date with respect to the Additional Credit Facility, be deemed to be a party to the Intercreditor Agreement.

[10]	Revise as appropriate to refer to any successor Term Loan Agent.

[11]	Revise as appropriate to refer to any successor Initial Junior Priority Agent.

[12]	Revise as appropriate to refer to the relevant Additional Credit Facility, Additional Credit Facility Secured Parties and any Additional Agent.

[13]	Revise as appropriate to refer to any Additional Agent being added hereby and any Additional Credit Facility Secured Parties represented thereby.

[14]	Revise references throughout as appropriate to refer to the party or parties being added.

Ex. B-1

Section 2. Recognition of Claims. The Term Loan Agent (for itself and on behalf of the Term Loan Secured Parties), the Initial Junior Priority Agent (for itself and on behalf of the Initial Junior Priority Secured Parties) and [each of] the Additional Agent[s](for itself and on behalf of any Additional Credit Facility Secured Parties represented thereby) hereby agree that the interests of the respective Creditors in the Liens granted to the Term Loan Agent, the Initial Junior Priority Agent, or any Additional Agent, as applicable, under the applicable Credit Documents shall be treated, as among the Creditors, as having the priorities provided for in Section 2.1 of the Intercreditor Agreement, and shall at all times be allocated among the Creditors as provided therein regardless of any claim or defense (including any claims under the fraudulent transfer, preference or similar avoidance provisions of applicable bankruptcy, insolvency or other laws affecting the rights of creditors generally) to which the Term Loan Agent, the Initial Junior Priority Agent, any Additional Agent or any Creditor may be entitled or subject. The Term Loan Agent (for itself and on behalf of the Term Loan Secured Parties), the Initial Junior Priority Agent (for itself and on behalf of the Initial Junior Priority Creditors), and any Additional Agent party to the Intercreditor Agreement (for itself and on behalf of any Additional Credit Facility Secured Parties represented thereby) (a) recognize the existence and validity of the Additional Obligations represented by the Additional Credit Facility, and (b) agree to refrain from making or asserting any claim that the Additional Credit Facility or other applicable Additional Documents are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations. The [Joining Additional Agent (for itself and on behalf of the Joining Additional Creditors] (a) recognize[s] the existence and validity of the Term Loan Obligations and the existence and validity of the Initial Junior Priority Obligations15 and (b) agree[s] to refrain from making or asserting any claim that the Term Loan Credit Agreement, the Initial Junior Priority Credit Facility or other Term Loan Documents or Initial Junior Priority Documents,16 as the case may be, are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations.

Section 3. Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to [the Joining Additional Agent] shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 4. Miscellaneous. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

[Add Signatures]

[15]	Add reference to any previously added Additional Credit Facility and related Additional Obligations as appropriate.

[16]	Add reference to any previously added Additional Credit Facility and related Additional Documents as appropriate.

Ex. B-2

EXHIBIT C

[TERM LOAN CREDIT AGREEMENT][INITIAL JUNIOR PRIORITY CREDIT FACILITY] JOINDER

JOINDER, dated as of _______________, 20__, among [    ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Term Loan Agent”)17 for the Term Loan Secured Parties, [             ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Initial Junior Priority Agent”)18 for the Initial Junior Priority Secured Parties, [list any previously added Additional Agent] [and insert name of additional Term Loan Secured Parties, Term Loan Agent, Initial Junior Priority Secured Parties or Initial Junior Priority Agent, as applicable, being added hereby as party] and any successors or assigns thereof, to the Junior Lien Intercreditor Agreement dated as of [ ], 20[ ] (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) among the Term Loan Agent19, [and] the Initial Junior Priority Agent20 [and (list any previously added Additional Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of new facility], dated as of _______ __, 20__ (the “Joining [Term Loan Credit Agreement][Initial Junior Priority Credit Facility]”), among [list any applicable Credit Party], [list any applicable new Term Loan Secured Parties or new Initial Junior Priority Secured Parties, as applicable (the “Joining [Term Loan][Initial Junior Priority] Secured Parties”)] [and insert name of each applicable Agent (the “Joining [Term Loan][Initial Junior Priority] Agent”)].21

The Joining [Term Loan][Initial Junior Priority] Agent, for itself and on behalf of the Joining [Term Loan][Initial Junior Priority]22 Secured Parties, hereby agrees with the Company and the other Grantors, the [Term Loan][Initial Junior Priority] Agent and any other Additional Agent party to the Intercreditor Agreement as follows:

Section 1. Agreement to be Bound. The [Joining [Term Loan][Initial Junior Priority] Agent, for itself and on behalf of the Joining [Term Loan][Initial Junior Priority] Secured Parties,]23 hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the date hereof, be deemed to be a party to the Intercreditor Agreement as [the][a] [Term Loan][Initial Junior Priority] Agent. As of the date hereof, the Joining [Term Loan Credit Agreement][Initial Junior Priority Credit Facility] shall be deemed [the][a] [Term Loan Credit Agreement][Initial Junior Priority Credit Facility] under the Intercreditor Agreement, and the obligations thereunder are subject to the terms and provisions of the Intercreditor Agreement.

[17]	Revise as appropriate to refer to any successor Term Loan Agent.

[18]	Revise as appropriate to refer to any successor Initial Junior Priority Agent.

[19]	Revise as appropriate to describe predecessor Term Loan Agent or Term Loan Secured Parties, if joinder is for a new Term Loan Credit Agreement.

[20]	Revise as appropriate to describe predecessor Initial Junior Priority Agent or Initial Junior Priority Secured Parties, if joinder is for a new Initial Junior Priority Credit Facility.

[21]	Revise as appropriate to refer to the new credit facility, Secured Parties and Agents.

[22]	Revise as appropriate to refer to any Agent being added hereby and any Secured Parties represented thereby.

[23]	Revise references throughout as appropriate to refer to the party or parties being added.

Ex. C-1

Section 2. Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to the Joining [Term Loan][Initial Junior Priority] Agent shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 3. Miscellaneous. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

[ADD SIGNATURES]

Ex. C-2

EXHIBIT Q

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to Subsection 7.2(b) of the Credit Agreement, dated as of July 22, 2022 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among SITEONE LNDSCAPE SUPPLY HOLDING, LLC, a Delaware limited liability company (formerly known as JDA Holding LLC, the “Parent Borrower”), SITEONE LANDSCAPE SUPPLY LLC, a Delaware limited liability company (formerly known as John Deere Landscapes LLC, Inc., the “OpCo Borrower”), the Subsidiary Borrowers from time to time party to the Credit Agreement (together with the Parent Borrower, the OpCo Borrower and their respective successors and assigns, collectively, the “Borrowers”, and each individually, a “Borrower”), the several banks and other financial institutions from time to time party hereto (the “Lenders”), and JPMORGAN CHASE BANK, N.A., as administrative agent, collateral agent for the Secured Parties (as defined therein), swingline lender and an issuing lender. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

1.            I am the duly elected, qualified and acting [chief financial officer] [treasurer] [controller]20 of the Parent Borrower.

2.            I have reviewed and am familiar with the contents of this Compliance Certificate. I am providing this Compliance Certificate solely in my capacity as an officer of the Parent Borrower. To my knowledge, the matters set forth herein are true.

3.            I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made or caused to be made under my supervision a review in reasonable detail of the transactions and condition of the Parent Borrower and its Restricted Subsidiaries during the accounting period covered by the financial statements attached hereto as ANNEX 1 (the “Financial Statements”). Such review disclosed at the end of the accounting period covered by the Financial Statements, to my knowledge as of the date of this Compliance Certificate, that [(i) the Financial Statements fairly present in all material respects the financial condition of the Parent Borrower and its Subsidiaries in conformity with GAAP and in reasonable detail and prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that begin on or after the Closing Date (except as disclosed therein or for the absence of footnotes) and (ii)]21 the Parent Borrower and its Restricted Subsidiaries have observed or performed all of their covenants and other agreements, and satisfied every condition, contained in the Credit Agreement or the other Loan Documents to which they are a party to be observed, performed or satisfied by them, and no Default or an Event of Default has occurred and is continuing [,except for __________]22.

[20]	This Certificate is to be signed by a Responsible Officer of the Parent Borrower. Responsible Officer means (a) the chief executive officer or the president and, with respect to financial matters, the chief financial officer, the chief accounting officer, the treasurer, the controller or the Vice President–Finance (or substantial equivalent), (b) any vice president or, with respect to financial matters, any assistant treasurer or assistant controller, in each case who has been designated in writing to the Administrative Agent or the Collateral Agent as a Responsible Officer by the chief executive officer or president or, with respect to financial matters, by such chief financial officer, (c) if the Parent Borrower does not have officers, the officer listed in clauses (a) and (b) above of a Person that has the authority to act on behalf of the Parent Borrower, and (d) any other individual designated as a “Responsible Officer” for the purposes of this Agreement by the Board of Directors or equivalent body.
[21]	To be included only in Compliance Certificates accompanying Quarterly Reports
[22]	To be included if there was a Default or Event of Default during the applicable period. The Default or Event of Default should be described.

Exhibit Q

4.            Attached hereto as ANNEX 2 are the reasonably detailed calculations of the Consolidated Fixed Charge Coverage Ratio for the four fiscal quarters ended [____________], and if applicable, demonstrating compliance with Subsection 8.1 of the Credit Agreement.

5.            Attached hereto as ANNEX 3 are any DDAs and Concentration Accounts opened or acquired by the Parent Borrower or its Restricted Subsidiaries during the accounting period covered by the Financial Statements, which Annex includes with respect to each depository (i) the name and address of such depository; (ii) the account number(s) (and account name(s) of such bank accounts(s)) maintained with such depository; and (iii) a contact person at such depository.

[6.          Attached hereto as ANNEX 4 is a list setting forth any acquisition by the Grantors (as defined in the Guarantee and Collateral Agreement) during the most recently completed fiscal year of (i) any registration of any material United States Copyright, Patent or Trademark (each as defined in the Guarantee and Collateral Agreement) or (ii) any exclusive rights under a material United States Copyright License, Patent License or Trademark License (each as defined in the Guarantee and Collateral Agreement) constituting Collateral (as defined in the Guarantee and Collateral Agreement), as provided in Subsection 5.2.10 of the Guarantee and Collateral Agreement.]23

[23]	To be included only in Compliance Certificates accompanying annual financial statements, and only if there was any applicable Intellectual Property acquired by a Grantor (as defined in the Guarantee and Collateral Agreement) during the immediately preceding fiscal year.

Exhibit Q

IN WITNESS WHEREOF, I have executed this Compliance Certificate this ____ day of _________, 20[__].

SITEONE LANDSCAPE SUPPLY HOLDING, LLC as Borrower Representative

By:
Name:
Title:

ANNEX 1
to
Exhibit Q

[Applicable Financial Statements To Be Attached]

Compliance
Certificate

ANNEX 2
to
Exhibit Q

The information described herein is as of [_________, ____]24 (the “Computation Date”) and, except as otherwise indicated below, pertains to the period from [_____ __, ______] to the Computation Date (the “Relevant Period”).

Consolidated Fixed Charge Coverage Ratio

[24]	Insert the last day of the respective fiscal quarter or year covered by the financial statements which are required to be accompanied by this Compliance Certificate.

ANNEX 3
to
Exhibit Q

Name on Account	Deposit Account No.	Depository Name and Address	Contact Person at Depository	Type of Account[25]

[25]	DDA or Concentration Account

ANNEX 4
to
Exhibit Q

[Applicable Acquired Intellectual Property for Guarantee and Collateral Agreement To Be Listed]

Exhibit B

Covered L/Cs

L/C Number	Issuance Date	Borrower	L/C Amount		Maturity Date
WALI-A05957-1MON	1/17/2014	Initiating Inst. JOHN DEERE LANDSCAPE LLC	USD	3,938,496.00	1/14/2023
WALI-A08222-1MOE	4/8/2020	Initiating Inst. JOHN DEERE LANDSCAPES LLC	USD	7,006,158.00	3/1/2023